Form 10KSB40, Exhibit 13
period 1997-12-31
UNITED TENNESSEE BANKSHARES INC
filed 1998-03-30
CIK 1045689

                                                                      EXHIBIT 13


                            MARKET FOR COMMON STOCK
                        AND RELATED STOCKHOLDER MATTERS

     Market for Common Stock. The Company's common stock was first quoted and began trading on the Nasdaq Small Cap Market System on January 5, 1998, under the symbol "UTBI." At that date there were approximately 1,454,750 shares of the Company's common stock outstanding, and there were approximately 850 record holders of the Company's common stock.

     The payment of dividends on the common stock is subject to determination and declaration by the Board of Directors of our holding company. The Board of Directors has adopted a policy of paying 3% cash dividends at an annualized rate of $0.30 per share commencing with the Company's first dividend paid in April 1998. The payment of future dividends will be subject to the requirements of applicable law and the determination by our holding company's Board of Directors that our net income, capital and financial condition, thrift industry trends and general economic conditions justify the payment of dividends, and we cannot assure you that dividends will be paid or, if paid, will continue to be paid in the future. Under Tennessee law, dividends may be paid upon determination that following payment of the dividend our holding company would be able to pay its debts in the ordinary course of business and its assets would exceed its liabilities.

                      SELECTED  FINANCIAL AND OTHER DATA

SELECTED FINANCIAL CONDITION DATA

                                                   At December 31,
                                     -------------------------------------------
                                      1997     1996     1995     1994     1993
                                     -------  -------  -------  -------  -------
                                               (Dollars in thousands)

Total assets.......................  $90,008  $60,611  $54,019  $53,238  $51,465
Loans receivable, net..............   47,158   44,230   40,365   36,568   34,121
Cash received for stock
 subscriptions.....................   23,598       --       --       --       --
Other cash and amounts due from
 depository institutions...........    1,892    2,889    1,832      930    2,250
Investment securities:
   Available for sale..............   15,204   11,689   10,286   10,325   10,428
   Held to maturity................    1,077    1,212    1,046    4,863    4,317
Escrow accounts for stock
 subscriptions.....................   23,598       --       --       --       --
Other deposits.....................   58,071   53,767   47,954   48,761   47,310
Equity.............................    7,052    6,103    5,419    4,262    3,835

Number of:
  Real estate loans................    1,427    1,448    1,421    1,371    1,351
  Deposit accounts.................    7,532    6,908    6,494    5,918    5,159
  Offices..........................        2        2        2        2        2

SELECTED OPERATIONS DATA

                                                 Year Ended December 31,
                                     -------------------------------------------
                                      1997     1996     1995     1994     1993
                                     -------  -------  -------  -------  -------
                                               (Dollars in thousands)
Interest income....................  $ 5,120  $ 4,536  $ 4,282  $ 3,906  $ 3,926
Interest expense...................    2,711    2,400    2,218    1,655    1,688
                                     -------  -------  -------  -------  -------
Net interest income before
 provision for loan losses.........    2,409    2,136    2,064    2,251    2,238
Provision for loan losses..........      150       --       --       33       99
                                     -------  -------  -------  -------  -------
Net interest income after
  provision for loan losses........    2,259    2,136    2,064    2,218    2,139
Noninterest income.................      121      150      167      119      112
Noninterest expense................    1,361    1,478    1,082    1,038      917
                                     -------  -------  -------  -------  -------
Income before income taxes.........    1,019      808    1,149    1,299    1,334
Income taxes.......................      365      225      435      456      433
                                     -------  -------  -------  -------  -------
Net income.........................  $   654  $   583  $   714  $   843  $   901
                                     =======  =======  =======  =======  =======

SELECTED RATIOS

                                                                  At or for the
                                                             Year Ended December 31,
                                                   -------------------------------------------
                                                    1997     1996     1995     1994     1993
                                                   -------  -------  -------  -------  -------
                                                             (Dollars in thousands)
PERFORMANCE RATIOS:
  Return on average assets (net income
    divided by average total assets).............    1.01%    1.01%    1.33%    1.60%    1.80%
  Return on average equity (net income
    divided by average equity)...................    9.94    10.19    14.75    20.92    28.03
  Interest rate spread (combined weighted
    average interest rate earned less combined
    weighted average interest rate cost).........    3.30     3.40     3.60     4.20     4.14
  Net interest margin (net interest income
    divided by average interest-earning assets)..    3.84     3.83     3.93     4.42     4.84
  Ratio of average interest-earning assets
    to average interest-bearing liabilities......  109.30   109.30   108.70   107.70   101.65
  Ratio of noninterest expense to
    average total assets.........................    2.09     2.57     2.02     1.97     1.83
  Efficiency Ratio (noninterest expense
    divided by total of net interest income
    and noninterest income)......................   53.81    64.65    48.50    44.42    40.74

ASSET QUALITY RATIOS:
  Nonperforming assets to total assets at
    end of period................................     .93      .63      .54      .96      .81
  Nonperforming loans to total loans at
    end of period................................    1.70      .84      .72     1.28     1.20
  Allowance for loan losses to total loans
    at end of period.............................    1.31     1.10     1.21     1.34     1.36
  Allowance for loan losses to nonperforming
    loans at end of period.......................   76.73   129.93   168.86   104.40   113.86
  Provision for loan losses to total loans.......     .31       --       --      .09      .28
  Net charge-offs to average loans
    outstanding..................................     .03      .01      .01      .01      .03

CAPITAL RATIOS:
 Equity to total assets at end of period             7.83    10.07    10.03     8.01     7.45
 Average equity to average assets                   10.12     9.95     9.05     7.63     6.42

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     Our principal business consists of accepting deposits from the general public through our main office and branch office and investing those funds in loans secured by one- to four-family residential properties located in our primary market area. We also maintain a portfolio of investment securities and originate a limited amount of commercial real estate loans and consumer loans. Our investment securities portfolio consists of U.S. Treasury notes and U.S. government agency securities, local municipal bonds and mortgage-backed securities which are guaranteed as to principal and interest by the FHLMC, FNMA or other governmental agencies. We also maintain an investment in Federal Home Loan Bank of Cincinnati common stock and FHLMC preferred stock.

     Our net income primarily depends on our net interest income, which is the difference between interest income earned on loans and investment securities and interest paid on customers' deposits. Our net income is also affected by noninterest income, such as service charges on customers' deposit accounts, loan service charges and other fees, and noninterest expense, primarily consisting of compensation expense, deposit insurance and other expenses incidental to our operations. Based on our review of our internal bookkeeping practices and our conferences with our third party service companies, we do not expect to incur significant additional bookkeeping, data processing or other expenses, and in particular we do not expect to encounter significant difficulties with our data processing service provider, in connection with issues related to the upcoming millennium (that is, "Year 2000" issues).

     Our operations and those of the thrift industry as a whole are significantly affected by prevailing economic conditions, competition and the monetary and fiscal policies of governmental agencies. Our lending activities are influenced by demand for and supply of housing and competition among lenders and the level of interest rates in our market area. Our deposit flows and costs of funds are influenced by prevailing market rates of interest, primarily on competing investments, account maturities and the levels of personal income and savings in our market area.

ASSET/LIABILITY MANAGEMENT

     Net interest income, the primary component of our net income, is determined by the difference or "spread" between the yield earned on our interest-earning assets and the rates paid on our interest-bearing liabilities, and the relative amounts of such assets and liabilities. Key components of an asset/liability strategy are the monitoring and managing of interest rate sensitivity on both the interest-earning assets and interest-bearing liabilities. The matching of our assets and liabilities may be analyzed by examining the extent to which our assets and liabilities are interest rate sensitive and by monitoring the expected effects of interest rate changes on our net portfolio value.

     An asset or liability is interest rate sensitive within a specific time period if it will mature or reprice within that time period. If our assets mature or reprice more quickly or to a greater extent than our liabilities, our net portfolio value and net interest income would tend to increase during periods of rising interest rates but decrease during periods of falling interest rates. If our assets mature or reprice more slowly or to a lesser extent than our liabilities, our net portfolio value and net interest income would tend to decrease during periods of rising interest rates but increase during periods of falling interest rates. Our policy has been to mitigate the interest rate risk inherent in the traditional savings institution business of originating long term loans funded by short term deposits by pursuing the following strategies:
(i) we have historically maintained liquidity and capital levels to compensate for unfavorable movements in market interest rates; and (ii) in order to mitigate the adverse effect of interest rate risk on future operations, we emphasize the origination of variable rate mortgage loans, and we make limited amounts of shorter term consumer loans.

     The OTS requires us to measure our interest rate risk by computing estimated changes in the net portfolio value ("NPV") of our cash flows from assets, liabilities and off-balance sheet items in the event of a range of assumed changes in market interest rates. These computations estimate the effect on our NPV of sudden and sustained 1% to 4% increases and decreases in market interest rates. Our board of directors has adopted an interest rate risk policy which establishes maximum decreases in our estimated NPV in the event of 1%, 2%, 3% and 4% increases and decreases in market interest rates, respectively.

     The following table sets forth our policy limits and certain calculations, based on information provided to us by the OTS, with respect to the sensitivity of our NPV to changes in market interest rates at December 31, 1997.

                Change in                      Change in NPV
                                        --------------------------
          Market Interest Rates         Policy Limit   Computation
          ---------------------         ------------   -----------
                   +4%                      -90%            -5%
                   +3%                      -50             *
                   +2%                      -25             *
                   +1%                      -10             *
                    0%                      --              --
                   -1%                      -10             *
                   -2%                      -25             *
                   -3%                      -50             *
                   -4%                      -90             *

        ---------------
        * No loss calculated.

     These calculations indicate that our net portfolio value could be adversely affected by increases in interest rates. Changes in interest rates also may affect our net interest income, with increases in rates expected to decrease income and decreases in rates expected to increase income, as our interest-bearing liabilities would be expected to mature or reprice more quickly than our interest-earning assets.

     While we cannot predict future interest rates or their effects on our NPV or net interest income, we do not expect current interest rates to have a material adverse effect on our NPV or net interest income in the future. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, prepayments and deposit run-offs and should not be relied upon as indicative of actual results. Certain shortcomings are inherent in such computations. Although certain assets and liabilities may have similar maturity or periods of repricing they may react at different times and in different degrees to changes in the market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while rates on other types of assets and liabilities may lag behind changes in market interest rates. Certain assets, such as adjustable rate mortgage loans, generally have features which restrict changes in interest rates on a short term basis and over the life of the asset. In the event of a change in interest rates, prepayments and early withdrawal levels could deviate significantly from those assumed in making the calculations set forth above. Additionally, an increased credit risk may result as the ability of many borrowers to service their debt may decrease in the event of an interest rate increase.

     Our Board of Directors is responsible for reviewing our asset and liability policies. On at least a quarterly basis, the Board reviews interest rate risk and trends, as well as liquidity and capital ratios and requirements. Our management is responsible for administering the policies and determinations of the Board of Directors with respect to our asset and liability goals and strategies.

AVERAGE BALANCES, INTEREST AND AVERAGE YIELDS

     The following table sets forth information about our average interest-earning assets and interest-bearing liabilities and reflects the average yield of interest-earning assets and the average cost of interest-bearing liabilities for the periods and at the date indicated. Average balances are derived from month-end balances. We do not believe that the use of month-end balances instead of daily balances has caused any material difference in the information presented. Investment securities include the aggregate of securities available for sale and held to maturity. The average balance and average yield on investment securities is based on the fair value of securities available for sale and the amortized cost of securities held to maturity. The average balance of loans receivable includes delinquent loans, which are not considered significant. The average balance of equity includes the net unrealized gain on available for sale securities. The following table does not reflect any effect of income taxes.

     The following table also sets forth information for the periods indicated about the difference between our weighted average yield earned on interest-earning assets and our weighted average rate paid on interest-bearing liabilities, or "interest rate spread," which savings institutions have traditionally used as an indicator of profitability. Another indicator of an institution's net interest income is its "net yield on interest-earning assets," which is its net interest income divided by the average balance of interest-earning assets. Net interest income is affected by the interest rate spread and by the relative amounts of interest-earning assets and interest-bearing liabilities. Whenever interest-earning assets equal or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income.



                                                                             Year Ended December 31,
                                             ---------------------------------------------------------------------------------------
                                                         1997                         1996                            1995
                                             ----------------------------   ---------------------------   --------------------------
                                                                  Average                       Average                      Average
                                             Average               Yield/   Average              Yield/   Average             Yield/
                                             Balance   Interest     Cost    Balance   Interest    Cost    Balance  Interest     Cost
                                             -------   --------     ----    -------   --------    ----    -------  --------     ----
                                                                             (Dollars in thousands)
Interest-earning assets:
  Loans receivable /1/.....................  $45,765     $4,009       8.8%  $42,426     $3,720      8.8%  $38,262    $3,383     8.8%

  Investment securities....................   14,591        897       6.1    11,662        726      6.2    13,637       876     6.4
  Other interest-earning assets............    3,488        214       6.1     1,727         90      5.2       578        23     4.0
                                             -------     ------             -------     ------            -------    ------
    Total interest-earning assets..........   63,844      5,120       8.0    55,815      4,536      8.1    52,477     4,282     8.2
Noninterest-earning assets.................    1,144         --        --     1,748         --       --       991        --      --
                                             -------     ------             -------     ------            -------    ------
    Total assets...........................  $64,988     $5,120        --   $57,563     $4,536       --   $53,468    $4,282      --
                                             =======     ======             =======     ======            =======    ======

Interest-bearing liabilities:
  Deposits.................................  $57,397     $2,711       4.7   $51,083     $2,399      4.7   $48,259    $2,218     4.6
Noninterest-bearing liabilities............    1,014         --        --       752         --       --       368        --      --
                                             -------     ------             -------     ------            -------    ------
    Total liabilities......................   58,411      2,711        --    51,835      2,399       --    48,627     2,218      --
Equity.....................................    6,577         --        --     5,728         --       --     4,841        --      --
                                             -------     ------             -------     ------            -------    ------
    Total liabilities and equity...........  $64,988      2,711        --   $57,563      2,399       --   $53,468     2,218      --
                                             =======     ------             =======     ------            =======    ------
Net interest income........................              $2,409                         $2,137                       $2,064
                                                         ======                         ======                       ======
Interest rate spread.......................                           3.3%                          3.4%                        3.6%
                                                                  =======                        ======                      ======
Net yield on interest-earning assets.......                           3.8%                          3.8%                        3.9%
                                                                  =======                        ======                      ======
Ratio of average interest-earning assets
  to average interest-bearing liabilities..                         109.3%                        109.3%                      108.7%
                                                                  =======                        =======                     ======

--------------------
/1/  Includes nonaccrual loans.

RATE/VOLUME ANALYSIS

     The following table sets forth information about changes in our interest income and interest expense for the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to: (i) changes in volume (changes in volume multiplied by prior period rate), (ii) changes in rate (changes in rate multiplied by prior period volume) and (iii) changes in rate-volume (changes in rate multiplied by the changes in volume).

                                                               Year Ended December 31,
                                    ------------------------------------------------------------------------------
                                           1997    vs.      1996                    1996      vs.     1995
                                    -----------------------------------      -------------------------------------
                                            Increase (Decrease)                   Increase (Decrease)
                                                  Due to                                   Due  to
                                    -----------------------------------      -------------------------------------
                                                        Rate/                                     Rate/
                                    Volume    Rate     Volume     Total      Volume    Rate      Volume     Total
                                    ------    ----     ------     -----      ------    ----      ------     -----
                                                                 (In thousands)
Interest income:
 Loans receivable................   $  294    $ --     $   (5)    $ 289      $  366    $ (15)    $  (14)    $ 337
 Investment securities...........      182     (12)         1       171        (126)     (27)         3      (150)
 Other interest-earning assets...       92      16         16       124          46        7         14        67
                                    ------    ----      -----     -----      ------    -----     ------     -----
  Total interest-earning assets..      568       4         12       584         286      (35)         3       254
                                    ------    ----      -----     -----      ------    -----     ------     -----

Interest expense:
 Deposits........................      297      --         15       312         130       48          3       181
                                    ------    ----      -----     -----      ------    -----     ------     -----

Change in net interest income....   $  271    $  4      $  (3)    $ 272      $  156    $ (83)    $   --     $  73
                                    ======    ====      =====     =====      ======    =====     ======     =====

COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 1997 AND DECEMBER 31, 1996

     Total assets grew from December 31, 1996 to December 31, 1997 as total assets increased $29.4 million, or 48.5%, from $60.6 million at December 31, 1996 to $90.0 million at December 31, 1997. Investment securities available for sale increased $3.5 million, or 30%, from December 31, 1996 to December 31, 1997, while investment securities held to maturity decreased slightly. We purchased investment securities with funds received from increases in deposit accounts and because of a slight reduction in loan demand. The proceeds from the stock subscriptions of our Holding Company's stock which were still held in escrow increased our total assets at December 31, 1997 by $23.6 million.

     Loans receivable increased slightly from December 31, 1996 to December 31, 1997 as originations exceeded repayments for the period by approximately $2.9 million. Our market area has experienced an increase in refinancing activity during this period. While the proceeds from the conversion initially will be invested in short-term investment securities, over time we expect to use the proceeds to increase our loans receivable.

     Total deposits increased $27.9 million, or 51.9%, from $53.8 million at December 31, 1996 to $81.7 million at December 31, 1997. The increase has been primarily due to holding $23.6 million in escrow accounts for our Holding Company's stock subscriptions at December 31, 1997. Our other growth of $4.3 million is primarily due to larger institutions closing branches in the area and we have benefitted from new customer growth.

     Our equity increased $949,000 from $6,103,000 at December 31, 1996 to $7,052,000 at December 31, 1997. The increase was due to $654,000 of net income and an increase in our net unrealized gain on investment securities available for sale of $295,000.

COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

     Net income was $654,000 for the year ended December 31, 1997 compared to net income of 583,000 for the year ended December 31, 1996 and net income of $714,000 for the year ended December 31, 1995. The decrease in net income in 1996 over 1995 was primarily attributable to the special assessment paid to the FDIC of $317,000 (see Note 7 of the Notes to Consolidated Financial Statements). The decrease was partially offset by a larger growth rate in interest-earning assets than interest-bearing liabilities. Our net interest margin increased 1 basis point from 3.83% for 1996 to 3.84% for 1997 and decreased 10 basis points from 3.93% for 1995 to 3.83% for 1996. Net income for 1997 resulted in a return on average assets of 1.01% compared to 1.01% and 1.33% for 1996 and 1995, respectively, and a return on average equity of 9.94% for 1997 as compared to 10.19% and 14.75% for 1996 and 1995, respectively.

     Interest Income. Interest income totaled $5.1 million, $4.5 million and $4.3 million for the years ended December 31, 1997, 1996 and 1995, respectively. The average yield on interest-earning assets increased in 1995 from 7.7% to 8.2% then decreased slightly in 1996 to 8.1% and decreased slightly to 8.0% in 1997 due to a slight decrease in market interest rates for investment securities. The increase in 1995 was due to an overall increase in the market interest rates in all categories of interest-earning assets. The slight decrease in 1996 was attributable to a small decline in the market rates of investment securities. The average balance of interest-earning assets increased $8.0 million in 1997, and $3.3 million and $1.5 million in 1996 and 1995, respectively, in response to similar increases in average balances of deposit accounts.

     Our primary source of interest income for the three-year period ended December 31, 1997 was from loans receivable. Interest income from loans receivable was $4.0 million, $3.7 million and $3.4 million for the years ended December 31, 1997, 1996 and 1995, respectively. The average yield earned on loans receivable remained 8.8% in 1995, 1996 and 1997. The average balances of loans receivable also increased during the period with a $2.4 million increase in 1995, a $4.2 million increase in 1996 and a $3.3 million increase in 1997 due to strong loan demand in our market area. Interest income on investment securities increased in 1997 by $170,000 due to a $2.9 million increase in average balances and a slight decrease in average rates, and decreased in 1996 by $150,000 due to a $2.0 million decrease in average balances which was used to fund loan growth, and the average rate declined slightly in accordance with a general market rate decline.

     Interest Expense. For the three year period ended December 31, 1997, our interest-bearing liabilities consisted totally of customers deposits, as we had no borrowed funds during that period. Interest expense on deposits increased each of the three years ended December 31, 1997. Interest expense totaled $2.7 million, $2.4 million and $2.2 million for the three years ended December 31, 1997, 1996 and 1995, respectively. The increase in interest expense was due to the average rates paid on deposits increasing from 4.6% for 1995, to 4.7% for 1996 and remaining at 4.7% for 1997, coupled with increases in average balances of deposits of $946,000 in 1995, $2.8 million in 1996 and $6.3 million in 1997. The increase in the average rates paid on deposits was reflective of the increase in both market interest rates and rates paid on deposits by local competitors.

     Net Interest Income. Net interest income was $2.4 million, $2.1 million and $2.0 million for the years ended December 31, 1997, 1996 and 1995. The change in net interest income reflects a decrease in our interest rate spread from 3.6% for 1995 to 3.4% for 1996 and to 3.3% for 1997, coupled with a slight increase in average interest-earning assets over average interest-bearing liabilities each year. Our net interest margin was 3.84%, 3.83% and 3.93% for the years ended December 31, 1997, 1996 and 1995.

     Provision for Loan Losses. The provision for loan losses was $150,000 in 1997 and zero in 1996 and 1995. The amount of provision, if any, for any period is determined as of the end of the period based on a comparison of the amount of existing loan loss reserves with our analysis of various risk factors that affect the loan portfolio. The provision for each of the two years prior to 1997 was nonexistent, due in part to our history of modest charge-offs and strong asset quality. In 1997, we saw an increase in past-due loans and classified assets. Our analysis of the reserve for loan losses led to the conclusion that a provision of $150,000 was necessary, even though charge-offs still remained modest at $18,000.

     Noninterest Income. Noninterest income for the years ended December 31, 1997, 1996 and 1995 was $121,000, $150,000 and $167,000, respectively.
Noninterest income consisted primarily of customer service fees related to customers' deposit accounts and loan service charges. Noninterest income decreased from 1995 to 1996 primarily due to a net loss on sales of investment securities available for sale in 1996 of $4,000 compared to a gain in 1995 of $27,000 and decreased from 1996 to 1997 due to a $32,000 reduction in deposit account service charges. This reduction was a one-time adjustment on certain service charge accounts and management anticipates that deposit account service charges will return to historical levels in the future.

     Noninterest Expense. Noninterest expense for the years ended December 31, 1997, 1996 and 1995 was $1.4 million, $1.5 million and $1.1 million, respectively. The increase in noninterest expense in 1996 was primarily due to a special assessment for deposit insurance totaling $317,000 (see Note 7 of the Notes to Consolidated Financial Statements). The decrease in noninterest expense in 1997 was primarily due to a $401,000 decrease in federal deposit insurance premiums which was partially offset by an increase of $214,000 in compensation expense. The increase in compensation expense was due to the implementation of a long-term incentive plan for our Board of Directors and general salary increases.

     Our operating efficiency, measured by our efficiency ratios (noninterest expense divided by the total of net interest income and noninterest income), was 53.8%, 64.7% and 48.5% for the years ended December 31, 1997, 1996 and 1995, respectively. The higher operating efficiency ratio for 1996 was due to the inclusion of the special assessment for deposit insurance in noninterest expense of $317,000. Excluding this special assessment, our adjusted operating efficiency ratio for 1996 would have been 50.8%. The slight increase in the ratio was due to the addition of new employees to provide customer service for our increases in loans and deposits. The adjusted ratios of noninterest expense to average total assets ratio (excluding the FDIC special assessment) were 2.09%, 2.02% and 2.02% for the years ended December 31, 1997, 1996 and 1995, respectively. We also expect that following the completion of the Conversion, our noninterest expenses for compensation and other operating expenses will increase, particularly if our holding company's management recognition plan is implemented.

     Income Taxes. Our effective tax rate remained relatively stable for each of the three years ended December 31, 1997. Our effective tax rate was 36%, 28% and 38% for the years ended December 31, 1997, 1996 and 1995, respectively. The 1996 effective tax rate was lower than anticipated primarily due to the effect on deferred taxes of changes in our tax bad debt reserve and the methods required to be used to calculate tax bad debt deductions. See Note 6 of the Notes to Consolidated Financial Statements.

SOURCES OF CAPITAL AND LIQUIDITY

     We have historically maintained substantial levels of capital. The assessment of capital adequacy depends on several factors, including asset quality, earnings trends, liquidity and economic conditions. We seek to maintain high levels of regulatory capital to give us maximum flexibility in the changing regulatory environment and to respond to changes in market and economic conditions. These levels of capital have been achieved through consistent earnings enhanced by low levels of noninterest expense and have been maintained at those high levels as a result of our policy of moderate growth generally confined to our market area. Average equity to average total assets at December 31, 1997 1996 and 1995 was 10.12%, 9.95% and 9.05%, respectively. At December
31, 1997, we exceeded all current regulatory capital requirements and met the definition of a "well-capitalized" institution, the highest regulatory category.

     Our holding company has no business other than ours. The net proceeds of the Conversion retained by our holding company on January 1, 1998 have provided sufficient funds for its initial operations. Our holding company's primary sources of liquidity in the future will be dividends paid by us and repayment of the ESOP loan. We are subject to certain regulatory limitations with respect to the payment of dividends to our holding company.

     We are required to maintain minimum levels of liquid assets as defined by OTS regulations. This requirement, which may be varied at the discretion of the OTS depending on economic conditions and deposit outflows, is based upon a percentage of deposits and, if any, short-term borrowings. At December 31, 1997, current OTS regulations required that a savings institution maintain liquid assets of not less than 4% of its average daily balance of net withdrawal deposit accounts and borrowings payable in one year or less, of which short-term liquid assets must consist of not less than 1%. At December 31, 1997, our liquidity, as measured for regulatory purposes, was 40.5% or $27.2 million in excess of the minimum OTS liquidity requirement of 4% and 31.5% or $17.2 million in excess of the OTS short-term liquidity requirement of 1%. We seek to maintain a relatively high level of liquidity in order to retain flexibility in terms of lending and investment opportunities and deposit pricing, and in order to meet funding needs of deposit outflows and loan commitments. Current OTS regulations require that a savings institution maintain liquid assets of not less than 4% of its average daily balance of net withdrawal deposit accounts and borrowings payable in one year or less. Historically, we have been able to meet our liquidity demands through internal sources of funding.

     Our most liquid assets are cash and amounts due from depository institutions, which are short-term highly liquid investments with original maturities of less than three months that are readily convertible to known amounts of cash. The levels of these assets are dependent on our operating, financing and investing activities during any given period. At December 31, 1997, 1996 and 1995, cash and amounts due from depository institutions totaled $1.9 million, $2.9 million and $1.8 million, respectively.

     Our primary sources of funds are deposits, proceeds from principal and interest payments on loans and investment securities and earnings. While scheduled principal repayments on loans and investment securities are a relatively predictable source of funds, deposit flows and loan and investment securities prepayments are greatly influenced by general interest rates, economic conditions, competition and other factors. We do not solicit deposits outside of our market area through brokers or other financial institutions.

     We have also designated certain securities as available for sale in order to meet liquidity demands. At December 31, 1997, we had designated securities with a fair value of $15.2 million as available for sale. In addition to internal sources of funding, we as a member of the Federal Home Loan Bank of Cincinnati have substantial borrowing authority with the Federal Home Loan Bank of Cincinnati. Our use of a particular source of funds is based on need, comparative total costs and availability.

     At December 31, 1997, we had outstanding approximately $1.9 million in commitments to originate loans and unused lines of credit. At the same date, the total amount of certificates of deposit which were scheduled to mature in one year or less was $37.7 million. We anticipate that we will have resources to meet our current commitments through internal funding sources described above. Historically, we have been able to retain a significant amount of our deposits as they mature.

IMPACT OF INFLATION AND CHANGING PRICES

     The financial statements and related notes appearing elsewhere in this report have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation.

     Virtually all of our assets and liabilities are monetary. As a result, changes in interest rates have a greater impact on our performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

IMPACT OF NEW ACCOUNTING STANDARDS

     The following are recently issued accounting standards which we have yet to adopt. For information about recent accounting standards which we have adopted, see the Notes to Consolidated Financial Statements in this report.

     Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities. In June 1996, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards (SFAS) No. 125, "Accounting for Transfers and Servicing of

Financial Assets and Extinguishment of Liabilities." SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities.

     Those standards are based on consistent application of a financial-components approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. This statement provides standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings.
This statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied prospectively.

     In December 1996, the FASB issued Statement of Financial Accounting Standards No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125." SFAS No. 127 provides a one year deferral on selected portions of SFAS No. 125.

     We have never entered into any transactions related to transfers of financial assets, sales of loans with servicing retained, or servicing of loans for other entities. In addition, we do not anticipate entering into any of these types of transactions in the future. Therefore, SFAS No. 125 and SFAS No. 127 will not have any effect on our financial condition or results of operations.

     Earnings Per Share. In August 1997, the FASB issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share," and Statement of Financial Accounting Standards No. 129, "Disclosure of Information about Capital Structure." SFAS Nos. 128 and 129 establish standards for computing and presenting earnings per share and makes them comparable to international standards. These statements are effective for financial statements issued for periods ending after December 15, 1997.

     Although we do not have any outstanding stock at December 31, 1997, these statements will apply to our holding company's consolidated financial statements after the conversion. Application of these statements is not anticipated to have a significant impact on the preparation of our holding company's consolidated financial statements.

     Reporting Comprehensive Income and Segment Information. In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," and Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS Nos. 130 and 131 establish additional reporting requirements that will apply to our holding company's consolidated financial statements in 1998, but are not anticipated to have a significant impact on the preparation of our holding company's consolidated financial statements. Both statements are effective for financial statements issued for periods beginning after December 15, 1997.

     Employers' Disclosures about Pensions and Other Postretirement Benefits.
In February 1998, the FASB issued Statement of Financial Accounting Standards No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." SFAS No. 132 revises employers' disclosures about pension and other post retirement benefit plans but does not change the measurement or recognition of those plans. SFAS No. 132 amends FASB Statements 87, 88 and 106 and is effective for fiscal years beginning after December 15, 1997. SFAS No. 132 does not apply to any of the benefit plans we currently provide or anticipate providing to our employees in the near future. Therefore, it will not have any effect on our financial condition, results of operations, or preparation of our Consolidated Financial Statements.

                 NEWPORT FEDERAL SAVINGS AND LOAN ASSOCIATION

                                AND SUBSIDIARY

                              NEWPORT, TENNESSEE

                       CONSOLIDATED FINANCIAL STATEMENTS

                       DECEMBER 31, 1997, 1996 AND 1995

               [LETTERHEAD OF PUGH & COMPANY, P.C. APPEARS HERE]

                         INDEPENDENT AUDITOR'S REPORT



Board of Directors
Newport Federal Savings
and Loan Association
Newport, Tennessee


We have audited the accompanying consolidated statements of financial condition of Newport Federal Savings and Loan Association and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in equity, and cash flows for the years ended December 31, 1997, 1996 and 1995. These consolidated financial statements are the responsibility of the Association's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Newport Federal Savings and Loan Association and subsidiary as of December 31, 1997 and 1996, and the results of their operations and their cash flows for the years ended December 31, 1997, 1996 and 1995, in conformity with generally accepted accounting principles.


                                          /s/ Pugh & Company, P.C.

                                          Certified Public Accountants
                                          Knoxville, Tennessee
                                          January 30, 1998

                 NEWPORT FEDERAL SAVINGS AND LOAN ASSOCIATION
                                AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION


                      As of December 31,                 1997          1996
                                                     ------------  ------------

                                      - ASSETS -

Cash Received for Stock Subscriptions                $23,598,226  $       -0-
Cash and Amounts Due From Depository Institutions      1,891,544    2,888,527
Investment Securities:
 Available for Sale, at Fair Value                    15,204,003   11,688,661
 Held to Maturity, at Amortized Cost                   1,077,494    1,212,377
Loans Receivable, Net                                 47,158,115   44,229,918
Premises and Equipment, Net                              196,056      227,755
Foreclosed Real Estate - Held for Sale                    18,900          -0-
Accrued Interest Receivable                              377,485      294,357
Prepaid Conversion Costs                                 466,862          -0-
Other Assets                                              18,979       69,780
                                                     -----------  -----------

TOTAL ASSETS                                         $90,007,664  $60,611,375
                                                     ===========  ===========


                    - LIABILITIES AND EQUITY -

LIABILITIES
 Deposits
  Escrow Accounts for Stock Subscriptions            $23,598,226  $       -0-
  Demand                                              17,467,564   15,354,820
  Term                                                40,603,811   38,412,125
                                                     -----------  -----------

   TOTAL DEPOSITS                                     81,669,601   53,766,945


 Accrued Interest Payable                                254,683      225,997

 Accrued Income Taxes                                    209,292          -0-

 Deferred Income Taxes                                   594,502      484,548
 Other Liabilities                                       227,698       30,975
                                                     -----------  -----------

   TOTAL LIABILITIES                                  82,955,776   54,508,465
                                                     -----------  -----------

COMMITMENTS AND CONTINGENCIES                                 --           --

EQUITY
 Retained Earnings                                     6,285,141    5,631,487
 Net Unrealized Gain on Investment Securities            766,747      471,423

   TOTAL EQUITY                                        7,051,888    6,102,910
                                                     -----------  -----------

TOTAL LIABILITIES AND EQUITY                         $90,007,664  $60,611,375
                                                     ===========  ===========




  The accompanying notes are an integral part of these financial statements.

                 NEWPORT FEDERAL SAVINGS AND LOAN ASSOCIATION
                                AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME


                                             For the Years Ended December 31,
                                           -----------------------------------
                                              1997        1996         1995
                                           ----------  -----------  ----------
INTEREST INCOME
 Loans                                     $4,009,224  $3,719,759   $3,383,137
 Investment Securities                        896,464     726,423      875,650
 Other Interest-Earning Assets                214,289      90,035       22,971
                                           ----------  ----------   ----------
  TOTAL INTEREST INCOME                     5,119,977   4,536,217    4,281,758

INTEREST EXPENSE ON DEPOSITS                2,710,757   2,399,548    2,217,664
                                           ----------  ----------   ----------

NET INTEREST INCOME                         2,409,220   2,136,669    2,064,094

PROVISION FOR LOAN LOSSES                     150,000         -0-          -0-
                                           ----------  ----------   ----------

NET INTEREST INCOME AFTER PROVISION
 FOR LOAN LOSSES                            2,259,220   2,136,669    2,064,094
                                           ----------  ----------   ----------

NONINTEREST INCOME
 Deposit Account Service Charges               50,562      82,627       70,186
 Loan Service Charges and Fees                 57,852      57,194       58,295
 Net Gain (Loss) on Sales of Investment
 Securities Available for Sale                    -0-      (3,589)      26,789
 Other                                         12,229      13,395       11,652
  TOTAL NONINTEREST INCOME                    120,643     149,627      166,922
                                           ----------  ----------   ----------

NONINTEREST EXPENSE
 Compensation and Benefits                    731,233     517,002      476,442
 Occupancy and Equipment                      150,446     146,133      136,290
 Federal Deposit Insurance Premiums            51,000     452,000      132,000
 Data Processing Fees                         110,564     112,856      109,455
 Advertising and Promotion                     54,931      53,468       52,775

 Loss on Foreclosed Real Estate                   -0-         988          712

 Other                                        263,027     195,582      174,453
                                           ----------  ----------   ----------
  TOTAL NONINTEREST EXPENSE                 1,361,201   1,478,029    1,082,127
                                           ----------  ----------   ----------

INCOME BEFORE INCOME TAXES                  1,018,662     808,267    1,148,889

INCOME TAXES                                  365,008     224,800      434,737
                                           ----------  ----------   ----------

NET INCOME                                 $  653,654  $  583,467   $  714,152
                                           ==========  ==========   ==========




  The accompanying notes are an integral part of these financial statements.

                 NEWPORT FEDERAL SAVINGS AND LOAN ASSOCIATION
                                AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

                  FOR THE THREE YEARS ENDED DECEMBER 31, 1997






                                                        Net
                                                    Unrealized
                                                       Gain
                                                     (Loss) on
                                         Retained   Investment     Total
                                         Earnings   Securities     Equity
                                        ----------  -----------  ----------
BALANCES, JANUARY 1, 1995               $4,333,868    $(71,973)  $4,261,895

Net Income                                 714,152         -0-      714,152

Change in Net Unrealized Gain (Loss)
 on Investment Securities                      -0-     443,001      443,001
                                        ----------    --------   ----------

BALANCES, DECEMBER 31, 1995              5,048,020     371,028    5,419,048

Net Income                                 583,467         -0-      583,467


Change in Net Unrealized Gain (Loss)
 on Investment Securities                      -0-     100,395      100,395
                                        ----------    --------   ----------

BALANCES, DECEMBER 31, 1996              5,631,487     471,423    6,102,910

Net Income                                 653,654         -0-      653,654

Change in Net Unrealized Gain (Loss)
on Investment Securities                       -0-     295,324      295,324
                                        ----------    --------   ----------


BALANCES, DECEMBER 31, 1997             $6,285,141    $766,747   $7,051,888
                                        ==========    ========   ==========



  The accompanying notes are an integral part of these financial statements.

                 NEWPORT FEDERAL SAVINGS AND LOAN ASSOCIATION
                                AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                            For the Years Ended December 31,
                                                         ----------------------------------------
                                                             1997          1996          1995
                                                         ------------  ------------  ------------
OPERATING ACTIVITIES
Net Income                                               $   653,654   $   583,467   $   714,152
                                                         -----------   -----------   -----------
Adjustments to Reconcile Net Income to Net
 Cash Provided by Operating Activities:
  Provision for Loan Losses                                  150,000           -0-           -0-
  Depreciation                                                43,721        44,450        49,613
  Amortization of Investment Securities
Premiums and Discounts, Net                                  (26,200)       (7,612)       25,389
  Increase in Unearned Loan Fees                              16,058        13,150        32,969
  Net Gain on Sales of Foreclosed Real Estate                 (1,858)       (5,377)       (4,129)
  Federal Home Loan Bank Stock Dividends                     (37,500)      (34,000)      (30,400)
  Net (Gain) Loss on Sales of Investment Securities
Available for Sale                                               -0-         3,589       (26,789)
  Deferred Income Taxes (Benefit)                            (71,051)       18,584       166,993
  (Increase) Decrease in:
   Accrued Interest Receivable                               (83,128)     (101,187)      (38,280)
   Prepaid Conversion Costs                                 (466,862)          -0-           -0-
   Other Assets                                               50,801       (22,731)       (7,457)
  Increase (Decrease) in:
   Accrued Interest Payable                                   28,686        28,375        23,518
   Accrued Income Taxes                                      209,292           -0-           -0-
   Other Liabilities                                         196,723       (12,762)        2,440
                                                         -----------   -----------   -----------
    Total Adjustments                                          8,682       (75,521)      193,867
                                                         -----------   -----------   -----------
     NET CASH PROVIDED BY OPERATING ACTIVITIES               662,336       507,946       908,019
                                                         -----------   -----------   -----------

INVESTING ACTIVITIES
 Purchases of Investment Securities Available
  for Sale                                                (4,975,359)   (3,965,945)   (1,038,511)
 Proceeds From Sales of Investment Securities
  Available for Sale                                             -0-     1,003,203     4,191,894
 Proceeds From Maturities of Investment Securities
  Available for Sale                                         500,000       500,000           -0-
 Principal Payments Received on Investment Securities
  Available for Sale                                       1,500,756     1,260,389     1,188,975
 Purchases of Investment Securities Held to Maturity        (157,556)     (166,667)          -0-
 Proceeds From Maturities of Investment Securities
  Held to Maturity                                           290,000           -0-       260,000
 Principal Payments Received on Investment Securities
  Held to Maturity                                             1,729           -0-           -0-
 Net Increase in Loans                                    (3,204,312)   (3,872,912)   (3,814,824)
 Purchases of Plant and Equipment, Net                       (12,022)      (22,427)      (12,274)
 Proceeds From Sales of Foreclosed Real Estate                93,015           -0-        25,162
                                                         -----------   -----------   -----------
     NET CASH PROVIDED BY (USED IN) INVESTING
      ACTIVITIES                                          (5,963,749)   (5,264,359)      800,422
                                                         -----------   -----------   -----------

                 NEWPORT FEDERAL SAVINGS AND LOAN ASSOCIATION
                                AND SUBSIDIARY

               CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)


                                                                  For the Years Ended December 31,
                                                              ----------------------------------------
                                                                  1997          1996          1995
                                                              -------------  -----------  ------------
FINANCING ACTIVITIES
 Net Increase (Decrease) in Deposits                             4,304,430     5,812,778     (806,377)
 Cash Received From Stock Subscriptions                         23,598,226           -0-          -0-
 Increase in Stock Subscription Escrow Accounts                (23,598,226)          -0-          -0-
     NET CASH PROVIDED BY (USED IN) FINANCING
      ACTIVITIES                                                 4,304,430     5,812,778     (806,377)
                                                              ------------    ----------   ----------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS              (996,983)    1,056,365      902,064

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                     2,888,527     1,832,162      930,098
                                                              ------------    ----------   ----------

CASH AND CASH EQUIVALENTS, END OF YEAR                        $  1,891,544    $2,888,527   $1,832,162
                                                              ============    ==========   ==========

SUPPLEMENTARY DISCLOSURES OF CASH FLOW INFORMATION:
 Cash Paid During the Year for:
  Interest                                                    $  2,682,071    $2,371,173   $2,194,146
  Income Taxes                                                $    192,440    $  231,305   $  269,749

SUPPLEMENTARY DISCLOSURES OF NONCASH INVESTING ACTIVITIES:
 Transfer of Investment Securities
 From Held to Maturity Category to

 Available for Sale Category                                  $        -0-    $      -0-   $3,218,265

 Sale of Foreclosed Real Estate
  by Origination of Mortgage Loans                            $     56,968    $   61,000   $  109,395
 Acquisition of Foreclosed Real Estate                        $    167,025    $   49,380   $   94,554
 Change in Unrealized Gain on Investment Securities
 Available for Sale                                           $    476,329    $  161,928   $  714,517
   Change in Deferred Income Tax Associated With
   Unrealized Gain on Investment Securities Available
    for Sale                                                  $    181,005    $   61,533   $  271,516
 Change in Net Unrealized Gain on Investment
  Securities Available for Sale                               $    295,324    $  100,395   $  443,001


   The accompanying notes are an integral part of these financial statements

                 NEWPORT FEDERAL SAVINGS AND LOAN ASSOCIATION
                                AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       DECEMBER 31, 1997, 1996 AND 1995



NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES

BASIS OF CONSOLIDATION - The consolidated financial statements include the accounts of Newport Federal Savings and Loan Association and its wholly owned subsidiary, NFS Service Corporation. The subsidiary is a service corporation whose only asset is a $15,000 investment in Data Services Corporation of Cincinnati, Ohio, (see Note 2) which provides data processing services to the Association. The subsidiary had liabilities of $698 payable to the Association and shareholder's equity of $14,302 as of December 31, 1996. Results of operations of the subsidiary were $-0- for each of the years 1997, 1996 and
1995.   All intercompany accounts have been eliminated.  In December 1997 the subsidiary was dissolved and its only asset transferred to Newport Federal Savings and Loan Association.

REORGANIZATION - On January 1, 1998 the Association converted from a mutual savings association to a capital stock savings bank, changed its name to Newport Federal Bank, and was simultaneously acquired by its holding company, United Tennessee Bankshares, Inc. See Note 12 for additional information concerning the Association's stock conversion.

NATURE OF OPERATIONS - The Association provides a variety of financial services to individuals and corporate customers through its two offices in Newport, Tennessee. The Association's primary deposit products are interest-bearing savings accounts and certificates of deposit. Its primary lending products are one-to-four family first mortgage loans.

USE OF ESTIMATES - The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans.

The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collection of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and economic conditions that may affect the borrowers' ability to pay.

Real estate acquired through, or in lieu of, loan foreclosure is carried at the lower of cost or fair value less estimated costs to sell. Cost includes the balance of the loan plus acquisition costs and improvements made thereafter to facilitate sale. Costs related to the holding of the real estate are expensed.

CASH AND CASH EQUIVALENTS - Cash and cash equivalents include "Cash and Amounts Due from Depository Institutions."

CASH AND AMOUNTS DUE FROM DEPOSITORY INSTITUTIONS - Cash and amounts due from depository institutions includes the following approximate amounts on deposit with the Federal Home Loan Bank of Cincinnati:

                                                    12/31/97    12/31/96
                                                   ----------  ----------

     Unrestricted Deposits                         $1,308,000  $2,270,000



INVESTMENT SECURITIES - In accordance with SFAS No. 115, the Association has segregated its securities into the following categories:

(a) HELD TO MATURITY - These debt securities are carried at cost, adjusted for amortization of premiums and accretion of discounts, which are recognized as adjustments to interest income, using a method which approximates the level yield method. In placing securities in this category, the Association has expressed a positive intent and ability to hold such securities until they mature. The Association has classified all of its obligations of states and political subdivisions in its held to maturity portfolio.

(b) AVAILABLE FOR SALE - All other debt and equity securities have been placed in this category. These securities are carried at fair value based on quoted market prices for securities that are marketable. Fair value for non-marketable securities is estimated to be equivalent to historical cost. Securities placed in this category may be sold in response to changes in interest rates, liquidity needs, or for other purposes. Any unrealized gain or loss is reported in the consolidated statements of financial condition as a component of equity, net of any deferred tax effect.

Realized gains or losses on the sales of securities available for sale are based on the net proceeds and amortized cost of the securities sold, using the specific identification method. See Note 2 for additional information on investment securities.

LOAN FEES - Loan fees, net of initial direct costs related to initiating and closing loans, have been deferred and are being amortized into interest income over the contractual lives of the loans as an adjustment of yield, using the level yield method.

RECOGNITION OF INTEREST ON LOANS - Unearned interest on installment loans is recognized as income over the terms of the loans using a declining balance method. Interest on other loans is calculated by using the simple interest method on the principal outstanding. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrowers' financial condition is such that the collection of interest is doubtful. The Association's nonaccrual policy conforms to regulatory requirements that generally require the placement of loans which are ninety or more days past due on nonaccrual status, unless the loan is both well secured and in the process of collection.

PREMISES AND EQUIPMENT, NET - Premises and equipment are stated at cost less accumulated depreciation. Depreciation, computed principally using the straight-line method for financial accounting purposes and accelerated methods for income tax reporting purposes, is based on estimated useful lives of five to thirty years.

INCOME TAXES - Income taxes are provided in accordance with SFAS No. 109 for the tax effects of the transactions reported in the consolidated financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of investment securities, allowance for loan losses, deferred loan fees, and accumulated depreciation for financial accounting and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. An appropriate provision is made in the consolidated financial statements for deferred income taxes in recognition of these differences.

NOTE 2 - INVESTMENT SECURITIES:


The amortized cost and estimated fair value of investment securities classified as available for sale are as follows:


                                         Investment Securities Available for Sale
                                     -------------------------------------------------
                                                    Gross        Gross      Estimated
                                       Amortized  Unrealized  Unrealized          Fair
                                            Cost       Gains      Losses         Value
                                     -----------  ----------    --------   -----------
As of December 31, 1997:
------------------------

DEBT SECURITIES:
 U.S. Treasury Securities and
  Obligations of  U.S. Government
  Corporations and Agencies          $ 3,985,829  $   40,901    $   (937)  $ 4,025,793
 Mortgage-Backed Securities            9,390,737      92,994     (44,373)    9,439,358
                                     -----------  ----------    --------   -----------
  Total Debt Securities               13,376,566     133,895     (45,310)   13,465,151
                                     -----------  ----------    --------   -----------

EQUITY SECURITIES:
 Federal Home Loan Bank
  of Cincinnati Stock, at Cost           548,300         -0-         -0-       548,300
 Federal Home Loan Mortgage
  Corporation Preferred Stock             27,448   1,148,104         -0-     1,175,552
 Data Services Corporation Stock,
  at Cost                                 15,000         -0-         -0-        15,000
                                     -----------  ----------    --------   -----------
                                         590,748   1,148,104         -0-     1,738,852
                                     -----------  ----------    --------   -----------
  Total Equity Securities            $13,967,314  $1,281,999    $(45,310)  $15,204,003
                                     ===========  ==========    ========   ===========


As of December 31, 1996:
------------------------

DEBT SECURITIES:
 U.S. Treasury Securities and
  Obligations of U.S. Government
  Corporations and Agencies          $ 2,977,719  $   22,151    $(11,212)  $ 2,988,658
 Mortgage-Backed Securities            7,397,334      87,245     (83,884)    7,400,695
                                     -----------  ----------    --------   -----------
  TOTAL DEBT SECURITIES               10,375,053     109,396     (95,096)   10,389,353
                                     -----------  ----------    --------   -----------

EQUITY SECURITIES:
 Federal Home Loan Bank
  of Cincinnati Stock, at Cost           510,800         -0-         -0-       510,800
 Federal Home Loan Mortgage
  Corporation Preferred Stock,
   at Cost                                27,448     746,060         -0-       773,508
 Data Services Corporation Stock          15,000         -0-         -0-        15,000
                                     -----------  ----------    --------   -----------
  TOTAL EQUITY SECURITIES                553,248     746,060         -0-     1,299,308
                                     -----------  ----------    --------   -----------
                                     $10,928,301  $  855,456    $(95,096)  $11,688,661
                                     ===========  ==========    ========   ===========



Gross realized gains and losses from sales of investment securities classified as available for sale are as follows:

                                         For the Years Ended December 31,
                                         --------------------------------
                                          1997        1996        1995
                                         -------     -------     --------

Gross Realized Gains                     $   -0-     $   -0-     $ 40,039
Gross Realized Losses                        -0-      (3,589)     (13,250)
                                         -------     -------     --------
                                         $   -0-     $(3,589)    $ 26,789
                                         =======     =======     ========

                                                                            -10-
Mortgage-backed securities consist of the following:


                        December 31, 1997       December 31, 1996
                      ----------------------  ----------------------
                                   Estimated               Estimated
                       Amortized     Fair     Amortized      Fair
                         Cost        Value      Cost         Value
                      ----------  ----------  ----------  ----------
FNMA Certificates     $1,790,034  $1, 797,635  $  975,004  $  972,168
GNMA Certificates      2,873,508   2,  954,819   2,326,619   2,412,301
FHLMC Certificates     4,727,195   4,  686,904   4,095,711   4,016,226
                      ----------  ---  -------  ----------  ----------
                      $9,390,737  $9,  439,358  $7,397,334  $7,400,695
                      ==========  ==========  ==========  ==========

The amortized cost and estimated fair value of investment securities classified as held to maturity are as follows:

                                  Investment Securities Held to Maturity
                              ----------------------------------------------
                                            Gross       Gross     Estimated
                               Amortized  Unrealized  Unrealized    Fair
                                 Cost       Gains      Losses       Value
                              ----------  ----------  ----------  ----------
As of December 31, 1997:
------------------------
 Obligations of States and
  Political Subdivisions      $1,077,494     $27,180        $-0-  $1,104,674
                              ==========  ==========  ==========  ==========

As of December 31, 1996:
------------------------
 Obligations of States and
  Political Subdivisions      $1,212,377     $28,333        $-0-  $1,240,710
                              ==========  ==========  ==========  ==========


The obligations of states and political subdivisions shown above are issued by state and local governmental instrumentalities in the State of Tennessee and are backed by the full faith and credit of said issuing instrumentalities.

The amortized cost and estimated fair value of debt securities as of December 31, 1997, by contractual maturity, are as follows:


                              Available for Sale        Held to Maturity
                           ------------------------  ----------------------
                                         Estimated               Estimated
                             Amortized     Fair       Amortized    Fair
                               Cost        Value        Cost       Value
                           -----------  -----------  ----------  ----------
Due in One Year or Less    $   674,448  $   677,269  $      -0-  $      -0-
Due After One Year
 Through Five Years          6,988,981    6,998,896     277,850     278,045
Due After Five Years
 Through Ten Years           2,338,974    2,335,564     799,644     826,629
Due After Ten Years          3,374.163    3,453,422         -0-         -0-
                           -----------  -----------  ----------  ----------
                           $13,376,566  $13,465,151  $1,077,494  $1,104,674
                           ===========  ===========  ==========  ==========


For the purposes of the maturity table, mortgage-backed securities, which are not due at a single maturity date, have been allocated over maturity groupings based on the contractual maturities of underlying collateral. The mortgage-backed securities may mature earlier than their contractual maturities because of principal prepayments.

The Association did not sell any investment securities classified as held to maturity during the years ended December 31, 1997, 1996, and 1995. In 1995, in accordance with paragraph 61 of the FASB Special Report No. 155-B, the Association transferred mortgage-backed securities with an amortized cost of $3,218,265 from its held to maturity category to its available for sale category. These securities had a net unrealized loss of approximately $26,000 on the date transferred. There were no transfers between categories in 1997 or 1996.

Investments with book values of approximately $1,600,000 and $1,400,000 (which approximates market values) as of December 31, 1997 and 1996, respectively, were pledged to secure deposits of public funds.

NOTE 3 - LOANS RECEIVABLE

The Association provides mortgage and consumer lending services to individuals primarily in the East Tennessee area. Loans receivable are summarized as follows:


                                                       As of December 31,
                                                    ------------------------
                                                       1997         1996
                                                    -----------  -----------
First mortgage loans (principally conventional):
 Secured by one-to-four family residences           $40,482,484  $39,549,254
 Secured by other properties                          3,493,067    2,264,532
 Construction loans                                   3,266,150    1,889,100
                                                    -----------  -----------
                                                     47,241,701   43,702,886

Less:

 Undisbursed portion of construction loans            1,308,467      688,450

 Net deferred loan origination fees                     278,013      261,955
                                                    -----------  -----------
  Net first mortgage loans                           45,655,221   42,752,481
                                                    -----------  -----------

Consumer and commercial loans:
 Loans to depositors, secured by deposits               634,113      509,139
 Automobile                                             646,007      664,253
 Home equity and second mortgage                        243,213      233,882
 Other                                                  608,017      564,579
                                                    -----------  -----------
                                                      2,131,350    1,971,853
Less unearned interest                                      787          698
                                                    -----------  -----------
  Net consumer and commercial loans                   2,130,563    1,971,155
                                                    -----------  -----------
Less allowance for loan losses                          627,669      493,718
                                                    -----------  -----------
                                                    $47,158,115  $44,229,918
                                                    ===========  ===========


The Association had outstanding loan commitments of approximately $1,891,000 and $799,000 (in addition to undisbursed portion of construction loans) at rates ranging from 6% to 10% as of December 31, 1997 and 1996, respectively.

Activity in the allowance for loan losses consists of the following:


                                               For the Years Ended December 31,
                                               -------------------------------
                                                 1997       1996       1995
                                               ---------  ---------  ---------

Allowance at beginning of year                 $493,718   $496,445   $498,452
 Provision charged to expense                   150,000        -0-        -0-
 Recoveries of loans previously charged off       1,567      4,411     10,251
 Loans charged off                              (17,616)    (7,138)   (12,258)
                                               --------   --------   --------

Allowance at end of year                       $627,669   $493,718   $496,445
                                               ========   ========   ========


The Association has recognized the following amounts related to impaired loans in conformity with FASB Statements No. 114 and No. 118:

                                                             As of December 31,
                                                             ------------------
                                                                 1997      1996
                                                             --------  --------
Recorded value of all impaired loans                         $818,000  $380,000
Average individual loan balance                              $ 29,000  $ 25,000
Total allowance for loan losses related to impaired loans    $    -0-  $    -0-


The Association has had an increase in past-due loans and foreclosures in 1997 which caused impaired loans to increase.

The Association records payments received on impaired loans that are well secured and in the process of collection on the cash receipts method, whereby payments are first applied to accrued interest and then to reduce principal balances. Payments received on impaired loans which do not represent a remote chance of further loss to the Association are credited to the loan's principal balance under the cost recovery method. The following is a summary of cash receipts on impaired loans and how they were applied during the periods indicated:

                                                     For the Years
                                                    Ended December 31,
                                                     ----------------
                                                      1997      1996
                                                     -------  -------
Cash receipts applied to reduce principal balance    $ 3,070  $36,747
Cash receipts recognized as interest income           72,511   33,061
                                                     -------  -------
Total cash receipts                                  $75,581  $69,808
                                                     =======  =======



NOTE 4 - PREMISES AND EQUIPMENT, NET


Premises and equipment, net are summarized as follows:

                                 As of December 31,
                                 ------------------
                                   1997      1996
                                 --------  --------
Land                             $ 46,000  $ 46,000
Buildings                         606,430   606,430
Furniture and equipment           249,151   256,799
                                 --------  --------
                                  901,581   909,229
Less accumulated depreciation     705,525   681,474
                                 --------  --------
                                 $196,056  $227,755
                                 ========  ========

Depreciation expense for the years ended December 31, 1997, 1996 and 1995 totalled $43,721, $44,450, and $49,613, respectively.


NOTE 5 - DEPOSITS

A summary of deposits is as follows:

                                                            As of December 31,
                                                         ------------------------

                                                                1997         1996
                                                         -----------  -----------
Escrow Accounts for Stock Subscriptions (See Note 12)    $23,598,226  $       -0-
                                                         -----------  -----------
Demand Deposits:
 Now Accounts                                              3,837,853    3,387,886
 Money Market Deposit Accounts                             2,738,994    2,273,793
 Passbook Savings                                         10,890,717    9,693,141
                                                         -----------  -----------
   Total Demand Deposits                                  17,467,564   15,354,820
                                                         -----------  -----------
Term Deposits:
 Less than $100,000                                       27,470,014   26,421,000
 $100,000 or More                                         13,133,797   11,991,125
                                                         -----------  -----------
  Total Term Deposits                                     40,603,811   38,412,125
                                                         -----------  -----------
                                                         $81,669,601  $53,766,945
                                                         ===========  ===========

Deposits in excess of $100,000 are not federally insured.

The scheduled maturities of certificates of deposit as of December 31, 1997 are as follows:



     1998                                                    $37,688,458
     1999                                                      2,647,375
     2000                                                        267,978
                                                             -----------
                                                             $40,603,811
                                                             ===========

NOTE 6 - INCOME TAXES


Income taxes as shown in the consolidated statements of income differ from the amount computed using the statutory federal income tax rate for the following reasons:


                                         For the Years Ended December 31,
                       -------------------------------------------------------------------
                               1997                   1996                   1995
                       ---------------------  ---------------------  ---------------------
                                    Percent                Percent                Percent
                                  of Pretax              of Pretax              of Pretax
                         Amount      Income     Amount      Income     Amount      Income
                       --------   ---------   --------   ---------   --------   ---------
Federal income
 tax at statutory
 rate                  $346,345       34.0 %  $274,811       34.0 %  $390,622       34.0 %
Increase (Decrease)
 resulting from
  tax effects of:
   Nontaxable
    interest            (19,195)       (1.9)   (20,840)       (2.6)   (23,725)       (2.1)
   Tax bad debt
    deduction
    based on a
    percentage of
    taxable income          -0-          (0)       -0-          (0)   (25,638)       (2.2)
   State excise
    tax and other,
    net                  37,858         3.7    (29,171)       (3.6)    93,478         8.1
                       --------   ---------   --------   ---------   --------   ---------
                       $365,008       35.8 %  $224,800       27.8 %  $434,737       37.8 %
                       ========   =========   ========   =========   ========   =========


Income taxes consist of:


                                                             For the Years Ended December 31,
                                                             --------------------------------
                                                                1997       1996      1995
                                                             ---------   --------  ----------

 Current                                                      $436,059   $206,216  $267,744

 Deferred (Benefit)                                            (71,051)    18,584   166,993
                                                              --------   --------  --------
                                                              $365,008   $224,800  $434,737
                                                              ========   ========  ========

Deferred tax liabilities have been provided for taxable temporary differences related to the allowance for loan losses, accumulated depreciation, investments and loans. Deferred tax assets have been provided for deductible temporary differences related to the allowance for loan losses and deferred loan fees. The net deferred tax liability in the accompanying consolidated statements of financial condition include the following components:

                                                            As of December 31,
                                                            ------------------
                                                              1997      1996
                                                            --------  --------
Deferred Tax Liabilities                                    $747,716  $583,986

Deferred Tax Assets                                          153,214    99,438
                                                            --------  --------
 Net Deferred Tax Liability                                 $594,502  $484,548
                                                            ========  ========


In 1996, Congress enacted the Small Business Job Protection Act which effectively removed any recapture provisions related to tax bad debt reserves accumulated by the Association prior to 1988. However, any reserves accumulated after 1987 must be recaptured over a six year period. The tax liability associated with this recapture is included in the Association's deferred tax liability as of December 31, 1997 and 1996. This change in tax law did not have a significant impact on income tax expense in 1996.

NOTE 7 - REGULATORY MATTERS

The Association is subject to various regulatory capital requirements administered by its primary federal regulator, the Office of Thrift Supervision
(OTS). Failure to meet the minimum regulatory capital requirements can initiate certain mandatory, and possible additional discretionary actions by regulators, that if undertaken, could have a direct material affect on the Association and the consolidated financial statements. Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific capital guidelines involving quantitative measures of the Association's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Association's capital amounts and classification under the prompt corrective action guidelines are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Management believes that the Association meets all capital adequacy requirements to which it is subject.

Quantitative measures established by OTS regulations to ensure capital adequacy require the Association to maintain minimum amounts and ratios of "tangible capital" and "core capital" to "adjusted total assets" and "risk based capital" to "risk-weighted assets" (as defined in the regulations). Reconciliation of capital under generally accepted accounting principles to the capital amounts per the regulations is as follows:



                                                         As of December 31,
                                                      ------------------------
                                                         1997         1996
                                                      ----------   ----------
Capital (total equity) per generally accepted
 accounting principles                                $7,051,888   $6,102,910
Less net unrealized gain on investment securities       (766,747)    (471,423)
                                                      ----------   ----------
Tangible capital per the regulations                   6,285,141    5,631,487
Less adjustments for core capital                            -0-          -0-
                                                      ----------   ----------
Core capital per the regulations                       6,285,141    5,631,487
Add allowable portion of allowance for loan losses       444,000      341,000
                                                      ----------   ----------
Risk-based capital per the regulations                $6,729,141   $5,972,487
                                                      ==========   ==========


The Association's actual capital amounts and minimum capital requirements of the OTS are presented in the following table. All amounts are in thousands of dollars.



                                                                To Comply With
                                                                Minimum Capital
                                                     Actual      Requirements
                                                -------------   --------------
                                                Amount  Ratio   Amount  Ratio
                                                ------  -----   ------  ------
As of December 31, 1997:
------------------------

Tangible Capital (To Adjusted Total Assets)     $6,285    7.0%  $1,339    1.5%
Core Capital (To Adjusted Total Assets)         $6,285    7.0%  $2,677    3.0%
Risk-Based Capital (To Risk-Weighted Assets)    $6,729   19.0%  $2,826    8.0%




As of December 31, 1996:
------------------------

Tangible Capital (To Adjusted Total Assets)     $5,631    9.3%  $  909    1.5%
Core Capital (To Adjusted Total Assets)         $5,631    9.3%  $1,818    3.0%
Risk-Based Capital (To Risk-Weighted Assets)    $5,972   21.9%  $2,179    8.0%


As of December 31, 1997, the Association is categorized as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Association must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that date that management believes have changed the institution's category. The Association's actual capital amounts and ratios are also presented in the following table. All amounts are in thousands of dollars.

                                                                 To Be Well
                                                              Capitalized Under
                                                              Prompt Corrective
                                                Actual        Action Provisions
                                            -------------     -----------------
                                            Amount  Ratio     Amount     Ratio
                                            ------  -----     ------    -------
As of December 31, 1997:
------------------------
Total Capital (To Risk-Weighted Assets)     $6,729   19.0%    $3,533     10.0%
Tier I Capital (To Risk-Weighted Assets)    $6,285   17.8%    $2,120      6.0%
Tier I Capital (To Average Assets)          $6,285    8.3%    $2,250      5.0%
As of December 31, 1996:
------------------------
Total Capital (To Risk-Weighted Assets)     $5,972   21.9%    $2,724     10.0%
Tier I Capital (To Risk-Weighted Assets)    $5,631   20.7%    $1,634      6.0%
Tier I Capital (To Average Assets)          $5,631    9.8%    $2,866      5.0%


In 1996 Congress enacted the Deposit Insurance Funds Act, which required the Association to pay a special assessment to the Federal Deposit Insurance Corporation of $316,765 in November 1996.


NOTE 8 - RETIREMENT PLANS

The Association has established a 401(k) retirement plan which allows eligible officers and employees to contribute up to fifteen percent of their annual compensation on a tax-deferred basis. The Association has the option, at the discretion of the board of directors, to make contributions to the plan. Total retirement plan expense was $42,038, $36,521, and $40,147 for the years ended December 31, 1997, 1996, and 1995, respectively.

In June 1997, the Association established a long-term incentive plan for the board of directors to provide target retirement benefits of 75% of board fees for ten years for directors who retire with twenty or more years of service. Activity in the directors' retirement plan for the year ended December 31, 1997 is as follows:

Liability balance at beginning of year                  $     -0-
Accrued and expensed for 1997                             150,991
Death benefit payment                                     (25,810)
                                                        ---------
Liability balance at end of year                        $ 125,181
                                                        =========


NOTE 9 - SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK

Most of the Association's business activity is with customers located within East Tennessee. Investments in state and municipal securities involve governmental entities within the State of Tennessee. As of December 31, 1997, the Association had concentrations of loans in real estate lending and consumer lending. Generally these loans are secured by the underlying real estate and consumer goods. The usual risk associated with such concentrations are generally mitigated by being spread over several hundred unrelated borrowers and by adequate collateral loan to value ratios.


NOTE 10 - COMMITMENTS AND CONTINGENT LIABILITIES

The Association is subject to claims and lawsuits which arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the consolidated financial position of the Association.

NOTE 11 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 107, Disclosures About Fair Value of Financial Instruments (SFAS No. 107), which requires the Association to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized in the consolidated statements of financial condition, for which it is practicable to estimate fair value.

According to SFAS No. 107, a financial instrument is defined as cash, evidence of an ownership interest in an entity, or a contract that both: (1) imposes on one entity a contractual obligation to deliver cash or another financial instrument to a second entity, or to exchange other financial instruments on potentially unfavorable terms with the second entity, and (2) conveys to that second entity a contractual right to receive cash or another financial instrument from the first entity, or to exchange other financial instruments on potentially favorable terms with the first entity.

SFAS No. 107 also states that the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Quoted market prices in an active market, if available, are the best evidence of the fair value of financial instruments. For financial instruments that do not trade regularly, management's best estimate of fair value is based on either the quoted market price of a financial instrument with similar characteristics or on valuation techniques such as the present value of estimated future cash flows using a discount rate commensurate with the risks involved.

For the Association, as for most financial institutions, the majority of its assets and liabilities are considered financial instruments as defined above. However, a large majority of those assets and liabilities do not have an active trading market nor are their characteristics similar to other financial instruments for which an active trading market exists. In addition, it is the Association's practice and intent to hold the majority of its financial instruments to maturity and not to engage in trading or sales activities. Therefore, much of the information as well as the amounts disclosed below are highly subjective and judgmental in nature. The subjective factors include estimates of cash flows, risks characteristics, credit quality, and interest rates, all of which are subject to change. Because the fair value is estimated as of the dates indicated, the amounts which will actually be realized or paid upon settlement or maturity of the various financial instruments could be significantly different.

The estimates of fair value are based on existing financial instruments without attempting to estimate the value of anticipated future business or activity nor the value of assets and liabilities that are not considered financial instruments. For example, the value of mortgage loan servicing rights and the value of the Association's long-term relationships with depositors, commonly known as core deposit intangibles, have not been considered in the estimates of fair values presented below. In addition, the tax implications related to the realization of unrealized gains and losses can have a significant effect on fair value estimates and have not been included in the estimated fair values below.

The following methods and assumptions were used to estimate the fair value of the following classes of financial instruments:

CASH RECEIVED FOR STOCK SUBSCRIPTIONS AND ESCROW ACCOUNTS FOR STOCK SUBSCRIPTIONS - For these short-term assets and liabilities, the recorded book value is a reasonable estimate of fair value.

CASH AND AMOUNTS DUE FROM DEPOSITORY INSTITUTIONS - For these short-term instruments, the recorded book value is a reasonable estimate of fair value.

INVESTMENT SECURITIES - Quoted market prices are used to determine the estimated fair value of investment securities that are marketable. Fair value for nonmarketable securities is estimated to be equivalent to historical cost.

LOANS RECEIVABLE, NET - The estimated fair value of fixed rate mortgage loans is calculated by discounting future cash flows to their present value. Future cash flows, consisting of both principal and interest payments, are discounted using current local market rates for similar loans with similar maturities. The estimated fair value of variable rate loans is considered equal to recorded book value. The estimated fair value of the allowance for loan losses is considered to be its recorded book value. Additionally, the credit exposure known to exist in the loan portfolio is embodied in the allowance for loan losses.

DEPOSITS - The estimated fair value of demand, savings, NOW and money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar maturities.

OFF-BALANCE-SHEET LOAN COMMITMENTS - The fair value of loan commitments is based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.
The fair value of these items is not material to the Association as of the dates indicated below.

The recorded book value and estimated fair value of the Association's financial instruments are as follows (amounts in thousands):


                                  As of December 31, 1997  As of December 31, 1996
                                  -----------------------  -----------------------
                                    Recorded    Estimated    Recorded    Estimated
                                      Book         Fair        Book         Fair
                                      Value        Value       Value        Value
                                  ----------  -----------  ----------  -----------
 FINANCIAL ASSETS:
  Cash Received for Stock
  Subscriptions                      $23,598      $23,598     $   -0-      $   -0-
 Cash and Amounts Due
  From Depository Institutions       $ 1,892      $ 1,892     $ 2,889      $ 2,889
 Investment Securities -
  Available for Sale                 $15,204      $15,204     $11,689      $11,689
 Investment Securities - Held
  to Maturity                        $ 1,077      $ 1,105     $ 1,212      $ 1,241
 Loans Receivable, Net               $47,158      $47,890     $44,230      $44,328

FINANCIAL LIABILITIES:
Escrow Accounts for Stock
Subscriptions                        $23,598      $23,598     $   -0-      $   -0-
Other Deposits                       $58,071      $58,134     $53,767      $53,838

NOTE 12 - STOCK CONVERSION

In May 1997, the board of directors approved a plan of reorganization from a mutual savings association to a capital stock savings bank and the concurrent formation of a holding company. In November 1997 the Office of Thrift Supervision approved the plan of conversion subject to the approval of the members, and in December 1997 the members of the Association also approved the plan of conversion. The conversion was accomplished effective January 1, 1998 through amendment of the Association's charter and the sale of the Holding Company's (United Tennessee Bankshares, Inc.) common stock in an amount equal to the appraised pro forma consolidated market value of the Holding Company and the Association after giving effect to the conversion. A subscription offering of the shares of common stock was offered to depositors, borrowers, directors, officers, employees and employee benefit plans of the Association and to certain other eligible subscribers. The subscription offering opened on November 20, 1997 and closed on December 16, 1997. The Association held cash receipts of $23,598,226 as of December 31, 1997 in escrow accounts for stock subscribers. These funds were invested in overnight deposits at the Federal Home Loan Bank of Cincinnati. On January 1, 1998, in accordance with its approved plan of conversion, the Holding Company issued 1,454,750 of its $10 par value stock providing gross receipts of $14,547,500. The remainder of the subscription receipts were returned to subscribers in January 1998. On January 1, 1998, the Association changed its name to Newport Federal Bank and issued 100,000 shares of its $1 par value stock to the Holding Company in exchange for $7,100,000.

Conversion costs were being deferred until completion of the conversion. As of December 31, 1997, conversion costs that had been incurred and deferred totaled $466,862. Total conversion costs of $571,822 were repaid to the Association by the Holding Company in January 1998, and the Holding Company deducted them from the proceeds of the shares sold in the conversion.

At the time of the conversion, the Association was required to establish a liquidation account in an amount equal to its capital as of June 30, 1997. The liquidation account will be maintained for the benefit of eligible accountholders who continue to maintain their accounts at the Bank after the conversion. The liquidation account will be reduced annually to the extent that eligible accountholders have reduced their qualifying deposits as of each anniversary date. Subsequent increases will not restore an eligible accountholder's interest in the liquidation account. In the event of a complete liquidation, each eligible accountholder will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held. The Bank and the Holding Company will be subject to several restrictions concerning the repurchase of stock and dividend payment restrictions pursuant to the applicable rules and policies of the OTS.