Form 10KSB40, Exhibit 13
period 1998-12-31
UNITED TENNESSEE BANKSHARES INC
filed 1999-03-30
CIK 1045689

                                                                      EXHIBIT 13

                       UNITED TENNESSEE BANKSHARES, INC.


                                 ANNUAL REPORT

                                     1998

                [UNITED TENNESSEE BANKSHARES, INC. LETTERHEAD]



To Our Stockholders:

     With the successful completion of our first year as a stock company we are delighted to present this annual report to the stockholders of United Tennessee Bankshares, Inc.

     This year has been a good year with the completion of the stock conversion, the ups and downs in the stock market, the 5% buyback of UTBI stock and the purchase of the branch office. We have positioned ourselves to take advantage of the opportunities afforded us in this competitive marketplace. We look forward to the future with optimism. We appreciate your investment in the Company and invite your continued support of the Bank, Newport's truly home-owned community bank.

     We invite you to review this Annual Report which discusses the Company's performance during fiscal year 1998.

Sincerely,

[SIGNATURE]

Richard Harwood
President

                       UNITED TENNESSEE BANKSHARES, INC.

          United Tennessee Bankshares, Inc. United Tennessee Bankshares, Inc. (the "Company") became the holding company for Newport Federal Bank (the "Bank") upon its conversion from mutual to stock form (the "Conversion") which was completed on January 1, 1998. In connection with the Conversion, the Company conducted an initial public offering of 1,454,750 shares of Common Stock at a price of $10.00 per share, realizing gross proceeds of $14.5 million. The Company purchased all of the Bank's capital stock with $7.1 million of the net offering proceeds and retained the remaining $6.9 million in net proceeds at the holding company level. Prior to January 1, 1998, the Company had no assets or liabilities and engaged in no business activities. The Company's assets currently consist of its investment in the Bank, a $1.2 million loan to the Company's Employee Stock Ownership Plan ("ESOP") and approximately $4.4 million in investment securities and liquid assets.

          The Company's executive offices are located at 344 W. Broadway, Newport, Tennessee 37821-0249, and its telephone number is (423) 623-6088.

          Newport Federal Bank. The Bank was organized as a federally chartered mutual savings institution in 1934 under the name Newport Federal Savings and
Loan Association.   Effective January 1, 1998, the Bank became a stock savings bank and changed its name to Newport Federal Bank. The Bank currently operates through three full-service banking offices located in Newport, Tennessee. The Bank's deposits are insured to applicable limits by the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC").

          The Bank attracts deposits from the general public and invests those funds in loans secured by first mortgages on owner-occupied, single-family residences in its market area and, to a lesser extent, commercial real estate loans and consumer loans. The Bank also maintains a substantial investment portfolio, consisting primarily of mortgage-backed securities issued by the Federal Home Loan Mortgage Corporation ("FHLMC") or the Federal National Mortgage Association ("FNMA"), obligations of the federal government and agencies and investment-grade obligations of states and political subdivisions.

          The Bank derives income principally from interest earned on loans, investment securities and other interest-earning assets. The Bank's principal expenses are interest expense on deposits and noninterest expenses such as employee compensation, deposit insurance and miscellaneous other expenses. Funds for these activities are provided principally by deposit growth, repayments of outstanding loans and investment securities, other operating revenues and, from time to time, advances from the Federal Home Loan Bank ("FHLB") of Cincinnati.

          As a federally chartered savings institution, the Bank is subject to extensive regulation by the Office of Thrift Supervision ("OTS"). The Bank's lending activities and other investments must comply with various federal regulatory requirements, and the OTS periodically examines the Bank for compliance with various regulatory requirements. The Bank must also file reports with the OTS describing its activities and financial condition and is subject to certain reserve requirements promulgated by the Board of Governors of the Federal Reserve System.

                            MARKET FOR COMMON STOCK
                        AND RELATED STOCKHOLDER MATTERS

          The Company's Common Stock began trading on the Nasdaq SmallCap Market/SM/ on January 5, 1998, under the symbol "UTBI." There are approximately 1,382,000 shares of the Company's Common Stock outstanding, and approximately 600 record holders. The following table sets forth the high and low closing sale prices for the Common Stock as reported on the Nasdaq SmallCap Market/SM/ for each quarter since trading began along with the amount of dividends declared during each quarter.

     Quarter Ended          High      Low    Dividends
     -------------         -------  -------  ---------
     March 31, 1998        $15.50   $13.50      $0.00
     June 30, 1998          16.125   13.625      0.30
     September 30, 1998     15.25    11.375      0.00
     December 31, 1998      12.50     9.75       0.00

     The Company has filed a private letter ruling request with the Internal Revenue Service regarding the tax-free nature of a possible return of capital distribution to its shareholders. The ruling request seeks confirmation from the IRS that a distribution of cash to its shareholders on the terms described would be treated as a tax-free return of capital rather than as a taxable dividend. The Company is merely considering this action at this time and no firm decision, including the amount or timing of any such distribution, has been made.

     The payment of dividends on the Common Stock is subject to determination and declaration by the Company's Board of Directors. The payment of future dividends will be subject to the requirements of applicable law and the determination by the Company's Board of Directors that its net income, capital and financial condition, thrift industry trends and general economic conditions justify the payment of dividends, and it can provide no assurance that dividends will be paid or, if paid, will continue to be paid in the future. Under Tennessee law, dividends may be paid upon determination that following payment of the dividend the Company would be able to pay its debts in the ordinary course of business and its assets would exceed its liabilities.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

Selected Consolidated Financial Condition Data

                                                                At December 31,
                                                  --------------------------------------------
                                                    1998     1997     1996     1995     1994
                                                  --------  -------  -------  -------  -------
                                                             (Dollars in thousands)
Total assets....................................  $97,070   $90,008  $60,611  $54,019  $53,238
Loans receivable, net...........................   53,346    47,158   44,230   40,365   36,568
Cash received for stock
 subscriptions..................................       --    23,598       --       --       --
Other cash and amounts due from
 depository institutions........................    6,131     1,892    2,889    1,832      930
Investment securities:
   Available for sale...........................   33,022    15,204   11,689   10,286   10,325
   Held to maturity.............................    2,431     1,077    1,212    1,046    4,863
Escrow accounts for stock
 subscriptions..................................       --    23,598       --       --       --
Other deposits..................................   69,835    58,071   53,767   47,954   48,761
Shareholders' equity............................   19,970     7,052    6,103    5,419    4,262

Number of:
  Real estate loans.............................    1,433     1,427    1,448    1,421    1,371
  Deposit accounts..............................    8,488     7,532    6,908    6,494    5,918
  Offices.......................................        3         2        2        2        2

Selected Consolidated Operations Data

                                                            Year Ended December 31,
                                                  --------------------------------------------
                                                    1998     1997     1996     1995     1994
                                                  --------  -------  -------  -------  -------
                                                  (Dollars in thousands except per share data)
Interest income.................................  $ 5,783   $ 5,120  $ 4,536  $ 4,282  $ 3,906
Interest expense................................    2,609     2,711    2,400    2,218    1,655
                                                  -------   -------  -------  -------  -------
Net interest income.............................    3,174     2,409    2,136    2,064    2,251
Provision for loan losses.......................       24       150       --       --       33
                                                  -------   -------  -------  -------  -------
Net interest income after
 provision for loan losses......................    3,150     2,259    2,136    2,064    2,218
Noninterest income..............................      167       121      150      167      119
Noninterest expense.............................    1,547     1,361    1,478    1,082    1,038
                                                  -------   -------  -------  -------  -------
Income before income taxes and
 accounting change..............................    1,770     1,019      808    1,149    1,299
Income taxes....................................      652       365      225      435      456
                                                  -------   -------  -------  -------  -------
Income before accounting change.................    1,118       654      583      714      843
Net effect of change in accounting
 principle......................................      (16)       --       --       --       --
                                                  -------   -------  -------  -------  -------
Net income......................................  $ 1,102   $   654  $   583  $   714  $   843
                                                  =======   =======  =======  =======  =======
Earnings per share..............................    $0.77       n/a      n/a      n/a      n/a
                                                  =======   =======  =======  =======  =======

Selected Ratios

                                                                  At or for the
                                                             Year Ended December 31,
                                                   -------------------------------------------
                                                    1998     1997     1996     1995     1994
                                                   -------  -------  -------  -------  -------
Performance Ratios:
  Return on average assets (net income
    divided by average total assets).............    1.37%    1.01%    1.01%    1.33%    1.60%
  Return on average equity (net income
    divided by average equity)...................    5.49     9.94    10.19    14.75    20.92
  Dividend Payout Ratio (dividends per share
    divided by earnings per share)...............   38.96      n/a      n/a      n/a      n/a
  Interest rate spread (combined weighted
    average interest rate earned less combined
    weighted average interest rate cost).........    3.00     3.30     3.40     3.60     4.20
  Net interest margin (net interest income
    divided by average interest-earning assets)..    4.10     3.84     3.83     3.93     4.42
  Ratio of average interest-earning assets
    to average interest-bearing liabilities......  130.60   109.30   109.30   108.70   107.70
  Ratio of noninterest expense to
    average total assets.........................    1.94     2.09     2.57     2.02     1.97
  Efficiency Ratio (noninterest expense
    divided by total of net interest income
    and noninterest income)......................   46.80    53.81    64.65    48.50    44.42


Asset Quality Ratios:
  Nonperforming assets to total assets at
    end of period................................    0.50     0.93     0.63     0.54     0.96
  Nonperforming loans to total loans at
    end of period................................    0.88     1.70     0.84     0.72     1.28
  Allowance for loan losses to total loans
    at end of period.............................    1.18     1.31     1.10     1.21     1.34
  Allowance for loan losses to nonperforming
    loans at end of period.......................  132.98    76.73   129.93   168.86   104.40
  Provision for loan losses to total loans.......    0.04     0.31       --       --     0.09
  Net charge-offs to average loans
    outstanding..................................    0.02     0.03     0.01     0.01     0.01


Capital Ratios:
  Equity to total assets at end of period........   20.57     7.83    10.07    10.03     8.01
  Average equity to average assets...............   24.95    10.12     9.95     9.05     7.63

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS


   The Company's principal business activities are conducted through its wholly owned subsidiary, the Bank. The Bank's principal business consists of accepting deposits from the general public through its main office and branch offices and investing those funds in loans secured by one-to four-family residential properties located in its primary market area. The Bank also maintains a portfolio of investment securities and originates a limited amount of commercial real estate loans and consumer loans. The Bank's investment securities portfolio consists of U.S. Treasury notes and U.S. government agency securities, local municipal bonds and mortgage-backed securities which are guaranteed as to principal and interest by the FHLMC, FNMA or other governmental agencies. The Bank also maintains an investment in FHLB of Cincinnati common stock and FHLMC preferred stock.

   The Bank's net income primarily depends on its net interest income, which is the difference between interest income earned on loans and investment securities and interest paid on customers' deposits and FHLB advances. The Bank's net income is also affected by noninterest income, such as service charges on customers' deposit accounts, loan service charges and other fees, and noninterest expense, primarily consisting of compensation expense, deposit insurance and other expenses incidental to its operations.

   The Bank's operations and those of the thrift industry as a whole are significantly affected by prevailing economic conditions, competition and the monetary and fiscal policies of governmental agencies. The Bank's lending activities are influenced by demand for and supply of housing and competition among lenders and the level of interest rates in its market area. The Bank's deposit flows and costs of funds are influenced by prevailing market rates of interest, primarily on competing investments, account maturities and the levels of personal income and savings in its market area.

Asset/Liability Management

   Net interest income, the primary component of the Company's net income, is determined by the difference or "spread" between the yield earned on its interest-earning assets and the rates paid on its interest-bearing liabilities, and the relative amounts of such assets and liabilities. Key components of an asset/liability strategy are the monitoring and managing of interest rate sensitivity on both the interest-earning assets and interest-bearing liabilities. The matching of its assets and liabilities may be analyzed by examining the extent to which its assets and liabilities are interest rate sensitive and by monitoring the expected effects of interest rate changes on its net portfolio value.

   An asset or liability is interest rate sensitive within a specific time period if it will mature or reprice within that time period. If the Company's assets mature or reprice more quickly or to a greater extent than its liabilities, its net portfolio value and net interest income would tend to increase during periods of rising interest rates but decrease during periods of falling interest rates. If its assets mature or reprice more slowly or to a lesser extent than its liabilities, its net portfolio value and net interest income would tend to decrease during periods of rising interest rates but increase during periods of falling interest rates. The Company's policy has been to mitigate the interest rate risk inherent in the traditional savings institution business of originating long term loans funded by short term deposits by pursuing the following strategies: (i) it has historically maintained liquidity and capital levels to compensate for unfavorable movements in market interest rates; and (ii) in order to mitigate the adverse effect of interest rate risk on future operations, it emphasizes the origination of variable rate mortgage loans, and it makes limited amounts of shorter term consumer loans.

   The OTS requires the Bank to measure its interest rate risk by computing estimated changes in the net portfolio value ("NPV") of its cash flows from assets, liabilities and off-balance sheet items in the event of a range of assumed changes in market interest rates. These computations estimate the effect on its NPV of sudden and sustained 1% to 4% increases and decreases in market interest rates. The Bank's board of directors has adopted an interest rate risk policy which establishes maximum decreases in its estimated NPV in the event of 1%, 2%, 3% and 4% increases and decreases in market interest rates, respectively.

   The following table sets forth its policy limits and certain calculations, based on information provided to the Bank by the OTS, with respect to the sensitivity of its NPV to changes in market interest rates at December 31, 1998.

                                             Change in NPV
                 Change in           --------------------------
           Market Interest Rates     Policy Limit   Computation
           ---------------------     ------------   -----------
                    +4%                -90%             -22%
                    +3%                -50              -15
                    +2%                -25               -9
                    +1%                -10               -4
                     0%                 --               --
                    -1%                -10                *
                    -2%                -25                *
                    -3%                -50                *
                    -4%                -90                *

        ---------
        *  No loss calculated.

     These calculations indicate that the Bank's net portfolio value could be adversely affected by increases in interest rates. Changes in interest rates also may affect the Company's net interest income, with increases in rates expected to decrease income and decreases in rates expected to increase income, as the Company's interest-bearing liabilities would be expected to mature or reprice more quickly than its interest-earning assets.

     While the Company cannot predict future interest rates or their effects on its NPV or net interest income, it does not expect current interest rates to have a material adverse effect on its NPV or net interest income in the future. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, prepayments and deposit run-offs and should not be relied upon as indicative of actual results. Certain shortcomings are inherent in such computations. Although certain assets and liabilities may have similar maturity or periods of repricing they may react at different times and in different degrees to changes in the market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while rates on other types of assets and liabilities may lag behind changes in market interest rates. Certain assets, such as adjustable rate mortgage loans, generally have features which restrict changes in interest rates on a short term basis and over the life of the asset. In the event of a change in interest rates, prepayments and early withdrawal levels could deviate significantly from those assumed in making the calculations set forth above. Additionally, an increased credit risk may result as the ability of many borrowers to service their debt may decrease in the event of an interest rate increase.

     The Company's Board of Directors is responsible for reviewing its asset and liability policies. On at least a quarterly basis, the Board reviews interest rate risk and trends, as well as liquidity and capital ratios and requirements. The Company's management is responsible for administering the policies and determinations of the Board of Directors with respect to its asset and liability goals and strategies.

Average Balances, Interest and Average Yields

     The following table sets forth information about the Company's average interest-earning assets and interest-bearing liabilities and reflects the average yield of interest-earning assets and the average cost of interest-bearing liabilities for the periods indicated. Average balances are derived from month-end balances. The Company does not believe that the use of month-end balances instead of daily balances has caused any material difference in the information presented. Investment securities include the aggregate of securities available for sale and held to maturity. The average balance and average yield on investment securities is based on the fair value of securities available for sale and the amortized cost of securities held to maturity. The average balance of loans receivable includes delinquent loans, which are not considered significant. The average balance of equity includes the net unrealized gain on available for sale securities. The following table does not reflect any effect of income taxes.

     The following table also sets forth information for the periods indicated about the difference between the Company's weighted average yield earned on interest-earning assets and its weighted average rate paid on interest-bearing liabilities, or "interest rate spread," which savings institutions have traditionally used as an indicator of profitability. Another indicator of an institution's net interest income is its "net interest margin," which is its net interest income divided by the average balance of interest-earning assets. Net interest income is affected by the interest rate spread and by the relative amounts of interest-earning assets and interest-bearing liabilities. Whenever interest-earning assets equal or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income.

                                                                           Year Ended December 31,
                                             -----------------------------------------------------------------------------------
                                                        1998                        1997                          1996
                                             ---------------------------  ---------------------------  -------------------------
                                                                Average                      Average                      Average
                                             Average             Yield/   Average             Yield/   Average             Yield/
                                             Balance  Interest    Cost    Balance  Interest    Cost    Balance  Interest   Cost
                                             -------  --------  --------  -------  --------  --------  -------  --------  ------
                                                                           (Dollars in thousands)
Assets:
Interest-earning assets:
 Loans receivable /1/......................  $51,562    $4,321      8.4%  $45,765    $4,009      8.8%  $42,426    $3,720    8.8%
  Investment securities....................   22,093     1,265      5.7    14,591       897      6.1    11,662       726    6.2
  Other interest-earning assets............    4,000       197      4.9     3,488       214      6.1     1,727        90    5.2
                                             -------    ------            -------    ------            -------    ------
    Total interest-earning assets..........   77,655     5,783      7.4    63,844     5,120      8.0    55,815     4,536    8.1
Noninterest-earning assets.................    2,789        --       --     1,144        --       --     1,748        --     --
                                             -------    ------    -----   -------    ------    -----   -------    ------  -----
    Total assets...........................  $80,444    $5,783       --   $64,988    $5,120       --   $57,563    $4,536     --
                                             =======    ======    =====   =======    ======    =====   =======    ======  =====

Interest-bearing liabilities:
  Deposits.................................  $58,276    $2,553      4.4   $57,397    $2,711      4.7   $51,083    $2,399    4.7
  FHLB advances............................    1,191        56      4.7        --        --       --        --        --     --
                                             -------    ------    -----   -------    ------    -----   -------    ------  -----
    Total interest-bearing liabilities.....   59,467     2,609      4.4    57,397     2,711      4.7    51,083     2,399    4.7
Noninterest-bearing liabilities............      905        --       --     1,014        --       --       752        --     --
                                             -------    ------    -----   -------    ------    -----   -------    ------  -----
    Total liabilities......................   60,372     2,609       --    58,411     2,711       --    51,835     2,399     --
Shareholders' equity.......................   20,072        --       --     6,577        --       --     5,728        --     --
                                             -------    ------    -----   -------    ------    -----   -------    ------  -----
    Total liabilities and equity...........  $80,444    $2,609       --   $64,988     2,711       --   $57,563     2,399     --
                                             =======    ======    =====   =======    ------    -----   =======    ------  -----
Net interest income........................             $3,174                       $2,409                       $2,137
                                                        ======                       ======                       ======
Interest rate spread.......................                         3.0%                         3.3%                       3.4%
                                                                  =====                        =====                      =====
Net interest margin........................                         4.1%                         3.8%                       3.8%
                                                                  =====                        =====                      =====
Ratio of average interest-earning assets
  to average interest-bearing liabilities..                       130.6%                       109.3%                     109.3%
                                                                  =====                        =====                      =====

--------------------
/1/  Includes nonaccrual loans.

Rate/Volume Analysis

          The following table sets forth information about changes in the Company's interest income and interest expense for the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to: (i) changes in volume (changes in volume multiplied by prior period rate) and (ii) changes in rate (changes in rate multiplied by prior period volume). Changes in rate-volume (changes in rate multiplied by the changes in volume) have been allocated between changes in rate and changes in volume proportionately.

                                                           Year Ended December 31,
                                        -------------------------------------------------------
                                          1998       vs.      1997        1997    vs.    1996
                                        ---------------------------     -----------------------
                                            Increase (Decrease)           Increase (Decrease)
                                                 Due to                        Due  to
                                        ---------------------------     -----------------------
                                         Volume      Rate    Total       Volume    Rate   Total
                                        ---------  --------  ------     ---------  -----  -----
                                                                (In thousands)
Interest income:
 Loans receivable.....................      $ 500    $(188)  $ 312         $ 289   $ --   $ 289
 Investment securities................        421      (53)    368           183    (12)    171
 Other interest-earning assets........         28      (45)    (17)          106     18     124
                                            -----    -----   -----         -----   ----   -----
  Total interest-earning assets.......        949     (286)    663           578      6     584
                                            -----    -----   -----         -----   ----   -----

Interest expense:
 Deposits.............................         26     (184)   (158)          312     --     312
 FHLB advances........................         56       --      56            --     --      --
  Total interest-bearing liabilities..         82     (184)   (102)          312     --     312
                                            -----    -----   -----         -----   ----   -----
Change in net interest income.........      $ 867    $(102)  $ 765         $ 266   $  6   $ 272
                                            =====    =====   =====         =====   ====   =====

Comparison of Financial Condition at December 31, 1998 and December 31, 1997

     Total assets grew $7.1 million, or 7.8%, from $90.0 million at December 31, 1997 to $97.1 million at December 31, 1998. The Company's asset growth was attributable principally to the Bank's acquisition of the Newport, Tennessee branch of Union Planters Bank of the Lakeway Area in November 1998 (the "Branch Purchase") in which the Bank assumed approximately $15 million in deposit liabilities and received cash and other assets totaling approximately $14 million. Also contributing to growth were the $13 million in net proceeds from the Company's sale of stock in January 1998 in connection with the Bank's stock conversion. Included in assets at December 31, 1997 was approximately $23.6 million in escrowed stock subscription funds of which $15.9 million was returned to subscribers in early January.

     Investment securities available for sale increased $17.8 million, or 117%, from December 31, 1997 to December 31, 1998, and investment securities held to maturity increased $1.3 million or 126% from December 31, 1997 to December 31, 1998. The Company purchased investment securities with funds received from the stock conversion, the Branch Purchase and advances from the FHLB of Cincinnati.

     Loans receivable increased $6.1 million, or 13.1% from $47.2 million at December 31, 1997 to $53.3 million at December 31, 1998 as originations exceeded repayments for the period by approximately $5.6 million. The Company's market area has experienced an increase in refinancing activity during this period.

     Total deposits (excluding escrowed stock subscriptions) increased $11.8 million, or 20.3%, from $58.1 million at December 31, 1997 to $69.8 million at December 31, 1998. The increase was primarily due to the Branch Purchase less the amounts withdrawn from customer accounts for stock subscriptions.

     The Company obtained advances from the FHLB of Cincinnati in 1998 of $6.0 million repayable at an interest rate of 4.75% over the next three years. The funds were used to invest in investment securities available for sale with a yield of 6.00%.

     The Company's shareholders' equity increased $12.9 million, or 183% from $7.1 million at December 31, 1997 to $20.0 million at December 31, 1998. The increase was due principally to the sale of stock in the Conversion, $1.1 million of net income during the year and an increase in accumulated other comprehensive income of $427,000.

Comparison of Results of Operations for the Years Ended December 31, 1997, 1996 and 1995

     Net income was $1.1 million for the year ended December 31, 1998 compared to net income of $654,000 for the year ended December 31, 1997 and net income of $583,000 for the year ended December 31, 1996. The increase was achieved by a larger growth rate in interest-earning assets than interest-bearing liabilities. The Company's net interest margin increased 26 basis points to
4.10% for 1998 from 3.84% for 1997 and 3.83% for 1996.    Net income for 1998
resulted in a return on average assets of 1.37% compared to 1.01% for both 1997 and 1996, and a return on average equity of 5.49% for 1998 as compared to 9.94% for 1997 and 10.19% for 1996.

     Interest Income. Interest income totaled $5.8 million, $5.1 million and $4.5 million for the years ended December 31, 1998, 1997 and 1996, respectively. The average yield on interest-earning assets decreased to 7.4% in 1998 from 8.0% in 1997 and 8.1% in 1996. The decrease in 1998 was attributable to a reduction in rates received on loans, investment securities and other interest-earning assets. The slight decrease in 1997 was attributable to a slight reduction in market rates. The average balance of interest-earning assets increased $13.8 million in 1998 primarily in response to an increase in capital from the Conversion and an increase in FHLB advances of $6.0 million. The average balance of interest-earning assets increased $8.0 million in 1997 and $3.3 million in 1996, respectively, in response to corresponding increases in average balances of deposit accounts.

          The Company's primary source of interest income for the three-year period ended December 31, 1998 was from loans receivable. Interest income from loans receivable was $4.3 million, $4.0 million and $3.7 million for the years ended December 31, 1998, 1997 and 1996, respectively. The average yield earned on loans receivable was 8.8% in 1996 and 1997 and decreased to 8.4% in 1998.

The average balances of loans receivable also increased during the period with a $4.2 million increase in 1996, a $3.3 million increase in 1997 and a $5.8 million increase in 1998 due to strong loan demand in its market area. Interest income on investment securities increased in 1998 by $368,000 due to a $7.5 million increase in average balances coupled with a 40 basis point decrease in the average rates, and increased in 1997 by $170,000 due to a $2.9 million increase in average balances and a slight decrease in average rates.

          Interest Expense. Interest expense totaled $2.6 million, $2.7 million and $2.4 million for the three years ended December 31, 1998, 1997 and 1996, respectively. The decrease in interest expense during 1998 was due to a 30 basis point reduction in average rates coupled with a $2.1 million increase in average interest-bearing liabilities.

          Net Interest Income. Net interest income was $3.2 million, $2.4 million and $2.1 million for the years ended December 31, 1998, 1997 and 1996. The change in net interest income reflects a decrease in its interest rate spread from 3.4% for 1996, to 3.3% for 1997 and 3.0% for 1998, coupled with an increase in average interest-earning assets over average interest-bearing liabilities each year. The Company's net interest margin was 4.10%, 3.84% and 3.83% for the years ended December 31, 1998, 1997 and 1996.

          Provision for Loan Losses. The provision for loan losses was $24,000 in 1998, $150,000 in 1997 and zero in 1996. The amount of provision, if any, for any period is determined as of the end of the period based on a comparison of the amount of existing loan loss reserves with its analysis of various risk factors that affect the loan portfolio. The Company did not make any provision for loan losses during 1996, due in part to its history of modest charge-offs and strong asset quality. In 1997, the Bank saw an increase in past-due loans and classified assets. The Company's analysis of the reserve for loan losses led to the conclusion that a provision of $150,000 was necessary, even though charge-offs still remained modest at $18,000. In 1998, the Bank's past-due loans and classified assets decreased so the Company reduced its provision to $24,000. At December 31, 1998, the ratio of the allowance to non-performing loans was 132.98%.

          Noninterest Income. Noninterest income for the years ended December 31, 1998, 1997 and 1996 was $167,000, $121,000 and $150,000, respectively.
Noninterest income consists primarily of customer service fees related to customers' deposit accounts and loan service charges. Noninterest income increased from 1997 to 1998 due to an increase in the number of deposit accounts
and increased loan volume.   Noninterest income decreased from 1996 to 1997 due
to a $32,000 reduction in deposit account service charges. This reduction was a one-time adjustment on certain service charge accounts and management anticipates that deposit account service charges will return to historical levels in the future.

          Noninterest Expense. Noninterest expense for the years ended
December 31, 1998, 1997 and 1996 was $1.5 million, $1.4 million and $1.5 million, respectively. The higher noninterest expense in 1996 was primarily due to a special assessment for deposit insurance totaling $317,000 (see Note 8 of the Notes to Consolidated Financial Statements). The decrease in noninterest expense in 1997 was primarily due to a $401,000 decrease in federal deposit insurance premiums which was partially offset by an increase of $214,000 in compensation expense. The increase in compensation expense was due to the implementation of a long-term incentive plan for its Board of Directors and general salary increases. The increase in noninterest expense in 1998 was primarily due to a $60,000 increase in retirement plan contributions, a $47,000 increase in data processing fees, and general increases in other operating costs related to becoming a publicly-traded entity.

          The Company's operating efficiency, measured by its efficiency ratios (noninterest expense divided by the total of net interest income and noninterest income), was 46.8%, 53.8% and 64.7% for the years ended December 31, 1998, 1997 and 1996, respectively. The higher operating efficiency ratio for 1996 was due to the inclusion of the special assessment for deposit insurance in noninterest expense of $317,000. Excluding this special assessment, its adjusted operating efficiency ratio for 1996 would have been 50.8%. The slight increase in the ratio during 1997 was due to the addition of new employees to provide customer service for its increases in loans and deposits. The adjusted ratios of noninterest expense to average total assets ratio (excluding the FDIC special assessment) were 1.94%, 2.09% and 2.02% for the years ended December 31, 1998, 1997 and 1996, respectively.

          Income Taxes. The Company's effective tax rate was 37%, 36% and 28% for the years ended December 31, 1998, 1997 and 1996, respectively. The 1996 effective tax rate was lower than anticipated primarily due to the effect on deferred taxes of changes in its tax bad debt reserve and the methods required to be used to calculate tax bad debt deductions. See Note 7 of the Notes to Consolidated Financial Statements.

Sources of Capital and Liquidity

          The Bank has historically maintained substantial levels of capital. The assessment of capital adequacy depends on several factors, including asset quality, earnings trends, liquidity and economic conditions. The Company seeks to maintain high levels of regulatory capital to give the Company maximum flexibility in the changing regulatory environment and to respond to changes in market and economic conditions. These levels of capital have been achieved through consistent earnings enhanced by low levels of noninterest expense and have been maintained at those high levels as a result of its policy of moderate growth generally confined to its market area. Average equity to average total assets at December 31, 1998 and 1997 was 24.95%, and 10.12%, respectively. At December 31, 1998, it exceeded all current regulatory capital requirements and met the definition of a "well-capitalized" institution, the highest regulatory category.

          The net proceeds of the Conversion retained by the Company on January 1, 1998 have provided sufficient funds for its initial operations. The Company's primary sources of liquidity in the future will be dividends paid by the Bank, repayment of the ESOP loan and interest received on its other investments. The Bank is subject to certain regulatory limitations with respect to the payment of dividends to the Company.

          The Bank is required to maintain minimum levels of liquid assets as defined by OTS regulations. This requirement, which may be varied at the discretion of the OTS depending on economic conditions and deposit outflows, is based upon a percentage of deposits and, if any, short-term borrowings. At December 31, 1998, current OTS regulations required that a savings institution maintain liquid assets of not less than 4% of its average daily balance of net withdrawal deposit accounts and borrowings payable in one year or less, of which short-term liquid assets must consist of not less than 1%. At December 31, 1998, the Bank's liquidity, as measured for regulatory purposes, was 10.5% or $7.1 million in excess of the minimum OTS liquidity requirement of 5% and 8.5% or $5.8 million in excess of the OTS short-term liquidity requirement of 1%. The Bank seeks to maintain a relatively high level of liquidity in order to retain flexibility in terms of lending and investment opportunities and deposit pricing, and in order to meet funding needs of deposit outflows and loan commitments. Historically, the Bank has been able to meet its liquidity demands through internal sources of funding.

          The Company's most liquid assets are cash and amounts due from depository institutions, which are short-term highly liquid investments with original maturities of less than three months that are readily convertible to known amounts of cash. The levels of these assets are dependent on its operating, financing and investing activities during any given period. At December 31, 1998 and 1997, cash and amounts due from depository institutions totaled $6.1 million and $1.9 million, respectively.

          The Company's primary sources of funds are deposits, proceeds from principal and interest payments on loans and investment securities and earnings. While scheduled principal repayments on loans and investment securities are a relatively predictable source of funds, deposit flows and loan and investment securities prepayments are greatly influenced by general interest rates, economic conditions, competition and other factors. The Company does not solicit deposits outside of its market area through brokers or other financial institutions.

          The Company has also designated certain securities as available for sale in order to meet liquidity demands. At December 31, 1998, it had designated securities with a fair value of $33.0 million as available for sale. In addition to internal sources of funding, the Company as a member of the FHLB of Cincinnati has substantial borrowing authority with the FHLB of Cincinnati. The Company's use of a particular source of funds is based on need, comparative total costs and availability.

          At December 31, 1998, the Company had outstanding approximately $1.5 million in commitments to originate loans and unused lines of credit. At the same date, the total amount of certificates of deposit which were scheduled to mature in one year or less was $43.7 million. The Company anticipates that it will have resources to meet its current commitments through internal funding sources described above. Historically, it has been able to retain a significant amount of its deposits as they mature.

Year 2000 Readiness Disclosure

          Like most financial services companies, the Bank relies heavily on computers and other information technology systems. As the year 2000 approaches, an important business issue has emerged regarding how existing application software programs and operating systems can accommodate this date value. For many years, software applications routinely conserved magnetic storage space by using only two digits to record calendar years; for example, the year 1999 is stored as "99". On January 1, 2000, the calendars in many software applications will change from "99" to "00". Many of these software applications, in their current form, will produce erroneous results or will fail to run at all since their logic cannot deal with this transaction.

          The Bank has identified its most mission critical system as its on-line core account processing which is performed by a third party service provider. This service provider has advised the Bank that it is Year 2000 compliant and has successfully done testing with a number of its other customers. The service provider tested the Bank's equipment and links during the fourth quarter of 1998 and found them to be Year 2000 compliant. The Bank has developed a contingency plan for back-up manual processing in the event its current data processor is unable to operate because of Year 2000 problems. The Bank also uses personal computers and a variety of other software packages in other facets of its day-to-day operations. All of these systems have been either tested successfully or replaced with systems and software that is millennium compliant. Management believes that it has also identified all the equipment which relies on embedded computer chips to operate and has received correspondence from the vendors indicating that they are Year 2000 compliant. In addition to the risks posed by the Year 2000 readiness of its internal systems, the Bank recognizes that the Bank is exposed to Year 2000 risks from its customers. The Bank has surveyed its larger loan customers regarding their Year 2000 readiness and is working to increase their awareness of the problem. The Bank does not believe that the costs associated with its Year 2000 planning will have a material impact on its results of operations.

          Based on its testing and preparation, management does not currently believe that the Company's mission-critical systems are vulnerable to the Year 2000 problem or that the century date change will materially disrupt internal operations. Accordingly, management believes that the Company's most significant internal risk from the Year 2000 problem is either that Year 2000 problems will affect the ability of some loan customers to make payments on a timely basis or that problems will occur in less critical systems. Management believes that the Company's most significant external risk from the Year 2000 problem is that the Year 2000 failures of others will cause an interruption of basic services such as electrical power, telecommunications or government services. Although the Company has received assurances of Year 2000 compliance from most of these providers, there can be no assurance that Year 2000 failures on the part of these parties will not have a material adverse effect on the Company.

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

          Virtually all of the Company's assets and liabilities are monetary. As a result, changes in interest rates have a greater impact on its performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

Impact of New Accounting Standards

          The following are recently issued accounting standards which the Company has yet to adopt. For information about recent accounting standards which it has adopted, see the Notes to Consolidated Financial Statements in this report.

          Employers' Disclosures about Pensions and Other Post-retirement Benefits. In February 1998, the FASB issued Statement of Financial Accounting Standards No. 132, "Employers' Disclosures about Pensions and Other Post-retirement Benefits." SFAS No. 132 revises employers' disclosures about pension and other post retirement benefit plans but does not change the measurement or recognition of those plans. SFAS No. 132 amends FASB Statements 87, 88 and 106 and is effective for fiscal years beginning after December 15, 1997. SFAS No. 132 does not apply to any of the benefit plans it currently provides or anticipates providing to its employees in the near future. Therefore, it did not have any effect on its financial condition, results of operations, or preparation of its Consolidated Financial Statements.

          Accounting for Derivative Instruments and Hedging Activities. In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No.133 establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. It supersedes FASB Statements No. 80, "Accounting for Future Contracts," No. 105, "Disclosure of Information about Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentrations of Credit Risk," and No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments." It amends FASB Statement No. 107, "Disclosure About Fair Value of Financial Investments" to include in Statement No. 107 the disclosure provisions about concentrations of credit risk from Statement No. 105. This Statement is effective for all fiscal quarters of fiscal years beginning June 15, 1999. The Statement is required to be applied retroactively to financial statements of prior periods. The Company is currently assessing the impact of this statement on its consolidated financial statements and will adopt the statement during 1999.

          Accounting for Mortgage-Backed Securities After Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise. In October 1998, the FASB issued Statement of Financial Accounting Standards No. 134, "Accounting for Mortgage-Backed Securities after

Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise." SFAS No. 134 amends FASB Statement No. 65, "Accounting for Certain Mortgage Banking Activities," which establishes accounting and reporting standards for certain activities of mortgage banking enterprises and other enterprises that conduct operations that are substantially similar to the primary operations of a mortgage banking enterprise. The Company is not currently entering into any transactions related to securitization of mortgage loans, nor does the Company anticipate entering into any transactions of this nature in the future. Therefore, SFAS No. 134 will not have any effect on the Company's consolidated financial condition or results of operations.

                [PUGH & COMPANY, P.C. LETTERHEAD APPEARS HERE]

                         INDEPENDENT AUDITOR'S REPORT



Board of Directors
United Tennessee Bankshares, Inc.
Newport, Tennessee


We have audited the accompanying consolidated statements of financial condition of United Tennessee Bankshares, Inc. and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of income, comprehensive income, changes in shareholders' equity, and cash flows for the years ended December 31, 1998, 1997 and 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of United Tennessee Bankshares, Inc. and subsidiary as of December 31, 1998 and 1997, and the results of their operations and their cash flows for the years ended December 31, 1998, 1997 and 1996, in conformity with generally accepted accounting principles.


                                        /s/ PUGH & COMPANY, P.C.
                                        ----------------------------
                                        Certified Public Accountants
                                        January 29, 1999

                UNITED TENNESSEE BANKSHARES, INC. AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION




                                                    As of December 31,       1998                    1997
                                                                         -----------             -----------
                                                         ASSETS
Cash and Amounts Due From Depository Institutions                        $ 6,131,189             $ 1,891,544
Cash Received for Stock Subscriptions                                              0              23,598,226
Investment Securities:
 Available for Sale, at Fair Value                                        33,022,478              15,204,003
 Held to Maturity, at Amortized Cost                                       2,431,337               1,077,494
Loans Receivable, Net                                                     53,346,088              47,158,115
Premises and Equipment, Net                                                  474,029                 196,056
Foreclosed Real Estate - Held for Sale                                             0                  18,900
Accrued Interest Receivable                                                  442,523                 377,485
Goodwill, Net of Amortization                                              1,193,208                       0
Prepaid Conversion Costs                                                           0                 466,862
Other Assets                                                                  29,476                  18,979
                                                                         -----------             -----------
TOTAL ASSETS                                                             $97,070,328             $90,007,664
                                                                         ===========             ===========

                                                   LIABILITIES AND EQUITY
LIABILITIES
Deposits
 Demand                                                                 $ 21,114,767              17,467,564
 Term                                                                     48,720,497              40,603,811
 Escrow Accounts for Stock Subscriptions                                           0              23,598,226
                                                                         -----------              ----------
  Total Deposits                                                          69,835,264              81,669,601

Advances From Federal Home Loan Bank                                       5,688,579                       0
Accrued Interest Payable                                                     289,738                 254,683
Accrued Income Taxes                                                          38,185                 209,292
Deferred Income Taxes                                                        859,523                 594,502
Other Liabilities                                                            389,523                 227,698
                                                                         -----------              ----------
  Total Liabilities                                                       77,100,812              82,955,776
                                                                         -----------              ----------


SHAREHOLDERS' EQUITY
Common Stock - No Par Value, Authorized
20,000,000 Shares; Issued and Outstanding
 1,382,012 Shares in 1998 (None in 1997)                                  13,091,119                       0
Unearned Compensation - Employee Stock Ownership Plan                     (1,129,086)                      0
Shares in Grantor Trust - Contra Account                                    (137,210)                      0
Retained Earnings                                                          6,950,529               6,285,141
Accumulated Other Comprehensive Income                                     1,194,164                 766,747
                                                                         -----------             -----------
  Total Shareholders' Equity                                              19,969,516               7,051,888
                                                                         -----------             -----------
TOTAL LIABILITIES AND EQUITY                                             $97,070,328             $90,007,664
                                                                         ===========             ===========

   The accompanying notes are an integral part of these financial statements.

                UNITED TENNESSEE BANKSHARES, INC. AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME




               For the Years Ended December 31,          1998                   1997                   1996
                                                 -------------------    -------------------    -------------------
INTEREST INCOME
 Loans                                                    $4,320,801             $4,009,224             $3,719,759
 Investment Securities                                     1,265,559                896,464                726,423
 Other Interest-Earning Assets                               196,844                214,289                 90,035
                                                 -------------------    -------------------    -------------------
  Total Interest Income                                    5,783,204              5,119,977              4,536,217
                                                 -------------------    -------------------    -------------------

INTEREST EXPENSE
 Deposits                                                  2,553,048              2,710,757              2,399,548
 Advances From Federal Home Loan Bank                         56,078                      0                      0
                                                 -------------------    -------------------    -------------------
  Total Interest Expense                                   2,609,126              2,710,757              2,399,548
                                                 -------------------    -------------------    -------------------

NET INTEREST INCOME                                        3,174,078              2,409,220              2,136,669

PROVISION FOR LOAN LOSSES                                     24,000                150,000                      0
                                                 -------------------    -------------------    -------------------

NET INTEREST INCOME AFTER PROVISION
 FOR LOAN LOSSES                                           3,150,078              2,259,220              2,136,669
                                                 -------------------    -------------------    -------------------

NONINTEREST INCOME
 Deposit Account Service Charges                              91,195                 50,562                 82,627
 Loan Service Charges and Fees                                62,594                 57,852                 57,194
 Net Gain (Loss) on Sales of Investment
 Securities Available for Sale                                   312                      0                 (3,589)
 Other                                                        12,800                 12,229                 13,395
                                                 -------------------    -------------------    -------------------
  Total Noninterest Income                                   166,901                120,643                149,627
                                                 -------------------    -------------------    -------------------


NONINTEREST EXPENSE
 Compensation and Benefits                                   665,802                731,233                517,002
 Occupancy and Equipment                                     153,260                150,446                146,133
 Federal Deposit Insurance Premiums                           52,554                 51,000                452,000
 Data Processing Fees                                        157,784                110,564                112,856
 Advertising and Promotion                                    68,456                 54,931                 53,468
 Amortization                                                  7,666                      0                      0
 Other                                                       441,495                263,027                196,570
                                                 -------------------    -------------------    -------------------
  Total Noninterest Expense                                1,547,017              1,361,201              1,478,029
                                                 -------------------    -------------------    -------------------

INCOME BEFORE INCOME TAXES AND CUMULATIVE
 EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE                  1,769,962              1,018,662                808,267

INCOME TAXES                                                 651,539                365,008                224,800
                                                 -------------------    -------------------    -------------------

INCOME BEFORE CUMULATIVE EFFECT
 OF CHANGE IN ACCOUNTING PRINCIPLE                         1,118,423                653,654                583,467

CUMULATIVE EFFECT ON PRIOR YEARS OF
ACCOUNTING CHANGE PURSUANT TO
EITF 97-14 (LESS APPLICABLE INCOME
 TAXES OF $10,907)                                           (16,610)                      0                      0
                                                 -------------------     -------------------    -------------------

NET INCOME                                                $1,101,813               $653,654               $583,467
                                                 ===================    ===================    ===================

EARNINGS PER SHARE                                             $0.77                    N/A                    N/A
                                                 ===================    ===================    ===================

   The accompanying notes are an integral part of these financial statements.

                UNITED TENNESSEE BANKSHARES, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME



                   For the Years Ended December 31,      1998                   1997                  1996
                                                   ------------------    ------------------    ------------------
NET INCOME                                            $1,101,813             $ 653,654              $583,467
                                                      ----------             ---------              --------
OTHER COMPREHENSIVE INCOME, NET OF TAX:
 Unrealized Gains on Investment Securities               689,693               476,329               158,339
 Less Reclassification Adjustment of
  Gains/Losses Included in Net Income                       (312)                    0                 3,589
 Less Income Taxes Related to Unrealized
  Gains on Investment Securities                        (261,964)             (181,005)              (61,533)
                                                      ----------             ---------              --------
   Other Comprehensive Income, Net of Tax                427,417               295,324               100,395
                                                      ----------             ---------              --------
COMPREHENSIVE INCOME                                  $1,529,230             $ 948,978              $683,862
                                                      ==========             =========              ========


  The accompanying notes are an integral part of these financial statements.

                       UNITED TENNESSEE BANKSHARES, INC.

                                 AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                  For the Three Years Ended December 31, 1998

                                                                Shares in                    Accumulated
                                                Unearned         Grantor                         Other           Total
                                 Common      Compensation -   Trust-Contra      Retained     Comprehensive    Shareholders'
                                  Stock           ESOP           Account        Earnings        Income           Equity
                                 ------      ---------------  ------------      --------     -------------    -------------
BALANCES, JANUARY 1, 1996      $         0    $         0      $       0      $5,048,020       $  371,028      $ 5,419,048

Net Income                               0              0              0         583,467                0          583,467

Other Comprehensive Income               0              0              0               0          100,395          100,395
                               -----------    -----------      ---------      ----------       ----------      -----------

BALANCES, DECEMBER 31, 1996              0              0              0       5,631,487          471,423        6,102,910

Net Income                               0              0              0         653,654                0          653,654

Other Comprehensive Income               0              0              0               0          295,324          295,324
                               -----------    -----------      ---------      ----------       ----------      -----------

BALANCES, DECEMBER 31, 1997              0              0              0       6,285,141          766,747        7,051,888

Net Effect of Stock Conversion  13,975,678     (1,164,000)             0               0                0       12,811,678

Repurchase and Retirement of
  72,737 Shares of Common Stock
  at Cost                         (884,559)             0              0               0                0         (884,559)

Net Income                               0              0              0       1,101,813                0        1,101,813

Dividends Paid                           0              0              0        (436,425)               0         (436,425)

Payment on ESOP Loan With
 Dividends Received                      0         34,914              0               0                0           34,914

Setup of Contra Account
  Pursuant to EITF-97-14 and
  Accounting Change                      0              0       (137,210)              0                0         (137,210)

Other Comprehensive Income               0              0              0               0          427,417          427,417
                               -----------    -----------      ---------      ----------       ----------      -----------

BALANCES, DECEMBER 31, 1998    $13,091,119    $(1,129,086)     $(137,210)     $6,950,529       $1,194,164      $19,969,516
                               ===========    ===========      =========      ==========       ==========      ===========


  The accompanying notes are an integral part of these financial statements.

                UNITED TENNESSEE BANKSHARES, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                     For the Years Ended December 31,        1998                    1997                    1996
                                                             ----                    ----                    ----
OPERATING ACTIVITIES
 Net Income                                              $  1,101,813             $   653,654             $   583,467
                                                         ------------             -----------             -----------
 Adjustments to Reconcile Net Income to Net
  Cash Provided by Operating Activities:
   Cumulative Effect of Change in
    Accounting Principle                                       16,610                       0                       0
   Provision for Loan Losses                                   24,000                 150,000                       0
   Depreciation                                                46,404                  43,721                  44,450
   Amortization of Organization Costs                           1,000                       0                       0
   Amortization of Goodwill                                     6,666                       0                       0
   Amortization of Investment Securities
    Premiums and Discounts, Net                                 3,210                 (26,200)                 (7,612)
   Increase (Decrease) in Unearned Loan Fees                  (17,541)                 16,058                  13,150
   Net Gain On Sales of Foreclosed Real Estate                 (1,100)                 (1,858)                 (5,377)
   Federal Home Loan Bank Stock Dividends                     (40,300)                (37,500)                (34,000)
   Net (Gain) Loss on Sale of Investment
    Securities Available for Sale                                (312)                      0                   3,589
   Deferred Income Taxes (Benefit)                             13,964                 (71,051)                 18,584
   (Increase) Decrease in:
    Accrued Interest Receivable                               (65,038)                (83,128)               (101,187)
    Prepaid Conversion Costs                                  466,862                (466,862)                      0
    Other Assets                                               (9,921)                 50,801                 (22,731)
   Increase (Decrease) in:
    Accrued Interest Payable                                  (59,940)                 28,686                  28,375
    Accrued Income Taxes                                     (171,107)                209,292                       0
    Other Liabilities                                          (2,902)                196,723                 (12,762)
                                                         ------------             -----------             -----------
     Total Adjustments                                        210,555                   8,682                 (75,521)
                                                         ------------             -----------             -----------
      Net Cash Provided by
       Operating Activities                                 1,312,368                 662,336                 507,946
                                                         ------------             -----------             -----------
INVESTING ACTIVITIES
 Cash and Cash Equivalents Received
  in  Purchase of Branch                                   13,491,665                       0                       0
 Purchase of Investment Securities Available
  for Sale                                                (25,389,392)             (4,975,359)             (3,965,945)
 Proceeds From Sales of Investment Securities
  Available for Sale                                        1,000,312                       0               1,003,203
 Proceeds From Maturities of Investment
  Securities Available for Sale                             3,500,000                 500,000                 500,000
 Principal Payments Received on Investment
  Securities Available for Sale                             3,797,388               1,500,756               1,260,389
 Purchases of Investment Securities
  Held To Maturity                                         (1,641,799)               (157,556)               (166,667)
 Proceed From Maturities of Investment
  Securities Held to Maturity                                 240,000                 290,000                       0
 Principal Payments Received on Investment
  Securities Held to Maturity                                  47,956                   1,729                       0
  Net Increase In Loans                                    (6,168,493)             (3,204,312)             (3,872,912)
  Purchases of Plant and Equipment, Net                       (39,377)                (12,022)                (22,427)
  Proceeds From Sales of Foreclosed Real Estate                20,000                  93,015                       0
                                                         ------------             -----------             -----------
      Net Cash Used in Investing Activities               (11,141,740)             (5,963,749)             (5,264,359)
                                                         ------------             -----------             -----------


  The accompanying notes are an integral part of these financial statements.

                UNITED TENNESSEE BANKSHARES, INC. AND SUBSIDIARY

       For the Years Ended December 31,                     1998                    1997                    1996
                                                            ----                    ----                    ----
FINANCING ACTIVITIES
 Repurchase and Retirement of Common Stock                   (884,559)                      0                       0
 Dividends Paid                                              (436,425)                      0                       0
 Net (Increase) Decrease in Cash Received
  From Stock Subscriptions                                 23,598,226             (23,598,226)                      0
 Net Cash Proceeds From Issuance
  of Common Stock                                           7,195,365                       0                       0
 Net Increase (Decrease) in Stock
  Subscription Escrow Accounts                            (23,598,226)             23,598,226                       0
 Net Increase in Deposits                                   2,506,057               4,304,430               5,812,778
 Advances From the Federal Home Loan Bank                   6,000,000                       0                       0
 Repayment of Advances From Federal
  Home Loan Bank                                             (311,421)                      0                       0
                                                         ------------            ------------              ----------
     Net Cash Provided by Financing Activities             14,069,017               4,304,430               5,812,778
                                                         ------------            ------------              ----------
NET INCREASE (DECREASE) IN
 CASH AND CASH EQUIVALENTS                                  4,239,645                (996,983)              1,056,365
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                1,891,544               2,888,527               1,832,162
                                                         ------------            ------------              ----------
CASH AND CASH EQUIVALENTS, END OF YEAR                   $  6,131,189            $  1,891,544              $2,888,527
                                                         ============            ============              ==========
Supplementary Disclosures of Cash Flow Information:
 Cash Paid During the Year For:
  Interest                                               $  2,574,071            $  2,682,071              $2,371,173
  Income Taxes                                           $    833,809                 192,440              $  231,305
Supplementary Disclosures of Noncash Investing Activities:
 Sale of Foreclosed Real Estate
  by Origination of Mortgage Loans                       $          0            $     56,968              $   61,000
 Acquisition of Foreclosed Real Estate                   $          0            $    167,025              $   49,380
 Change in Unrealized Gain on Investment
  Securities Available for Sale                          $    689,381            $    476,329              $  161,928
 Change in Deferred Income Tax Associated
 With Unrealized Gain on Investment
  Securities Available for Sale                          $    261,964            $    181,005              $   61,533
 Change in Net Unrealized Gain on Investment
  Securities Available for Sale                          $    427,417            $    295,324              $  100,395
 Purchase of Branch:
  Fair Value of Assets Acquired:
   Cash and Cash Equivalents                             $ 13,491,665            $          0              $        0
   Loans                                                       25,939                       0                       0
   Premises and Equipment                                     285,000                       0                       0
   Other Assets                                                 1,576                       0                       0
                                                         ------------            ------------              ----------
    Fair Value of Assets Acquired                          13,804,180                       0                       0
                                                         ------------            ------------              ----------
  Fair Value of Liabilities Assumed:
   Deposits                                                14,909,059                       0                       0
   Accrued Interest Payable                                    94,995                       0                       0
                                                         ------------            ------------              ----------
  Fair Value of Liabilities Assumed                        15,004,054                       0                       0
                                                         ------------            ------------              ----------
 Excess of Cost Over Fair Value
  of Assets Acquired                                     $  1,199,874            $          0              $        0
                                                         ============            ============              ==========

  The accompanying notes are an integral part of these financial statements.

               UNITED TENNESSEE BANKSHARES, INC. AND SUBSIDIARY

                     For the Years Ended December 31,              1998                       1997                    1996
                                                                ----------                  --------                --------
Supplementary Disclosures of Noncash Financing Activities:
 Issuance of Common Stock by Withdrawal From
  Subscribers' Accounts for Stock Purchase                      $5,651,227                      $0                      $0
 Issuance of Common Stock in Exchange for
  ESOP Note                                                     $1,164,000                      $0                      $0
 Reduction of ESOP Note With
  Dividends Received                                            $   34,914                      $0                      $0
 Reimbursement of Bank for Prepaid Conversion
  Costs From Stock Subscription Receipts                        $  571,822                      $0                      $0
 Cumulative Effect of Change in Accounting Principle:
  Increase in Other Liabilities                                 $  164,727                      $0                      $0
  Decrease in Deferred Tax Liability                            $   10,907                      $0                      $0
  Increase in Contra Equity Account                             $  137,210                      $0                      $0

  The accompanying notes are an integral part of these financial statements.

                       UNITED TENNESSEE BANKSHARES, INC.
                                AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       December 31, 1998, 1997 and 1996


NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES

Basis of Consolidation - On January 1, 1998, Newport Federal Savings and Loan Association converted from a mutual savings association to a capital stock savings bank, changed its name to Newport Federal Bank, and was simultaneously acquired by its holding company, United Tennessee Bankshares, Inc. See Note 13 for additional information concerning the Association's stock conversion. The 1998 consolidated financial statements include the accounts of United Tennessee Bankshares, Inc. and its wholly owned subsidiary, Newport Federal Bank. The 1997 and 1996 consolidated financial statements include the accounts of Newport Federal Bank (formerly Newport Federal Savings and Loan Association) and its service corporation subsidiary, NFS Service Corporation. In December 1997 the service corporation subsidiary was dissolved and its only asset (a $15,000 investment in Data Services Corporation of Cincinnati, Ohio) was transferred to Newport Federal Bank. All intercompany accounts have been eliminated.

Nature of Operations - The Bank provides a variety of financial services to individuals and corporate customers through its three offices in Newport, Tennessee. The Association's primary deposit products are interest-bearing savings accounts and certificates of deposit. Its primary lending products are one-to-four family first mortgage loans.

Reclassifications - Certain items in the 1996 and 1997 consolidated financial statements have been reclassified to conform with the 1998 consolidated financial statements.

Consolidated Statement of Comprehensive Income - In June 1997 the Financial Accounting Standards Board issued SFAS No. 130, Reporting Comprehensive Income. This statement establishes standards for reporting comprehensive income and its components in the consolidated financial statements. The object of the statement is to report a measure of all changes in equity of an enterprise that results from transactions and other economic events of the period other than transactions with owners. Items included in comprehensive income include revenues, gains and losses that under generally accepted accounting principles are directly charged to equity. Examples include foreign currency translations, pension liability adjustments and unrealized gains and losses on investment securities available for sale. The Company adopted this statement in 1998 and has included its comprehensive income in separate consolidated statements of comprehensive income for the years ended December 31, 1998, 1997 and 1996.

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

Cash and Cash Equivalents - Cash and cash equivalents include "Cash and Amounts Due from Depository Institutions."

Cash and Amounts Due From Depository Institutions - Cash and amounts due from depository institutions includes the following approximate amounts on deposit with the Federal Home Loan Bank of Cincinnati:

                                                    12/31/98    12/31/97
                                                   ----------  ----------

     Unrestricted Deposits                         $5,223,000  $1,308,000

Investment Securities - In accordance with SFAS No. 115, the Company and Bank have segregated their investment securities into the following categories:

(a) Held to Maturity - These debt securities are carried at cost, adjusted for amortization of premiums and accretion of discounts, which are recognized as adjustments to interest income, using a method which approximates the level yield method. In placing securities in this category, management has expressed a positive intent and ability to hold such securities until they mature. Management has classified all of its obligations of states and political subdivisions in its held to maturity portfolio.

(b) Available for Sale - All other debt and equity securities have been placed in this category. These securities are carried at fair value based on quoted market prices for securities that are marketable. Fair value for non-marketable securities is estimated to be equivalent to historical cost. Securities placed in this category may be sold in response to changes in interest rates, liquidity needs, or for other purposes. Any unrealized gain or loss is reported in the consolidated statements of comprehensive income, net of any deferred tax effect.

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

Recognition of Interest on Loans - Interest on loans is calculated by using the simple interest method on the principal outstanding. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrowers' financial condition is such that the collection of interest is doubtful. The Bank's nonaccrual policy conforms to regulatory requirements that generally require the placement of loans which are ninety or more days past due on nonaccrual status, unless the loan is both well secured and in the process of collection.

Premises and Equipment, Net - Premises and equipment are stated at cost less accumulated depreciation. Depreciation, computed principally using the straight-line method for financial accounting purposes and accelerated methods for income tax reporting purposes, is based on estimated useful lives of five to thirty years.

Goodwill - During 1998, the Bank purchased a branch from Union Planters Bank of the Lakeway area, as disclosed in the consolidated statements of cash flows. The excess of cost over fair value of net assets acquired is being amortized in accordance with Statement of Financial Accounting Standards No. 72, Accounting for Certain Acquisitions of Banking or Thrift Institutions, using the straight-line method over fifteen years.

Organizational Costs - Organizational costs of the holding company totalling $5,000 are included in other assets, net of amortization over a five year period.

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

Earnings Per Share - Earnings per share is based on the weighted average number of shares outstanding during the year. For the year ended December 31, 1998, the weighted average number of shares was 1,438,613. During the year ended December 31, 1998, the Company did not have any dilutive securities. Prior to January 1, 1998, the Company did not have any shares outstanding.


NOTE 2 - INVESTMENT SECURITIES:

The amortized cost and estimated fair value of investment securities classified as available for sale are as follows:

                                         Investment Securities Available for Sale
                                     -------------------------------------------------
                                                    Gross       Gross       Estimated
                                      Amortized   Unrealized  Unrealized       Fair
                                         Cost       Gains       Losses         Value
                                     -----------  ----------  ----------   -----------
As of December 31, 1998:
-----------------------
Debt Securities:
 U.S. Treasury Securities and
  Obligations of  U.S. Government
  Corporations and Agencies          $ 6,495,770  $   58,729    $ (7,612)  $ 6,546,887
 Mortgage-Backed Securities           23,969,590     130,690     (34,601)   24,065,679
                                     -----------  ----------    --------   -----------
  Total Debt Securities               30,465,360     189,419     (42,213)   30,612,566
                                     -----------  ----------    --------   -----------

Equity Securities:
 Federal Home Loan Bank
  of Cincinnati Stock, at Cost           588,600           0           0       588,600
 Federal Home Loan Mortgage
  Corporation Preferred Stock             27,448   1,778,864           0     1,806,312
 Data Services Corporation Stock,
  at Cost                                 15,000           0           0        15,000
                                     -----------  ----------    --------   -----------
   Total Equity Securities               631,048   1,778,864           0     2,409,912
                                     -----------  ----------    --------   -----------
                                     $31,096,408  $1,968,283    $(42,213)  $33,022,478
                                     ===========  ==========    ========   ===========

                                         Investment Securities Available for Sale
                                     ------------------------------------------------
                                                    Gross        Gross      Estimated
                                      Amortized   Unrealized   Unrealized      Fair
                                         Cost       Gains        Losses        Value
                                     -----------  ----------   ----------  -----------
As of December 31, 1997:
-----------------------------------
Debt Securities:
 U.S. Treasury Securities and
  Obligations of  U.S. Government
  Corporations and Agencies          $ 3,985,829  $   40,901    $   (937)  $ 4,025,793
 Mortgage-Backed Securities            9,390,737      92,994     (44,373)    9,439,358
                                     -----------  ----------    --------   -----------
   Total Debt Securities              13,376,566     133,895     (45,310)   13,465,151
                                     -----------  ----------    --------   -----------

Equity Securities:
 Federal Home Loan Bank
  of Cincinnati Stock, at Cost           548,300           0           0       548,300
 Federal Home Loan Mortgage
  Corporation Preferred Stock             27,448   1,148,104           0     1,175,552
 Data Services Corporation Stock,
  at Cost                                 15,000           0           0        15,000
                                     -----------  ----------    --------   -----------
   Total Equity Securities               590,748   1,148,104           0     1,738,852
                                     -----------  ----------    --------   -----------
                                     $13,967,314  $1,281,999    $(45,310)  $15,204,003
                                     ===========  ==========    ========   ===========


Gross realized gains and losses from sales of investment securities classified as available for sale are as follows:

                             For the Years Ended December 31,
                             ---------------------------------
                              1998         1997         1996
                             -----        -----       --------
Gross Realized Gains         $ 312        $   0       $     0
Gross Realized Losses            0            0        (3,589)
                             -----        -----       -------
                             $ 312        $   0       $(3,589)
                             =====        =====       =======

Mortgage-backed securities consist of the following:


                         December 31, 1998        December 31, 1997
                      ------------------------  ----------------------

                                    Estimated               Estimated
                       Amortized      Fair      Amortized     Fair
                         Cost         Value        Cost       Value
                      -----------  -----------  ----------  ----------
FNMA Certificates     $13,441,696  $13,488,158  $1,790,034  $1,797,635

GNMA Certificates       4,581,429    4,628,022   2,873,508   2,954,819
FHLMC Certificates      5,946,465    5,949,499   4,727,195   4,686,904
                      -----------  -----------  ----------  ----------
                      $23,969,590  $24,065,679  $9,390,737  $9,439,358
                      ===========  ===========  ==========  ==========

The amortized cost and estimated fair value of investment securities classified as held to maturity are as follows:

                                 Investment Securities Held to Maturity
                              ---------------------------------------------

                                            Gross       Gross     Estimated
                               Amortized  Unrealized  Unrealized    Fair
                                 Cost       Gains      Losses       Value
                              ----------  ----------  ----------  ----------
As of December 31, 1998:
----------------------------
 Obligations of States and
  Political Subdivisions      $2,431,337  $   21,169  $        0  $2,452,506
                              ==========  ==========  ==========  ==========

As of December 31, 1997:
----------------------------
 Obligations of States and
  Political Subdivisions      $1,077,494  $   27,180  $        0  $1,104,674
                              ==========  ==========  ==========  ==========

The obligations of states and political subdivisions shown above are issued by state and local governmental instrumentalities in the State of Tennessee and are backed by the full faith and credit of said issuing instrumentalities.

The amortized cost and estimated fair value of debt securities as of December 31, 1998, by contractual maturity, are as follows:

                               Available for Sale       Held to Maturity
                           ------------------------  ----------------------
                                         Estimated               Estimated
                             Amortized      Fair      Amortized     Fair
                               Cost        Value        Cost       Value
                           -----------  -----------  ----------  ----------
Due in One Year or Less    $ 1,191,193  $ 1,191,202  $        0  $        0
Due After One Year
 Through Five Years          8,406,433    8,499,103     863,476     863,476
Due After Five Years
 Through Ten Years           2,942,902    2,929,187   1,567,861   1,589,030
Due After Ten Years         17,924,832   17,993,074           0           0
                           -----------  -----------  ----------  ----------
                           $30,465,360  $30,612,566  $2,431,337  $2,452,506
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

The Company and Bank did not sell any investment securities classified as held to maturity, or transfer any investment securities between categories, during the years ended December 31, 1998, 1997, and 1996.

Investments with book values of approximately $1,900,000 and $1,600,000 (which approximates market values) as of December 31, 1998 and 1997, respectively, were pledged to secure deposits of public funds.


NOTE 3 - LOANS RECEIVABLE

The Bank provides mortgage and consumer lending services to individuals primarily in the East Tennessee area. Loans receivable are summarized as follows:

                                                       As of December 31,
                                                    ------------------------
                                                        1998         1997
                                                    -----------  -----------
First mortgage loans (principally conventional):
 Secured by one-to-four family residences           $41,833,451  $40,482,484
 Secured by other properties                          7,266,548    3,493,067
 Construction loans                                   3,235,450    3,266,150
                                                    -----------  -----------
                                                     52,335,449   47,241,701
Less:
 Undisbursed portion of construction loans              748,375    1,308,467
 Net deferred loan origination fees                     260,472      278,013
                                                    -----------  -----------
  Net first mortgage loans                           51,326,602   45,655,221
                                                    -----------  -----------
Consumer and commercial loans:
 Loans to depositors, secured by deposits               847,663      634,113
 Automobile                                             812,992      646,007
 Home equity and second mortgage                        161,872      243,213
 Other                                                  838,222      608,017
                                                    -----------  -----------
                                                      2,660,749    2,131,350
Less unearned interest                                      281          787
                                                    -----------  -----------
  Net consumer and commercial loans                   2,660,468    2,130,563
                                                    -----------  -----------
Less allowance for loan losses                          640,982      627,669
                                                    -----------  -----------
                                                    $53,346,088  $47,158,115
                                                    ===========  ===========

The Bank had outstanding loan commitments of approximately $1,490,000 and $1,891,000 (in addition to undisbursed portion of construction loans) at rates ranging from 6% to 10% as of December 31, 1998 and 1997, respectively.

Activity in the allowance for loan losses consists of the following:

                                               For the Years Ended December 31,
                                               -------------------------------
                                                 1998       1997       1996
                                               ---------  ---------  ---------

Allowance at beginning of year                 $627,669   $493,718   $496,445
 Provision charged to expense                    24,000    150,000          0
 Recoveries of loans previously charged off       4,179      1,567      4,411
 Loans charged off                              (14,866)   (17,616)    (7,138)
                                               --------   --------   --------
Allowance at end of year                       $640,982   $627,669   $493,718
                                               ========   ========   ========

The Bank has recognized the following amounts related to impaired loans in conformity with FASB Statements No. 114 and No. 118:

                                                             As of December 31,
                                                             ------------------
                                                               1998      1997
                                                             --------  --------
Recorded value of all impaired loans                         $482,000  $818,000
Average individual loan balance                              $ 28,000  $ 29,000
Total allowance for loan losses related to impaired loans    $      0  $      0

The Bank has had a decrease in past-due loans and foreclosures in 1998 which caused impaired loans to decrease.

The Bank records payments received on impaired loans that are well secured and in the process of collection on the cash receipts method, whereby payments are first applied to accrued interest and then to reduce principal balances. Payments received on impaired loans which do not represent a remote chance of further loss to the Bank are credited to the loan's principal balance under the cost recovery method. The following is a summary of cash receipts on impaired loans and how they were applied during the periods indicated:

                                                       For the Years
                                                     Ended December 31,
                                                     ------------------
                                                       1998       1997
                                                     -------    -------
Cash receipts applied to reduce principal balance    $14,793    $ 3,070
Cash receipts recognized as interest income           41,641     72,511
                                                     -------    -------
Total cash receipts                                  $56,434    $75,581
                                                     =======    =======


NOTE 4 - PREMISES AND EQUIPMENT, NET

Premises and equipment, net are summarized as follows:

                                  As of December 31,
                                 --------------------
                                    1998       1997
                                 ----------  --------
Land                             $  148,100  $ 46,000
Buildings                           752,830   606,430
Furniture and equipment             323,778   249,151
                                 ----------  --------
                                  1,224,708   901,581
Less accumulated depreciation       750,679   705,525
                                 ----------  --------
                                 $  474,029  $196,056
                                 ==========  ========

Depreciation expense for the years ended December 31, 1998, 1997 and 1996 totalled $46,404, $43,721, and $44,450, respectively.

NOTE 5 - DEPOSITS

A summary of deposits is as follows:

                                                           As of December 31,
                                                         ------------------------
                                                             1998         1997
                                                         -----------  -----------
Demand Deposits:
 Now Accounts                                            $ 6,864,925  $ 3,837,853
 Money Market Deposit Accounts                             3,643,861    2,738,994
 Passbook Savings                                         10,605,981   10,890,717
                                                         -----------  -----------
   Total Demand Deposits                                  21,114,767   17,467,564
                                                         -----------  -----------
Term Deposits:
 Less than $100,000                                       35,402,038   27,470,014
 $100,000 or More                                         13,318,459   13,133,797
                                                         -----------  -----------
  Total Term Deposits                                     48,720,497   40,603,811
                                                         -----------  -----------
Escrow Accounts for Stock Subscriptions (See Note 13)              0   23,598,226
                                                         -----------  -----------
                                                         $69,835,264  $81,669,601
                                                         ===========  ===========

Deposits in excess of $100,000 are not federally insured.

The scheduled maturities of certificates of deposit as of December 31, 1998 are as follows:

     1999                                                $43,720,065
     2000                                                  4,545,043
     2001                                                    455,389
                                                         -----------
                                                         $48,720,497
                                                         ===========


NOTE 6 - ADVANCES FROM FEDERAL HOME LOAN BANK

In November 1998, the Bank obtained an advance from the Federal Home Loan Bank of Cincinnati (FHLB). The advance is repayable monthly at 4.75% over three years. Interest expense associated with the advance from the FHLB totalled $56,078 for the year ended December 31, 1998. Pursuant to the Bank's collateral agreement with the FHLB, advances are secured by the Bank's FHLB stock and qualifying first mortgage loans. The scheduled maturities of the advances from the FHLB as of December 31, 1998 are as follows:

     1999                                                 $1,921,091
     2000                                                  2,014,355
     2001                                                  1,753,133
                                                          ----------
                                                          $5,688,579
                                                          ==========


NOTE 7 - INCOME TAXES

Income taxes as shown in the consolidated statements of income differ from the amount computed using the statutory federal income tax rate for the following reasons:

                                        For the Years Ended December 31,
                       ------------------------------------------------------------------
                               1998                   1997                   1996
                       --------------------   --------------------   --------------------
                                    Percent                Percent                Percent
                                  of Pretax              of Pretax              of Pretax
                         Amount     Income     Amount      Income     Amount      Income
                       --------   ---------   --------   ---------   --------   ---------
Federal income tax
 at statutory rate     $601,787       34.0 %  $346,345       34.0 %  $274,811       34.0 %
Increase (Decrease)
 resulting from
  tax effects of:
   Nontaxable
    interest            (31,167)      (1.8)    (19,195)      (1.9)    (20,840)      (2.6)
   State excise
    tax and other,
    net                  80,919        4.6      37,858        3.7     (29,171)      (3.6)
                       --------      -----    --------  ---------    --------  ---------
                       $651,539       36.8 %  $365,008       35.8 %  $224,800       27.8 %
                       ========      =====    ========  =========    ========  =========

Income taxes consist of:

                       For the Years Ended December 31,
                       --------------------------------
                         1998        1997        1996
                       ---------   ---------   --------
 Current               $665,503    $436,059    $206,216
 Deferred (Benefit)     (13,964)    (71,051)     18,584
                       --------    --------    --------
                       $651,539    $365,008    $224,800
                       ========    ========    ========

Deferred tax liabilities have been provided for taxable temporary differences related to the allowance for loan losses, accumulated depreciation, investments and loan fees. Deferred tax assets have been provided for deductible temporary differences related to the deferred loan fees and nonqualified retirement plans and deferred compensation plans. The net deferred tax liability in the accompanying consolidated statements of financial condition include the following components:

                                  As of December 31,
                                 --------------------
                                     1998      1997
                                 ----------  --------
Deferred Tax Liabilities         $1,033,143  $747,716
Deferred Tax Assets                 173,620   153,214
                                 ----------  --------
 Net Deferred Tax Liabilities    $  859,523  $594,502
                                 ==========  ========

In 1996, Congress enacted the Small Business Job Protection Act which effectively removed any recapture provisions related to tax bad debt reserves accumulated by the Bank prior to 1988. However, any reserves accumulated after 1987 must be recaptured over a six year period. The tax liability associated with this recapture is included in the Bank 's accrued and deferred tax liabilities as of December 31, 1998 and 1997. This change in tax law did not have a significant impact on income tax expense in 1996.


NOTE 8 - REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by its primary federal regulator, the Office of Thrift Supervision (OTS). Failure to meet the minimum regulatory capital requirements can initiate certain mandatory, and possible additional discretionary actions by regulators, that if undertaken, could have a direct material affect on the Bank and the consolidated financial statements. Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines involving quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification under the prompt corrective action guidelines are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Management believes that the Bank meets all capital adequacy requirements to which it is subject.

Quantitative measures established by OTS regulations to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of "tangible capital" and "core capital" to "adjusted total assets" and "risk based capital" to "risk-weighted assets" (as defined in the regulations). Reconciliation of capital under generally accepted accounting principles to the capital amounts per the regulations is as follows:

                                                         As of December 31,
                                                      -------------------------
                                                          1998         1997
                                                      -----------   ----------
Bank capital (total equity) per generally accepted
 accounting principles                                $13,948,064   $7,051,888
Less goodwill, net of amortization                     (1,193,208)           0
Less net unrealized gain on investment securities      (1,196,067)    (766,747)
                                                      -----------   ----------
Tangible capital per the regulations                   11,558,789    6,285,141
Less adjustments for core capital                               0            0
                                                      -----------   ----------
Core capital per the regulations                       11,558,789    6,285,141
Add allowable portion of allowance for loan losses        512,000      444,000
                                                      -----------   ----------
Risk-based capital per the regulations                $12,070,789   $6,729,141
                                                      ===========   ==========

The Bank's actual capital amounts and minimum capital requirements of the OTS are presented in the following table. All amounts are in thousands of dollars.

                                                                To Comply With
                                                                Minimum Capital
                                                    Actual       Requirements
                                                --------------  ---------------
                                                Amount   Ratio   Amount  Ratio
                                                -------  -----  -------  ------
As of December 31, 1998:
-----------------------
Tangible Capital (To Adjusted Total Assets)     $11,559   12.9%  $1,348    1.5%
Core Capital (To Adjusted Total Assets)         $11,559   12.9%  $2,695    3.0%
Risk-Based Capital (To Risk-Weighted Assets)    $12,071   29.5%  $3,276    8.0%

As of December 31, 1997:
-----------------------
Tangible Capital (To Adjusted Total Assets)     $ 6,285    7.0%  $1,339    1.5%
Core Capital (To Adjusted Total Assets)         $ 6,285    7.0%  $2,677    3.0%
Risk-Based Capital (To Risk-Weighted Assets)    $ 6,729   19.0%  $2,826    8.0%

As of December 31, 1998, the Bank is categorized as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that date that management believes have changed the institution's category. The Bank's actual capital amounts and ratios are also presented in the following table. All amounts are in thousands of dollars.

                                                                  To Be Well
                                                               Capitalized Under
                                                               Prompt Corrective
                                                Actual         Action Provisions
                                            --------------     -----------------
                                            Amount   Ratio      Amount    Ratio
                                            -------  -----     -------   -------
As of December 31, 1998:
------------------------------------------
Total Capital (To Risk-Weighted Assets)     $12,071   29.5%    $4,094       10.0%
Tier I Capital (To Risk-Weighted Assets)    $11,559   28.2%    $2,457        6.0%
Tier I Capital (To Average Assets)          $11,559   12.7%    $4,556        5.0%

As of December 31, 1997:
------------------------------------------
Total Capital (To Risk-Weighted Assets)     $ 6,729   19.0%    $3,533       10.0%
Tier I Capital (To Risk-Weighted Assets)    $ 6,285   17.8%    $2,120        6.0%
Tier I Capital (To Average Assets)          $ 6,285    8.3%    $2,250        5.0%

In 1996 Congress enacted the Deposit Insurance Funds Act, which required the Bank to pay a special assessment to the Federal Deposit Insurance Corporation of $316,765 in November 1996.


NOTE 9 - RETIREMENT PLANS

401(k) Retirement Plan - The Bank has established a 401(k) retirement plan which allows eligible officers and employees to contribute up to fifteen percent of their annual compensation on a tax-deferred basis. The Bank has the option, at the discretion of the board of directors, to make contributions to the plan. Total 401(k) retirement plan expense was $12,989, $42,038, and $36,521 for the years ended December 31, 1998, 1997, and 1996, respectively.

Directors Long-Term Incentive Plan - In June 1997, the Bank established a long-term incentive plan for the board of directors to provide target retirement benefits of 75% of board fees for ten years for directors who retire with twenty or more years of service. Activity in the directors' retirement plan for the years ended December 31, 1998 and 1997 are as follows:

                                                                            -18-

                                             1998        1997
                                          ----------  ----------
Liability balance at beginning of year    $ 125,181    $      0
Accrued and expensed                         10,824     150,991
Transfer of assets to trustee              (136,005)          0
Death benefit payment                             0     (25,810)
Effect of change in accounting
 principle pursuant to EITF 97-14           164,727           0
                                          ---------    --------
Liability balance at end of year          $ 164,727    $125,181
                                          =========    ========

In July 1998, the Emerging Issues Task Force (EITF) of the Financial Accounting Standards Board (FASB) issued EITF 97-14 Accounting for Deferred Compensation Arrangements Where Amounts Earned are Held in a Rabbi Trust and Invested. Prior to the issuance of EITF 97-14, the Bank had transferred the assets purchased by the trust (12,516 shares of Holding Company stock) to the trustee of the plan. In accordance with EITF 97-14, the Bank has recognized a liability for the fair value of all shares of Holding Company stock (13,721 shares as of December 31, 1998) and other assets held by the trustee totalling $164,727 and a contra-equity account Shares in Grantor Trust-Contra Account for the cost of the shares totalling $137,210. This change in accounting principle required a reduction in deferred tax liabilities of $10,907 and a net charge to income in 1998 of $16,610. Subsequent increases or decreases in the future in the fair value of the assets held by the Plan's trustee will be charged to expense or credited to income, net of any deferred income tax effect.

Employee Stock Ownership Plan (ESOP) - Pursuant to the plan of conversion to stock form, the Bank established its Employee Stock Ownership Plan in 1998. The ESOP borrowed $1,164,000 from the Bank's Holding Company at 8.50% interest repayable in thirteen years. The ESOP purchased 116,400 shares of Holding Company stock in the initial stock offering and received $34,914 in dividends on its stock in 1998, which was used to reduce the ESOP debt. An appropriate contra-equity account Unearned Compensation - Employee Stock Ownership Plan has been established for the net amount still owing on the ESOP debt. The Bank's board of directors approved a contribution to the ESOP for 1998 of $89,523 plus accrued interest of $97,281 on the ESOP debt.


NOTE 10 - SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK

Most of the Bank's business activity is with customers located within East Tennessee. Investments in state and municipal securities involve governmental entities within the State of Tennessee. As of December 31, 1998, the Bank had concentrations of loans in real estate lending and consumer lending. Generally these loans are secured by the underlying real estate and consumer goods. The usual risk associated with such concentrations are generally mitigated by being spread over several hundred unrelated borrowers and by adequate collateral loan to value ratios.


NOTE 11 - COMMITMENTS AND CONTINGENT LIABILITIES

The Bank is subject to claims and lawsuits which arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the consolidated financial position of the Bank.

NOTE 12 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

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

For the Company and the Bank, as for most financial institutions, the majority of its assets and liabilities are considered financial instruments as defined above. However, a large majority of those assets and liabilities do not have an active trading market nor are their characteristics similar to other financial instruments for which an active trading market exists. In addition, it is the Company's and Bank's practice and intent to hold the majority of its financial instruments to maturity and not to engage in trading or sales activities. Therefore, much of the information as well as the amounts disclosed below are highly subjective and judgmental in nature. The subjective factors include estimates of cash flows, risks characteristics, credit quality, and interest rates, all of which are subject to change. Because the fair value is estimated as of the dates indicated, the amounts which will actually be realized or paid upon settlement or maturity of the various financial instruments could be significantly different.

The estimates of fair value are based on existing financial instruments without attempting to estimate the value of anticipated future business or activity nor the value of assets and liabilities that are not considered financial instruments. For example, the value of mortgage loan servicing rights and the value of the Bank's long-term relationships with depositors, commonly known as core deposit intangibles, have not been considered in the estimates of fair values presented below. In addition, the tax implications related to the realization of unrealized gains and losses can have a significant effect on fair value estimates and have not been included in the estimated fair values below.

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

Advances From Federal Home Loan Bank - The advance is a fixed rate and fixed maturity liability. The fair value is estimated using a rate currently available to the Bank for debt with similar terms and remaining maturity.

Off-Balance-Sheet Loan Commitments - The fair value of loan commitments is based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.
The fair value of these items is not material to the Bank as of the dates indicated below.

The recorded book value and estimated fair value of the Company's and Bank's consolidated financial instruments are as follows (amounts in thousands):

                                  As of December 31, 1998  As of December 31, 1997
                                  -----------------------  -----------------------
                                   Recorded    Estimated    Recorded    Estimated
                                     Book         Fair        Book         Fair
                                    Value        Value       Value        Value
                                  ----------  -----------  ----------  -----------
FINANCIAL ASSETS:
 Cash and Amounts Due
  From Depository Institutions       $ 6,131      $ 6,131     $ 1,892      $ 1,892
 Cash Received for Stock
  Subscriptions                      $     0      $     0     $23,598      $23,598
Investment Securities -
  Available for Sale                 $33,022      $33,022     $15,204      $15,204
 Investment Securities - Held
  to Maturity                        $ 2,431      $ 2,453     $ 1,077      $ 1,105
 Loans Receivable, Net               $53,346      $54,158     $47,158      $47,890

FINANCIAL LIABILITIES:
 Deposits                            $69,835      $70,081     $58,071      $58,134
 Escrow Accounts for Stock
  Subscriptions                      $     0      $     0     $23,598      $23,598
 Advances from Federal Home
  Loan Bank                          $ 5,689      $ 5,627     $     0      $     0

NOTE 13 - STOCK CONVERSION

In May 1997, the board of directors approved a plan of reorganization from a mutual savings association to a capital stock savings bank and the concurrent formation of a holding company. In November 1997 the Office of Thrift Supervision approved the plan of conversion subject to the approval of the members, and in December 1997 the members of the Association also approved the plan of conversion. The conversion was accomplished effective January 1, 1998 through amendment of the Association's charter and the sale of the Holding Company's (United Tennessee Bankshares, Inc.) common stock in an amount equal to the appraised pro forma consolidated market value of the Holding Company and the Association after giving effect to the conversion. A subscription offering of the shares of common stock was offered to depositors, borrowers, directors, officers, employees and employee benefit plans of the Bank and to certain other eligible subscribers. The subscription offering opened on November 20, 1997 and closed on December 16, 1997. The Bank held cash receipts of $23,598,226 as of December 31, 1997 in escrow accounts for stock subscribers. These funds were invested in overnight deposits at the Federal Home Loan Bank of Cincinnati. On January 1, 1998, in accordance with its approved plan of conversion, the Holding Company issued 1,454,750 of its $10 par value stock providing gross receipts of $14,547,500. The remainder of the subscription receipts were returned to subscribers in January 1998. On January 1, 1998, the Bank changed its name to Newport Federal Bank and issued 100,000 shares of its $1 par value stock to the Holding Company in exchange for $7,100,000.

Conversion costs were being deferred until completion of the conversion. As of December 31, 1997, conversion costs that had been incurred and deferred totalled $466,862. Total conversion costs of $571,822 were repaid to the Bank by the Holding Company in January 1998, and the Holding Company deducted them from the proceeds of the shares sold in the conversion.

At the time of the conversion, the Bank was required to establish a liquidation account in an amount equal to its capital as of June 30, 1997. The liquidation account will be maintained for the benefit of eligible accountholders who continue to maintain their accounts at the Bank after the conversion. The liquidation account will be reduced annually to the extent that eligible accountholders have reduced their qualifying deposits as of each anniversary date. Subsequent increases will not restore an eligible accountholder's interest in the liquidation account. In the event of a complete liquidation, each eligible accountholder will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held. The Bank and the Holding Company will be subject to several restrictions concerning the repurchase of stock and dividend payment restrictions pursuant to the applicable rules and policies of the OTS.


NOTE 14 - SUBSEQUENT EVENTS

In January 1999, the Company's board of directors approved the Company's 1999 Stock Option Plan (SOP) and a Management Recognition Plan (MRP), subject to the approval of the Company's shareholders at the annual meeting to be held May 18,1999.

The board of directors has reserved 145,475 shares of the Company's common stock for issuance pursuant to the options to be granted under the SOP. These shares will be either newly issued shares or shares purchased on the open market. The board of directors has also authorized the issuance of 58,190 shares of common stock as restricted stock pursuant to the MRP. The MRP trust will begin purchasing these shares on the open market in the first quarter of 1999.

                             CORPORATE INFORMATION

Directors:                                   Annual Stockholder Meeting:

 J. William Myers                             May 18, 1999; 5:00 p.m.
   Chairman of the Board & Attorney           Holiday Inn of Newport
                                              Interstate 40 & Highway 32
 Richard G. Harwood                           Newport, Tennessee
   President and Chief Executive Officer

 Tommy C. Bible
   Manager, Jefferson/Cocke Co. Utilities    Main Office:

                                              344 W. Broadway
 William B. Henry                             Newport, Tennessee
   Optometrist
                                             Branch Offices:

 Ben W. Hooper, III                           263 E. Broadway
   Attorney                                   Newport, Tennessee

                                              345 Cosby Highway
 Robert L. Overholt                           Newport, Tennessee
   Owner/Manager Home Supply
                                             Independent Auditor:

 Robert D. Self                               Pugh & Company, P.C.
   Owner, Bob Self Auto Parts                 Knoxville, Tennessee

                                             General Counsel:
Executive Officers:
                                              Myers & Myers
 Richard G. Harwood                           Newport, Tennessee
   President and Chief Executive Officer
                                             Securities and Regulatory Counsel:
 Nancy L. Bryant
   Vice President and Treasurer               Housley Kantarian & Bronstein, P.C.
                                              Washington, D.C.
 Peggy Holston
   Secretary                                 Stock Registrar & Transfer Agent:

                                              Registrar and Transfer Company
                                              10 Commerce Drive
                                              Cranford, New Jersey  07016