Form 10-K, Exhibit 13
period 1999-12-31
UNITED TENNESSEE BANKSHARES INC
filed 2000-03-30
CIK 1045689

                        UNITED TENNESSEE BANKSHARES, INC.


                                  ANNUAL REPORT

                                      1999

                        United Tennessee Bankshares, Inc.
                                  P.O. Box 458
                          Newport, Tennessee 37822-0458



To Our Stockholders:

     We are delighted to present this Annual Report to stockholders after the second full year of operations as a stock company. This was a good year for U.T.B.I. with the completion of several major projects. The first project was the completion of the branch purchase which was started in the fourth quarter of 1998. We also prepared ourselves for the Year 2000, which came and went with very few problems. We purchased stock during the year to fund our M.R.P. plan and shares to be held for the potential exercise of our stock options. We were very pleased to return $4.00 to each shareholder in November. With this return of capital we are still a well capitalized institution in good position to take advantage of the opportunities afforded in the competitive marketplace. We appreciate your investment in the company and invite your continued support of the Bank, Newport's truly home-owned community bank.

     We invite you to review this Annual Report which discusses the Company's performance during fiscal year 1999.


                                                     Sincerely,

                                                     /s/ Richard Harwood

                                                     Richard Harwood
                                                     President

                        UNITED TENNESSEE BANKSHARES, INC.

     United Tennessee Bankshares, Inc. United Tennessee Bankshares, Inc. (the "Company") became the holding company for Newport Federal Bank (the "Bank") upon its conversion from mutual to stock form (the "Conversion") which was completed on January 1, 1998. In connection with the Conversion, the Company conducted an initial public offering of 1,454,750 shares of Common Stock at a price of $10.00 per share, realizing gross proceeds of $14.5 million. The Company purchased all of the Bank's capital stock with $7.1 million of the net offering proceeds and retained the remaining $6.9 million in net proceeds at the holding company level. Prior to January 1, 1998, the Company had no assets or liabilities and engaged in no business activities. The Company's assets currently consist of its investment in the Bank, a $1.0 million loan to the Company's Employee Stock Ownership Plan ("ESOP") and approximately $700,000 in liquid assets.

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

     The Bank derives income principally from interest earned on loans, investment securities and other interest-earning assets. The Bank's principal expenses are interest expense on deposits and noninterest expenses such as employee compensation, deposit insurance and miscellaneous other expenses. Funds for these activities are provided principally by deposit growth, repayments of outstanding loans and investment securities, other operating revenues and, from time to time, advances from the Federal Home Loan Bank ("FHLB") of Cincinnati of which the Bank is a member.

                             MARKET FOR COMMON STOCK
                         AND RELATED STOCKHOLDER MATTERS

     The Company's Common Stock trades on the Nasdaq SmallCap MarketSM under the symbol "UTBI." There are approximately 1,382,013 shares of the Company's Common Stock outstanding, and approximately 560 record holders. The following table sets forth the high and low closing sale prices for the Common Stock as reported on the Nasdaq SmallCap MarketSM for each quarter during the last two fiscal years along with the amount of dividends declared during each quarter.


Quarter Ended                             High        Low         Dividends
-------------                             ----        ---         ---------
March 31, 1999                            $12.375     $11.625     $0.00
June 30, 1999                              11.875      11.50       0.30
September 30, 1999                         13.75       12.00       0.00
December 31, 1999                          11.75       10.4375     4.00

March 31, 1998                            $15.50      $13.50      $0.00
June 30, 1998                              16.125      13.625      0.30
September 30, 1998                         15.25       11.375      0.00
December 31, 1998                          12.50        9.75       0.00


     On November 30, 1999, the Company paid a special distribution of $4.00 per share. Based on a private letter ruling received from the Internal Revenue Service, the Company estimates that the distribution will be treated as a tax-free return of capital rather than as a taxable dividend. The payment of dividends is subject to determination and declaration by the Company's Board of Directors. The payment of future dividends will be subject to the requirements of applicable law and the determination by the Company's Board of Directors that its net income, capital and financial condition, thrift industry trends and general economic conditions justify the payment of dividends, and it can provide no assurance that dividends will be paid or, if paid, will continue to be paid in the future. Under Tennessee law, dividends may be paid upon determination that following payment of the dividend the Company would be able to pay its debts in the ordinary course of business and its assets would exceed its liabilities.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

Selected Consolidated Financial Condition Data


                                                                         At December 31,
                                                 --------------------------------------------------------------
                                                    1999         1998         1997         1996         1995
                                                 ----------   ----------   ----------   ----------   ----------
                                                                      (Dollars in thousands)
Total assets....................                    $94,120      $97,070      $90,008      $60,611      $54,019
Loans receivable, net...........                     61,516       53,346       47,158       44,230       40,365
Cash received for stock
  subscriptions.................                       --           --         23,598         --           --
Other cash and amounts due from
  depository institutions.......                      2,387        6,131        1,892        2,889        1,832
Investment securities:
    Available for sale..........                     26,660       33,022       15,204       11,689       10,286
    Held to maturity............                      1,275        2,431        1,077        1,212        1,046
Escrow accounts for stock
  subscriptions.................                       --           --         23,598         --           --
Other deposits..................                     73,810       69,835       58,071       53,767       47,954
Shareholders' equity............                     11,901       19,970        7,052        6,103        5,419

Number of:
   Real estate loans............                      1,416        1,433        1,427        1,448        1,421
   Deposit accounts.............                      8,115        8,488        7,532        6,908        6,494
   Offices......................                          3            3            2            2            2

Selected Consolidated Operations Data


                                                                       Year Ended December 31,
                                                 --------------------------------------------------------------
                                                    1999         1998         1997         1996         1995
                                                 ----------   ----------   ----------   ----------   ----------
                                                          (Dollars in thousands, except per share data)
Interest income..............................    $    6,719   $    5,783   $    5,120   $    4,536   $    4,282
Interest expense.............................         3,328        2,609        2,711        2,400        2,218
                                                 ----------   ----------   ----------   ----------   ----------
Net interest income..........................         3,391        3,174        2,409        2,136        2,064
Provision for loan losses....................            24           24          150           --           --
                                                 ----------   ----------   ----------   ----------   ----------
Net interest income after
  provision for loan losses..................         3,367        3,150        2,259        2,136        2,064
Noninterest income...........................           133          167          121          150          167
Noninterest expense..........................         2,299        1,547        1,361        1,478        1,082
                                                 ----------   ----------   ----------   ----------   ----------
Income before income taxes and
  accounting change..........................         1,201        1,770        1,019          808        1,149
Income taxes.................................           458          652          365          225          435
                                                 ----------   ----------   ----------   ----------   ----------
Income before accounting change..............           743        1,118          654          583          714
Net effect of change in accounting
  principle..................................            --          (16)          --           --           --
                                                 ----------   ----------   ----------   ----------   ----------
Net income...................................    $      743   $    1,102   $      654   $      583   $      714
                                                 ==========   ==========   ==========   ==========   ==========
Earnings per share:
  Basic......................................    $     0.54   $     0.77          n/a          n/a          n/a
                                                 ==========   ==========   ==========   ==========   ==========
  Fully diluted..............................    $     0.53   $     0.77          n/a          n/a          n/a
                                                 ==========   ==========   ==========   ==========   ==========

Selected Ratios

                                                                                  At or for the
                                                                           Year Ended December 31,
                                                            ---------------------------------------------------
                                                              1999       1998       1997       1996       1995
                                                            --------   --------   --------   --------   ------
Performance Ratios:
  Return on average assets (net income
    divided by average total assets)......................    0.78%      1.37%      1.01%      1.01%      1.33%
  Return on average equity (net income
    divided by average equity)............................    4.30       5.49       9.94      10.19      14.75
  Dividend Payout Ratio (dividends per share
    divided by earnings per share)........................  796.30      38.96        n/a        n/a        n/a
  Interest rate spread (combined weighted
    average interest rate earned less combined
    weighted average interest rate cost)..................    2.90       3.00       3.30       3.40       3.60
  Net interest margin (net interest income
    divided by average interest-earning assets)...........    3.60       4.10       3.84       3.83       3.93
  Ratio of average interest-earning assets
    to average interest-bearing liabilities...............  121.60     130.60     109.30     109.30     108.70
  Ratio of noninterest expense to
    average total assets..................................    2.40       1.94       2.09       2.57       2.02
  Efficiency Ratio (noninterest expense
    divided by total of net interest income
    and noninterest income)...............................   65.23      46.80      53.81      64.65      48.50


Asset Quality Ratios:
  Nonperforming assets to total assets at
    end of period.........................................    0.48       0.50       0.93       0.63       0.54
  Nonperforming loans to total loans at
    end of period.........................................    0.59       0.88       1.70       0.84       0.72
  Allowance for loan losses to total loans
    at end of period......................................    1.06       1.18       1.31       1.10       1.21
  Allowance for loan losses to nonperforming
    loans at end of period................................  175.33     132.98      76.73     129.93     168.86
  Provision for loan losses to total loans ...............    0.04       0.04       0.31         --         --
  Net charge-offs to average loans
    outstanding...........................................    0.01       0.02       0.03       0.01       0.01


Capital Ratios:
  Equity to total assets at end of period.................   12.64      20.57       7.83      10.07      10.03
  Average equity to average assets........................   18.08      24.95      10.12       9.95       9.05

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


     The Company's principal business activities are conducted through its wholly owned subsidiary, the Bank. The Bank's principal business consists of accepting deposits from the general public through its main office and branch offices and investing those funds in loans secured by one- to four-family residential properties located in its primary market area. The Bank also maintains a portfolio of investment securities and originates a limited amount of commercial real estate loans and consumer loans. The Bank's investment securities portfolio consists of U.S. Treasury notes and U.S. government agency securities, local municipal bonds and mortgage-backed securities which are guaranteed as to principal and interest by the FHLMC, FNMA or other governmental agencies. The Bank also maintains an investment in FHLB of Cincinnati common stock and FHLMC preferred stock.

     The Bank's net income primarily depends on its net interest income, which is the difference between interest income earned on loans and investment securities and interest paid on customers' deposits and FHLB advances and other borrowings. The Bank's net income is also affected by noninterest income, such as service charges on customers' deposit accounts, loan service charges and other fees, and noninterest expense, primarily consisting of compensation expense, deposit insurance and other expenses incidental to its operations.

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

     An asset or liability is interest rate sensitive within a specific time period if it will mature or reprice within that time period. If the Company's assets mature or reprice more quickly or to a greater extent than its liabilities, its net portfolio value and net interest income would tend to increase during periods of rising interest rates but decrease during periods of falling interest rates. If its assets mature or reprice more slowly or to a lesser extent than its liabilities, its net portfolio value and net interest income would tend to decrease during periods of rising interest rates, but increase during periods of falling interest rates. The Company's policy has been to mitigate the interest rate risk inherent in the traditional savings institution business of originating long term loans funded by short- term deposits by pursuing the following strategies: (i) it has historically maintained liquidity and capital levels to compensate for unfavorable movements in market interest rates; and (ii) in order to mitigate the adverse effect of interest rate risk on future operations, it emphasizes the origination of variable rate mortgage loans, and it makes limited amounts of shorter term consumer loans.

     The OTS requires the Bank to measure its interest rate risk by computing estimated changes in the net portfolio value ("NPV") of its cash flows from assets, liabilities and off-balance sheet items in the event of a range of assumed changes in market interest rates. These computations estimate the effect on its NPV of sudden and sustained 1% to 3% increases and decreases in market interest rates. The Bank's board of directors has adopted an interest rate risk policy which establishes maximum decreases in its estimated NPV in the event of 1%, 2% and 3% increases and decreases in market interest rates, respectively.

     The following table sets forth its policy limits and certain calculations, based on information provided to the Bank by the OTS, with respect to the sensitivity of its NPV to changes in market interest rates at December, 1999.

                                                        Change in NPV
                Change in                       ----------------------------
          Market Interest Rates                 Policy Limit     Computation
          ---------------------                 ------------     -----------
               +3%                                    (50)%              (27)%
               +2%                                    (25)               (17)
               +1%                                    (10)                (8)
                0%                                     --                 --
               -1%                                    (10)                 *
               -2%                                    (25)                 *
               -3%                                    (50)                 *
               ------
               * No loss calculated.


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

     While the Company cannot predict future interest rates or their effects on its NPV or net interest income, it does not expect current interest rates to have a material adverse effect on its NPV or net interest income in the future. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, prepayments and deposit run-offs and should not be relied upon as indicative of actual results. Certain shortcomings are inherent in such computations. Although certain assets and liabilities may have similar maturity or periods of repricing they may react at different times and in different degrees to changes in the market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while rates on other types of assets and liabilities may lag behind changes in market interest rates. Certain assets, such as adjustable-rate mortgage loans, generally have features which restrict changes in interest rates on a short-term basis and over the life of the asset. In the event of a change in interest rates, prepayments and early withdrawal levels could deviate significantly from those assumed in making the calculations set forth above. Additionally, an increased credit risk may result as the ability of many borrowers to service their debt may decrease in the event of an interest rate increase.

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

     The following table also sets forth information for the periods indicated about the difference between the Company's weighted average yield earned on interest-earning assets and its weighted average rate paid on interest-bearing liabilities, or "interest rate spread," which savings institutions have traditionally used as an indicator of profitability. Another indicator of an institution's net interest income is its "net interest margin," which is its net interest income divided by the average balance of interest-earning assets. Net interest income is affected by the interest rate spread and by the relative amounts of interest-earning assets and interest-bearing liabilities. Whenever interest- earning assets equal or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income.

                                                                             Year Ended December 31,
                                       ---------------------------------------------------------------------------------------------
                                                  1999                             1998                         1997
                                       ----------------------------   ----------------------------   -------------------------------
                                                            Average                        Average                         Average
                                       Average               Yield/   Average               Yield/   Average                Yield/
                                       Balance    Interest    Cost    Balance    Interest    Cost    Balance     Interest    Cost
                                       -------    --------   ------   -------    --------   ------   -------     --------   ------
                                                                         (Dollars in thousands)
Assets:
Interest-earning assets:
 Loans receivable(1).................  $  57,431  $   4,768     8.3%  $  51,562  $   4,321    8.4%   $  45,765   $   4,009     8.8%
  Investment securities..............     31,694      1,735     5.5      22,093      1,265    5.7       14,591         897     6.1
  Other interest-earning assets......      4,259        216     5.1       4,000        197    4.9        3,488         214     6.1
                                       ---------  ---------           ---------  ---------           ---------   ---------
    Total interest-earning assets ...     93,384      6,719     7.2      77,655      5,783    7.4       63,844       5,120     8.0
Noninterest-earning assets...........      2,211         --      --       2,789         --     --        1,144          --      --
                                       ---------  --------- -------   ---------  --------- ------    ---------   --------- -------
    Total assets.....................  $  95,595  $   6,719      --   $  80,444  $   5,783     --    $  64,988   $   5,120      --
                                       =========  ========= =======   =========  ========= ======    =========   ========= =======

Interest-bearing liabilities:
  Deposits...........................  $  71,822  $   3,077     4.3   $  58,276  $   2,553    4.4    $  57,397   $   2,711     4.7
  FHLB advances and note payable.....      4,995        251     5.0       1,191         56    4.7           --          --      --
                                       ---------  --------- -------   ---------  --------- ------    ---------   --------- -------
    Total interest-bearing liabilities    76,817      3,328     4.3      59,467      2,609    4.4       57,397       2,711     4.7
Noninterest-bearing liabilities......      1,494         --      --         905         --     --        1,014          --      --
                                       ---------  --------- -------   ---------  --------- ------    ---------   --------- -------
    Total liabilities................     78,311      3,328      --      60,372      2,609     --       58,411       2,711      --
Shareholders' equity.................     17,284         --      --      20,072         --     --        6,577          --      --
                                       ---------  --------- -------   ---------  --------- ------    ---------   --------- -------
    Total liabilities and equity.....  $  95,595  $   3,328      --   $  80,444  $   2,609     --    $  64,988       2,711      --
                                       =========  ========= =======   =========  ========= ======    =========   --------- =======
Net interest income..................             $   3,391                      $   3,174                       $   2,409
                                                  =========                      =========                       =========
Interest rate spread.................                           2.9%                          3.0%                             3.3%
                                                              =====                        ======                          =======
Net interest margin..................                           3.6%                          4.1%                             3.8%
                                                              =====                        ======                          =======
Ratio of average interest-earning assets
  to average interest-bearing liabilities                     121.6%                        130.6%                           109.3%
                                                              =====                        ======                          =======

(1)  Includes nonaccrual loans.

Rate/Volume Analysis

     The following table sets forth information about changes in the Company's interest income and interest expense for the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to: (i) changes in volume (changes in volume multiplied by prior period rate); and (ii) changes in rate (changes in rate multiplied by prior period volume). Changes in rate-volume (changes in rate multiplied by the changes in volume) have been allocated between changes in rate and changes in volume proportionately.

                                                              Year Ended December 31,
                                         ----------------------------------------------------------------
                                            1999         vs.      1998         1998       vs.       1997
                                         -------------------------------    ------------------------------
                                                Increase (Decrease)                Increase (Decrease)
                                                     Due to                             Due  to
                                         -------------------------------    ------------------------------
                                         Volume         Rate     Total      Volume      Rate        Total
                                         -------     -------    --------    -------    --------     -------
                                                                   (In thousands)
Interest income:
  Loans receivable....................   $   500     $   (53)   $    447    $   500    $  (188)     $  312
  Investment securities...............       517         (47)        470        421        (53)        368
  Other interest-earning assets.......        12           7          19         28        (45)        (17)
                                         -------     -------    --------    -------    --------     -------
      Total interest-earning assets...     1,029         (93)        936        949       (286)        663
                                         -------     -------    --------    -------    --------     ------

Interest expense:
  Deposits............................       583         (59)        524         26       (184)       (158)
  FHLB advances and note payable......       190           5         195         56         --          56
                                         -------     -------    --------    -------    -------      ------
      Total interest-bearing liabilities     773         (54)        719         82       (184)       (102)
                                         -------     -------    --------    -------    --------     -------
Change in net interest income.........   $   256     $   (39)   $    217    $   867    $  (102)     $  765
                                         =======     =======    ========    =======    ========     ======


Comparison of Financial Condition at December 31, 1999 and December 31, 1998

     Total assets declined $3.0 million, or 3.1%, from $97.1 million at December 31, 1998 to $94.1 million at December 31, 1999. The Company's asset decline was attributable principally to a reduction in cash and investment securities to offset loan growth and fund a special dividend to shareholders.

     Investment securities available for sale decreased $6.4 million, or 19.4%, from December 31, 1998 to December 31, 1999. The Company received principal repayments on mortgage-backed securities and proceeds from maturities and sale of investment securities available for sale in excess of amounts of purchases. During 1999, the Company adopted FASB SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities" and transferred all of its investment securities held to maturity to its available for sale portfolio as allowed by SFAS No. 133.

     Loans receivable increased $8.2 million, or 15.4% from $53.3 million at December 31, 1998 to $61.5 million at December 31, 1999 as originations exceeded repayments for the period by approximately $8.5 million. Loan growth occurred primarily in the one- to four-family residential loan portfolio which increased $6.7 million, or 16.1%. The Bank also saw growth in its commercial real estate loan portfolio which grew $1.8 million, or 25.2%.

     Total deposits increased $4.0 million, or 5.7%, from $69.8 million at December 31, 1998 to $73.8 million at December 31, 1999. The increase was primarily due to interest credited to accounts and introduction of a new 14-month certificate of deposit. At December 31, 1999, the Bank had $2.6 million in 14-month CDs.

     During 1999, the Company reduced its level of borrowings from the FHLB of Cincinnati from $5.7 million to $3.8 million as a result of the increase in deposits. In late 1999, however, the Company obtained a commercial bank loan of $3.2 million bearing interest at 1-1/4% below Wall Street Prime and maturing in 2000. The funds were used to pay a portion of the special dividend to shareholders. The loan is expected to be repaid with proceeds from maturities and principal repayments of investment securities.

     The Company's shareholders' equity decreased $8.1 million, or 40.5% from $20.0 million at December 31, 1998 to $11.9 million at December 31, 1999. The decrease was due principally to dividends paid to shareholders totaling $5.9 million (including the one-time return of capital dividend in November 1999) and a net increase in stock repurchased and held in trust accounts of $2.2 million. The resultant decrease in retained earnings was partially offset by $743,000 of net income during the year. Also contributing to the decrease in stockholders' equity was a decrease in accumulated other comprehensive income of $715,000.

Comparison of Results of Operations for the Years Ended December 31, 1999, 1998 and 1997

     Net income was $743,000 for the year ended December 31, 1999 compared to net income of $1.1 million for the year ended December 31, 1998 and net income of $654,000 for the year ended December 31, 1997. The decrease in net income during 1999 was caused by an increase in non-interest expense which offset an improvement in net interest income. Net income for 1999 resulted in a return on average assets of 0.78% compared to 1.37% for 1998 and 1.0% for 1997, and a return on average equity of 4.30% for 1999 as compared to 5.49% for 1998 and 9.94% for 1997.

     Interest Income. Interest income totaled $6.7 million, $5.8 million and $5.1 million for the years ended December 31, 1999, 1998 and 1997, respectively, primarily due to increases in the average balance of interest-bearing assets during each of the last three years. The effect of these increases, however, has been partially offset by declines in the weighted average yield on interest-earning assets during these periods. The average yield on interest-earning assets decreased to 7.2% in 1999 from 7.4% in 1998 and 8.0% in 1997. The decrease in 1999 was attributable to a reduction in rates received on loans and investment securities while the decrease in 1998 was attributable to a reduction in rates received on loans, investment securities and other interest-earning assets. The average balance of interest-earning assets increased $15.7 million in 1999 and $13.8 million in 1998 primarily in response to corresponding increases in deposit accounts and borrowings.

     The Company's primary source of interest income for the three-year period ended December 31, 1999 was from loans receivable. Interest income from loans receivable was $4.8 million, $4.3 million and $4.0 million for the years ended December 31, 1999, 1998 and 1997, respectively. The average yield earned on loans receivable was 8.8% and 8.4% in 1997 and 1998, respectively, and decreased to 8.3% in 1999. The average balances of loans receivable increased during the period with a $3.3 million increase in 1997, a $5.8 million increase in 1998 and a $5.9 million increase in 1999 due to strong loan demand in the Bank's market area. Interest income on investment securities increased in 1999 by $470,000 due to a $9.6 million increase in average balances which offset a 20 basis point decrease in average rates and increased in 1998 by $368,000 due to a $7.5 million increase in average balances offsetting a 40 basis point decrease in average rates.

     Interest Expense. Interest expense totaled $3.3 million, $2.6 million and $2.7 million for the three years ended December 31, 1999, 1998 and 1997, respectively. The increase in interest expense during 1999 was due to a $17.4 million increase in average interest-bearing liabilities which offset a 10 basis point reduction in average rates.

     Net Interest Income. Net interest income was $3.4 million, $3.2 million and $2.4 million for the years ended December 31, 1999, 1998 and 1997. The increases in net interest income over the past several years reflects the growth in the Bank's interest-earning assets which has offset a narrowing of the net interest spread over this period. The net interest spread for 1999 was 2.9% compared to 3.0% in 1998 and 3.3% in 1997. During 1999, the Company significantly increased its level of interest-bearing liabilities to offset the decline in funding from equity resulting from the return of capital distribution. As a result of this change in the balance sheet, the ratio of average interest-earning assets to average interest-bearing liabilities declined to 121.6% in 1999 from 130.6% in 1998. This change in the asset/liability mix is expected to put continued pressure on the Company's net interest margin which narrowed to 3.6% during 1999 from 4.1% during 1998.

     Provision for Loan Losses. The provision for loan losses was $24,000 in both 1999 and 1998, and $150,000 in 1997. The amount of provision, if any, for any period is determined as of the end of the period based on a comparison of the amount of existing loan loss reserves with management's analysis of various risk factors that affect the loan portfolio. In 1997, the Bank saw an increase in past-due loans and classified assets. The Company's analysis of the reserve for loan losses led to the conclusion that a provision of $150,000 was necessary, even though charge-offs still remained modest at $18,000. In 1998 and 1999, the Bank's past-due loans and classified assets decreased so the Company reduced its provision to $24,000 for each year. At December 31, 1999, the ratio of the allowance to non-performing loans was 175.3%.

     Noninterest Income. Noninterest income for the years ended December 31, 1999, 1998 and 1997 was $134,000, $167,000 and $121,000, respectively.
Noninterest income consists primarily of customer service fees related to customers' deposit accounts and loan service charges. Noninterest income decreased from 1998 to 1999 due to $81,000 in losses on sales of investment securities available for sale. Noninterest income increased from 1997 to 1998 due to an increase in the number of deposit accounts and increased loan volume which increased related fee income.

     Noninterest Expense. Noninterest expense for the years ended December 31, 1999, 1998 and 1997 was $2.3 million, $1.5 million and $1.4 million, respectively. The increase in noninterest expense in 1999 was primarily due to $303,000 increase in employee benefit plan costs due to the adoption of certain benefit plans during the year, a $76,000 increase in data processing fees, goodwill amortization expense increase of $73,000, occupancy and equipment cost increases of $75,000 and general increases in other operating costs related to being a publicly-traded entity. The increases in amortization expense and occupancy and equipment cost reflect the acquisition of a branch in late 1998. The increase in noninterest expense in 1998 was primarily due to a $60,000 increase in retirement plan contributions, a $47,000 increase in data processing fees, and general increases in other operating costs related to becoming a publicly-traded entity.

     The Company's operating efficiency, measured by its efficiency ratios (noninterest expense divided by the total of net interest income and noninterest income), was 65.2%, 46.8% and 53.8% for the years ended December 31, 1999, 1998 and 1997, respectively. The increase in the ratio during 1999 was due to increased employee benefit plan costs, goodwill amortization expense, data processing fees and occupancy and equipment costs. The decrease in the ratio during 1998 was due to a significant increase in net interest income without a corresponding significant increase in noninterest expense. The adjusted ratios of noninterest expense to average total assets ratio were 2.40%, 1.94% and 2.09% for the years ended December 31, 1999, 1998 and 1997, respectively.

     Income Taxes. The Company's effective tax rate was 38%, 37% and 36% for the years ended December 31, 1999, 1998 and 1997, respectively. See Note 8 of the Notes to Consolidated Financial Statements.

Sources of Capital and Liquidity

     The Bank has historically maintained substantial levels of capital. The assessment of capital adequacy depends on several factors, including asset quality, earnings trends, liquidity and economic conditions. The Company seeks to maintain high levels of regulatory capital to give the Company maximum flexibility in the changing regulatory environment and to respond to changes in market and economic conditions. These levels of capital have been achieved through consistent earnings enhanced by low levels of noninterest expense and have been maintained at those high levels as a result of its policy of moderate growth generally confined to its market area. Average equity to average total assets at December 31, 1999 and 1998 was 18.08% and 24.95%, respectively. At December 31, 1999, the Bank exceeded all current regulatory capital requirements and met the definition of a "well-capitalized" institution, the highest regulatory category.

     The net proceeds of the Conversion retained by the Company on January 1, 1998 have provided sufficient funds for its initial operations. The Company's primary sources of liquidity in the future will be dividends paid by the Bank and repayment of the ESOP loan. The Bank is subject to certain regulatory limitations with respect to the payment of dividends to the Company.

     The Bank is required to maintain minimum levels of liquid assets as defined by OTS regulations. This requirement, which may be varied at the discretion of the OTS depending on economic conditions and deposit outflows, is based upon a percentage of deposits and, if any, short-term borrowings. At December 31, 1999, current OTS regulations required that a savings institution maintain liquid assets of not less than 4% of its average daily balance of net withdrawal deposit accounts and borrowings payable in one year or less. At December 31, 1999, the Bank's liquidity, as measured for regulatory purposes, was 12.8% or $5.6 million in excess of the minimum OTS liquidity requirement of 4%. The Bank seeks to maintain a relatively high level of liquidity in order to retain flexibility in terms of lending and investment opportunities and deposit pricing, and in order to meet funding needs of deposit outflows and loan commitments. Historically, the Bank has been able to meet its liquidity demands through internal sources of funding.

     The Company's most liquid assets are cash and amounts due from depository institutions, which are short-term highly liquid investments with original maturities of less than three months that are readily convertible to known amounts of cash. The levels of these assets are dependent on its operating, financing and investing activities during any given period. At December 31, 1999 and 1998, cash and amounts due from depository institutions totaled $2.4 million and $6.1 million, respectively.

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

     The Company has also designated certain securities as available for sale in order to meet liquidity demands. At December 31, 1999, it had designated securities with a fair value of $27.9 million as available for sale. In addition to internal sources of funding, the Company as a member of the FHLB of Cincinnati has substantial borrowing authority with the FHLB of Cincinnati. The Company's use of a particular source of funds is based on need, comparative total costs and availability.

     At December 31, 1999, the Company had outstanding approximately $473,000 in commitments to originate loans and unused lines of credit. At the same date, the total amount of certificates of deposit which were scheduled to mature in one year or less was $43.7 million. The Company anticipates that it will have resources to meet its current commitments through internal funding sources described above. Historically, it has been able to retain a significant amount of its deposits as they mature.

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

     Accounting for Derivative Instruments and Hedging Activities. In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No.133 establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. It supersedes FASB Statements No. 80, "Accounting for Future Contracts," No. 105, "Disclosure of Information about Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentrations of Credit Risk," and No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments." It amends FASB Statement No. 107, "Disclosure About Fair Value of Financial Investments" to include in Statement No. 107 the disclosure provisions about concentrations of credit risk from Statement No. 105. This Statement is effective for all fiscal quarters of fiscal years beginning June 15, 1999. On July 1, 1999, the Company adopted SFAS No. 133. Since the Company does not hold any derivative instruments or engage in hedging activities, the adoption of SFAS No. 133 did not have a significant impact on the Company's financial position and results of operations.

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

                      [LETTERHEAD OF PUGH & COMPANY, P.C.]

                          INDEPENDENT AUDITOR'S REPORT


Board of Directors
United Tennessee Bankshares, Inc.
Newport, Tennessee

We have audited the accompanying consolidated statements of financial condition of United Tennessee Bankshares, Inc. and subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of income, comprehensive income, changes in shareholders' equity, and cash flows for the years ended December 31, 1999, 1998, and 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of United Tennessee Bankshares, Inc. and subsidiary as of December 31, 1999 and 1998, and the results of their operations and their cash flows for the years ended December 31, 1999, 1998, and 1997, in conformity with generally accepted accounting principles.



                                                    /s/ Pugh & Company, P.C.
                                                    Certified Public Accountants
                                                    March 20, 2000

                UNITED TENNESSEE BANKSHARES, INC. AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION


                               As of December 31,          1999            1998
                                                       ------------    ------------
                                     ASSETS
Cash and Amounts Due From Depository Institutions      $  2,386,725    $  6,131,189
Investment Securities:
 Available for Sale, at Fair Value                       27,935,083      33,022,478
 Held to Maturity, at Amortized Cost                              0       2,431,337
Loans Receivable, Net                                    61,516,042      53,346,088
Premises and Equipment, Net                                 511,010         474,029
Foreclosed Real Estate - Held for Sale                       71,181               0
Accrued Interest Receivable                                 438,979         442,523
Goodwill, Net of Amortization                             1,113,217       1,193,208
Prepaid Expenses and Other Assets                           147,917          29,476
                                                       ------------    ------------

TOTAL ASSETS                                           $ 94,120,154    $ 97,070,328
                                                       ============    ============

                             LIABILITIES AND EQUITY
LIABILITIES
Deposits
 Demand                                                $ 21,673,733    $ 21,114,767
 Term                                                    52,135,798      48,720,497
                                                       ------------    ------------
  Total Deposits                                         73,809,531      69,835,264

Note Payable                                              3,200,000               0
Advances From Federal Home Loan Bank                      3,767,489       5,688,579
Accrued Interest Payable                                    283,524         289,738
Accrued Income Taxes                                              0          20,185
Deferred Income Taxes                                       456,738         859,523
Accrued Benefit Plan Liabilities                            618,725         318,283
Other Liabilities                                            83,048          89,240
                                                       ------------    ------------
  Total Liabilities                                      82,219,055      77,100,812
                                                       ------------    ------------

SHAREHOLDERS' EQUITY
Common Stock - No Par Value, Authorized
 20,000,000 Shares; Issued and Outstanding
 1,382,013 Shares in 1999 and 1998                       13,091,119      13,091,119
Unearned Compensation - Employee Stock Ownership Plan    (1,004,628)     (1,129,086)
Shares in Grantor Trust - Contra Account                   (201,632)       (137,210)
Shares in MRP Plan - Contra Account                        (556,474)              0
Shares in Stock Option Plan - Contra Account             (1,657,722)              0
Retained Earnings                                         1,751,239       6,950,529
Accumulated Other Comprehensive Income                      479,197       1,194,164
                                                       ------------    ------------
  Total Shareholders' Equity                             11,901,099      19,969,516
                                                       ------------    ------------

TOTAL LIABILITIES AND EQUITY                           $ 94,120,154    $ 97,070,328
                                                       ============    ============


The accompanying notes are an integral part of these financial statements.

                UNITED TENNESSEE BANKSHARES, INC. AND SUBSIDIARY

                        CONSOLIDATED STATEMENTS OF INCOME

           For the Years Ended December 31,          1999                  1998                   1997
                                                 -----------            -----------            -----------
INTEREST INCOME
 Loans                                           $ 4,767,963            $ 4,320,801            $ 4,009,224
 Investment Securities                             1,734,348              1,265,559                896,464
 Other Interest-Earning Assets                       216,285                196,844                214,289
                                                 -----------            -----------            -----------
  Total Interest Income                            6,718,596              5,783,204              5,119,977
                                                 -----------            -----------            -----------

INTEREST EXPENSE
 Deposits                                          3,076,826              2,553,048              2,710,757
 Advances From Federal Home Loan Bank
  and Note Payable                                   250,986                 56,078                      0
                                                 -----------            -----------            -----------
  Total Interest Expense                           3,327,812              2,609,126              2,710,757
                                                 -----------            -----------            -----------

NET INTEREST INCOME                                3,390,784              3,174,078              2,409,220

PROVISION FOR LOAN LOSSES                             24,000                 24,000                150,000
                                                 -----------            -----------            -----------

NET INTEREST INCOME AFTER PROVISION
 FOR LOAN LOSSES                                   3,366,784              3,150,078              2,259,220
                                                 -----------            -----------            -----------

NONINTEREST INCOME
 Deposit Account Service Charges                     135,274                 91,195                 50,562
 Loan Service Charges and Fees                        58,298                 62,594                 57,852
 Net Gain (Loss) on Sales of Investment
  Securities Available for Sale                      (81,248)                   312                      0
 Other                                                21,408                 12,800                 12,229
                                                 -----------            -----------            -----------
  Total Noninterest Income                           133,732                166,901                120,643
                                                 -----------            -----------            -----------

NONINTEREST EXPENSE
 Compensation and Benefits                         1,133,759                665,802                731,233
 Occupancy and Equipment                             228,380                153,260                150,446
 Federal Deposit Insurance Premiums                   52,396                 52,554                 51,000
 Data Processing Fees                                233,931                157,784                110,564
 Advertising and Promotion                            82,248                 68,456                 54,931
 Amortization                                         80,992                  7,666                      0
 Other                                               487,302                441,495                263,027
                                                 -----------            -----------            -----------
  Total Noninterest Expense                        2,299,008              1,547,017              1,361,201
                                                 -----------            -----------            -----------

INCOME BEFORE INCOME TAXES AND CUMULATIVE
 EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE          1,201,508              1,769,962              1,018,662

INCOME TAXES                                         458,142                651,539                365,008
                                                 -----------            -----------            -----------

INCOME BEFORE CUMULATIVE EFFECT
 OF CHANGE IN ACCOUNTING PRINCIPLE                   743,366              1,118,423                653,654

CUMULATIVE EFFECT ON PRIOR YEARS OF
 ACCOUNTING CHANGE PURSUANT TO
 EITF 97-14 (LESS APPLICABLE INCOME
 TAXES OF $10,907)                                         0                (16,610)                     0
                                                 -----------            -----------            -----------

NET INCOME                                       $   743,366            $ 1,101,813            $   653,654
                                                 ===========            ===========            ===========

EARNINGS PER SHARE:
 Basic                                           $      0.54            $      0.77                    N/A
                                                 ===========            ===========            ===========
 Diluted                                         $      0.53            $      0.77                    N/A
                                                 ===========            ===========            ===========


The accompanying notes are an integral part of these financial statements.

                UNITED TENNESSEE BANKSHARES, INC. AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

       For the Years Ended December 31,       1999            1998           1997
                                            -----------    -----------    -----------
NET INCOME                                  $   743,366    $ 1,101,813    $   653,654
                                            -----------    -----------    -----------

OTHER COMPREHENSIVE INCOME (LOSS),
 NET OF TAX:
  Unrealized Gains (Losses) on Investment
   Securities Available for Sale             (1,234,419)       689,693        476,329
  Less Reclassification Adjustment for
   Gains/Losses Included in Net Income           81,248           (312)             0
  Less Income Taxes Related to Unrealized
   Gains/Losses on Investment Securities
   Available for Sale                           438,204       (261,964)      (181,005)
                                            -----------    -----------    -----------

    Other Comprehensive Income (Loss),         (714,967)       427,417        295,324
     Net of Tax
                                            -----------    -----------    -----------

COMPREHENSIVE INCOME                        $    28,399    $ 1,529,230    $   948,978
                                            ===========    ===========    ===========






The accompanying notes are an integral part of these financial statements.

                UNITED TENNESSEE BANKSHARES, INC. AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                   For the Three Years Ended December 31, 1999

                                                                                      Shares in       Shares in
                                                                        Unearned       Grantor         MRP Plan -
                                                       Common         Compensation   Trust-Contra       Contra
                                                       Stock              ESOP          Account        Account
                                                      -----------    ------------    ------------    -------------
BALANCES, JANUARY 1, 1997                             $         0    $          0    $          0    $          0

Net Income                                                      0               0               0               0

Other Comprehensive Income                                      0               0               0               0
                                                      -----------    ------------    ------------    -------------

BALANCES, DECEMBER 31, 1997                                     0               0               0               0

Net Effect of Stock Conversion                         13,975,678      (1,164,000)              0               0

Repurchase and Retirement of
 72,737 Shares of Common Stock
 at Cost                                                 (884,559)              0               0               0

Net Income                                                      0               0               0               0

Dividends Paid                                                  0               0               0               0

Payment on ESOP Loan with ESOP
 Contribution and Dividends Received                            0          34,914               0               0

Setup of Contra Account
 Pursuant to EITF-97-14
 and Accounting Change                                          0               0        (137,210)              0

Other Comprehensive Income                                      0               0               0               0
                                                      -----------    ------------    ------------    -------------

BALANCES, DECEMBER 31, 1998                            13,091,119      (1,129,086)       (137,210)              0

Net Income                                                      0               0               0               0

Dividends Paid                                                  0               0               0               0

Payment on ESOP Loan with ESOP
 Contribution and Dividends Received                            0         124,458               0               0

Purchase of Additional Shares
 of Common Stock Pursuant
 to Grantor Trust                                               0               0          (8,178)              0

Return of Capital Dividend Held
 to Purchase Additional Shares
 of Common Stock                                                0               0         (56,244)              0

Purchase of Shares of Common Stock
 Pursuant to MRP Plan                                           0               0               0        (712,033)

Issuance of Shares of Common
 Stock Pursuant to MRP Plan                                     0               0               0         155,559

Purchase of Shares of Common
 Stock Pursuant to Stock
 Option Plan                                                    0               0               0               0

Other Comprehensive Loss                                        0               0               0               0
                                                     ------------    ------------    ------------    ------------

BALANCES, DECEMBER 31, 1999                          $ 13,091,119    $ (1,004,628)   $   (201,632)   $   (556,474)
                                                     ============    ============    ============    ============


The accompanying notes are an integral part of these financial statements

                UNITED TENNESSEE BANKSHARES, INC. AND SUBSIDIARY

                   For the Three Years Ended December 31, 1999

                                        Shares in                     Accumulated
                                       Stock Option                      Other            Total
                                       Plan - Contra     Retained     Comprehensive    Shareholders'
                                        Account          Earnings        Income          Equity
                                       ------------    ------------    ------------    ------------
BALANCES, JANUARY 1, 1997              $          0    $  5,631,487    $    471,423    $  6,102,910

Net Income                                        0         653,654               0         653,654

Other Comprehensive Income                        0               0         295,324         295,324
                                       ------------    ------------    ------------    ------------

BALANCES, DECEMBER 31, 1997                       0       6,285,141         766,747       7,051,888

Net Effect of Stock Conversion                    0               0               0      12,811,678

Repurchase and Retirement of
 72,737 Shares of Common Stock
 at Cost                                          0               0               0        (884,559)

Net Income                                        0       1,101,813               0       1,101,813

Dividends Paid                                    0        (436,425)              0        (436,425)

Payment on ESOP Loan with ESOP
 Contribution and Dividends Received              0               0               0          34,914

Setup of Contra Account
 Pursuant to EITF-97-14
 and Accounting Change                            0               0               0        (137,210)

Other Comprehensive Income                        0               0         427,417         427,417
                                       ------------    ------------    ------------    ------------

BALANCES, DECEMBER 31, 1998                       0       6,950,529       1,194,164      19,969,516

Net Income                                        0         743,366               0         743,366

Dividends Paid                                    0      (5,942,656)              0      (5,942,656)

Payment on ESOP Loan with ESOP
 Contribution and Dividends Received              0               0               0         124,458

Purchase of Additional Shares
 of Common Stock Pursuant
 to Grantor Trust                                 0               0               0          (8,178)

Return of Capital Dividend Held
 to Purchase Additional Shares
 of Common Stock                                  0               0               0         (56,244)

Purchase of Shares of Common Stock
 Pursuant to MRP Plan                             0               0               0        (712,033)

Issuance of Shares of Common
 Stock Pursuant to MRP Plan                       0               0               0         155,559

Purchase of Shares of Common
 Stock Pursuant to Stock
 Option Plan                             (1,657,722)              0               0      (1,657,722)

Other Comprehensive Loss                          0               0        (714,967)       (714,967)
                                       ------------    ------------    ------------    ------------

BALANCES, DECEMBER 31, 1999            $ (1,657,722)   $  1,751,239    $    479,197    $ 11,901,099
                                       ============    ============    ============    ============


The accompanying notes are an integral part of these financial statements.

                UNITED TENNESSEE BANKSHARES, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

         For the Years Ended December 31,            1999             1998             1997
                                                 ------------    ------------    ------------
OPERATING ACTIVITIES
 Net Income                                      $    743,366    $  1,101,813    $    653,654
                                                 ------------    ------------    ------------
 Adjustments to Reconcile Net Income to Net
  Cash Provided by Operating Activities:
   Cumulative Effect of Change in
    Accounting Principle                                    0          16,610               0
   Provision for Loan Losses                           24,000          24,000         150,000
   Depreciation                                        56,743          46,404          43,721
   Amortization of Organization Costs                   1,000           1,000               0
   Amortization of Goodwill                            79,991           6,666               0
   Amortization of Investment Securities
    Premiums and Discounts, Net                        34,361           3,210         (26,200)
   Increase (Decrease) in Unearned Loan Fees           26,489         (17,541)         16,058
   Net Gain on Sales of Foreclosed Real Estate              0          (1,100)         (1,858)
   Federal Home Loan Bank Stock Dividends             (48,100)        (40,300)        (37,500)
   Net (Gain) Loss on Sales of Investment
    Securities Available for Sale                      81,248            (312)              0
   Deferred Income Taxes (Benefit)                     35,419          13,964         (71,051)
   (Increase) Decrease in:
    Accrued Interest Receivable                         3,544         (65,038)        (83,128)
    Prepaid Conversion Costs                                0         466,862        (466,862)
    Prepaid Expenses and Other Assets                (119,441)         (9,921)         50,801
   Increase (Decrease) in:
    Accrued Interest Payable                           (6,214)        (59,940)         28,686
    Accrued Income Taxes                              (20,185)       (171,107)        209,292
    Accrued Benefit Plan Liabilities                  300,442         318,283               0
    Other Liabilities                                  (6,192)       (321,185)        196,723
                                                 ------------    ------------    ------------
     Total Adjustments                                443,105         210,555           8,682
                                                 ------------    ------------    ------------
      Net Cash Provided by
       Operating Activities                         1,186,471       1,312,368         662,336
                                                 ------------    ------------    ------------

INVESTING ACTIVITIES
 Cash and Cash Equivalents Received
  in Purchase of Branch                                     0      13,491,665               0
 Purchases of Investment Securities Available
  for Sale                                         (5,519,545)    (25,389,392)     (4,975,359)
 Proceeds From Sales of Investment Securities
  Available for Sale                                2,460,469       1,000,312               0
 Proceeds From Maturities of Investment
  Securities Available for Sale                     2,000,000       3,500,000         500,000
 Principal Payments Received on Investment
  Securities Available for Sale                     6,245,777       3,797,388       1,500,756
 Purchases of Investment Securities
  Held To Maturity                                   (449,515)     (1,641,799)       (157,556)
 Proceeds From Maturities of Investment
  Securities Held to Maturity                         984,354         240,000         290,000
 Principal Payments Received on Investment
  Securities Held to Maturity                         576,512          47,956           1,729
 Net Increase In Loans                             (8,315,821)     (6,168,493)     (3,204,312)
 Purchases of Premises and Equipment, Net             (93,724)        (39,377)        (12,022)
 Proceeds From Sales of Foreclosed Real Estate         24,197          20,000          93,015
                                                 ------------    ------------    ------------
     Net Cash Used in Investing Activities         (2,087,296)    (11,141,740)     (5,963,749)
                                                 ------------    ------------    ------------


The accompanying notes are an integral part of these financial statements.

                UNITED TENNESSEE BANKSHARES, INC. AND SUBSIDIARY

         For the Years Ended December 31,                         1999            1998            1997
                                                             ------------    ------------    ------------
FINANCING ACTIVITIES
 Repurchase and Retirement of Common Stock                              0        (884,559)              0
 Dividends Paid                                                (5,942,656)       (436,425)              0
 Net (Increase) Decrease in Cash Received
  From Stock Subscriptions                                              0      23,598,226     (23,598,226)
 Purchase of Common Stock for Stock Option
  Plan                                                         (1,657,722)              0               0
 Purchase of Common Stock for MRP Plan                           (712,033)              0               0
 Issuance of Common Stock Pursuant to
  MRP Plan                                                        155,559               0               0
 Increase in Grantor Trust - Contra Account                       (64,422)              0               0
 Payment on ESOP Loan and Release of Shares                       124,458               0               0
 Net Cash Proceeds From Issuance
  of Common Stock                                                       0       7,195,365               0
 Net Increase (Decrease) in Stock
  Subscription Escrow Accounts                                          0     (23,598,226)     23,598,226
 Net Increase in Deposits                                       3,974,267       2,506,057       4,304,430
 Advances From the Federal Home Loan Bank                               0       6,000,000               0
 Repayment of Advances From Federal
  Home Loan Bank                                               (1,921,090)       (311,421)              0
 Proceeds From Borrowing on Note Payable                        3,200,000               0               0
                                                             ------------    ------------    ------------
     Net Cash Provided by (Used in) Financing
      Activities                                               (2,843,639)     14,069,017       4,304,430
                                                             ------------    ------------    ------------

NET INCREASE (DECREASE) IN CASH AND
 CASH EQUIVALENTS                                              (3,744,464)      4,239,645        (996,983)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                    6,131,189       1,891,544       2,888,527
                                                             ------------    ------------    ------------
CASH AND CASH EQUIVALENTS, END OF YEAR                       $  2,386,725    $  6,131,189    $  1,891,544
                                                             ============    ============    ============

Supplementary Disclosures of Cash Flow Information:
 Cash Paid During the Year For:
  Interest                                                   $  3,334,026    $  2,574,071    $  2,682,071
  Income Taxes                                               $    560,547    $    833,809    $    192,440
Supplementary Disclosures of Noncash Investing Activities:
 Sale of Foreclosed Real Estate
  by Origination of Mortgage Loans                           $          0    $          0    $     56,968
 Acquisition of Foreclosed Real Estate                       $     95,378    $          0    $    167,025
 Change in Unrealized Gain/Loss on Investment
  Securities Available for Sale                              $ (1,153,171)   $    689,381    $    476,329
 Change in Deferred Income Tax Associated
  With Unrealized Gain/Loss on Investment
  Securities Available for Sale                              $    438,204    $   (261,964)   $   (181,005)
 Change in Net Unrealized Gain/Loss on
  Investment Securities Available for Sale                   $   (714,967)   $    427,417    $    295,324
 Purchase of Branch:
  Fair Value of Assets Acquired:
   Cash and Cash Equivalents                                 $          0    $ 13,491,665    $          0
   Loans                                                                0          25,939               0
   Premises and Equipment                                               0         285,000               0
   Other Assets                                                         0           1,576               0
                                                             ------------    ------------    ------------
    Fair Value of Assets Acquired                                       0      13,804,180               0
                                                             ------------    ------------    ------------
  Fair Value of Liabilities Assumed:
   Deposits                                                             0      14,909,059               0
   Accrued Interest Payable                                             0          94,995               0
                                                             ------------    ------------    ------------
  Fair Value of Liabilities Assumed                                     0      15,004,054               0
                                                             ------------    ------------    ------------
   Excess of Cost Over Fair Value
    of Assets Acquired                                       $          0    $  1,199,874    $          0
                                                             ============    ============    ============


The accompanying notes are an integral part of these financial statements.

                UNITED TENNESSEE BANKSHARES, INC. AND SUBSIDIARY

            For the Years Ended December 31,                    1999           1998             1997
                                                             ----------      ----------      ----------
Supplementary Disclosures of Noncash Financing Activities:
 Issuance of Common Stock by Withdrawal From
  Subscribers' Accounts for Stock Purchase                   $        0      $5,651,227      $        0
 Issuance of Common Stock in Exchange for
  ESOP Note                                                  $        0      $1,164,000      $        0
 Reduction of ESOP Note With
  Dividends Received                                         $        0      $   34,914      $        0

 Reimbursement of Bank for Prepaid Conversion
  Costs From Stock Subscription Receipts                     $        0      $  571,822      $        0

 Cumulative Effect of Change in Accounting
  Principle:
   Increase in Other Liabilities                             $        0      $  164,727      $        0
   Decrease in Deferred Tax Liability                        $        0      $   10,907      $        0
   Increase in Contra Equity Account                         $        0      $  137,210      $        0






The accompanying notes are an integral part of these financial statements.

                        UNITED TENNESSEE BANKSHARES, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 1999, 1998 and 1997


NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES

Basis of Consolidation - On January 1, 1998, Newport Federal Savings and Loan Association converted from a mutual savings association to a capital stock savings bank, changed its name to Newport Federal Bank, and was simultaneously acquired by its holding company, United Tennessee Bankshares, Inc. See Note 16 for additional information concerning the Association's stock conversion. The 1999 and 1998 consolidated financial statements include the accounts of United Tennessee Bankshares, Inc. and its wholly owned subsidiary, Newport Federal Bank. The 1997 consolidated financial statements include the accounts of Newport Federal Bank (formerly Newport Federal Savings and Loan Association) and its service corporation subsidiary, NFS Service Corporation. In December 1997 the service corporation subsidiary was dissolved and its only asset (a $15,000 investment in Data Services Corporation of Cincinnati, Ohio) was transferred to Newport Federal Bank. All intercompany accounts have been eliminated.

Nature of Operations - The Bank provides a variety of financial services to individuals and corporate customers through its three offices in Newport, Tennessee. The Association's primary deposit products are interest-bearing savings accounts and certificates of deposit. Its primary lending products are one-to-four family first mortgage loans.

Reclassifications - Certain items in the 1997 and 1998 consolidated financial statements have been reclassified to conform with the 1999 consolidated financial statements.

Consolidated Statement of Comprehensive Income - In June 1997 the Financial Accounting Standards Board issued SFAS No. 130, Reporting Comprehensive Income. This statement establishes standards for reporting comprehensive income and its components in the consolidated financial statements. The object of the statement is to report a measure of all changes in equity of an enterprise that results from transactions and other economic events of the period other than transactions with owners. Items included in comprehensive income include revenues, gains and losses that under generally accepted accounting principles are directly charged to equity. Examples include foreign currency translations, pension liability adjustments and unrealized gains and losses on investment securities available for sale. The Company has included its comprehensive income in separate consolidated statements of comprehensive income for the years ended December 31, 1999, 1998 and 1997.

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

Cash and Cash Equivalents - Cash and cash equivalents include "Cash and Amounts Due from Depository Institutions."

Cash and Amounts Due From Depository Institutions - Cash and amounts due from depository institutions includes the following approximate amounts on deposit with the Federal Home Loan Bank of Cincinnati:

                                              12/31/99              12/31/98
                                              --------              --------
         Unrestricted Deposits               $1,756,000            $5,223,000


Investment Securities - In accordance with SFAS No. 115, the Company and Bank have segregated their investment securities into the following categories:

(a) Held to Maturity - These debt securities are carried at cost, adjusted for amortization of premiums and accretion of discounts, which are recognized as adjustments to interest income, using a method which approximates the level yield method. In placing securities in this category, management has expressed a positive intent and ability to hold such securities until they mature. Prior to July 1, 1999, management had classified all of its obligations of states and political subdivisions in its held to maturity portfolio (see Note 2).

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

Earnings Per Share - Basic earnings per share represents income available to shareholders divided by the weighted average number of shares outstanding during the period. Diluted earnings per share reflects additional shares that would have been outstanding if dilutive potential shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential shares that may be issued by the Company relate solely to outstanding stock options, and are determined using the treasury stock method.

Earnings per share have been computed based on the following:

                                                     Years Ended December 31,
                                               -------------------------------
                                                  1999                  1998
                                               ---------             ---------
Average number of shares outstanding           1,382,013             1,438,613
Effect of dilutive options                        21,474                     0
                                               ---------             ---------
Average number of shares outstanding used
 to calculate diluted earnings per share       1,403,487             1,438,613
                                               =========             =========


Earnings per share is not applicable to the year ended December 31, 1997 since the Company did not issue stock until January 1, 1998.

NOTE 2 - INVESTMENT SECURITIES:

The amortized cost and estimated fair value of investment securities classified as available for sale are as follows:

                                                                    Investment Securities Available for Sale
                                                       --------------------------------------------------------------------
                                                                               Gross             Gross           Estimated
                                                        Amortized          Unrealized        Unrealized               Fair
                                                             Cost              Gains            Losses               Value
                                                       -----------         ----------        ----------         -----------
As of December 31, 1999:
------------------------
Debt Securities:
 U.S. Treasury Securities and
  Obligations of  U.S. Government
  Corporations and Agencies                            $ 5,463,200            $ 2,848        $(121,463)         $ 5,344,585
 Mortgage-Backed Securities                             19,635,772             51,846         (452,140)          19,235,478
 Obligations of States and
  Political Subdivisions                                 1,275,164                  0                0            1,275,164
                                                       -----------         ----------        ----------         -----------
  Total Debt Securities                                 26,374,136             54,694         (573,603)          25,855,227
                                                       -----------         ----------        ----------         -----------

Equity Securities:
 Federal Home Loan Bank
  of Cincinnati Stock, at Cost                             745,600                  0                0              745,600
 Federal Home Loan Mortgage
  Corporation Preferred Stock                               27,448          1,291,808                0            1,319,256
 Data Services Corporation Stock,
  at Cost                                                   15,000                  0                0               15,000
                                                       -----------         ----------        ----------         -----------
   Total Equity Securities                                 788,048          1,291,808                0            2,079,856
                                                       -----------         ----------        ----------         -----------
                                                       $27,162,184         $1,346,502        $(573,603)         $27,935,083
                                                       ===========         ==========        ==========         ===========


                                                                     Investment Securities Available for Sale
                                                       --------------------------------------------------------------------
                                                                               Gross             Gross           Estimated
                                                        Amortized          Unrealized        Unrealized               Fair
                                                             Cost              Gains            Losses               Value
                                                       -----------         ----------         ---------         -----------
As of December 31, 1998:
------------------------
Debt Securities:
 U.S. Treasury Securities and
  Obligations of  U.S. Government
  Corporations and Agencies                            $ 6,495,770           $ 58,729         $ (7,612)         $ 6,546,887
 Mortgage-Backed Securities                             23,969,590            130,690          (34,601)          24,065,679
                                                       -----------         ----------         ---------         -----------
  Total Debt Securities                                 30,465,360            189,419          (42,213)          30,612,566
                                                       -----------         ----------         ---------         -----------

Equity Securities:
 Federal Home Loan Bank
  of Cincinnati Stock, at Cost                             588,600                  0                0              588,600
 Federal Home Loan Mortgage
  Corporation Preferred Stock                               27,448          1,778,864                0            1,806,312
 Data Services Corporation Stock,
  at Cost                                                   15,000                  0                0               15,000
                                                       -----------         ----------         ---------         -----------
   Total Equity Securities                                 631,048          1,778,864                0            2,409,912
                                                       -----------         ----------         ---------         -----------
                                                       $31,096,408         $1,968,283         $(42,213)         $33,022,478
                                                       ===========         ==========         =========         ===========


Gross realized gains and losses from sales of investment securities classified as available for sale are as follows:

                                                                                  For the Years Ended December 31,
                                                                         --------------------------------------------------
                                                                           1999                    1998                1997
                                                                         --------                  ----                ----
Gross Realized Gains                                                     $  2,460                  $312                 $0
Gross Realized Losses                                                     (83,708)                    0                  0
                                                                         --------                  ----                ---
                                                                         $(81,248)                 $312                 $0
                                                                         ========                  ====                ===


Mortgage-backed securities consist of the following:

                                                              December 31, 1999                     December 31, 1998
                                                      ------------------------------         -----------------------------
                                                                           Estimated                             Estimated
                                                        Amortized               Fair           Amortized              Fair
                                                            Cost               Value               Cost              Value
                                                           ------             -------             ------            -------
FNMA Certificates                                     $10,857,209         $10,565,413        $13,441,696        $13,488,158
GNMA Certificates                                       3,570,235           3,618,077          4,581,429          4,628,022
FHLMC Certificates                                      5,208,328           5,051,988          5,946,465          5,949,499
                                                       ----------          ----------         ----------         ----------
                                                      $19,635,772         $19,235,478        $23,969,590        $24,065,679
                                                      ===========         ===========        ===========        ===========


     The amortized cost and estimated fair value of investment securities classified as held to maturity are as follows:

                                                                       Investment Securities Held to Maturity
                                                   -------------------------------------------------------------------------
                                                                          Gross                Gross               Estimated
                                                   Amortized            Unrealized           Unrealized              Fair
                                                     Cost                 Gains                Losses                Value
                                                   ----------           ----------           ----------           ----------
As of December 31, 1999:
------------------------
 Obligations of States and
  Political Subdivisions                           $        0           $        0           $        0           $        0
                                                   ==========           ==========           ==========           ==========

As of December 31, 1998:
------------------------
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

The amortized cost and estimated fair value of debt securities available for sale as of December 31, 1999, by contractual maturity, are as follows:

                                                             Estimated
                                            Amortized           Fair
                                              Cost             Value
                                          -----------       -----------

Due in One Year or Less                   $ 1,348,926       $ 1,393,228
Due After One Year
 Through Five Years                         7,190,959         6,546,712
Due After Five Years
 Through Ten Years                          2,862,784         2,824,521
Due After Ten Years                        14,971,467        15,090,766
                                          -----------       -----------
                                          $26,374,136       $25,855,227
                                          ===========       ===========


For the purposes of the maturity table, mortgage-backed securities, which are not due at a single maturity date, have been allocated over maturity groupings based on the contractual maturities of underlying collateral. The mortgage-backed securities may mature earlier than their contractual maturities because of principal prepayments.

The Company and Bank did not sell any investment securities classified as held to maturity during the years ended December 31, 1999, 1998, and 1997.

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. This statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Earlier application is encouraged, but is permitted only as of the beginning of any fiscal quarter that begins after issuance of this statement. The Company and Bank elected to apply the provisions of this statement as of July 1, 1999.

Although the Company and Bank do not currently hold any derivative instruments or engage in hedging activities, the statement also provides a one-time opportunity for any investments in the held to maturity category to be transferred into the available for sale category. On July 1, 1999, the Company and Bank transferred investments with an amortized cost of $2,090,063 (fair value of $2,100,160) from their held to maturity category to their available for sale category. The Company and Bank did not transfer any investment securities between categories during the years ended December 31, 1998 and 1997.

Investments with book values of approximately $2,100,000 and $1,900,000 (which approximates market values) as of December 31, 1999 and 1998, respectively, were pledged to secure deposits of public funds.

NOTE 3 - LOANS RECEIVABLE

The Bank provides mortgage and consumer lending services to individuals primarily in the East Tennessee area. Loans receivable are summarized as follows:

                                                          As of December 31,
                                                       -------------------------
                                                           1999          1998
                                                       -----------   -----------
First mortgage loans (principally conventional):
 Secured by one-to-four family residences              $48,550,214   $41,833,451
 Secured by other properties                             9,099,393     7,266,548
 Construction loans                                      2,615,000     3,235,450
                                                       -----------   -----------
                                                        60,264,607    52,335,449
Less:
 Undisbursed portion of construction loans               1,033,726       748,375
 Net deferred loan origination fees                        286,961       260,472
                                                       -----------   -----------
  Net first mortgage loans                              58,943,920    51,326,602
                                                       -----------   -----------

Consumer and commercial loans:
 Loans to depositors, secured by deposits                1,114,071       847,663
 Automobile                                                979,732       812,992
 Home equity and second mortgage                           208,056       161,872
 Other                                                     931,022       838,222
                                                       -----------   -----------
                                                         3,232,881     2,660,749
Less unearned interest                                          18           281
                                                       -----------   -----------
  Net consumer and commercial loans                      3,232,863     2,660,468
                                                       -----------   -----------
Less allowance for loan losses                             660,741       640,982
                                                       -----------   -----------
                                                       $61,516,042   $53,346,088
                                                       ===========   ===========


The Bank had outstanding loan commitments of approximately $473,000 and $1,490,000 (in addition to undisbursed portion of construction loans) at rates ranging from 8% to 10% as of December 31, 1999 and 1998, respectively.

Activity in the allowance for loan losses consists of the following:

                                                For the Years Ended December 31,
                                              -----------------------------------
                                                 1999        1998          1997
                                              ---------    ---------    ---------
Allowance at beginning of year                $ 640,982    $ 627,669    $ 493,718
 Provision charged to expense                    24,000       24,000      150,000
 Recoveries of loans previously charged off         268        4,179        1,567
 Loans charged off                               (4,509)     (14,866)     (17,616)
                                              ---------    ---------    ---------
Allowance at end of year                      $ 660,741    $ 640,982    $ 627,669
                                              =========    =========    =========


The Bank has recognized the following amounts related to impaired loans in conformity with FASB Statements No. 114 and No. 118:

                                                             As of December 31,
                                                             -------------------
                                                               1999        1998
                                                             --------   --------
Recorded value of all impaired loans                         $377,000   $482,000
Average individual loan balance                              $ 19,000   $ 28,000
Total allowance for loan losses related to impaired loans    $      0   $      0


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

                                                                 For the Years
                                                              Ended December 31,
                                                             -------------------
                                                               1999        1998
                                                             -------     -------

Cash receipts applied to reduce principal balance            $20,478     $14,793
Cash receipts recognized as interest income                   31,228      41,641
                                                             -------     -------
Total cash receipts                                          $51,706     $56,434
                                                             =======     =======


NOTE 4 - PREMISES AND EQUIPMENT, NET

Premises and equipment, net are summarized as follows:

                                                         As of December 31,
                                                    ----------------------------
                                                       1999               1998
                                                    ----------        ----------
Land                                                $  168,539        $  148,100
Buildings                                              752,830           752,830
Furniture and equipment                                389,430           323,778
                                                    ----------        ----------
                                                     1,310,799         1,224,708
Less accumulated depreciation                          799,789           750,679
                                                    ----------        ----------
                                                    $  511,010        $  474,029
                                                    ==========        ==========


Depreciation expense for the years ended December 31, 1999, 1998 and 1997 totalled $56,743, $46,404, and $43,721, respectively.


NOTE 5 - DEPOSITS

A summary of deposits is as follows:

                                                         As of December 31,
                                                   -----------------------------
                                                      1999               1998
                                                   -----------       -----------
Demand Deposits:
 Now Accounts                                      $ 7,017,575       $ 6,864,925
 Money Market Deposit Accounts                       3,180,020         3,643,861
 Passbook Savings                                   11,476,138        10,605,981
                                                   -----------       -----------
   Total Demand Deposits                            21,673,733        21,114,767
                                                   -----------       -----------

Term Deposits:
 Less than $100,000                                 36,821,432        35,402,038
 $100,000 or More                                   15,314,366        13,318,459
                                                   -----------       -----------
  Total Term Deposits                               52,135,798        48,720,497
                                                   -----------       -----------
                                                   $73,809,531       $69,835,264
                                                   ===========       ===========

Deposits in excess of $100,000 may not be federally insured, depending upon ownership.

The scheduled maturities of certificates of deposit as of December 31, 1999 are as follows:

            2000                  $43,729,482
            2001                    7,757,861
            2002                      348,450
            2003                      300,005
                                  -----------
                                  $52,135,798
                                  ===========

NOTE 6 - ADVANCES FROM FEDERAL HOME LOAN BANK

In November 1998, the Bank obtained an advance from the Federal Home Loan Bank of Cincinnati (FHLB). The advance is repayable monthly at 4.75% over three years. Interest expense associated with the advance from the FHLB totalled $228,742 for the year ended December 31, 1999 ($56,078 in 1998). Pursuant to the Bank's collateral agreement with the FHLB, advances are secured by the Bank's FHLB stock and qualifying first mortgage loans. The scheduled maturities of the advances from the FHLB as of December 31, 1999 are as follows:

            2000                  $2,014,355
            2001                   1,753,134
                                  ----------
                                  $3,767,489
                                  ==========

NOTE 7 - NOTE PAYABLE

At December 31, 1999, the Bank had indebtedness to a bank for $3,200,000. This note bears interest at Wall Street prime minus 1 1/4% (7.25% at December 31, 1999), matures February 28, 2000, and is unsecured. Interest expense associated with the note payable totalled $22,244 for the year ended December 31, 1999.

NOTE 8 - INCOME TAXES

Income taxes as shown in the consolidated statements of income differ from the amount computed using the statutory federal income tax rate for the following reasons:


                                                                      For the Years Ended December 31,
                                   ---------------------------------------------------------------------------------------
                                             1999                           1998                           1997
                                   --------------------------      -------------------------       -----------------------
                                                    Percent                        Percent                        Percent
                                                   of Pretax                      of Pretax                      of Pretax
                                    Amount           Income         Amount          Income          Amount         Income
                                   --------         --------       --------        --------        --------       --------
Federal income tax
 at statutory rate                 $408,513            34.0%       $601,787           34.0%        $346,345          34.0%
Increase (Decrease)
 resulting from
  tax effects of:
   Nontaxable
    interest                        (29,959)           (2.5)        (31,167)          (1.8)         (19,195)         (1.9)
   State excise
    tax and other,
    net                              79,588             6.6          80,919            4.6           37,858           3.7
                                   --------          ------        --------        -------         --------       -------
                                   $458,142            38.1%       $651,539           36.8%        $365,008          35.8%
                                   ========          ======        ========        =======         ========       =======


Income taxes consist of:

                                             For the Years Ended December 31,
                                      -----------------------------------------
                                         1999            1998            1997
                                      ---------       ---------       ---------
Current                               $ 422,723       $ 637,575       $ 436,059
Deferred (Benefit)                       35,419          13,964         (71,051)
                                      ---------       ---------       ---------
                                      $ 458,142       $ 651,539       $ 365,008
                                      =========       =========       =========


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

                                                       As of December 31,
                                                ----------------------------
                                                  1999               1998
                                                --------          ----------
Deferred Tax Liabilities                        $838,053          $1,033,143
Deferred Tax Assets                              381,315             173,620
                                                --------          ----------
 Net Deferred Tax Liabilities                   $456,738          $  859,523
                                                ========          ==========


In 1996, Congress enacted the Small Business Job Protection Act which effectively removed any recapture provisions related to tax bad debt reserves accumulated by the Bank prior to 1988. However, any reserves accumulated after 1987 must be recaptured over a six year period. The tax liability associated with this recapture is included in the Bank 's accrued and deferred tax liabilities as of December 31, 1999 and 1998.

NOTE 9 - REGULATORY MATTERS

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

                                                                            As of December 31,
                                                                     -------------------------------
                                                                         1999                1998
                                                                     -----------         -----------
Bank capital (total equity) per generally accepted
 accounting principles                                               $13,410,247         $13,948,064
Less goodwill, net of amortization                                    (1,113,217)         (1,193,208)
Less net unrealized gain on investment securities                       (479,197)         (1,196,007)
                                                                     -----------         -----------
Tangible capital per the regulations                                  11,817,833          11,558,849
Less adjustments for core capital                                              0                   0
                                                                     -----------         -----------
Core capital per the regulations                                      11,817,833          11,558,849
Add allowable portion of allowance for loan losses                       557,000             512,000
                                                                     -----------         -----------

Risk-based capital per the regulations                               $12,374,833         $12,070,849
                                                                     ===========         ===========


The Bank's actual capital amounts and minimum capital requirements of the OTS are presented in the following table. All amounts are in thousands of dollars.

                                                                                        To Comply With
                                                                                       Minimum Capital
                                                                 Actual                  Requirements
                                                          -------------------       --------------------
                                                           Amount       Ratio       Amount         Ratio
                                                          -------       -----       ------         -----
As of December 31, 1999:
------------------------
Tangible Capital (To Adjusted Total Assets)               $11,818       12.9%       $1,378          1.5%
Core Capital (To Adjusted Total Assets)                   $11,818       12.9%       $2,756          3.0%
Risk-Based Capital (To Risk-Weighted Assets)              $12,375       27.7%       $3,568          8.0%

As of December 31, 1998:
------------------------
Tangible Capital (To Adjusted Total Assets)               $11,559       12.9%       $1,348          1.5%
Core Capital (To Adjusted Total Assets)                   $11,559       12.9%       $2,695          3.0%
Risk-Based Capital (To Risk-Weighted Assets)              $12,071       29.5%       $3,276          8.0%


As of December 31, 1999, the Bank is categorized as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that date that management believes have changed the institution's category. The Bank's actual capital amounts and ratios are also presented in the following table. All amounts are in thousands of dollars.

                                                                                      To Be Well
                                                                                  Capitalized Under
                                                                                  Prompt Corrective
                                                             Actual               Action Provisions
                                                      -------------------       --------------------
                                                       Amount       Ratio       Amount         Ratio
                                                      -------       -----       ------         -----
As of December 31, 1999:
------------------------
Total Capital (To Risk-Weighted Assets)               $12,375       27.7%       $4,460         10.0%
Tier I Capital (To Risk-Weighted Assets)              $11,818       26.5%       $2,676          6.0%
Tier I Capital (To Average Assets)                    $11,818       12.7%       $4,643          5.0%

As of December 31, 1998:
------------------------
Total Capital (To Risk-Weighted Assets)               $12,071       29.5%       $4,094         10.0%
Tier I Capital (To Risk-Weighted Assets)              $11,559       28.2%       $2,457          6.0%
Tier I Capital (To Average Assets)                    $11,559       12.7%       $4,556          5.0%


NOTE 10 - RETIREMENT PLANS

401(k) Retirement Plan - The Bank has established a 401(k) retirement plan which allows eligible officers and employees to contribute up to fifteen percent of their annual compensation on a tax-deferred basis. The Bank has the option, at the discretion of the board of directors, to make contributions to the plan. Total 401(k) retirement plan expense was $5,337, $12,989, and $42,038 for the years ended December 31, 1999, 1998, and 1997, respectively.

Directors Long-Term Incentive Plan - In June 1997, the Bank established a long-term incentive plan for the board of directors to provide target retirement benefits of 75% of board fees for ten years for directors who retire with twenty or more years of service. Activity in the directors' retirement plan for the years ended December 31, 1999, 1998 and 1997 are as follows:

                                                        1999              1998             1997
                                                      --------         ---------         --------
Liability balance at beginning of year                $164,727         $ 125,181         $      0
Accrued and expensed                                     7,552            10,824          150,991
Transfer of assets to trustee                                0          (136,005)               0
Death benefit payment                                        0                 0          (25,810)
Increase in liability due to
 investment returns                                     46,144                 0                0
Effect of change in accounting
 principle pursuant to EITF 97-14                            0           164,727                0
                                                      --------         ---------         --------
Liability balance at end of year                      $218,423         $ 164,727         $125,181
                                                      ========         =========         ========


In July 1998, the Emerging Issues Task Force (EITF) of the Financial Accounting Standards Board (FASB) issued EITF 97-14 Accounting for Deferred Compensation Arrangements Where Amounts Earned are Held in a Rabbi Trust and Invested. Prior to the issuance of EITF 97-14, the Bank had transferred the assets purchased by the trust (12,516 shares of Holding Company stock) to the trustee of the plan. In accordance with EITF 97-14, the Bank has recognized a liability for the fair value of all shares of Holding Company stock (14,061 and 13,721 shares as of December 31, 1999 and 1998, respectively) and other assets held by the trustee and a contra-equity account Shares in Grantor Trust-Contra Account for the cost of the shares held by the trustee. The change in accounting principle in 1998 required a reduction in deferred tax liabilities of $10,907 and a net charge to income in 1998 of $16,610.

Employee Stock Ownership Plan (ESOP) - Pursuant to the plan of conversion to stock form, the Bank established its Employee Stock Ownership Plan in 1998. The ESOP borrowed $1,164,000 from the Bank's Holding Company at 8.50% interest repayable in thirteen years. The ESOP purchased 116,400 shares of Holding Company stock in the initial stock offering. The ESOP received $34,935 and $34,914 in dividends on its stock in 1999 and 1998, respectively, which was used to reduce the ESOP debt. In 1999, the 1998 accrued ESOP contribution of $89,523 was also used to reduce the ESOP debt. An appropriate contra-equity account Unearned Compensation - Employee Stock Ownership Plan has been established for the net amount still owing on the ESOP debt. The Bank's board of directors approved contributions to the ESOP of $115,505 and $89,523, plus accrued interest of $86,005 and $97,281 on the ESOP debt, for the years ended December 31, 1999 and 1998, respectively.

NOTE 11 - STOCK OPTION PLAN

In January 1999, the Company's board of directors approved the Company's 1999 stock option plan, and in May 1999, the Company's shareholders ratified the plan. The plan reserved 145,475 shares of the Company's common stock for issuance pursuant to the options to be granted. These shares will be either newly issued shares or shares purchased on the open market.

During 1999, the Company's board of directors approved the issuance of stock options under the Plan to certain members of the board of directors and senior management. The options stipulated that, in the event of a return of capital dividend being paid on the Company's common stock, the number of shares to be purchased and the option price would be adjusted to maintain the same "option spread" after the effect of any such dividend. Presented below is information concerning the stock options awarded in 1999:


                  Prior to Return of Capital                                       Subsequent to Return of
                     Dividend on 11-30-99                                        Capital Dividend on 11-30-99
      ------------------------------------------------------        -----------------------------------------------------
                     Option                           Option                      Option                           Option
      Number of      Price                              Life        Number of      Price                             Life
       Options         Per                                in         Options         Per                               in
       Awarded       Share       Vesting Schedule      Years         Awarded       Share       Vesting Schedule     Years
      ---------      ------      ----------------      -----        ---------      ------      ----------------     -----
      132,237        $12.75      25% immediately;         10          196,061      $8.60       25% immediately;        10
                                   25% each year                                                 25% each year
                                 for next 3 years                                              for next 3 years


During 1999, the Company repurchased, at a total cost of $1,657,722, 125,835 shares of its common stock which are being held in trust for when the stock options are exercised. A contra-equity account has been established to reflect the costs of such shares held in trust. The Company intends to utilize dividends received in 1999 and future years to continue to purchase shares of its common stock to be placed in the stock option trust.

The Company applies APB Opinion 25 and related Interpretations in accounting for its stock option plan. Accordingly, no compensation cost has been recognized. Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant dates for awards under the plan consistent with the method prescribed by FASB Statement No. 123, the Company's net income and earnings per share would not have been significantly affected.

NOTE 12 - MANAGEMENT RECOGNITION PLAN

In January 1999, the Company's board of directors approved a Management Recognition Plan (MRP), and in May 1999, the Company's shareholders ratified the plan. The plan authorizes the board of directors to award up to 58,190 shares of restricted common stock to members of the board of directors and senior management.

During 1999, the Company's board of directors awarded 50,845 shares of restricted common stock to certain members of the board of directors and senior management. The shares were awarded as follows: 25% immediately, and 25% per year for the next 3 years. The Company and its subsidiary will share the cost of the Plan and accrue the estimated cost of repurchasing shares to be reissued as restricted stock over the period that such awards are earned. Activity in the MRP plan for 1999 is as follows:

     Accrued Liability Charged to Expense                             $ 298,154
     Cost of 12,709 Shares Issued                                      (155,559)
                                                                      ---------
     Accrued Liability Balance at December 31, 1999                   $ 142,595
                                                                      =========


During 1999, the Company repurchased 58,190 shares of its common stock at a total cost of $712,033, reissued 12,709 shares of restricted stock at a cost of $155,559 and held 45,481 shares of its common stock in trust as of December 31, 1999 at a net cost of $556,474. A contra-equity account has been established to reflect the cost of such shares held in trust.


NOTE 13 - DIRECTORS DEFERRED COMPENSATION

In 1998, the Company established a deferred compensation plan whereby directors, at their option, can defer all or portions of fees they earn each year. Fees not paid are accrued for the benefit of the directors and their accounts are adjusted quarterly for the return equivalent to the change in the fair value of the Company's common stock. Activity in the plan for the years ended December 31, 1999 and 1998 are as follows:

                                                        1999              1998
                                                      --------          -------
     Balances, Beginning of Year                      $ 53,284          $     0
     Directors Fees Deferred During Year                54,200           55,690
     Income Credited During Year                        24,043           (2,406)
                                                      --------          -------
     Balances, End of Year                            $131,527          $53,284
                                                      ========          =======


Amounts owned under the Plan are paid to directors upon their retirement from the board of directors.


NOTE 14 - SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK

Most of the Bank's business activity is with customers located within East Tennessee. Investments in state and municipal securities involve governmental entities within the State of Tennessee. As of December 31, 1999, the Bank had concentrations of loans in real estate lending and consumer lending. Generally these loans are secured by the underlying real estate and consumer goods. The usual risk associated with such concentrations are generally mitigated by being spread over several hundred unrelated borrowers and by adequate collateral loan to value ratios.


NOTE 15 - COMMITMENTS AND CONTINGENT LIABILITIES

The Bank is subject to claims and lawsuits which arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the consolidated financial position of the Bank.

NOTE 16 - STOCK CONVERSION

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

At the time of the conversion, the Bank was required to establish a liquidation account in an amount equal to its capital as of June 30, 1997. The liquidation account will be maintained for the benefit of eligible accountholders who continue to maintain their accounts at the Bank after the conversion. The liquidation account will be reduced annually to the extent that eligible accountholders have reduced their qualifying deposits as of each anniversary date. Subsequent increases will not restore an eligible accountholder's interest in the liquidation account. In the event of a complete liquidation, each eligible accountholder will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held. The Bank and the Holding Company are subject to several restrictions concerning the repurchase of stock and dividend payment restrictions pursuant to the applicable rules and policies of the OTS.

NOTE 17 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

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

Note Payable - This financial instrument is a variable rate, short-term instrument. Therefore, its recorded book value is a fair estimate of fair value.

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

The recorded book value and estimated fair value of the Company's and Bank's consolidated financial instruments are as follows (amounts in thousands):


                                                         As of December 31, 1999             As of December 31, 1998
                                                         -----------------------             -----------------------
                                                    Recorded            Estimated         Recorded         Estimated
                                                     Book                 Fair              Book              Fair
                                                     Value                Value             Value             Value
                                                    -------              -------           -------           -------
FINANCIAL ASSETS:
 Cash and Amounts Due
  From Depository Institutions                      $ 2,387              $ 2,387           $ 6,131           $ 6,131
 Investment Securities -
  Available for Sale                                $27,935              $27,935           $33,022           $33,022
 Investment Securities - Held
  to Maturity                                       $     0              $     0           $ 2,431           $ 2,453
 Loans Receivable, Net                              $61,516              $61,627           $53,346           $54,158


FINANCIAL LIABILITIES:
 Deposits                                           $73,810              $73,765           $69,835           $70,081
 Note Payble                                        $ 3,200              $ 3,200           $     0           $     0
 Advances from Federal Home
  Loan Bank                                         $ 3,767              $ 3,689           $ 5,689           $ 5,627


                                               CORPORATE INFORMATION

Directors:

   J. William Myers
      Chairman of the Board & Attorney
      Myers & Bell, P.C., Newport, TN

   Richard G. Harwood
      President and Chief Executive Officer
      of the Company and the Bank

   Tommy C. Bible
      Manager, Jefferson/Cocke Co. Utilities

   Clyde E. Driskill, Jr.
      Retired; Former Owner,
        Driskill's Furniture, Inc.

   William B. Henry
      Retired; Former Optometrist

    Ben W. Hooper, III
      Attorney, Campbell & Hooper,
        Newport, Tennessee

   Robert L. Overholt
      Retired; Former Owner/Manager
        Home Supply

   Robert D. Self
      Retired; Former Owner,
        Bob Self Auto Parts

Executive Officers:

   Richard G. Harwood
      President and Chief Executive Officer

   Lonnie R. Jones
      Vice President of Operations of the Bank

   Nancy L. Bryant
      Vice President and Treasurer

   Peggy  B. Holston
      Secretary

Annual Stockholder Meeting:

   May 16, 2000; 5:00 p.m.
   Newport Federal Bank
   344 W. Broadway
   Newport, Tennessee

Main Office:

   344 W. Broadway
   Newport, Tennessee

Branch Offices:

   263 E. Broadway
   Newport, Tennessee

    345 Cosby Highway
    Newport, Tennessee

Independent Auditor:

   Pugh & Company, P.C.
   Knoxville, Tennessee

General Counsel:

   Myers & Bell, P.C.
   Newport, Tennessee

Securities and Regulatory Counsel:

   Stradley, Ronon, Housley, Kantarian
      & Bronstein, LLP
   Washington, D.C.

Stock Registrar & Transfer Agent:

   Registrar and Transfer Company
   10 Commerce Drive
   Cranford, New Jersey  07016