Form 10KSB40, Exhibit 13
period 2000-12-31
UNITED TENNESSEE BANKSHARES INC
filed 2001-04-02
CIK 1045689

UNITED TENNESSEE BANKSHARES, INC.

                                  ANNUAL REPORT

                                      2000

                        UNITED TENNESSEE BANKSHARES, INC.
                                  P.O. BOX 458
                          NEWPORT, TENNESSEE 37822-0458



To Our Stockholders:



         We are delighted to present this Annual Report to our stockholders. The 2000 year was a more normal year for United Tennessee Bankshares and its subsidiary, Newport Federal Bank. After completing our stock conversion, purchasing an additional branch, and getting used to the requirements of being a publicly-traded entity in 1998 and 1999, we enjoyed the year 2000 as we were able to spend more time working with and for our existing and new customers. Our loan portfolio grew $7.4 million or 12% and our deposit portfolio increased $7.8 million or 11% in 2000. These growth rates were accomplished by the hard work of our capable staff in all three of our offices. We are also very pleased with the growth in stockholders equity of $1.4 million or 12% during 2000.

         We are also pleased with our results of operations in 2000. Although our net interest income decreased by $233,000 from 1999 amounts due to unfavorable interest rate changes during 2000, our noninterest income increased $142,000 and we reduced noninterest expenses by $59,000. Our increase in net income of $59,000 to $801,911 in 2000 reflects the hard work and determination of our staff to provide a good return for our stockholders.

         The 2000 year was not necessarily a good year for bank stock values in general. However, during 2000 our stock traded for prices from $8.00 to $10.625 per share and most recently has been trading at approximately $9.00. We continue to strive to provide good value for our stockholders and try to assess the impact on stockholder value in all major decision-making. We continue to be a well-capitalized institution poised to take advantage of the opportunities afforded to us in our competitive market place.

         Please review this Annual Report which more fully describes our performance. We appreciate your investment in United Tennessee Bankshares and invite your continued support of Newport Federal Bank, Newport's truly home-owned community bank.



                                                   Sincerely,

                                                   /s/ Richard Harwood

                                                   Richard Harwood
                                                   President

                        UNITED TENNESSEE BANKSHARES, INC.

     United Tennessee Bankshares, Inc. United Tennessee Bankshares, Inc. (the "Company") became the holding company for Newport Federal Bank (the "Bank") upon its conversion from mutual to stock form (the "Conversion") which was completed on January 1, 1998. In connection with the Conversion, the Company conducted an initial public offering of 1,454,750 shares of Common Stock at a price of $10.00 per share, realizing gross proceeds of $14.5 million. The Company purchased all of the Bank's capital stock with $7.1 million of the net offering proceeds and retained the remaining $6.9 million in net proceeds at the holding company level. Prior to January 1, 1998, the Company had no assets or liabilities and engaged in no business activities. The Company's assets currently consist of its investment in the Bank, an $843,000 loan to the Company's Employee Stock Ownership Plan ("ESOP") and approximately $1.5 million in liquid assets.

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

     The Bank attracts deposits from the general public and invests those funds in loans secured by first mortgages on owner-occupied, single-family residences in its market area and, to a lesser extent, commercial real estate loans and consumer loans. The Bank also maintains a substantial investment portfolio, consisting primarily of mortgage-backed securities issued by the Federal Home Loan Mortgage Corporation ("FHLMC"), the Government National Mortgage Association ("GNMA"), or the Federal National Mortgage Association ("FNMA"),
obligations of the federal government and agencies and investment-grade obligations of states and political subdivisions.

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

                             MARKET FOR COMMON STOCK
                         AND RELATED STOCKHOLDER MATTERS

     The Company's Common Stock trades on the Nasdaq SmallCap Market SM under the symbol "UTBI." There are approximately 1,382,013 shares of the Company's Common Stock outstanding, and approximately 554 record holders. The following table sets forth the high and low closing sale prices for the Common Stock as reported on the Nasdaq SmallCap Market SM for each quarter during the last two fiscal years along with the amount of dividends declared during each quarter.

         QUARTER ENDED               HIGH             LOW             DIVIDENDS
         -------------               ----             ---             ---------

         March 31, 2000             $11.00           $ 9.75           $ 0.00
         June 30, 2000               10.625           10.125            0.30
         September 30, 2000          10.313            9.25             0.00
         December 31, 2000            9.75             8.00             0.00

         March 31, 1999             $12.375          $11.625          $ 0.00
         June 30, 1999               11.875           11.50             0.30
         September 30, 1999          13.75            12.00             0.00
         December 31, 1999           11.75            10.4375           4.00

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

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

SELECTED CONSOLIDATED FINANCIAL CONDITION DATA

                                                                           AT DECEMBER 31,
                                                -------------------------------------------------------------------
                                                   2000            1999         1998        1997          1996
                                                 --------        --------     --------    --------      --------
                                                                       (DOLLARS IN THOUSANDS)

Total assets.................................    $   98,553   $   94,120   $   97,070   $   90,008   $   60,611
Loans receivable, net........................        68,878       61,516       53,346       47,158       44,230
Cash received for stock
  subscriptions..............................            --           --           --       23,598           --
Other cash and amounts due from
  depository institutions....................         3,067        2,387        6,131        1,892        2,889
Investment securities:
    Available for sale.......................        24,357       27,935       33,022       15,204       11,689
    Held to maturity.........................            --           --        2,431        1,077        1,212
Escrow accounts for stock
  subscriptions..............................            --           --           --       23,598           --
Other deposits...............................        81,614       73,810       69,835       58,071       53,767
Shareholders' equity.........................        13,330       11,901       19,970        7,052        6,103

Number of:
   Real estate loans.........................         1,495        1,416        1,433        1,427        1,448
   Deposit accounts..........................         8,719        8,115        8,488        7,532        6,908
   Offices...................................             3            3            3            2            2

SELECTED CONSOLIDATED OPERATIONS DATA

                                                                        YEAR ENDED DECEMBER 31,
                                                -------------------------------------------------------------------
                                                   2000            1999         1998         1997         1996
                                                 --------        --------     ---------    --------     --------
                                                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Interest income..............................    $    7,251   $    6,719   $    5,783   $    5,120   $    4,536
Interest expense.............................         4,093        3,328        2,609        2,711        2,400
                                                 ----------   ----------   ----------   ----------   ----------
Net interest income..........................         3,158        3,391        3,174        2,409        2,136
Provision for loan losses....................            37           24           24          150           --
                                                 ----------   ----------   ----------   ----------   ----------
Net interest income after
  provision for loan losses..................         3,121        3,367        3,150        2,259        2,136
Noninterest income...........................           276          133          167          121          150
Noninterest expense..........................         2,240        2,299        1,547        1,361        1,478
                                                 ----------   ----------   ----------   ----------   ----------
Income before income taxes and
  accounting change..........................         1,157        1,201        1,770        1,019          808
Income taxes.................................           355          458          652          365          225
                                                 ----------   ----------   ----------   ----------   ----------
Income before accounting change..............           802          743        1,118          654          583
Net effect of change in accounting
  principle..................................            --           --          (16)          --           --
                                                 ----------   ----------   ----------   ----------   ----------
Net income...................................    $      802   $      743   $    1,102   $      654   $      583
                                                 ==========   ==========   ==========   ==========   ==========
Earnings per share:
  Basic......................................    $     0.58   $     0.54   $     0.77          n/a          n/a
                                                 ==========   ==========   ==========   ==========   ==========
  Fully diluted..............................    $     0.58   $     0.53   $     0.77          n/a          n/a
                                                 ==========   ==========   ==========   ==========   ==========

SELECTED RATIOS

                                                                        AT OR FOR THE
                                                                    YEAR ENDED DECEMBER 31,
                                                    --------------------------------------------------------------
                                                     2000         1999         1998         1997         1996
                                                    --------     --------     --------     --------     --------
PERFORMANCE RATIOS:
  Return on average assets (net income
    divided by average total assets).............   0.83%       0.78%        1.37%         1.01%        1.01%
  Return on average equity (net income
    divided by average equity)...................   6.36        4.30         5.49          9.94        10.19
  Dividend Payout Ratio (dividends
    per share divided by earnings
    per share)...................................  51.72      796.30        38.96           n/a          n/a
  Interest rate spread (combined
    weighted average interest rate
    earned less combined weighted
    average interest rate cost)..................   2.70        2.90         3.00          3.30         3.40
  Net interest margin (net interest
    income divided by average
    interest-earning assets).....................   3.40        3.60         4.10          3.84         3.83
  Ratio of average interest-earning
    assets to average interest-bearing
    liabilities.................................. 114.60      121.60       130.60        109.30       109.30
  Ratio of noninterest expense to
    average total assets.........................   2.33        2.40         1.94          2.09         2.57
  Efficiency Ratio (noninterest expense
    divided by total of net interest income
    and noninterest income)......................  65.23       65.23        46.80         53.81        64.65

ASSET QUALITY RATIOS:
  Nonperforming assets to total assets
    at end of period.............................   0.57        0.48         0.50          0.93         0.63
  Nonperforming loans to total loans at
    end of period................................   0.79        0.59         0.88          1.70         0.84
  Allowance for loan losses to total
    loans at end of period.......................   0.95        1.06         1.18          1.31         1.10
  Allowance for loan losses to non-
    performing loans at end of
    period....................................... 118.28      175.33       132.98         76.73       129.93
  Provision for loan losses to total
    loans .......................................   0.05        0.04         0.04          0.31           --
  Net charge-offs to average loans
    outstanding..................................   0.06        0.01         0.02          0.03         0.01

CAPITAL RATIOS:
  Equity to total assets at end of period........  13.53       12.64        20.57          7.83        10.07
  Average equity to average assets...............  13.10       18.08        24.95         10.12         9.95


           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


     The Company's principal business activities are conducted through its wholly owned subsidiary, the Bank. The Bank's principal business consists of accepting deposits from the general public through its main office and branch offices and investing those funds in loans secured by one- to four-family residential properties located in its primary market area. The Bank also maintains a portfolio of investment securities and originates a limited amount of commercial real estate loans and consumer loans. The Bank's investment securities portfolio consists of U.S. Treasury notes and U.S. government agency securities, local municipal bonds and mortgage-backed securities which are guaranteed as to principal and interest by the FHLMC, GNMA, FNMA or other governmental agencies. The Bank also maintains an investment in FHLB of Cincinnati common stock and FHLMC preferred stock.

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

     An asset or liability is interest rate sensitive within a specific time period if it will mature or reprice within that time period. If the Company's assets mature or reprice more quickly or to a greater extent than its liabilities, its net portfolio value and net interest income would tend to increase during periods of rising interest rates but decrease during periods of falling interest rates. If its assets mature or reprice more slowly or to a lesser extent than its liabilities, its net portfolio value and net interest income would tend to decrease during periods of rising interest rates, but increase during periods of falling interest rates. The Company's policy has been to mitigate the interest rate risk inherent in the traditional savings institution business of originating long term loans funded by short-term deposits by pursuing the following strategies: (i) it has historically maintained liquidity and capital levels to compensate for unfavorable movements in market interest rates; and (ii) in order to mitigate the adverse effect of interest rate risk on future operations, it emphasizes the origination of variable rate mortgage loans, and it makes limited amounts of shorter term consumer loans.

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

     The following table sets forth its policy limits and certain calculations, based on information provided to the Bank by the OTS, with respect to the sensitivity of its NPV to changes in market interest rates at December, 2000.

                                                 CHANGE IN NPV
          CHANGE IN                   --------------------------------------
     MARKET INTEREST RATES            POLICY LIMIT               COMPUTATION
     ---------------------            ------------               ------------
            +3%                          (50)%                       (27)%
            +2%                          (25)                        (17)
            +1%                          (10)                         (8)
             0%                           --                          --
            -1%                          (10)                          *
            -2%                          (25)                          *
            -3%                          (50)                          *

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

                                                                       FOR THE YEAR ENDED DECEMBER 31,
                                    -----------------------------------------------------------------------------------------------
                                                 2000                               1999                             1998
                                    -----------------------------    ---------------------------------  ---------------------------
                                                         AVERAGE                            AVERAGE                         AVERAGE
                                    AVERAGE               YIELD/     AVERAGE                 YIELD/     AVERAGE              YIELD/
                                    BALANCE   INTEREST     COST      BALANCE    INTEREST     COST       BALANCE   INTEREST   COST
                                    -------   --------   -------     -------    --------    ------      -------   --------  -------
                                                                            (DOLLARS IN THOUSANDS)
ASSETS
Interest-earning assets:
  Loans receivable /1/...........   $65,197    $ 5,480      8.4%     $  57,431  $ 4,768       8.3%      $ 51,562  $ 4,321    8.4%
  Investment securities..........    26,146      1,603      6.1         31,694    1,735       5.5         22,093    1,265    5.7
  Other interest-earning assets..     2,727        168      6.2          4,259      216       5.1          4,000      197    4.9
                                    -------    -------               ---------  -------                 --------  -------
    Total interest-earning
      assets.....................    94,070      7,251      7.7         93,384    6,719       7.2         77,655    5,783    7.4
Noninterest-earning assets.......     2,267         --                   2,211       --                    2,789       --
                                    -------    -------               ---------  -------                 --------  -------
    Total assets.................   $96,337    $ 7,251               $  95,595  $ 6,719                 $ 80,444  $ 5,783
                                    =======    =======               =========  =======                 ========  =======

Interest-bearing liabilities:
  Deposits.......................   $77,712    $ 3,779      4.9      $  71,822  $ 3,077       4.3       $ 58,276  $ 2,553    4.4
  FHLB advances and note
    payable......................     4,360        314      7.2          4,995      251       5.0          1,191       56    4.7
                                    -------    -------               ---------  -------                 --------  -------
    Total interest-bearing
      liabilities................    82,072      4,093      5.0         76,817    3,328       4.3         59,467    2,609    4.4
Noninterest-bearing liabilities..     1,649         --                   1,494       --                      905       --
                                    -------    -------               ---------  -------                 --------   ------
    Total liabilities............    83,721      4,093                  78,311    3,328                   60,372    2,609

Shareholders' equity.............    12,616         --                  17,284       --                   20,072       --
                                    -------    -------               ---------  -------                 --------   ------
    Total liabilities and
      equity.....................   $96,337    $ 4,093               $  95,595  $ 3,328                 $ 80,444   $ 2,609
                                    =======    =======               =========  =======                 ========   =======
Net interest income..............              $ 3,158                          $ 3,391                            $ 3,174
                                               =======                          =======                            =======
Interest rate spread.............                           2.7%                              2.9%                           3.0%
                                                           ====                            ======                          =====
Net interest margin..............                           3.4%                              3.6%                           4.1%
                                                           ====                           =======                          =====
Ratio of average interest-earning assets
  to average interest-bearing
  liabilities....................                         114.6%                            121.6%                         130.6%
                                                         ======                             =====                          =====

___________
/1/ Includes nonaccrual loans.

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

                                                                 YEAR ENDED DECEMBER 31,
                                         ------------------------------------------------------------------
                                           2000       VS.       1999          1999       VS.         1998
                                         ------------------------------     -------------------------------
                                              INCREASE (DECREASE)                 INCREASE (DECREASE)
                                                     DUE TO                           DUE  TO
                                         ------------------------------     -------------------------------
                                         VOLUME        RATE      TOTAL      VOLUME      RATE         TOTAL
                                         ------      --------   -------     ------     ---------    -------
                                                                    (IN THOUSANDS)
Interest income:
  Loans receivable....................   $   654     $    58    $    712    $   500    $   (53)     $  447
  Investment securities...............      (315)        183        (132)       517        (47)        470
  Other interest-earning assets.......       (89)         41         (48)        12          7          19
                                         -------     -------    --------    -------    -------      ------
      Total interest-earning assets...       250         282         532      1,029        (93)        936
                                         -------     -------    --------    -------    -------      ------

Interest expense:
  Deposits............................       260         442         702        583        (59)        524
  FHLB advances and note payable......       (35)         98          63        190          5         195
                                         -------     -------    --------    -------    -------      ------
      Total interest-bearing
        liabilities...................       225         540         765        773        (54)        719
                                         -------     -------    --------    -------    -------      ------

Change in net interest income.........   $    25     $  (258)   $   (233)   $   256    $   (39)     $  217
                                         =======     =======    ========    =======    =======      ======


COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 2000 AND DECEMBER 31, 1999

     Total assets increased $4.4 million, or 4.7%, from $94.1 million at December 31, 1999 to $98.5 million at December 31, 2000. The Company's asset increase was attributable principally to an increase in loans of $7.4 million offset by a decrease in investment securities of $3.6 million.

     Investment securities available for sale decreased $3.6 million, or 12.8%, from December 31, 1999 to December 31, 2000. The Company received principal repayments on mortgage-backed securities and proceeds from maturities and sales of investment securities available for sale in excess of amounts of purchases. The Company used proceeds from maturities and sales of investment securities to repay borrowings from the FHLB of Cincinnati.

     Loans receivable increased $7.4 million, or 12.0% from $61.5 million at December 31, 1999 to $68.9 million at December 31, 2000 as originations exceeded repayments for the period by approximately $7.4 million. Loan growth occurred primarily in the one- to four-family residential loan portfolio which increased $5.2 million, or 10.8%. The Bank also saw growth in its consumer loan portfolio which grew $1.1 million, or 32.8%.

     Total deposits increased $7.8 million, or 10.6%, from $73.8 million at December 31, 1999 to $81.6 million at December 31, 2000. The increase was primarily due to interest credited to accounts and introduction of a new 14-month certificate of deposit in 1999. At December 31, 2000, the Bank had $19.1 million in 14-month CDs.

     During 2000, the Company reduced its level of borrowings from the FHLB of Cincinnati from $3.8 million to $1.8 million with the proceeds from sales and maturities of investment securities. In late 1999, the Company obtained a commercial bank loan of $3.2 million bearing interest at 1-1/4% below Wall Street Prime and maturing in 2000. The funds were used to pay a portion of the special dividend to shareholders. In 2000, the Bank used an FHLB advance of $3.0 million to finance an additional dividend to the Company to repay the bank borrowing. The additional advance was repaid in 2000.

     The Company's shareholders' equity increased $1.4 million, or 12.0% from $11.9 million at December 31, 1999 to $13.3 million at December 31, 2000. The increase was due principally to net income of $802,000 and other comprehensive income of $694,000 and a distribution of stock held in trust accounts of $348,000. The resultant increase in retained earnings was partially offset by $415,000 of dividends paid to shareholders during the year.

COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

     Net income was $802,000 for the year ended December 31, 2000 compared to net income of $743,000 for the year ended December 31, 1999 and net income of $1.1 million for the year ended December 31, 1998. The increase in net income during 2000 was due to an increase in non-interest income which was partially offset by a decrease in net interest income. The decrease in net income during 1999 was caused by an increase in non-interest expense which offset an improvement in net interest income. Net income for 2000 resulted in a return on average assets of 0.83% compared to 0.78% for 1999 and 1.37% for 1998, and a return on average equity of 6.36% for 2000 as compared to 4.30% for 1999 and 5.49% for 1998.

     Interest Income. Interest income totaled $7.3 million, $6.7 million and $5.8 million for the years ended December 31, 2000, 1999 and 1998, respectively, primarily due to increases in the average balance of interest-bearing assets during each of the last three years. The average yield on interest-earning assets increased to 7.7% in 2000 from 7.2% in 1999 and 7.4% in 1998. The increase in 2000 was attributable to an increase in rates on loans, investment securities and other interest-earning assets. The decrease in 1999 was attributable to a reduction in rates received on loans and investment securities. The average balance of interest-earning assets increased $686,000 in 2000 and $15.7 million in 1999 primarily in response to corresponding increases in deposit accounts and borrowings.

     The Company's primary source of interest income for the three-year period ended December 31, 2000 was from loans receivable. Interest income from loans receivable was $5.5 million, $4.8 million and $4.3 million for the years ended December 31, 2000, 1999 and 1998, respectively. The average yield earned on loans receivable was 8.4% in 1998, decreased to 8.3% in 1999 and increased to 8.4% in 2000. The average balances of loans receivable increased during the period with a $5.9 million increase in 1999 and a $7.8 million increase in 2000 due to strong loan demand in the Bank's market area. Interest income on investment securities decreased in 2000 by $132,000 due to a $5.5 million decrease in average balances which offset a 60 basis point increase in average rates and increased in 1999 by $470,000 due to a $9.6 million increase in average balances which offset a 20 basis point decrease in average rates.

     Interest Expense. Interest expense totaled $4.1 million, $3.3 million and $2.6 million for the three years ended December 31, 2000, 1999 and 1998, respectively. The increase in interest expense during 2000 was due to a $5.3 million increase in average interest-bearing liabilities and a 70 basis point increase in average rates. The increase in interest expense during 1999 was due to a $17.4 million increase in average interest-bearing liabilities which offset a 10 basis point reduction in average rates.

         Net Interest Income. Net interest income was $3.2 million, $3.4 million and $3.2 million for the years ended December 31, 2000, 1999 and 1998, respectively. The net interest spread for 2000 was 2.7% compared to 2.9% in 1999 and 3.0% in 1998. During 1999, the Company significantly increased its level of interest-bearing liabilities to offset the decline in funding from equity resulting from the return of capital distribution. As a result of this change in the balance sheet, the ratio of average interest-earning assets to average interest-bearing liabilities declined to 121.6% in 1999 from 130.6% in 1998. The ratio of interest-earning assets to interest-bearing liabilities further declined to 114.6% in 2000 as the Company continued to leverage its balance sheet. This change in the asset/liability mix has put continued pressure on the Company's net interest margin which narrowed to 3.6% during 1999 from 4.1% during 1998 and further declined to 3.4% in 2000.

     Provision for Loan Losses. The provision for loan losses was $37,000 in 2000 and $24,000 in both 1999 and 1998. The amount of provision, if any, for any period is determined as of the end of the period based on a comparison of the amount of existing loan loss reserves with management's analysis of various risk factors that affect the loan portfolio. In 2000, the Bank's classified assets increased so the Company increased its provision to $37,000 for the year. In 1998 and 1999, the Bank's past-due loans and classified assets decreased so the Company reduced its provision to $24,000 for each year. At December 31, 2000, the ratio of the allowance to classified loans was 64.33%.

     Noninterest  Income.  Noninterest  income for the years ended  December 31,
2000,  1999  and  1998  was  $276,000,  $134,000  and  $167,000,   respectively.
Noninterest income consists primarily of customer service fees related to customers' deposit accounts and loan service charges. Noninterest income increased from 1999 to 2000 due to an increase in the number of deposit accounts, increased loan volume which increased related fee income, and the restructuring of deposit fees. Noninterest income decreased from 1998 to 1999 due to $81,000 in losses on sales of investment securities available for sale.

     Noninterest Expense. Noninterest expense for the years ended December 31, 2000, 1999 and 1998 was $2.2 million, $2.3 million and $1.5 million, respectively. The decrease in noninterest expense in 2000 was primarily due to slight decreases in compensation and benefits expense, occupancy and equipment expense, and professional fees. The increase in noninterest expense in 1999 was primarily due to a $303,000 increase in employee benefit plan costs due to the adoption of certain benefit plans during the year, a $76,000 increase in data processing fees, goodwill amortization expense increase of $73,000, occupancy and equipment cost increases of $75,000 and general increases in other operating costs related to being a publicly-traded entity. The increases in amortization expense and occupancy and equipment costs reflect the acquisition of a branch in late 1998.

     The Company's operating efficiency, measured by its efficiency ratios (noninterest expense divided by the total of net interest income and noninterest income), was 65.2% for the years ended December 31, 2000 and 1999 respectively and 46.8% for the year ended December 31, 1998. The increase in the ratio during 1999 was due to increased employee benefit plan costs, goodwill amortization expense, data processing fees and occupancy and equipment costs. The decrease in the ratio during 1998 was due to a significant increase in net interest income without a corresponding significant increase in noninterest expense. The ratios of noninterest expense to average total assets ratio were 2.33%, 2.40% and 1.94% for the years ended December 31, 2000, 1999 and 1998, respectively.

     Income Taxes. The Company's effective tax rate was 30.7%, 38.0% and 37.0% for the years ended December 31, 2000, 1999 and 1998, respectively. For 1998 and 1999, the Company's effective tax rate exceeded the federal statutory rate of 34% primarily because of state excise and other taxes. The Company's effective tax rate for 2000 declined below the federal statutory rate after the Company determined that it was more likely than not that it would not be required to recapture certain reserves for state tax purposes. See Note 8 of the Notes to Consolidated Financial Statements.

SOURCES OF CAPITAL AND LIQUIDITY

     The Bank has historically maintained substantial levels of capital. The assessment of capital adequacy depends on several factors, including asset quality, earnings trends, liquidity and economic conditions. The Company seeks to maintain high levels of regulatory capital to give the Company maximum flexibility in the changing regulatory environment and to respond to changes in market and economic conditions. These levels of capital have been achieved through consistent earnings enhanced by low levels of noninterest expense and have been maintained at those high levels as a result of its policy of moderate growth generally confined to its market area. Average equity to average total assets at December 31, 2000, 1999 and 1998 was 13.10%, 18.08% and 24.95%,
respectively. At December 31, 2000, the Bank exceeded all current regulatory capital requirements and met the definition of a "well capitalized" institution, the highest regulatory category.

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

     The Company's most liquid assets are cash and amounts due from depository institutions, which are short-term highly liquid investments with original maturities of less than three months that are readily convertible to known amounts of cash. The levels of these assets are dependent on its operating, financing and investing activities during any given period. At December 31,

2000, 1999 and 1998, cash and amounts due from depository institutions totaled $3.1 million, $2.4 million and $6.1 million, respectively.

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

     The Company has also designated certain securities as available for sale in order to meet liquidity demands. At December 31, 2000, it had designated securities with a fair value of $24.4 million as available for sale. In addition to internal sources of funding, the Company as a member of the FHLB of Cincinnati has substantial borrowing authority with the FHLB of Cincinnati. The Company's use of a particular source of funds is based on need, comparative total costs and availability.

     At December 31, 2000, the Company had outstanding approximately $2.2 million in commitments to originate loans and unused lines of credit. At the same date, the total amount of certificates of deposit which were scheduled to mature in one year or less was $54.6 million. The Company anticipates that it will have resources to meet its current commitments through internal funding sources described above. Historically, it has been able to retain a significant amount of its deposits as they mature.

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

     Accounting for Derivative Instruments and Hedging Activities. In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No.133 establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. It supersedes FASB Statements No. 80, "Accounting for Future Contracts," No. 105, "Disclosure of Information about Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentrations of Credit Risk," and No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments." It amends FASB Statement No. 107, "Disclosure About Fair Value of Financial Investments" to include in Statement No. 107 the disclosure provisions about concentrations of credit risk from Statement No. 105. This Statement is effective for all fiscal quarters of fiscal years beginning June 15, 1999. On July 1, 1999, the Company adopted SFAS No. 133. Since the Company does not hold any derivative instruments or engage in hedging activities, the adoption of SFAS No. 133 did not have a significant impact on the Company's financial condition and results of operations. In June 2000, the FASB issued Statement of Financial Accounting Standards No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities - an amendment of FASB Statement No. 133." SFAS No. 138 provides several technical amendments to SFAS No. 133. Since the Company does not hold any derivative instruments or engage in hedging activities, SFAS No. 138 has not had a significant impact on the Company's financial position and results of operations.

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

     Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities. In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities". This Statement replaces SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities". It revises the standards for accounting for securitization and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of SFAS No. 125's provisions. The statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities occurring after March 31, 2001. This statement is effective for recognition and reclassification of collateral and for disclosure related to securitization transactions and collateral for fiscal years ending after December 15, 2000. Since the Company does not engage in securitization and other transfers of financial assets and collateral, SFAS No. 140 will not have any effect on the Company's consolidated statements of financial condition or results of operations.

        [LETTERHEAD OF PUGH & COMPANY, P.C. CERTIFIED PUBLIC ACCOUNTANTS]






                          INDEPENDENT AUDITOR'S REPORT


Board of Directors
United Tennessee Bankshares, Inc.
Newport, Tennessee

We have audited the accompanying consolidated statements of financial condition of United Tennessee Bankshares, Inc. and subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of income, comprehensive income, changes in shareholders' equity, and cash flows for the years ended December 31, 2000, 1999, and 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of United Tennessee Bankshares, Inc. and subsidiary as of December 31, 2000 and 1999, and the results of their operations and their cash flows for the years ended December 31, 2000, 1999, and 1998, in conformity with generally accepted accounting principles.

                                                 /s/ Pugh & Company, P.C.



                                                 Certified Public Accountants
                                                 March 16, 2001

                UNITED TENNESSEE BANKSHARES, INC. AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION



                                                               As of December 31,            2000                    1999
                                                                                      ------------------      ------------------
                              ASSETS
Cash and Amounts Due From Depository Institutions                                     $        3,066,801      $       2,386,725
Investment Securities Available for Sale, at Fair Value                                       24,356,927             27,935,083
Loans Receivable, Net                                                                         68,878,103             61,516,042
Premises and Equipment, Net                                                                      469,780                511,010
Foreclosed Real Estate - Held for Sale                                                                 0                 71,181
Accrued Interest Receivable                                                                      602,934                438,979
Goodwill, Net of Amortization                                                                  1,033,225              1,113,217
Prepaid Expenses and Other Assets                                                                145,663                147,917
                                                                                      --------------------    -------------------

TOTAL ASSETS                                                                          $       98,553,433      $      94,120,154
                                                                                      ====================    ===================
                              LIABILITIES AND EQUITY
LIABILITIES
 Deposits
  Demand                                                                              $       21,077,763      $      21,673,733
  Term                                                                                        60,535,928             52,135,798
                                                                                      --------------------    -------------------
   TOTAL DEPOSITS                                                                             81,613,691             73,809,531

 Note Payable                                                                                          0              3,200,000
 Advances From Federal Home Loan Bank                                                          1,753,134              3,767,489
 Accrued Interest Payable                                                                        300,063                283,524
 Deferred Income Taxes                                                                           841,076                456,738
 Accrued Benefit Plan Liabilities                                                                643,268                618,725
 Other Liabilities                                                                                72,070                 83,048
                                                                                      --------------------    -------------------
   TOTAL LIABILITIES                                                                          85,223,302             82,219,055
                                                                                      --------------------    -------------------

SHAREHOLDERS' EQUITY
 Common Stock - No Par Value, Authorized 20,000,000 Shares;
  Issued and Outstanding 1,382,013 Shares                                                     13,091,119             13,091,119
 Unearned Compensation - Employee Stock Ownership Plan                                          (842,967)            (1,004,628)
 Shares in Grantor Trust - Contra Account                                                       (183,449)              (201,632)
 Shares in MRP Plan - Contra Account                                                            (389,894)              (556,474)
 Shares in Stock Option Plan Trusts - Contra Account                                          (1,656,569)            (1,657,722)
 Retained Earnings                                                                             2,138,547              1,751,239
 Accumulated Other Comprehensive Income                                                        1,173,344                479,197
                                                                                      --------------------    -------------------
   TOTAL SHAREHOLDERS' EQUITY                                                                 13,330,131             11,901,099
                                                                                      --------------------    -------------------

TOTAL LIABILITIES AND EQUITY                                                          $       98,553,433      $      94,120,154
                                                                                      ====================    ===================


   The accompanying notes are an integral part of these financial statements.

                UNITED TENNESSEE BANKSHARES, INC. AND SUBSIDIARY

                        CONSOLIDATED STATEMENTS OF INCOME

                                 For the Years Ended December 31,           2000                1999                 1998
                                                                       -------------      ---------------      ---------------
INTEREST INCOME
 Loans                                                                 $   5,479,812      $     4,767,963      $     4,320,801
 Investment Securities                                                     1,603,282            1,734,348            1,265,559
 Other Interest-Earning Assets                                               168,082              216,285              196,844
                                                                       -------------      ---------------      ---------------
  TOTAL INTEREST INCOME                                                    7,251,176            6,718,596            5,783,204
                                                                       -------------      ---------------      ---------------

INTEREST EXPENSE
 Deposits                                                                  3,778,952            3,076,826            2,553,048
 Advances From Federal Home Loan Bank and Note Payable                       314,370              250,986               56,078
                                                                       -------------      ---------------      ---------------
  TOTAL INTEREST EXPENSE                                                   4,093,322            3,327,812            2,609,126
                                                                       -------------      ---------------      ---------------

NET INTEREST INCOME                                                        3,157,854            3,390,784            3,174,078

PROVISION FOR LOAN LOSSES                                                     37,000               24,000               24,000
                                                                       -------------      ---------------      ---------------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                        3,120,854            3,366,784            3,150,078
                                                                       -------------      ---------------      ---------------

NONINTEREST INCOME
 Deposit Account Service Charges                                             188,616              135,274               91,195
 Loan Service Charges and Fees                                                70,534               58,298               62,594
 Net Gain (Loss) on Sales of Investment  Securities
   Available for Sale                                                         (8,834)             (81,248)                 312
 Other                                                                        25,552               21,408               12,800
                                                                       -------------      ---------------      ---------------
  TOTAL NONINTEREST INCOME                                                   275,868              133,732              166,901
                                                                       -------------      ---------------      ---------------

NONINTEREST EXPENSE
 Compensation and Benefits                                                 1,118,375            1,133,759              665,802
 Occupancy and Equipment                                                     218,359              228,380              153,260
 Federal Deposit Insurance Premiums                                           48,000               52,396               52,554
 Data Processing Fees                                                        236,467              233,931              157,784
 Advertising and Promotion                                                    79,207               82,248               68,456
 Amortization                                                                 80,992               80,992                7,666
 Other                                                                       458,560              487,302              441,495
                                                                       -------------      ---------------      ---------------
  TOTAL NONINTEREST EXPENSE                                                2,239,960            2,299,008            1,547,017
                                                                       -------------      ---------------      ---------------

INCOME BEFORE INCOME TAXES AND CUMULATIVE
 EFFECT OF CHANGE  IN ACCOUNTING PRINCIPLE                                 1,156,762            1,201,508            1,769,962

INCOME TAXES                                                                 354,851              458,142              651,539
                                                                       -------------      ---------------      ---------------

INCOME BEFORE CUMULATIVE EFFECT OF CHANGE
 IN ACCOUNTING PRINCIPLE                                                     801,911              743,366            1,118,423

CUMULATIVE EFFECT ON PRIOR YEARS OF ACCOUNTING
 CHANGE PURSUANT TO EITF 97-14 (LESS APPLICABLE
 INCOME TAXES OF $10,907)                                                          0                    0              (16,610)
                                                                       -------------      ---------------      ---------------

NET INCOME                                                             $     801,911      $       743,366      $     1,101,813
                                                                       =============      ===============      ===============

EARNINGS PER SHARE:
 Basic                                                                 $        0.58      $          0.54      $          0.77
                                                                       =============      ===============      ===============

 Diluted                                                               $        0.58      $          0.53      $          0.77
                                                                       =============      ===============      ===============

   The accompanying notes are an integral part of these financial statements.

                UNITED TENNESSEE BANKSHARES, INC. AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                               For the Years Ended December 31,           2000                 1999                1998
                                                                     --------------      ---------------      --------------

NET INCOME                                                           $      801,911      $       743,366      $    1,101,813
                                                                     --------------      ---------------      --------------

OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX:
 Unrealized Gains (Losses) on Investment Securities
  Available for Sale                                                      1,110,758           (1,234,419)            689,693

 Reclassification Adjustment for Gains/Losses
  Included in Net Income                                                      8,834               81,248                (312)

 Income Taxes Related to Unrealized Gains/Losses
  on Investment Securities Available for Sale                              (425,445)             438,204            (261,964)
                                                                     --------------      ---------------      --------------

   OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX                            694,147             (714,967)            427,417
                                                                     --------------      ---------------      --------------

COMPREHENSIVE INCOME                                                 $    1,496,058      $        28,399      $    1,529,230
                                                                     ==============      ===============      ==============


   The accompanying notes are an integral part of these financial statements.

                UNITED TENNESSEE BANKSHARES, INC. AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                                 Shares in
                                                                                                  Grantor       Shares in
                                                                                Unearned          Trust -       Mrp Plan -
                                                                Common        Compensation-        Contra         Contra
                                                                Stock             ESOP            Account         Account
                                                             -------------    --------------    -------------   ------------
                                                                                                                <C
BALANCES, JANUARY 1, 1998                                    $         0       $         0       $        0     $        0

Net Effect of Stock Conversion                                13,975,678        (1,164,000)               0              0

Repurchase  and  Retirement  of 72,737  Shares of Common
 Stock at Cost                                                  (884,559)                0                0              0

Net Income                                                             0                 0                0              0

Dividends Paid                                                         0                 0                0              0

Payment on ESOP Loan with Dividends Received                           0            34,914                0              0

Setup of  Contra  Account  Pursuant  to  EITF-97-14  and
 Accounting Change                                                     0                 0         (137,210)             0

Other Comprehensive Income                                             0                 0                0              0
                                                             -----------      ------------      -----------     ----------

BALANCES, DECEMBER 31, 1998                                   13,091,119        (1,129,086)        (137,210)             0

Net Income                                                             0                 0                0              0

Dividends Paid                                                         0                 0                0              0

Payment  on  ESOP  Loan  with  ESOP   Contribution   and
 Dividends Received                                                    0           124,458                0              0

Purchase of Additional Shares of Common Stock Pursuant
 to Grantor Trust                                                      0                 0           (8,178)             0

Return of Capital Dividend Used to Purchase Additional
 Shares of Common Stock                                                0                 0          (56,244)             0

Purchase of Shares of Common Stock Pursuant to MRP Plan                0                 0                0       (712,033)

Issuance of Shares of Common Stock Pursuant  to MRP Plan               0                 0                0        155,559

Purchase of Shares of Common Stock Pursuant
 to Stock Option Plan Trusts                                           0                 0                0              0

Other Comprehensive Loss                                               0                 0                0              0
                                                             -----------      ------------      -------------   ----------

BALANCES, DECEMBER 31, 1999                                   13,091,119        (1,004,628)        (201,632)      (556,474)

Net Income                                                             0                 0                0              0

Dividends Paid                                                         0                 0                0              0

Payment  on  ESOP  Loan  with  ESOP   Contribution   and
 Dividends Received                                                    0           161,661                0              0

Purchase of Additional Shares of Common Stock Pursuant
 to Grantor Trust                                                      0                 0          (20,469)             0

Distribution  of  Shares  of Common  Stock  Pursuant  to
 Grantor Trust                                                         0                 0           38,652              0

Distribution  of Shares of Common Stock  Pursuant to MRP
 Plan                                                                  0                 0                0        166,580

Decrease in Cost of Shares in Stock Option Plan Trusts                 0                 0                0              0

Other Comprehensive Income                                             0                 0                0              0
                                                             -----------      ------------      -----------     ----------

BALANCES, DECEMBER 31, 2000                                  $13,091,119      $   (842,967)  $     (183,449)    $ (389,894)
                                                             ===========      ============      ===========     ==========

                                       19



   The accompanying notes are an integral part of these financial statements.

                UNITED TENNESSEE BANKSHARES, INC. AND SUBSIDIARY

                                                               Shares in                   Accumulated
                                                              Stock Option                      Other            Total
                                                              Plan-Contra    Retained      Comprehensive     Shareholders'
                                                                Account      Earnings         Income           Equity
                                                              ------------  -----------    --------------    ------------

BALANCES, JANUARY 1, 1998                                    $         0    $ 6,285,141      $    766,747     $ 7,051,888

Net Effect of Stock Conversion                                         0              0                 0      12,811,678

Repurchase  and  Retirement  of  72,737  Shares of Common
 Stock at Cost                                                         0              0                 0        (884,559)

Net Income                                                             0      1,101,813                 0       1,101,813

Dividends Paid                                                         0       (436,425)                0        (436,425)

Payment on ESOP Loan with Dividends Received                           0              0                 0          34,914

Setup  of  Contra  Account  Pursuant  to  EITF-97-14  and
 Accounting Change                                                     0              0                 0        (137,210)

Other Comprehensive Income                                             0              0           427,417         427,417
                                                             -----------    -----------      ------------    ------------

BALANCES, DECEMBER 31, 1998                                            0      6,950,529         1,194,164      19,969,516

Net Income                                                             0        743,366                 0         743,366

Dividends Paid                                                         0     (5,942,656)                0      (5,942,656)

Payment   on  ESOP  Loan  with  ESOP   Contribution   and
 Dividends Received                                                    0              0                 0         124,458

Purchase of Additional Shares of Common Stock Pursuant
 to Grantor Trust                                                      0              0                 0          (8,178)

Return of Capital Dividend Used to Purchase Additional
 Shares of Common Stock                                                0              0                 0         (56,244)

Purchase of Shares of Common Stock Pursuant to MRP Plan                0              0                 0        (712,033)

Issuance of Shares of Common Stock Pursuant  to MRP Plan               0              0                 0         155,559

Purchase of Shares of Common Stock Pursuant
 to Stock Option Plan Trusts                                  (1,657,722)             0                 0      (1,657,722)

Other Comprehensive Loss                                               0              0          (714,967)       (714,967)
                                                             -----------    -----------      ------------     -----------

BALANCES, DECEMBER 31, 1999                                   (1,657,722)     1,751,239           479,197      11,901,099

Net Income                                                             0        801,911                 0         801,911

Dividends Paid                                                         0       (414,603)                0        (414,603)

Payment   on  ESOP  Loan  with  ESOP   Contribution   and
 Dividends Received                                                    0              0                 0         161,661

Purchase of Additional Shares of Common Stock Pursuant
 to Grantor Trust                                                      0              0                 0         (20,469)

Distribution  of  Shares  of  Common  Stock  Pursuant  to
 Grantor Trust                                                         0              0                 0          38,652

Distribution  of Shares of Common  Stock  Pursuant to MRP
 Plan                                                                  0              0                 0         166,580

Decrease in Cost of Shares in Stock Option Plan Trusts             1,153              0                 0           1,153

Other Comprehensive Income                                             0              0           694,147         694,147
                                                             -----------    -----------      ------------    ------------

BALANCES, DECEMBER 31, 2000                                  $(1,656,569)   $ 2,138,547      $  1,173,344    $ 13,330,131
                                                             ===========    ===========      ============    ============


   The accompanying notes are an integral part of these financial statements.

                UNITED TENNESSEE BANKSHARES, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF CHANGES IN CASH FLOWS

                                        For the Years Ended December 31,          2000              1999               1998
                                                                              --------------    --------------    ----------------
OPERATING ACTIVITIES
 Net Income                                                                   $    801,911      $    743,366      $    1,101,813
                                                                              ------------      ------------      --------------

 Adjustments to Reconcile Net Income to Net
  Cash Provided by Operating Activities:
   Cumulative Effect of Change in Accounting Principle                                   0                 0              16,610
   Provision for Loan Losses                                                        37,000            24,000              24,000
   Depreciation                                                                     56,339            56,743              46,404
   Amortization of Organization Costs                                                1,000             1,000               1,000
   Amortization of Goodwill                                                         79,992            79,991               6,666
   Amortization of Investment Securities Premiums and Discounts, Net                (3,392)           34,361               3,210
   Increase (Decrease) in Unearned Loan Fees                                        39,670            26,489             (17,541)
   Net Gain On Sales of Foreclosed Real Estate                                      19,454                 0              (1,100)
   Federal Home Loan Bank Stock Dividends                                          (56,100)          (48,100)            (40,300)
   Net (Gain) Loss on Sales of Investment Securities
    Available for Sale                                                               8,834            81,248                (312)
   Deferred Income Taxes (Benefit)                                                 (41,107)           35,419              13,964
   (Increase) Decrease in:
    Accrued Interest Receivable                                                   (163,955)            3,544             (65,038)
    Prepaid Conversion Costs                                                             0                 0             466,862
    Prepaid Expenses and Other Assets                                                1,254          (119,441)             (9,921)
   Increase (Decrease) in:
    Accrued Interest Payable                                                        16,539            (6,214)            (59,940)
    Accrued Income Taxes                                                                 0           (20,185)           (171,107)
    Accrued Benefit Plan Liabilities                                                24,543           300,442             318,283
    Other Liabilities                                                              (10,978)           (6,192)           (321,185)
                                                                              ------------      ------------      --------------

     Total Adjustments                                                               9,093           443,105             210,555
                                                                              ------------      ------------      --------------

      NET CASH PROVIDED BY OPERATING ACTIVITIES                                    811,004         1,186,471           1,312,368
                                                                              ------------      ------------      --------------

INVESTING ACTIVITIES
 Cash and Cash Equivalents Received in Purchase of Branch                                0                 0          13,491,665
 Purchase of Investment Securities Available for Sale                           (2,933,564)       (5,519,545)        (25,389,392)
 Proceeds From Sales of Investment Securities
  Available for Sale                                                             1,456,101         2,460,469           1,000,312
 Proceeds From Maturities of Investment Securities
  Available for Sale                                                               500,000         2,000,000           3,500,000
 Principal Payments Received on Investment Securities
  Available for Sale                                                             5,725,869         6,245,777           3,797,388
 Purchases of Investment Securities Held To Maturity                                     0          (449,515)         (1,641,799)
 Proceed From Maturities of Investment Securities Held to Maturity                       0           984,354             240,000
 Principal Payments Received on Investment Securities
  Held to Maturity                                                                       0           576,512              47,956
 Net Increase In Loans                                                          (7,402,604)       (8,315,821)         (6,168,493)
 Purchases of Premises and Equipment, Net                                          (15,109)          (93,724)            (39,377)
 Proceeds From Sales of Foreclosed Real Estate                                      15,600            24,197              20,000
                                                                              ------------      ------------      --------------

      NET CASH USED IN INVESTING ACTIVITIES                                     (2,653,707)       (2,087,296)        (11,141,740)
                                                                              ------------      ------------      --------------


   The accompanying notes are an integral part of these financial statements.

                UNITED TENNESSEE BANKSHARES, INC. AND SUBSIDIARY

                                        For the Years Ended December 31,          2000              1999               1998
                                                                              ------------      ------------        -----------
FINANCING ACTIVITIES
 Repurchase and Retirement of Common Stock                                               0                 0            (884,559)
 Dividends Paid                                                                   (414,603)       (5,942,656)           (436,425)
 Net Decrease in Cash Received From
  Stock Subscriptions                                                                    0                 0          23,598,226
 Purchase of Common Stock for Stock Option Plan Trusts                                   0        (1,657,722)                  0
 Decrease in Cost of Shares in Stock Option Plan Trusts                              1,153                 0                   0
 Purchase of Common Stock for MRP Plan                                                   0          (712,033)                  0
 Issuance of Common Stock Pursuant to MRP Plan                                     166,580           155,559                   0
 Purchase of Common Stock for Director's  Long-Term
  Incentive Plan                                                                   (20,469)          (64,422)                  0
 Issuance of Common Stock Pursuant to Director's Long-Term
  Incentive Plan                                                                    38,652                 0                   0
 Payment on ESOP Loan and Release of Shares                                        161,661           124,458                   0
 Net Cash Proceeds From Issuance  of Common Stock                                        0                 0           7,195,365
 Net Decrease in Stock Subscription Escrow Accounts                                      0                 0         (23,598,226)
 Net Increase in Deposits                                                        7,804,160         3,974,267           2,506,057
 Advances From the Federal Home Loan Bank                                        3,000,000                 0           6,000,000
 Repayment of Advances From Federal Home Loan Bank                              (5,014,355)       (1,921,090)           (311,421)
 Proceeds From Borrowing on Note Payable                                                 0         3,200,000                   0
 Repayment of Borrowing on Note Payable                                         (3,200,000)                0                   0
                                                                              ------------      ------------      --------------

      NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                        2,522,779        (2,843,639)         14,069,017
                                                                              ------------      ------------      --------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                               680,076        (3,744,464)          4,239,645

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                     2,386,725         6,131,189           1,891,544
                                                                              ------------      ------------      --------------

CASH AND CASH EQUIVALENTS, END OF YEAR                                        $  3,066,801      $  2,386,725      $    6,131,189
                                                                              ============      ============      ==============

SUPPLEMENTARY DISCLOSURES OF CASH FLOW INFORMATION:
 Cash Paid During the Year For:
  Interest                                                                    $  4,076,783      $  3,334,026      $    2,574,071
  Income Taxes                                                                $    466,822      $    560,547      $      833,809

SUPPLEMENTARY DISCLOSURES OF NONCASH  INVESTING ACTIVITIES:
 Sale of Foreclosed Real Estate by Origination of Mortgage Loans              $    131,900      $          0      $            0
 Acquisition of Foreclosed Real Estate                                        $     95,773      $     95,378      $            0
 Change in Unrealized Gain/Loss on Investment
  Securities Available for Sale                                               $  1,119,592      $ (1,153,171)     $      689,381
 Change in Deferred Income Taxes Associated With Unrealized
  Gain/Loss on Investment Securities Available for Sale                       $    425,445      $   (438,204)     $      261,964
 Change in Net Unrealized Gain/Loss on Investment
  Securities Available for Sale                                               $    694,147      $   (714,967)     $      427,417



   The accompanying notes are an integral part of these financial statements.

                UNITED TENNESSEE BANKSHARES, INC. AND SUBSIDIARY

                                        For the Years Ended December 31,          2000              1999               1998
                                                                              --------------    --------------    ---------------
SUPPLEMENTARY DISCLOSURES OF NONCASH INVESTING ACTIVITIES
 (CONTINUED):
 Purchase of Branch:
  Fair Value of Assets Acquired:
   Cash and Cash Equivalents                                                  $           0     $           0     $   13,491,665
   Loans                                                                                  0                 0             25,939
   Premises and Equipment                                                                 0                 0            285,000
   Other Assets                                                                           0                 0              1,576
                                                                              --------------    --------------    ---------------

    Fair Value of Assets Acquired                                                         0                 0         13,804,180
                                                                              --------------    --------------    ---------------

 Fair Value of Liabilities Assumed:
  Deposits                                                                                0                 0         14,909,059
  Accrued Interest Payable                                                                0                 0             94,995
                                                                              --------------    --------------    ---------------

    Fair Value of Liabilities Assumed                                                     0                 0         15,004,054
                                                                              --------------    --------------    ---------------

      Excess of Cost Over Fair Value of Assets Acquired                       $           0     $           0     $    1,199,874
                                                                              ==============    ==============    ===============

SUPPLEMENTARY DISCLOSURES OF  NONCASH FINANCING ACTIVITIES:
 Issuance of Common Stock by Withdrawal From
 Subscribers' Accounts for Stock Purchase                                     $           0     $           0     $    5,651,227
 Issuance of Common Stock in Exchange for ESOP Note                           $           0     $           0     $    1,164,000
 Reduction of ESOP Note With Dividends Received                               $           0     $           0     $       34,914

 Reimbursement of Bank for Prepaid Conversion
  Costs From Stock Subscription Receipts                                      $           0     $           0     $      571,822

 Cumulative Effect of Change in Accounting Principle:
  Increase in Other Liabilities                                               $           0     $           0     $      164,727
  Decrease in Deferred Tax Liability                                          $           0     $           0     $       10,907
  Increase in Contra Equity Account                                           $           0     $           0     $      137,210


   The accompanying notes are an integral part of these financial statements.

                        UNITED TENNESSEE BANKSHARES, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 2000, 1999, AND 1998





NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES

BASIS OF CONSOLIDATION - On January 1, 1998, Newport Federal Savings and Loan Association converted from a mutual savings association to a capital stock savings bank, changed its name to Newport Federal Bank, and was simultaneously acquired by its holding company, United Tennessee Bankshares, Inc. See Note 16 for additional information concerning the Association's stock conversion. The consolidated financial statements include the accounts of United Tennessee Bankshares, Inc. and its wholly owned subsidiary, Newport Federal Bank. All intercompany accounts have been eliminated.

NATURE OF OPERATIONS - The Bank provides a variety of financial services to individuals and corporate customers through its three offices in Newport, Tennessee. The Bank's primary deposit products are interest-bearing savings accounts and certificates of deposit. Its primary lending products are one-to-four family first mortgage loans.

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME - The Financial Accounting Standards Board has issued SFAS No. 130, Reporting Comprehensive Income. This statement establishes standards for reporting comprehensive income and its components in the consolidated financial statements. The object of the statement is to report a measure of all changes in equity of an enterprise that results from transactions and other economic events of the period other than transactions with owners. Items included in comprehensive income include revenues, gains and losses that under generally accepted accounting principles are directly charged to equity. Examples include foreign currency translations, pension liability adjustments and unrealized gains and losses on investment securities available for sale.

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

CASH AND CASH EQUIVALENTS - Cash and cash equivalents include "Cash and Amounts Due from Depository Institutions."

CASH AND AMOUNTS DUE FROM DEPOSITORY INSTITUTIONS - Cash and amounts due from depository institutions includes the following approximate amounts on deposit with the Federal Home Loan Bank of Cincinnati:


                                            12/31/00          12/31/99
                                         -------------     -------------

         Unrestricted Deposits           $  2,299,000      $   1,756,000



INVESTMENT SECURITIES - In accordance with SFAS No. 115, the Company and Bank have segregated their investment securities into the following category:

     AVAILABLE FOR SALE - These securities are carried at fair value based on quoted market prices for securities that are marketable. Fair value for non-marketable securities is estimated to be equivalent to historical cost. Securities placed in this category may be sold in response to changes in interest rates, liquidity needs, or for other purposes. Any unrealized gain or loss is reported in the consolidated statements of comprehensive income, net of any deferred tax effect. Realized gains or losses on the sales of securities available for sale are based on the net proceeds and amortized cost of the securities sold, using the specific identification method. See
     Note 2 for additional information on investment securities.


LOAN FEES - Loan fees, net of estimated initial direct costs related to initiating and closing loans, have been deferred and are being amortized into interest income over the contractual lives of the loans as an adjustment of yield, using the level yield method.


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


ORGANIZATION COSTS - Organization costs of the Company totalling $5,000 are included in other assets, net of straight-line amortization over a five year period.


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

Earnings per share have been computed based on the following:

                                                                                       Years Ended December 31,
                                                                         ----------------------------------------------------
                                                                             2000               1999                1998
                                                                         --------------      -------------       ------------
Average number of shares outstanding                                         1,382,013           1,382,013          1,438,613
Effect of dilutive options                                                       1,524              21,474                  0
                                                                         -------------       -------------       ------------
Average number of shares outstanding used
 to calculate diluted earnings per share                                     1,383,537           1,403,487          1,438,613
                                                                         =============       =============       ============


NOTE 2 - INVESTMENT SECURITIES

The amortized cost and estimated fair value of investment securities classified as available for sale are as follows:

                                                                     Investment Securities Available for Sale
                                                      ------------------------------------------------------------------------
                                                                            Gross               Gross            Estimated
                                                        Amortized         Unrealized         Unrealized             Fair
                                                           Cost             Gains              Losses              Value
                                                      --------------    ---------------     --------------     ---------------
As of December 31, 2000:
-----------------------
DEBT SECURITIES:
 U.S. Treasury Securities and
  Obligations of  U.S. Government
  Corporations and Agencies                           $    6,479,453    $       87,574      $    (12,799)      $    6,554,228
 Mortgage-Backed Securities                               14,467,331            65,173          (157,983)          14,374,521
 Obligations of States and
  Political Subdivisions                                     673,504             7,130                 0              680,634
                                                      --------------    --------------      ------------       --------------
   TOTAL DEBT SECURITIES                                  21,620,288           159,877          (170,782)          21,609,383
                                                      --------------    --------------      ------------       --------------

EQUITY SECURITIES:
 Federal Home Loan Bank
  of Cincinnati Stock, at Cost                               801,700                 0                 0             801,700
 Federal Home Loan Mortgage
  Corporation Preferred Stock                                 27,448         1,903,396                 0           1,930,844
 Data Services Corporation Stock,
  at Cost                                                     15,000                 0                 0              15,000
                                                      --------------    --------------      ------------       --------------
   TOTAL EQUITY SECURITIES                                   844,148         1,903,396                 0           2,747,544
                                                      --------------    --------------      ------------       --------------
                                                      $   22,464,436         2,063,273      $   (170,782)      $   24,356,927
                                                      ==============    ==============      ============       ==============

                                                                     Investment Securities Available for Sale
                                                      ------------------------------------------------------------------------
                                                                            Gross               Gross            Estimated
                                                        Amortized         Unrealized         Unrealized             Fair
                                                           Cost             Gains              Losses              Value
                                                      --------------    --------------      -------------      --------------
As of December 31, 1999:
-----------------------
DEBT SECURITIES:
 U.S. Treasury Securities and
  Obligations of  U.S. Government
  Corporations and Agencies                           $    5,463,200    $        2,848      $   (121,463)      $    5,344,585
 Mortgage-Backed Securities                               19,635,772            51,846          (452,140)          19,235,478
 Obligations of States and
  Political Subdivisions                                   1,275,164                 0                  0           1,275,164
                                                      --------------    --------------      -------------      --------------
   TOTAL DEBT SECURITIES                                  26,374,136            54,694          (573,603)          25,855,227
                                                      --------------    --------------      -------------      --------------

EQUITY SECURITIES:
 Federal Home Loan Bank
  of Cincinnati Stock, at Cost                               745,600                 0                  0             745,600
 Federal Home Loan Mortgage
  Corporation Preferred Stock                                 27,448         1,291,808                  0           1,319,256
 Data Services Corporation Stock,
  at Cost                                                     15,000                 0                  0              15,000
                                                      --------------    --------------      -------------      --------------
   TOTAL EQUITY SECURITIES                                   788,048         1,291,808                  0           2,079,856
                                                      --------------    --------------      -------------      --------------
                                                      $   27,162,164    $    1,346,502      $    (573,603)     $   27,935,083
                                                      ==============    ==============      =============      ==============

The obligations of states and political subdivisions shown above are issued by state and local governmental instrumentalities in the State of Tennessee and are backed by the full faith and credit of said issuing instrumentalities.

Gross realized gains and losses from sales of investment securities classified as available for sale are as follows:

                                                                                  For the Years Ended December 31,
                                                                        ---------------------------------------------------
                                                                             2000               1999               1998
                                                                        --------------     -------------       ------------
Gross Realized Gains                                                    $           0      $       2,460       $        312
Gross Realized Losses                                                          (8,834)           (83,708)                 0
                                                                        -------------      -------------       ------------
                                                                        $      (8,834)     $     (81,248)      $        312
                                                                        =============      =============       ============

Mortgage-backed securities consist of the following:

                                                             December 31, 2000                      December 31, 1999
                                                      ---------------------------------     ----------------------------------
                                                                          Estimated                              Estimated
                                                        Amortized            Fair             Amortized             Fair
                                                           Cost             Value               Cost               Value
                                                      --------------    --------------      -------------      --------------
                                                                                                               <C
FNMA Certificates                                     $    8,190,379    $    8,095,918      $  10,857,209      $   10,565,413
GNMA Certificates                                          2,805,877         2,849,850          3,570,235           3,618,077
FHLMC Certificates                                         3,471,075         3,428,753          5,208,328           5,051,988
                                                      --------------    --------------      -------------      --------------
                                                      $   14,467,331    $   14,374,521      $  19,635,772      $   19,235,478
                                                      ==============    ==============      =============      ==============


The amortized cost and estimated fair value of debt securities available for sale as of December 31, 2000, by contractual maturity, are as follows:

                                                                              Estimated
                                                          Amortized             Fair
                                                             Cost               Value
                                                        ---------------     --------------
Due in One Year or Less                                 $    1,998,840      $   1,993,057
Due After One Year
 Through Five Years                                          7,239,781          7,260,970
Due After Five Years
 Through Ten Years                                           1,071,878          1,068,050
Due After Ten Years                                         11,309,789         11,287,306
                                                        --------------      -------------
                                                        $   21,620,288      $  21,609,383
                                                        ==============      =============

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

Although the Company and Bank do not hold any derivative instruments or engage in hedging activities, the statement also provides a one-time opportunity for any investments in the held to maturity category to be transferred into the available for sale category. On July 1, 1999, the Company and Bank transferred investments with an amortized cost of $2,090,063 (fair value of $2,100,160) from their held to maturity category to their available for sale category. The Company and Bank did not transfer any investment securities between categories during the year ended December 31, 2000.

Investments with book values of approximately $4,550,000 and $2,100,000 (which approximates market values) as of December 31, 2000 and 1999, respectively, were pledged to secure deposits of public funds.

NOTE 3 - LOANS RECEIVABLE

The Bank provides mortgage and consumer lending services to individuals primarily in the East Tennessee area. Loans receivable are summarized as follows:

                                                                                                  As of December 31,
                                                                                           ---------------------------------
                                                                                                2000               1999
                                                                                           --------------      -------------
First mortgage loans (principally conventional):
 Secured by one-to-four family residences                                                  $   53,782,332      $  48,550,214
 Secured by other properties                                                                   10,229,183          9,099,393
 Construction loans                                                                             2,588,600          2,615,000
                                                                                           --------------      -------------
                                                                                               66,600,115         60,264,607
Less:
 Undisbursed portion of construction loans                                                      1,029,788          1,033,726
 Net deferred loan origination fees                                                               326,631            286,961
                                                                                           --------------      -------------
  Net first mortgage loans                                                                     65,243,696         58,943,920
                                                                                           --------------      -------------
Consumer and commercial loans:
 Loans to depositors, secured by deposits                                                       1,250,166          1,114,071
 Automobile                                                                                     1,402,279            979,732
 Home equity and second mortgage                                                                  227,304            208,056
 Other                                                                                          1,414,162            931,022
                                                                                           --------------      -------------
                                                                                                4,293,911          3,232,881
Less unearned interest                                                                                  0                 18
                                                                                           --------------      -------------
  Net consumer and commercial loans                                                             4,293,911          3,232,863
Less allowance for loan losses                                                                    659,504            660,741
                                                                                           --------------      -------------
                                                                                           $   68,878,103      $  61,516,042
                                                                                           ==============      =============

The Bank had outstanding loan commitments of approximately $2,181,000 and $473,000 (in addition to undisbursed portion of construction loans) at rates ranging from 8% to 10% as of December 31, 2000 and 1999, respectively.

Activity in the allowance for loan losses consists of the following:

                                                                                  For the Years Ended December 31,
                                                                        ----------------------------------------------------
                                                                             2000               1999               1998
                                                                        --------------     --------------      -------------


Allowance at beginning of year                                          $      660,741     $      640,982       $    627,669
 Provision charged to expense                                                   37,000             24,000             24,000
 Recoveries of loans previously charged off                                      1,893                268              4,179
 Loans charged off                                                             (40,130)            (4,509)           (14,866)
                                                                        --------------     --------------      -------------
Allowance at end of year                                                $      659,504     $      660,741      $     640,982
                                                                        ==============     ==============      =============

The Bank has recognized the following amounts related to impaired loans in conformity with FASB Statements No. 114 and No. 118:

                                                                                                  As of December 31,
                                                                                           ----------------------------------
                                                                                                2000               1999
                                                                                           ---------------     --------------
Recorded value of all impaired loans                                                       $    1,026,000      $     377,000
Average individual loan balance                                                            $       43,000      $      19,000
Total allowance for loan losses related to impaired loans                                  $            0      $           0

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

                                                                                                     For the Years
                                                                                                  Ended December 31,
                                                                                           ---------------------------------
                                                                                                2000               1999
                                                                                           --------------      -------------
Cash receipts applied to reduce principal balance                                          $       46,353      $      20,478
Cash receipts recognized as interest income                                                        78,530             31,228
                                                                                           --------------      -------------
Total cash receipts                                                                        $      124,883      $      51,706
                                                                                           ==============      =============


NOTE 4 - PREMISES AND EQUIPMENT, NET

Premises and equipment, net are summarized as follows:

                                                                                                  As of December 31,
                                                                                           ----------------------------------
                                                                                                2000               1999
                                                                                           --------------      --------------
Land                                                                                       $      168,539      $     168,539
Buildings                                                                                         753,780            752,830
Furniture and equipment                                                                           403,589            389,430
                                                                                           --------------      -------------
                                                                                                1,325,908          1,310,799
Less accumulated depreciation                                                                     856,128            799,789
                                                                                           --------------      -------------
                                                                                           $      469,780      $     511,010
                                                                                           ==============      =============

Depreciation expense for the years ended December 31, 2000, 1999, 1998 totalled $56,339, $56,743, and $46,404, respectively.

NOTE 5 - DEPOSITS

A summary of deposits is as follows:

                                                                                                  As of December 31,
                                                                                           ---------------------------------
                                                                                                2000               1999
                                                                                           --------------      -------------
Demand Deposits:
 Now Accounts                                                                              $    8,004,399      $   7,017,575
 Money Market Deposit Accounts                                                                  2,778,955          3,180,020
 Passbook Savings                                                                              10,294,409         11,476,138
                                                                                           --------------      -------------
  TOTAL DEMAND DEPOSITS                                                                        21,077,763         21,673,733
                                                                                           --------------      -------------

Term Deposits:
 Less than $100,000                                                                            46,271,078         36,821,432
 $100,000 or More                                                                              14,264,850         15,314,366
                                                                                           --------------      -------------
  TOTAL TERM DEPOSITS                                                                          60,535,928         52,135,798
                                                                                           --------------      -------------
                                                                                           $   81,613,691      $  73,809,531
                                                                                           ==============      =============

Deposits in excess of $100,000 may not be federally insured, depending upon ownership.

The scheduled maturities of certificates of deposit as of December 31, 2000 are as follows:

         2001                                       $      54,608,413
         2002                                               5,207,395
         2003                                                 515,943
         2004                                                 179,177
         2005                                                  25,000
                                                       ---------------
                                                    $      60,535,928
                                                       ===============


NOTE 6 - ADVANCES FROM FEDERAL HOME LOAN BANK

In November 1998, the Bank obtained an advance from the Federal Home Loan Bank of Cincinnati (FHLB). The advance is repayable monthly at 4.75% over three years. In March 2000, the Bank obtained an additional advance from FHLB with interest at 5%. The advance was repaid in November 2000. Interest expense associated with the advances from the FHLB totalled $283,437 for the year ended December 31, 2000 ($228,742 and $56,078 in 1999 and 1998). Pursuant to the
Bank's collateral agreement with the FHLB, advances are secured by the Bank's FHLB stock and qualifying first mortgage loans. The unpaid balance of the advances from the FHLB as of December 31, 2000 are scheduled to mature in 2001.


NOTE 7 - NOTE PAYABLE

At December 31, 1999, the Bank had unsecured indebtedness to a bank for $3,200,000 with interest at Wall Street prime minus 1 1/4%. The note was repaid in 2000. Interest expense associated with the note payable totalled $30,933, $22,244, and $0 for the years ended December 31, 2000, 1999, and 1998, respectively.

NOTE 8 - INCOME TAXES

Income taxes as shown in the consolidated statements of income differ from the amount computed using the statutory federal income tax rate for the following reasons:

                                                              For the Years Ended December 31,
                                  ----------------------------------------------------------------------------------------
                                             2000                            1999                           1998
                                  ----------------------------    ----------------------------    ------------------------
                                                      Percent                        Percent                      Percent
                                                     of Pretax                      of Pretax                    of Pretax
                                     Amount           Income        Amount           Income          Amount        Income
                                    ---------        ---------    ----------       ---------      ----------    ----------
Federal income tax
 at statutory rate                  $ 393,299           34.0%     $ 408,513          34.0%        $601,787        34.0%
Increase (Decrease)
 resulting from
 tax effects of:
  Nontaxable
   interest                           (19,636)          (1.7)       (29,959)         (2.5)         (31,167)       (1.8)
  State excise
   tax and other,
   net                                (18,812)          (1.6)        79,588           6.6           80,919         4.6
                                    ---------         ------      ---------        ------         --------        ----
                                    $ 354,851           30.7%     $ 458,142          38.1%        $651,539        36.8%
                                    =========         ======      =========        ======         ========        ====

Income taxes consist of:

                                                                                For the Years Ended December 31,
                                                                        ---------------------------------------------
                                                                             2000             1999            1998
                                                                        ------------    ------------      -----------
Current                                                                 $   395,958     $    422,723      $   637,575
Deferred (Benefit)                                                          (41,107)          35,419           13,964
                                                                        -----------     ------------      -----------
                                                                        $   354,851     $    458,142      $   651,539
                                                                        ===========     ============      ===========

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

                                                                                                As of December 31,
                                                                                           ---------------------------
                                                                                                2000          1999
                                                                                           -----------      ----------
Deferred Tax Liabilities                                                                   $ 1,270,397      $  838,053
Deferred Tax Assets                                                                            429,321         381,315
                                                                                           -----------      ----------
 Net Deferred Tax Liabilities                                                              $   841,076      $  456,738
                                                                                           ===========      ==========

In 1996, Congress enacted the Small Business Job Protection Act which effectively removed any recapture provisions related to tax bad debt reserves accumulated by the Bank prior to 1988. However, any reserves accumulated after 1987 must be recaptured over a six year period. The tax liability associated with this recapture is included in the Bank 's accrued and deferred tax liabilities as of December 31, 2000 and 1999.

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

                                                                                                  As of December 31,
                                                                                           ---------------------------------
                                                                                                2000               1999
                                                                                           --------------      -------------
Bank capital (total equity) per generally accepted accounting principles                   $   10,928,402      $  13,410,247
Less goodwill, net of amortization                                                             (1,033,225)        (1,113,217)
Less net unrealized gain on investment securities                                              (1,155,021)          (479,197)
                                                                                           --------------      -------------
Tangible capital per the regulations                                                            8,740,156         11,817,833
Less adjustments for core capital                                                                       0                  0
                                                                                           --------------      -------------
Core capital per the regulations                                                                8,740,156         11,817,833
Add allowable portion of allowance for loan losses                                                604,000            557,000
                                                                                           --------------      -------------

Risk-based capital per the regulations                                                     $    9,344,156      $  12,374,833
                                                                                           ==============      =============

The Bank's actual capital amounts and minimum capital requirements of the OTS are presented in the following table. All amounts are in thousands of dollars.

                                                                                                      To Comply With
                                                                                                      Minimum Capital
                                                                       Actual                          Requirements
                                                           --------------------------------   -----------------------------
                                                             Amount            Ratio            Amount              Ratio
                                                           ----------         -------         -----------         ---------
As of December 31, 2000:
-----------------------
Tangible Capital (To Adjusted Total Assets)                $   8,741             9.1%         $   1,445              1.5%
Core Capital (To Adjusted Total Assets)                    $   8,741             9.1%         $   4,800              5.0%
Risk-Based Capital (To Risk-Weighted Assets)               $   9,345            19.4%         $   3,859              8.0%

As of December 31, 1999:
-----------------------
Tangible Capital (To Adjusted Total Assets)                $  11,818            12.9%         $   1,378              1.5%
Core Capital (To Adjusted Total Assets)                    $  11,818            12.9%         $   2,756              3.0%
Risk-Based Capital (To Risk-Weighted Assets)               $  12,375            27.7%         $   3,568              8.0%


As of December 31, 2000, the Bank is categorized as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that date that management believes have changed the institution's category. The Bank's actual capital amounts and ratios are also presented in the following table. All amounts are in thousands of dollars.

                                                                                                        To Be Well
                                                                                                      Capitalized Under
                                                                                                      Prompt Corrective
                                                                       Actual                         Action Provisions
                                                           --------------------------         -----------------------------
                                                             Amount            Ratio            Amount              Ratio
                                                           ----------         -------         -----------         ---------
As of December 31, 2000:
-----------------------
Total Capital (To Risk-Weighted Assets)                     $   9,345            19.4%         $   4,824           10.0%
Tier I Capital (To Risk-Weighted Assets)                    $   8,741            18.1%         $   2,894            6.0%
Tier I Capital (To Average Assets)                          $   8,741             9.1%         $   4,800            5.0%

As of December 31, 1999:
-----------------------
Total Capital (To Risk-Weighted Assets)                     $  12,375            27.7%         $   4,460           10.0%
Tier I Capital (To Risk-Weighted Assets)                    $  11,818            26.5%         $   2,676            6.0%
Tier I Capital (To Average Assets)                          $  11,818            12.7%         $   4,643            5.0%


NOTE 10 - RETIREMENT PLANS

401(K) RETIREMENT PLAN - The Bank has established a 401(k) retirement plan which allows eligible officers and employees to contribute up to fifteen percent of their annual compensation on a tax-deferred basis. The Bank has the option, at the discretion of the board of directors, to make contributions to the plan. Total 401(k) retirement plan expense was $47,548, $5,337, and $12,989, for the years ended December 31, 2000, 1999, and 1998, respectively.

DIRECTORS LONG-TERM INCENTIVE PLAN - In June 1997, the Bank established a long-term incentive plan for the board of directors to provide target retirement benefits of 75% of board fees for ten years for directors who retire with twenty or more years of service. Activity in the directors' retirement plan for the years ended December 31, 2000, 1999, and 1998 are as follows:

                                                                             2000                 1999               1998
                                                                           -----------        -----------        -----------
Liability balance at beginning of year                                     $  218,423         $  164,727         $  125,181
Accrued and expensed                                                            6,197              7,552             10,824
Transfer of assets to trustee                                                       0                  0           (136,005)
Death benefit payment                                                         (38,652)                 0                  0
Increase (decrease) in liability due to investment returns                    (37,941)            46,144                  0
Effect of change in accounting principle pursuant to EITF 97-14                     0                  0            164,727
                                                                           ----------         ----------         ----------
Liability balance at end of year                                           $  148,027         $  218,423         $  164,727
                                                                           ==========         ==========         ==========

In July 1998, the Emerging Issues Task Force (EITF) of the Financial Accounting Standards Board (FASB) issued EITF 97-14 Accounting for Deferred Compensation Arrangements Where Amounts Earned are Held in a Rabbi Trust and Invested. Prior to the issuance of EITF 97-14, the Bank had transferred the assets purchased by the trust (12,516 shares of Holding Company stock) to the trustee of the plan. In accordance with EITF 97-14, the Bank has recognized a liability for the fair value of all shares of Holding Company stock (17,143 and 14,061 shares as of December 31, 2000 and 1999, respectively) and other assets held by the trustee and a contra-equity account Shares in Grantor Trust-Contra Account for the cost of the shares held by the trustee. The change in accounting principle in 1998 required a reduction in deferred tax liabilities of $10,907 and a net charge to income in 1998 of $16,610.

EMPLOYEE STOCK OWNERSHIP PLAN (ESOP) - Pursuant to the plan of conversion to stock form, the Bank established its Employee Stock Ownership Plan in 1998. The ESOP borrowed $1,164,000 from the Bank's Holding Company at 8.50% interest repayable in thirteen years. The ESOP purchased 116,400 shares of Holding Company stock in the initial stock offering. The ESOP received $46,156, $34,935, and $34,914 in dividends on its stock in 2000, 1999, and 1998, respectively, which was used to reduce the ESOP debt. In 2000 and 1999, the accrued ESOP contribution of $115,505 and $89,523 respectively was also used to reduce the ESOP debt. An appropriate contra-equity account Unearned Compensation - Employee Stock Ownership Plan has been established for the net amount still owing on the ESOP debt. The Bank's board of directors approved contributions to the ESOP of $115,505, $115,505, and $89,523, plus accrued interest of $73,160, $86,005, and
$97,281 on the ESOP debt, for the years ended December 31, 2000, 1999, and 1998, respectively.


NOTE 11 - STOCK OPTION PLAN

In January 1999, the Company's board of directors approved the Company's 1999 stock option plan, and in May 1999, the Company's shareholders ratified the plan. The plan reserved 145,475 shares of the Company's common stock for issuance pursuant to the options to be granted. These shares will be either newly issued shares or shares purchased on the open market.

The Company's board of directors has approved the issuance of stock options under the Plan to certain members of the board of directors and senior management. The options vest at a rate of 25% per year, expire in ten years, and provide for the purchase of stock at an exercise price of $8.60 per share. Stock options awarded totaled 205,869 and 196,061 as of December 31, 2000 and 1999 respectively.

The Company has repurchased 188,422 shares as of December 31, 2000 (125,835 shares in 1999) of its common stock which are being held in trust for when the stock options are exercised. A contra-equity account has been established to reflect the costs of such shares held in trust. The Company intends to utilize dividends received to continue to purchase shares of its common stock to be placed in the stock option trust.

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

The Company's board of directors has awarded 54,518 shares as of December 31, 2000 (50,845 shares in 1999) of restricted common stock to certain members of the board of directors and senior management. The shares are awarded 25% per year. The Company and its subsidiary will share the cost of the Plan and accrue the estimated cost of repurchasing shares to be reissued as restricted stock over the period that such awards are earned. Activity in the MRP plan is as follows:

                                                                            2000                1999
                                                                         ----------          ----------
         Accrued Liability Balance at Beginning of Year                  $  142,595          $        0
         Amount Charged to Expense                                          176,880             298,154
         Less Cost of Shares Issued                                        (166,580)           (155,559)
                                                                         ----------          ----------
         Accrued Liability Balance at End of Year                        $  152,895          $  142,595
                                                                         ==========          ==========

The Company held 31,854 shares as of December 31, 2000 (45,481 shares in 1999) of its common stock in trust at a net cost of $389,894 as of December 31, 2000 ($556,474 in 1999). A contra-equity account has been established to reflect the cost of such shares held in trust.



NOTE 13 - DIRECTORS DEFERRED COMPENSATION

In 1998, the Company established a deferred compensation plan whereby directors, at their option, can defer all or portions of fees they earn each year. Fees not paid are accrued for the benefit of the directors and their accounts are adjusted quarterly for the return equivalent to the change in the fair value of the Company's common stock. Activity in the plan for the years ended December 31, 2000 and 1999 are as follows:

                                                                               As of December 31,
                                                                        ---------------------------------
                                                                             2000               1999
                                                                        --------------      -------------
         Balances, Beginning of Year                                    $      131,527      $      53,284
         Directors Fees Deferred During Year                                    55,900             54,200
         Income (Loss) Credited During Year                                    (16,081)            24,043
                                                                        --------------      -------------
         Balances, End of Year                                          $      171,346      $     131,527
                                                                        ==============      =============

Amounts owed under the Plan are paid to directors upon their retirement from the board of directors.

NOTE 14 - SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK

Most of the Bank's business activity is with customers located within East Tennessee. Investments in state and municipal securities involve governmental entities within the State of Tennessee. As of December 31, 2000, the Bank had concentrations of loans in real estate lending and consumer lending. Generally these loans are secured by the underlying real estate and consumer goods. The usual risk associated with such concentrations are generally mitigated by being spread over several hundred unrelated borrowers and by adequate collateral loan to value ratios.


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

The recorded book value and estimated fair value of the Company's and Bank's consolidated financial instruments are as follows (amounts in thousands):

                                                                As of December 31, 2000             As of December 31, 1999
                                                             -----------------------------        ---------------------------
                                                              Recorded         Estimated            Recorded       Estimated
                                                                Book              Fair                Book            Fair
                                                               Value             Value               Value           Value
                                                             ------------      -----------        ----------      -----------
FINANCIAL ASSETS:
 Cash and Amounts Due
  From Depository Institutions                               $      3,067      $     3,067        $     2,387      $   2,387
Investment Securities - Available for Sale                   $     24,357      $    24,357        $    27,935      $  27,935
Loans Receivable, Net                                        $     68,878      $    68,145        $    61,516      $  61,627

FINANCIAL LIABILITIES:
Deposits                                                     $     81,614      $    82,070        $    73,810      $  73,765
Note Payable                                                 $          0      $         0        $     3,200      $   3,200
Advances from Federal Home Loan Bank                         $      1,753      $     1,743        $     3,767      $   3,689


                              CORPORATE INFORMATION

Directors:                                          Annual Stockholder Meeting:

   J. William Myers                                    May 15, 2001; 5:00 p.m.
      Chairman of the Board & Attorney                 Newport Federal Bank
      Myers & Bell, P.C., Newport, TN                  344 W. Broadway
                                                       Newport, Tennessee

   Richard G. Harwood                               Main Office:
      President and Chief Executive Officer
      of the Company and the Bank                      344 W. Broadway
                                                       Newport, Tennessee

   Tommy C. Bible                                   Branch Office
      Manager, Jefferson/Cocke Co. Utilities
                                                       263 E. Broadway
   William B. Henry                                    Newport, Tennessee
      Retired; Former Optometrist
                                                       345 Cosby Highway
    Ben W. Hooper, III                                 Newport, Tennessee
      Attorney, Campbell & Hooper,
        Newport, Tennessee                          Independent Auditor:

   Robert L. Overholt                                  Pugh & Company, P.C.
      Retired; Former Owner/Manager                    Knoxville, Tennessee
        Home Supply

   Robert D. Self                                   General Counsel:
      Retired; Former Owner,
        Bob Self Auto Parts                            Myers & Bell, P.C.
                                                       Newport, Tennessee
Executive Officers:
                                                    Securities and Regulatory Counsel:
   Richard G. Harwood
      President and Chief Executive Officer            Stradley, Ronon, Housley, Kantarian
                                                          & Bronstein, LLP
   Lonnie R. Jones                                     Washington, D.C.
      Vice President of Operations of the Bank
                                                    Stock Registrar & Transfer Agent:
   Nancy L. Bryant
      Vice President and Treasurer                     Registrar and Transfer Company
   Peggy  B. Holston                                   10 Commerce Drive
      Secretary                                        Cranford, New Jersey  07016