Form 10KSB, Exhibit 13
period 2002-12-31
UNITED TENNESSEE BANKSHARES INC
filed 2003-03-31
CIK 1045689

Exhibit 13

                        UNITED TENNESSEE BANKSHARES, INC.

                                  ANNUAL REPORT

                                      2002

                       United Tennessee Bankshares, Inc.
                                   P O Box 249
                          Newport, Tennessee 37822-0249
Phone: (423)623-6088                                           Fax (423)625-0301


To our Stock Holders

We are delighted to present this Annual Report to our Shareholders. This past year has been a difficult year for our country, the economy and the stock market. We would like to express our appreciation to the brave people in this country for the job they have done.

United Tennessee Bankshares, Inc. grew from $100 million at December 31, 2001 to over $111 million at December 31, 2002. Our loan portfolio grew over 6 million or 8.5% and our deposits grew 8.9 million or 10.5%. Shareholder's equity increased by $1,757,000 or 12.4%. The increase in shareholder's equity was accomplished while buying back and canceling 29,888 shares of stock.

We are very pleased with our results of operations in 2002. Total interest income decreased by $219,000 in 2002 while total interest expense decreased by $1,485,000. We increased our provision for loan losses by $19,000 due to an increase in loans during the year. We increased non-interest income by $54,000 and non-interest expense by $198,000. We are pleased to report that the result of this is the most profitable year in the history of United Tennessee Bankshares, Inc. Net profit increased by $650,000 or 58%. We congratulate the staff for their hard work that made these results possible.

The 2002 year was not a good year for stock values in general; however, UTBI stock did manage to increase in value from $8.41 on December 31, 2001 to $11.64 on December 31. 2002. We continue to strive to provide good value for our stockholders and try to access the impact on stockholders value in all major decision-making. We continue to be a well-capitalized institution poised to take advantage of the opportunities afforded to us in our competitive market place.

Please review this Annual Report, which more fully describes our performance. We appreciate your investment in United Tennessee Bankshares, Inc. and invite your continue support of Newport Federal Bank, Newport's truly home owned community bank.

Sincerely,

/s/ Richard Harwood
-------------------
Richard Harwood
President

                        UNITED TENNESSEE BANKSHARES, INC.

United Tennessee Bankshares, Inc. United Tennessee Bankshares, Inc. (the "Company") became the holding company for Newport Federal Bank (the "Bank") upon its conversion from mutual to stock form (the "Conversion"), which was completed on January 1, 1998. In connection with the Conversion, the Company conducted an initial public offering of 1,454,750 shares of Common Stock at a price of $10.00 per share, realizing gross proceeds of $14.5 million. The Company purchased all of the Bank's capital stock with $7.1 million of the net offering proceeds and retained the remaining $6.9 million in net proceeds at the holding company level. Prior to January 1, 1998, the Company had no assets or liabilities and engaged in no business activities. The Company's assets currently consist of its investment in the Bank, a $517,000 loan to the Company's Employee Stock Ownership Plan ("ESOP") and approximately $564,000 in liquid assets.

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

The Bank derives income principally from interest earned on loans, investment securities and other interest-earning assets. The Bank's principal expenses are interest expense on deposits and noninterest expenses such as employee compensation, deposit insurance and miscellaneous other expenses. Funds for these activities are provided principally by deposit growth, repayments of outstanding loans and investment securities, and other operating revenues and, from time to time, advances from the Federal Home Loan Bank ("FHLB") of Cincinnati of which the Bank is a member.

             MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

The Company's Common Stock trades on the NASDAQ SmallCap Market (SM) under the symbol "UTBI." There are approximately 1,311,124 shares of the Company's Common Stock outstanding, and approximately 550 record holders. The following table sets forth the high and low closing sale prices for the Common Stock as reported on the NASDAQ SmallCap Market (SM) for each quarter during the last two fiscal years along with the amount of dividends declared during each quarter.


         Quarter Ended              High             Low             Dividends
         --------------             ----             ---             ---------
         March 31, 2002          $  9.75          $  8.41              $ 0.00
         June 30, 2002             11.75             9.50                0.30
         September 30, 2002        11.65            10.50                0.00
         December 31, 2002         14.02            11.64                0.00

         March 31, 2001          $  9.25         $   8.25              $ 0.00
         June 30, 2001             9.063             8.39                0.30
         September 30, 2001         9.20             8.40                0.00
         December 31, 2001          9.10             8.41                0.00

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

Selected Consolidated Financial Condition Data


                                                                                  At December 31,
                                                 --------------------------------------------------------------
                                                   2002            2001         2000         1999        1998
                                                 --------        --------     --------     --------    --------
                                                                  (Dollars in thousands)

Total assets................................     $  111,753   $  100,811   $   98,553   $   94,120   $   97,070
Loans receivable, net.......................         78,362       72,200       68,878       61,516       53,346
Cash and amounts due from
  depository institutions...................          5,350        2,123        3,067        2,387        6,131
Investment securities:
    Available for sale......................         25,267       24,398       24,357       27,935       33,022
    Held to maturity........................             --           --           --           --        2,431
Deposits....................................         93,747       84,810       81,614       73,810       69,835
Shareholders' equity........................         15,925       14,168       13,330       11,901       19,970

Number of:
   Real estate loans........................          1,515        1,483        1,495        1,416        1,433
   Deposit accounts.........................          8,213        8,434        8,719        8,115        8,488
   Offices..................................              3            3            3            3            3

Selected Consolidated Operations Data
                                                                       Year Ended December 31,
                                                ---------------------------------------------------------------
                                                   2002            2001         2000         1999         1998
                                                 ----------   ----------   ----------   ----------   ----------
                                                     (Dollars in thousands, except per share data)

Interest income............................      $    7,213   $    7,432   $    7,251   $    6,719   $    5,783
Interest expense...........................           2,122        3,608        4,093        3,328        2,609
                                                 ----------   ----------   ----------   ----------   ----------
Net interest income........................           5,091        3,824        3,158        3,391        3,174
Provision for loan losses..................             129          110           37           24           24
                                                 ----------   ----------   ----------   ----------   ----------
Net interest income after
  provision for loan losses................           4,962        3,714        3,121        3,367        3,150
Noninterest income.........................             413          359          276          133          167
Noninterest expense........................           2,635        2,437        2,240        2,299        1,547
                                                 ----------   ----------   ----------   ----------   ----------
Income before income taxes and
  accounting change........................           2,740        1,636        1,157        1,201        1,770
Income taxes...............................             978          525          355          458          652
                                                 ----------   ----------   ----------   ----------   ----------
Income before accounting change............           1,762        1,111          802          743        1,118
Net effect of change in accounting
  principle................................              --           --           --           --          (16)
                                                 ----------   ----------   ----------   ----------   ----------
Net income.................................      $    1,762   $    1,111   $      802   $      743   $    1,102
                                                 ==========   ==========   ==========   ==========   ==========
Earnings per share:
  Basic....................................      $     1.33   $     0.82   $     0.58   $     0.54   $     0.77
                                                 ==========   ==========   ==========   ==========   ==========
  Fully diluted............................      $     1.33   $     0.82   $     0.58   $     0.53   $     0.77
                                                 ==========   ==========   ==========   ==========   ==========

                                 Selected Ratios


                                                                     At or for the
                                                                Year Ended December 31,
                                                 --------------------------------------------------------------
                                                   2002         2001         2000         1999         1998
                                                 --------     --------     --------     --------     --------

Performance Ratios:
  Return on average assets (net income
    divided by average total assets).............   1.63%       1.09%        0.83%         0.78%        1.37%
  Return on average equity (net income
    divided by average equity)...................  11.72        7.77         6.36          4.30         5.49
  Dividend Payout Ratio (dividends
    per share divided by earnings
    per share)...................................  22.56       36.59        51.72        796.30        38.96
  Interest rate spread (combined
    weighted average interest rate
    earned less combined weighted
    average interest rate cost)..................   4.70        3.30         2.70          2.90         3.00
  Net interest margin (net interest
    income divided by average
    interest-earning assets).....................   4.87        3.86         3.40          3.60         4.10
  Ratio of average interest-earning
    assets to average interest-bearing
    liabilities.................................. 113.31      115.29       114.60        121.60       130.60
  Ratio of noninterest expense to
    average total assets.........................   2.41        2.40         2.33          2.40         1.94
  Efficiency Ratio (noninterest expense
    divided by total of net interest income
    and noninterest income)......................  47.51       58.26        65.23         65.23        46.80

Asset Quality Ratios:
  Nonperforming assets to total assets
    at end of period.............................   0.74        0.99         0.57          0.48         0.50
  Nonperforming loans to total loans at
    end of period................................   1.06        1.38         0.79          0.59         0.88
  Allowance for loan losses to total
    loans at end of period.......................   1.02        1.00         0.95          1.06         1.18
  Allowance for loan losses to non-
    performing loans at end of
    period....................................... 239.00      170.86       118.28        175.33       132.98
  Provision for loan losses to total
    loans .......................................   0.16        0.15         0.05          0.04         0.04
  Net charge-offs to average loans
    outstanding..................................   0.06        0.07         0.06          0.01         0.02

Capital Ratios:
  Equity to total assets at end of period........  14.25       14.05        13.53         12.64        20.57
  Average equity to average assets...............  13.94       14.05        13.10         18.08        24.95


           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


The Company's principal business activities are conducted through its wholly owned subsidiary, the Bank. The Bank's principal business consists of accepting deposits from the general public through its main office and branch offices and investing those funds in loans secured by one-to-four-family residential properties located in its primary market area. The Bank also maintains a portfolio of investment securities and originates a limited amount of commercial real estate loans and consumer loans. The Bank's investment securities portfolio consists of U.S. Treasury and U.S. government agency securities, local municipal bonds and mortgage-backed securities which are guaranteed as to principal and interest by the FHLMC, GNMA, FNMA or other governmental agencies. The Bank also maintains an investment in FHLB of Cincinnati common stock and FHLMC stock.

The Bank's net income primarily depends on its net interest income, which is the difference between interest income earned on loans and investment securities and interest paid on customers' deposits, FHLB advances, and other borrowings. The Bank's net income is also affected by noninterest income, such as service charges on customers' deposit accounts, loan service charges and other fees, and noninterest expense, primarily consisting of compensation expense, deposit insurance and other expenses incidental to its operations.

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

The following table sets forth its policy limits and certain calculations, based on information provided to the Bank by the OTS, with respect to the sensitivity of its NPV to changes in market interest rates at December 31, 2002.

         Change in                                   Change in NPV
Market Interest Rates                    Policy Limit            Computation
----------------------                   ------------           -------------

            +3%                             (50)%                     (22)%
            +2%                             (25)                      (13)
            +1%                             (10)                       (6)
             0%                              --                        --
            -1%                             (10)                        *
            -2%                             (25)                        *
            -3%                             (50)                        *

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

While the Company cannot predict future interest rates or their effects on its NPV or net interest income, it does not expect current interest rates to have a material adverse effect on its NPV or net interest income in the near future. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, prepayments and deposit run-offs and should not be relied upon as indicative of actual results. Certain shortcomings are inherent in such computations. Although certain assets and liabilities may have similar maturity or periods of repricing, they may react at different times and in different degrees to changes in the market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while rates on other types of assets and liabilities may lag behind changes in market interest rates. Certain assets, such as adjustable-rate mortgage loans, generally have features, which restrict changes in interest rates on a short-term basis and over the life of the asset. In the event of a change in interest rates, prepayments and early withdrawal levels could deviate significantly from those assumed in making the calculations set forth above.
Additionally, an increased credit risk may result as the ability of many borrowers to service their debt may decrease in the event of an interest rate increase.

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

Average Balances, Interest and Average Yields

The following table sets forth information about the Company's average interest-earning assets and interest-bearing liabilities and reflects the average yield of interest-earning assets and the average cost of interest-bearing liabilities for the periods indicated. Average balances are derived from month-end balances. The Company does not believe that the use of month-end balances instead of daily balances has caused any material difference in the information presented. The average balance and average yield on investment securities is based on the estimated fair value of securities available for sale. The average balance of loans receivable includes delinquent loans, which are not considered significant. The average balance of equity includes the net unrealized gain on available for sale securities. The following table does not reflect any effect of income taxes, which are not considered to significant to the yield on investment securities.

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


                                                                     For the Year Ended December 31,
                                  -----------------------------------------------------------------------------------------------
                                              2002                              2001                               2000
                                  --------------------------------   -----------------------------   ----------------------------
                                                           Average                         Average                        Average
                                  Average                  Yield/    Average                Yield/   Average              Yield/
                                  Balance     Interest      Cost     Balance    Interest    Cost     Balance   Interest    Cost
                                 -------     --------     -------   -------    --------    ------    -------   --------   -------

                                                                              (Dollars in thousands)
Assets
Interest-earning assets:
Loans receivable (1)............   $ 77,038   $ 5,972      7.8%    $ 72,158  $ 5,962       8.3%      $ 65,197     $ 5,480    8.4%
Investment securities...........     24,534     1,211      4.9       24,388    1,362       5.6         26,146       1,603    6.1
Other interest-earning assets...      1,463        30      2.1        2,590      108       4.2          2,727         168    6.2
                                   --------   -------              --------  -------                 --------     -------
    Total interest-earning assets   103,035     7,213      7.0       99,136    7,432       7.5         94,070       7,251    7.7
Noninterest-earning assets......      4,783        --                 2,595       --                    2,267          --
                                   --------   -------              --------  -------                 --------     -------
    Total assets................   $107,818     7,213              $101,731  $ 7,432                 $ 96,337     $ 7,251
                                   ========   =======              ========  =======                 ========     =======

Interest-bearing liabilities:
  Deposits......................   $ 90,844   $ 2,122      2.3     $ 85,330  $ 3,570       4.2       $ 77,712     $ 3,779    4.9
  FHLB advances and note payable         88        --      0.0          658       38       5.8          4,360         314    7.2
                                   --------   -------              --------  -------                 --------     -------
Total interest-bearing liabilities   90,932     2,122      2.3       85,988    3,608       4.2         82,072       4,093    5.0
Noninterest-bearing liabilities.      1,852        --                 1,452       --                    1,649          --
                                   --------   -------              --------  -------                 --------     -------
    Total liabilities...........     92,784     2,122                87,440    3,608                   83,721       4,093
Shareholders' equity............     15,034        --                14,291       --                   12,616          --
                                   --------   -------              --------  -------                 --------     -------
    Total liabilities and equity   $107,818   $ 2,122              $101,731  $ 3,608                 $ 96,337     $ 4,093
                                   ========   =======              ========  =======                 ========     =======
Net interest income.............              $ 5,091                        $ 3,824                              $ 3,158
                                              =======                        =======                              =======
Interest rate spread............                           4.7%                            3.3%                              2.7%
                                                           ====                           =====                             =====
Net interest margin.............                           4.9%                            3.9%                              3.4%
                                                           ====                           =====                             =====
Ratio of average interest-earning assets
  to average interest-bearing
  liabilities...................                         113.3%                          115.3%                            114.6%
                                                         ======                          ======                            ======

---------------------------
(1)  Includes nonaccrual loans.

Rate/Volume Analysis

The following table sets forth information about changes in the Company's interest income and interest expense for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to: (i) changes in volume (changes in volume multiplied by prior period rate); and (ii) changes in rate (changes in rate multiplied by prior period volume). Changes in rate-volume (changes in rate multiplied by the changes in volume) have been allocated between changes in rate and changes in volume proportionately.

                                                                Year Ended December 31,
                                         -----------------------------------------------------------------
                                           2002      vs.     2001              2001     vs.    2000
                                         -------------------------------   -------------------------------
                                              Increase (Decrease)                 Increase (Decrease)
                                                   Due to                              Due to
                                         -------------------------------   -------------------------------
                                           Volume       Rate       Total      Volume      Rate      Total
                                           ------       ----       -----      ------      ----      -----
                                                                    (In thousands)

Interest income:
  Loans receivable....................   $   388     $  (378)   $     10    $   551    $   (69)   $  482
  Investment securities...............         7        (158)       (151)      (108)      (133)     (241)
  Other interest-earning assets.......       (28)        (50)        (78)        (8)       (52)      (60)
                                         --------    --------   ---------   --------   --------   -------
      Total interest-earning assets...       367        (586)       (219)       435       (254)      181
                                         --------    --------   ---------   --------   --------   -------
Interest expense:
  Deposits............................       132      (1,580)     (1,448)       390       (599)     (209)
  FHLB advances and note payable......         0         (38)        (38)      (225)       (51)     (276)
                                         --------    --------   ---------   --------   --------   -------
      Total interest-bearing liabilities     132      (1,618)     (1,486)       165      (650)      (485)
                                         --------    --------   ---------   --------   --------   -------
Change in net interest income.........   $   235     $ 1,032    $  1,267    $   270    $   396    $  666
                                         ========    ========   =========   ========   ========   =======


Comparison of Financial Condition at December 31, 2002 and December 31, 2001

Total assets increased $11.0 million, or 10.9%, from $100.8 million at December 31, 2001 to $111.8 million at December 31, 2002. The Company's asset increase was attributable principally to an increase in loans of $6.2 million and an increase in cash and amounts due from depository institutions of approximately $3.2 million.

Investment securities available for sale increased approximately $900,000, or 3.6%, from $24.4 million at December 31, 2001 to $25.3 million at December 31, 2002. The Company receives principal repayments on mortgage-backed securities and proceeds from maturities and sales of investment securities available for sale. The Company has reinvested the proceeds from maturities and sales of investment securities.

Loans receivable increased $6.2 million, or 8.6% from $72.2 million at December 31, 2001 to $78.4 million at December 31, 2002 as originations exceeded repayments for the period by approximately $6.2 million. Loan growth occurred primarily in the one-to-four-family residential loan portfolio, which increased $5.7 million, or 10.0%.

Total deposits increased $8.9 million, or 10.5%, from $84.8 million at December 31, 2001 to $93.7 million at December 31, 2002. The increase was primarily due to money market deposit account growth of $7.7 million or 87.1%. As certificate of deposit rates continued to fall in 2002, customers deposited money into the money market demand accounts anticipating rate increases in later periods.

The Company's shareholders' equity increased $1.7 million, or 12.0% from $14.2 million at December 31, 2001 to $15.9 million at December 31, 2002. The increase was due principally to net income of $1.76 million and other comprehensive income of $252,000 and distribution of stock held in trust accounts of $372,000. The increase in retained earnings was partially offset by $398,000 of dividends paid to shareholders during the year and the purchase and retirement of $157,000 of common stock.

Comparison of Results of Operations for the Years Ended December 31, 2002, 2001 and 2000

Net income was $1,762,000 for the year ended December 31, 2002 primarily compared to net income of $1,111,000 for the year ended December 31, 2001 and net income of $802,000 for the year ended December 31, 2000. The increase in net income during 2002 was primarily due to a decrease in interest expense offset by a slight decrease in interest income and an increase in noninterest expense. Net income for 2002 resulted in a return on average assets of 1.63% compared to 1.09% for 2001 and 0.83% for 2000, and a return on average equity of 11.72% for 2002 as compared to 7.77% for 2001 and 6.36% for 2000.

Interest Income. Interest income totaled $7.2 million, $7.4 million and $7.3 million for the years ended December 31, 2002, 2001 and 2000, respectively, primarily due to increases in the average balance of interest-bearing assets during each of the last three years. The average yield on interest-earning assets decreased to 7.0% in 2002 from 7.5% in 2001 and 7.7% in 2000. The decrease in 2002 was attributable to a decrease in rates on loans, investment securities and other interest-earning assets. The average balance of interest-earning assets increased $3.9 million in 2002, $5.1 million in 2001 and $686,000 in 2000 primarily in response to corresponding increases in deposit accounts and borrowings.

The Company's primary source of interest income for the three-year period ended December 31, 2002 was from loans receivable. Interest income from loans receivable was $6.0 million, $6.0 million and $5.5 million for the years ended December 31, 2002, 2001 and 2000, respectively. The average yield earned on loans receivable was 8.4% in 2000, decreased to 8.3% in 2001 and decreased to 7.8% in 2002. The average balances of loans receivable increased during the period with a $7.8 million increase in 2000, a $7.0 million increase in 2001 and a $4.9 million increase in 2002 due to strong loan demand in the Bank's market area. Interest income on investment securities decreased in 2002 by $151,000 due to a 70 basis point decrease in average rates, and decreased in 2001 by $241,000 due to a 50 basis point decrease in average rates, and decreased in 2000 by $132,000 due to a $5.5 million decrease in average balances and a 60 basis point decrease in average rates.

Interest Expense. Interest expense totaled $2.1 million, $3.6 million and $4.1 million for the three years ended December 31, 2002, 2001 and 2000, respectively. The decrease in interest expense during 2002 was due to an 190 basis point decrease in average rates. Since the average rate received on the Bank's interest-earning assets decreased, management reduced the interest rates paid on interest-bearing liabilities. The decrease in interest expense during 2001 was due to a 70 basis point decrease in average rates partially offset by an $8.5 million increase in average interest-bearing liabilities. The increase in interest expense during 2000 was due to a 80 basis point increase in average rates.

Net Interest Income. Net interest income was $5.1 million, $3.8 million and $3.2 million for the years ended December 31, 2002, 2001 and 2000. The net interest spread for 2002 was 4.7% compared to 3.3% in 2001 and 2.7% in 2000. The ratio of average interest-earning assets to average interest-bearing liabilities increased from 114.6% in 2000 to 115.3% in 2001 and decreased in 2002 to 113.3%. The Company's net interest margin increased in 2001 to 3.9% from 3.4% in 2000. In 2002, the Company's net interest margin increased to 4.9% from 3.9% in 2001, primarily due to liabilities repricing much more quickly than assets. Since the Bank is liability sensitive, it usually will have increases in net interest income in a falling rate environment.

Provision for Loan Losses. The provision for loan losses was $129,000 in 2002 and $110,000 in 2001 and $37,000 in 2000. The amount of provision for any period is determined as of the end of the period based on a comparison of the amount of existing loan loss reserves with management's analysis of various risk factors that affect the loan portfolio. In 2002, the Company increased its provision to $129,000 for the year due to an increase in the Bank's loan portfolio. At
December 31, 2002, the ratio of the allowance to nonperforming loans was 239.00%.

Noninterest Income. Noninterest income for the years ended December 31, 2002, 2001 and 2000 was $413,000, $359,000 and $276,000, respectively. Noninterest income consists primarily of customer service fees related to customers' deposit accounts and loan service charges. Noninterest income increased from 2001 to 2002 primarily due to gains on sales of investment securities of $46,000. Noninterest income increased from 2000 to 2001 due to an increase in the number of deposit accounts and the restructuring of deposit fees.

Noninterest Expense. Noninterest expense for the years ended December 31, 2002, 2001 and 2000 was $2.6 million, $2.4 million and $2.2 million, respectively. The increase in noninterest expense in 2002 was primarily due to increases in compensation and benefits expense and occupancy and equipment expense. The increase in noninterest expense in 2001 was primarily due to increases in compensation and benefits expense, data processing fees and advertising and promotion fees.

The Company's operating efficiency, measured by its efficiency ratios (noninterest expense divided by the total of net interest income and noninterest income), for the years ended December 31, 2002, 2001, and 2000 was 47.5%, 58.3% and 65.2%. The decrease in the ratio during 2002 was due to an increase in net interest income and noninterest income. The ratios of noninterest expense to average total assets were 2.4%, 2.4%, and 2.3% for the years ended December 31, 2002, 2001 and 2000, respectively.

Income Taxes. The Company's effective tax rate was 35.7%, 32.1%, and 30.7% for the years ended December 31, 2002, 2001 and 2000, respectively. The Company's effective tax rates for 2001 and 2000 were lower than 2002 due to adjustments in the Bank's deferred income tax liabilities in accordance with applicable accounting standards. See Note 8 of the Notes to Consolidated Financial Statements.

Sources of Capital and Liquidity

The Bank has historically maintained substantial levels of capital. The assessment of capital adequacy depends on several factors, including asset quality, earnings trends, liquidity and economic conditions. The Company seeks to maintain high levels of regulatory capital to give the Company maximum flexibility in the changing regulatory environment and to respond to changes in market and economic conditions. These levels of capital have been achieved through consistent earnings enhanced by low levels of noninterest expense and have been maintained at those high levels as a result of its policy of moderate growth generally confined to its market area. Average equity to average total assets at December 31, 2002, 2001 and 2000 was 13.9%, 14.1%, and 13.1%,
respectively. At December 31, 2002, the Bank exceeded all current regulatory capital requirements and met the definition of a "well capitalized" institution, the highest regulatory category.

The Bank seeks to maintain a relatively high level of liquidity in order to retain flexibility in terms of lending and investment opportunities and deposit pricing, and in order to meet funding needs of deposit outflows and loan commitments. Historically, the Bank has been able to meet its liquidity demands through internal sources of funding.

The Company's most liquid assets are cash and amounts due from depository institutions, which are short-term highly liquid investments with original maturities of less than three months that are readily convertible to known amounts of cash. The levels of these assets are dependent on its operating, financing and investing activities during any given period. At December 31, 2002, 2001 and 2000, cash and amounts due from depository institutions totaled $5.4 million, $2.1 million and $3.1 million, respectively.

The Company's primary sources of funds are deposits, proceeds from principal and interest payments on loans and investment securities and earnings. While scheduled principal repayments on loans and investment securities are a relatively predictable source of funds, deposit flows and loan and investment securities prepayments are greatly influenced by general interest rates, economic conditions, competition and other factors. The Company does not solicit deposits outside of its market area through brokers or other financial institutions. However, the Company has received deposit relationships referred to it from a broker during 2002 which total approximately $4.89 million at December 31, 2002.

The Company has also designated all of its investment securities as available for sale in order to meet liquidity demands. At December 31, 2002, it had designated securities with a fair value of $25.3 million as available for sale. In addition to internal sources of funding, the Company as a member of the FHLB of Cincinnati has substantial borrowing authority with the FHLB. The Company's use of a particular source of funds is based on need, comparative total costs and availability.

At December 31, 2002, the Company had outstanding approximately $2.9 million in commitments to originate loans and unused lines of credit. At the same date, the total amount of certificates of deposit which were scheduled to mature in one year or less was $47.7 million. The Company anticipates that it will have resources to meet its current commitments through internal funding sources described above. Historically, it has been able to retain a significant amount of its certificates of deposit as they mature.

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

Impact of New Accounting Standards

The following are recently issued accounting standards, which the Company has yet to adopt. For information about recent accounting standards, which it has adopted, see the Notes to Consolidated Financial Statements in this report.

In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or the normal operation of a long-lived asset, except for certain obligations of lessees. SFAS No. 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002. Since the Company does not have any legal obligations as described above, this statement is not expected to have any impact on the Company's consolidated financial position or results of operations.

In August 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144. This statement supercedes SFAS No. 121 Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, and the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for the disposal of a segment of a business (as previously defined in that Opinion). SFAS No. 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. This statement is not expected to have a significant impact on the Company's financial position or results of operations.

In October 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 147, Accounting for Certain Financial Institutions. This statement removes acquisitions of financial institutions from the scope of FASB Statement No. 72, Accounting for Certain Acquisitions of Banking or Thrift Institutions, and FASB Interpretation No. 9, Applying APB Opinions No. 16 and 17 When a Savings and Loan Association or a Similar Institution Is Acquired in a Business Combination Accounted for by the Purchase Method. In addition, this statement amends FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, to include in its scope long-term customer relationship intangible assets of financial institutions such as depositor- and borrower-relationship intangible assets and credit cardholder intangible assets. This statement intends to improve the comparability of financial reporting by requiring institutions to follow FASB Statement No. 141, Business Combinations. SFAS No. 147 is effective for acquisitions for which the date of acquisition is on or after October 1, 2002. Management does not expect this statement to have a significant impact on the Company's consolidated financial position or results of operations.

In December 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of FASB Statement No. 123. This statement provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. Statement No. 148 is effective for financial statements for fiscal years ending after December 15, 2002 and for interim periods beginning after December 15, 2002. The Company and the Bank apply the intrinsic value based method of accounting prescribed by APB Opinion No. 25, Accounting for Stock Issued to Employees, in accounting for their stock option plans and have not elected a voluntary change to the fair value based method prescribed in Statement No. 123. The Company's consolidated annual financial statements beginning in 2002 and consolidated interim financial statements beginning in 2003 will include the additional disclosures required by SFAS No. 148, but management does not anticipate this statement having a significant impact on the Company's consolidated financial position or results of operations.

                              PUGH & COMPANY, P.C.
                          CERTIFIED PUBLIC ACCOUNTANTS
WILL J. PUGH, CPA
RONNIE G. CATE, CPA       HOME FEDERAL PLAZA - SUITE 200           MEMBERS
C. LARRY ELMORE, CPA      315 NORTH CEDAR BLUFF ROAD
W. JAMES PUGH, JR., CPA   KNOXVILLE, TENNESSEE 37923       AMERICAN INSTITUTE OF
DANIEL C. FRANKLIN, CPA                             CERTIFIED PUBLIC ACCOUNTANTS
P. RICK HINCHEY, CPA
JAMES H. JONES, CPA          P.O. BOX 31409                TENNESSEE SOCIETY OF
LISA W. HILL, CPA         KNOXVILLE, TENNESSEE      CERTIFIED PUBLIC ACCOUNTANTS
SUSAN R. FOARD, CPA              37930-1409
                        865-769-0660 800-332-7021
                        TELECOPIER 865-769-1660



                          INDEPENDENT AUDITOR'S REPORT


Board of Directors
United Tennessee Bankshares, Inc.
Newport, Tennessee

We have audited the accompanying consolidated statements of financial condition of United Tennessee Bankshares, Inc. and subsidiary as of December 31, 2002 and 2001, and the related consolidated statements of income, comprehensive income, changes in shareholders' equity, and cash flows for the years ended December 31, 2002, 2001, and 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of United Tennessee Bankshares, Inc. and subsidiary as of December 31, 2002 and 2001, and the results of their operations and their cash flows for the years ended December 31, 2002, 2001, and 2000, in conformity with accounting principles generally accepted in the United States of America.


                                          /s/  Pugh & Company, P.C.
                                          Certified Public Accountants
                                          Knoxville, Tennessee
                                          March 13, 2003

                UNITED TENNESSEE BANKSHARES, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS



                                                 As of December 31,       2002                  2001
                                                                      --------------      -------------

                 ASSETS
Cash and Amounts Due From Depository Institutions                     $    5,349,997      $   2,123,180
Investment Securities Available for Sale, at Fair Value                   25,267,260         24,397,891
Loans Receivable, Net                                                     78,361,818         72,200,227
Premises and Equipment, Net                                                  969,074            496,373
Accrued Interest Receivable                                                  669,458            602,659
Real Estate Acquired Through Foreclosure                                     126,406                  0
Excess of Cost Over Fair Value of Net Assets Acquired                        873,242            953,233
Prepaid Expenses and Other Assets                                            135,268             37,264
                                                                      --------------      -------------
TOTAL ASSETS                                                          $  111,752,523      $ 100,810,827
                                                                      ==============      =============

                 LIABILITIES AND EQUITY
LIABILITIES
 Deposits:
 Demand                                                               $   38,544,192      $  29,152,923
 Term                                                                     55,202,423         55,656,903
                                                                      --------------      -------------
 Total Deposits                                                           93,746,615         84,809,826
                                                                      --------------      -------------

 Accrued Interest Payable                                                    131,683            161,554
 Accrued Income Taxes                                                              0              1,995
 Deferred Income Taxes                                                     1,007,512            868,896
 Accrued Benefit Plan Liabilities                                            856,466            743,177
 Other Liabilities                                                            85,274             57,628
                                                                      --------------      -------------
  Total Liabilities                                                       95,827,550         86,643,076
                                                                      --------------      -------------

SHAREHOLDERS' EQUITY
 Common Stock - No Par Value, Authorized 20,000,000
  Shares; Issued and Outstanding 1,311,124 Shares in 2002
  (1,341,012 Shares in 2001)                                              12,447,852         12,719,235
 Unearned Compensation - Employee Stock Ownership Plan                      (516,573)          (678,370)
 Shares in Grantor Trust - Contra Account                                   (198,995)          (195,149)
 Shares in MRP Plan - Contra Account                                         (56,194)          (209,770)
 Shares in Stock Option Plan Trusts - Contra Account                      (1,490,999)        (1,591,409)
 Retained Earnings                                                         4,199,465          2,835,393
 Accumulated Other Comprehensive Income                                    1,540,417          1,287,821
                                                                       -------------      -------------

 Total Shareholders' Equity                                               15,924,973         14,167,751
                                                                       -------------      -------------
 TOTAL LIABILITIES AND EQUITY                                         $  111,752,523      $ 100,810,827
                                                                      ==============      =============

   The accompanying notes are an integral part of these financial statements.


                UNITED TENNESSEE BANKSHARES, INC. AND SUBSIDIARY

                        CONSOLIDATED STATEMENTS OF INCOME

                                     For the Years Ended December 31,           2002                2001               2000
                                                                           ---------------     ---------------     --------------
 INTEREST INCOME
 Loans                                                                     $    5,971,720      $    5,962,213      $   5,479,812
 Investment Securities                                                          1,211,497           1,362,166          1,603,282
 Other Interest-Earning Assets                                                     30,171             108,078            168,082
                                                                           ---------------     ---------------     --------------
  Total Interest Income                                                         7,213,388           7,432,457          7,251,176
                                                                           ---------------     ---------------     --------------
 INTEREST EXPENSE
 Deposits                                                                       2,122,007           3,569,976          3,778,952
 Advances From Federal Home Loan Bank and Note Payable                                452              38,393            314,370
                                                                           ---------------     ---------------     --------------
  Total Interest Expense                                                        2,122,459           3,608,369          4,093,322
                                                                           ---------------     ---------------     --------------
NET INTEREST INCOME                                                             5,090,929           3,824,088          3,157,854
PROVISION FOR LOAN LOSSES                                                         129,000             110,000             37,000
                                                                           ---------------     ---------------     --------------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                             4,961,929           3,714,088          3,120,854
                                                                           ---------------     ---------------     --------------
NONINTEREST INCOME
 Deposit Account Service Charges                                                  242,895             239,408            188,616
 Loan Service Charges and Fees                                                     79,729              76,072             70,534
 Net Gain (Loss) on Sales of Investment Securities Available for Sale              45,803               3,200             (8,834)
 Other                                                                             44,827              40,176             25,552
                                                                           ---------------     ---------------     --------------
   Total Noninterest Income                                                       413,254             358,856            275,868
                                                                           ---------------     ---------------     --------------
NONINTEREST EXPENSE
 Compensation and Benefits                                                      1,355,550           1,251,867          1,118,375
 Occupancy and Equipment                                                          304,407             214,368            218,359
 Federal Deposit Insurance Premiums                                                52,000              48,000             48,000
 Data Processing Fees                                                             262,254             259,992            236,467
 Advertising and Promotion                                                         85,351              97,598             79,207
 Amortization                                                                      80,992              80,992             80,992
 Other                                                                            494,918             483,863            458,560
                                                                           ---------------     ---------------     --------------
  Total Noninterest Expense                                                     2,635,472           2,436,680          2,239,960
                                                                           ---------------     ---------------     --------------
INCOME BEFORE INCOME TAXES                                                      2,739,711           1,636,264          1,156,762
INCOME TAXES                                                                      977,907             524,814            354,851
                                                                           ---------------     ---------------     --------------
NET INCOME                                                                 $    1,761,804      $    1,111,450      $     801,911
                                                                           ===============     ===============     ==============
EARNINGS PER SHARE:
Basic                                                                      $          1.33     $          0.82     $         0.58
                                                                           ===============     ===============     ==============
Diluted                                                                    $          1.33     $          0.82     $         0.58
                                                                           ===============     ===============     ==============


   The accompanying notes are an integral part of these financial statements.

                UNITED TENNESSEE BANKSHARES, INC. AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME






                            For the Years Ended December 31,             2002                  2001                   2000
                                                                  -----------------     ------------------    -------------------
NET INCOME                                                        $      1,761,804      $       1,111,450     $          801,911
                                                                  -----------------     ------------------    -------------------

OTHER COMPREHENSIVE INCOME, NET OF TAX:
 Unrealized Gains on Investment Securities
  Available for Sale                                                       453,216                187,839              1,110,758

 Reclassification Adjustment for (Gains) Losses
  Included in Net Income                                                   (45,803)                (3,200)                  8,834

 Income Taxes Related to Unrealized Gains (Losses)
  on Investment Securities Available for Sale                             (154,817)               (70,162)               (425,445)
                                                                  -----------------     ------------------    -------------------

 Other Comprehensive Income, Net of Tax                                    252,596                114,477                694,147
                                                                  -----------------     ------------------    -------------------

COMPREHENSIVE INCOME                                              $      2,014,400      $       1,225,927             1,496,058
                                                                  =================     ==================    ===================



   The accompanying notes are an integral part of these financial statements.

                UNITED TENNESSEE BANKSHARES, INC. AND SUBSIDIARY

                  CONSOLIDATED CHANGES IN SHAREHOLDERS' EQUITY

                                                                                                     Shares in
                                                                                                      Grantor         Shares in
                                                                                   Unearned           Trust -         MRP Plan -
                                                                  Common          Compensation        Contra            Contra
                                                                  Stock             ESOP              Account          Account
                                                             --------------    ----------------    ------------     -------------
BALANCES, JANUARY 1, 2000                                    $   13,091,119    $     (1,004,628)   $   (201,632)    $    (556,474)

Net Income                                                                0                   0               0                 0

Dividends Paid                                                            0                   0               0                 0

Payment on ESOP Loan With ESOP Contribution and Dividends                 0             161,661               0                 0
  Received

Purchase of Additional Shares of Common Stock Pursuant to                 0                   0         (20,469)                0
  Grantor Trust

Distribution of Shares of Common Stock Pursuant to Grantor                0                   0          38,652                 0
  Trust

Distribution of Shares of Common Stock Pursuant to MRP Plan               0                   0               0           166,580

Decrease in Cost of Shares in Stock Option Plan Trusts                    0                   0               0                 0

Other Comprehensive Income                                                0                   0               0                 0
                                                             --------------    ----------------    ------------     -------------

BALANCES, DECEMBER 31, 2000                                      13,091,119            (842,967)       (183,449)         (389,894)

Purchase and Retirement of Common Stock                            (371,884)                  0               0                 0

Net Income                                                                0                   0               0                 0

Dividends Paid                                                            0                   0               0                 0

Payment of ESOP Loan With ESOP Contribution and Dividends                 0             164,597               0                 0
  Received

Purchase of Additional Shares of Common Stock Pursuant to                 0                   0         (11,700)                0
  Grantor Trust

Distribution of Shares of Common Stock Pursuant to MRP Plan               0                   0               0           180,124

Decrease in Cost of Shares in Stock Option Plan Trusts                    0                   0               0                 0

Other Comprehensive Income                                                0                   0               0                 0
                                                             --------------    ----------------    ------------     -------------

BALANCES, DECEMBER 31, 2001                                      12,719,235            (678,370)       (195,149)         (209,770)

Purchase and Retirement of Common Stock                            (157,308)                  0               0                 0

Net Income                                                                0                   0               0                 0

Dividends Paid                                                            0                   0               0                 0

Payment on ESOP Loan With ESOP Contribution and Dividends                 0             161,797               0                 0
  Received

Purchase of Additional Shares of Common Stock Pursuant to                 0                   0          (3,846)                0
  Grantor Trust

Distribution of Shares of Common Stock Pursuant to MRP Plan               0                   0               0           153,576

Decrease in Cost of Shares in Stock Option Plan Trusts                    0                   0               0                 0

Costs Associated With Stock Options Surrendered                           0                   0               0                 0

Retirement of Shares Held in Stock Option Plan Trusts              (114,075)                  0               0                 0

Other Comprehensive Income                                                0                   0               0                 0
                                                             --------------    ----------------    ------------     -------------

BALANCES, DECEMBER 31, 2002                                  $   12,447,852    $       (516,573)   $   (198,995)    $     (56,194)
                                                             ==============    ================    ============     =============

   The accompanying notes are an integral part of these financial statements.

                UNITED TENNESSEE BANKSHARES, INC. AND SUBSIDIARY

                                                                  Shares in
                                                                Stock Option                      Accumulated
                                                                Plan Trusts -                        Other               Total
                                                                   Contra           Retained      Comprehensive       Shareholders'
                                                                   Account          Earnings         Income              Equity
                                                                --------------     -----------    --------------    --------------
BALANCES, JANUARY 1, 2000                                       $  (1,657,722)   $  1,751,239     $     479,197     $  11,901,099

Net Income                                                                  0         801,911                 0           801,911

Dividends Paid                                                              0        (414,603)                0          (414,603)

Payment on ESOP Loan With ESOP Contribution and Dividends                   0               0                 0           161,661
  Received

Purchase of Additional Shares of Common Stock Pursuant to                   0               0                 0           (20,469)
  Grantor Trust

Distribution of Shares of Common Stock Pursuant to Grantor                  0               0                 0            38,652
  Trust

Distribution of Shares of Common Stock Pursuant to MRP Plan                 0               0                 0           166,580

Decrease in Cost of Shares in Stock Option Plan Trusts                  1,153               0                 0             1,153

Other Comprehensive Income                                                  0               0           694,147           694,147
                                                                --------------     -----------    --------------    --------------

BALANCES, DECEMBER 31, 2000                                        (1,656,569)      2,138,547         1,173,344        13,330,131

Purchase and Retirement of Common Stock                                     0               0                 0          (371,884)

Net Income                                                                  0       1,111,450                 0         1,111,450

Dividends Paid                                                              0        (414,604)                0          (414,604)

Payment of ESOP Loan With ESOP Contribution and Dividends                   0               0                 0           164,597
  Received

Purchase of Additional Shares of Common Stock Pursuant to                   0               0                 0           (11,700)
  Grantor Trust

Distribution of Shares of Common Stock Pursuant to MRP Plan                 0               0                 0           180,124

Decrease in Cost of Shares in Stock Option Plan Trusts                 65,160               0                 0            65,160

Other Comprehensive Income                                                  0               0           114,477           114,477
                                                                --------------     -----------    --------------    --------------

BALANCES, DECEMBER 31, 2002                                        (1,591,409)      2,835,393         1,287,821        14,167,751

Purchase and Retirement of Common Stock                                     0               0                 0          (157,308)

Net Income                                                                  0       1,761,804                 0         1,761,804

Dividends Paid                                                              0        (397,732)                0          (397,732)

Payment on ESOP Loan With ESOP Contribution and Dividends                   0               0                 0           161,797
  Received

Purchase of Additional Shares of Common Stock Pursuant to                   0               0                 0            (3,846)
  Grantor Trust

Distribution of Shares of Common Stock Pursuant to MRP Plan                 0               0                 0           153,576

Decrease in Cost of Shares in Stock Option Plan Trusts                 56,527               0                 0            56,527

Costs Associated With Stock Options Surrendered                       (70,192)              0                 0           (70,192)

Retirement of Shares Held in Stock Option Plan Trusts                 114,075               0                 0                 0

Other Comprehensive Income                                                  0               0           252,596           252,596
                                                                --------------     -----------    --------------    --------------

BALANCES, DECEMBER 31, 2002                                     $  (1,490,999)     $4,199,465     $   1,540,417     $  15,924,973
                                                                ==============     ===========    ==============    ==============

   The accompanying notes are an integral part of these financial statements.

                UNITED TENNESSEE BANKSHARES, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                         For the Years Ended December 31,          2002               2001                2000
                                                                               --------------     --------------     --------------
OPERATING ACTIVITIES
 Net Income                                                                    $   1,761,804      $   1,111,450      $      801,911
                                                                               --------------      -------------    ---------------
Adjustments to Reconcile Net Income to Net
   Cash Provided by Operating Activities:
     Provision for Loan Losses                                                       129,000            110,000              37,000
    Depreciation                                                                      92,766             62,521              56,339
    Amortization                                                                      80,992             80,992              80,992
    Amortization of Investment Securities Premiums and Discounts, Net                 83,750             43,993              (3,392)
    Increase in Unearned Loan Fees                                                    20,523             24,952              39,670
    Net Loss on Sales of Foreclosed Real Estate                                        8,026             21,944              19,454
    Federal Home Loan Bank Stock Dividends                                           (40,100)           (55,300)            (56,100)
    Net (Gain) Loss on Sales of Investment Securities
     Available for Sale                                                              (45,803)            (3,200)              8,834
    Deferred Income Tax Benefit                                                      (16,201)           (42,343)            (41,107)
    (Increase) Decrease in:
     Accrued Interest Receivable                                                     (66,799)               275            (163,955)
      Prepaid Expenses and Other Assets                                              (99,005)           107,399               1,254
     Increase (Decrease) in:
      Accrued Interest Payable                                                       (29,871)          (138,509)             16,539
      Accrued Income Taxes                                                            (1,995)             1,995                   0
      Accrued Benefit Plan Liabilities                                               113,289             99,909              24,543
      Other Liabilities                                                               27,646            (14,442)            (10,978)
                                                                               --------------     --------------     ---------------
       Total Adjustments                                                             256,218            300,186               9,093
                                                                               --------------     --------------     ---------------
        Net Cash Provided by Operating Activities                                  2,018,022          1,411,636             811,004
                                                                               --------------     --------------     ---------------
 INVESTING ACTIVITIES
 Purchase of Investment Securities Available for Sale                            (11,308,648)        (9,884,107)         (2,933,564)
 Proceeds From Sales of Investment Securities
 Available for Sale                                                                3,381,938            163,200           1,456,101
 Proceeds From Maturities of Investment Securities
 Available for Sale                                                                3,000,000          4,660,000             500,000
 Principal Payments Received on Investment Securities
 Available for Sale                                                                4,466,907          5,219,089           5,725,869
 Net Increase in Loans                                                            (6,478,110)        (3,480,772)         (7,402,604)
 Purchases of Premises and Equipment, Net                                           (565,467)           (89,114)            (15,109)
 Proceeds From Sales of Foreclosed Real Estate                                        32,564              1,752              15,600
                                                                               --------------     --------------     ---------------

         Net Cash Used in Investing Activities                                 $   (7,470,816)    $  (3,409,952)     $   (2,653,707)
                                                                               --------------     --------------     ---------------





   The accompanying notes are an integral part of these financial statements.

                UNITED TENNESSEE BANKSHARES, INC. AND SUBSIDIARY


                                         For the Years Ended December 31,          2002               2001                2000
                                                                               --------------     --------------     ---------------
FINANCING ACTIVITIES
 Purchase and Retirement of Common Stock                                       $    (157,308)      $   (371,884)      $           0
 Dividends Paid                                                                     (397,732)          (414,604)           (414,603)
 Decrease in Cost of Shares in Stock Option Plan Trusts                               56,527             65,160               1,153
 Costs Associated With Stock Options Surrendered                                     (70,192)                 0                   0
 Distribution of Common Stock Pursuant to MRP Plan                                   153,576            180,124             166,580
 Purchase of Common Stock for Director's Long-Term
  Incentive Plan                                                                      (3,846)           (11,700)            (20,469)
 Distribution of Common Stock Pursuant to Director's Long-Term
  Incentive Plan                                                                           0                  0              38,652
 Payment on ESOP Loan and Release of Shares                                          161,797            164,597             161,661
 Net Increase in Deposits                                                          8,936,789          3,196,136           7,804,160
 Advances From Federal Home Loan Bank                                                      0                  0           3,000,000
 Repayment of Advances From Federal Home Loan Bank                                         0         (1,753,134)          5,014,355)
 Repayment of Borrowing on Note Payable                                                    0                  0          (3,200,000)
                                                                               --------------     --------------     ---------------
         Net Cash Provided by Financing Activities                                 8,679,611          1,054,695           2,522,779
                                                                               --------------     --------------     ---------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                               3,226,817           (943,621)            680,076

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                       2,123,180          3,066,801           2,386,725
                                                                               --------------     --------------     ---------------

CASH AND CASH EQUIVALENTS, END OF YEAR                                         $   5,349,997      $   2,123,180      $    3,066,801
                                                                               ==============     ==============     ===============

Supplementary Disclosures of Cash Flow Information:
 Cash Paid During the Year for:
  Interest                                                                     $   2,152,330      $   3,746,878      $    4,076,783
  Income Taxes                                                                 $   1,033,225      $     480,280      $      466,822

Supplementary Disclosures of Noncash Investing Activities:
 Acquisition of Foreclosed Real Estate                                         $     177,996      $     174,171      $       95,773
 Sale of Foreclosed Real Estate by Origination of Mortgage Loans               $      11,000      $     150,475      $      131,900
 Change in Unrealized Gain/Loss on Investment
Securities Available for Sale                                                  $     407,413      $     184,639      $    1,119,592
 Change in Deferred Income Taxes Associated With Unrealized                    $
  Gain/Loss on Investment Securities Available for Sale                        $     154,817      $      70,162      $      425,445
 Change in Net Unrealized Gain/Loss on Investment                              $
  Securities Available for Sale                                                $     252,596      $     114,477      $      694,147




     The accompanying notes are an integral part of these financial statements.

                        UNITED TENNESSEE BANKSHARES, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 2002, 2001, and 2000

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES

Basis of Consolidation - On January 1, 1998, Newport Federal Savings and Loan Association converted from a mutual savings association to a capital stock savings bank, changed its name to Newport Federal Bank, and was simultaneously acquired by its holding company, United Tennessee Bankshares, Inc. See Note 16 for additional information concerning the Association's stock conversion. The consolidated financial statements include the accounts of United Tennessee Bankshares, Inc. and its wholly-owned subsidiary, Newport Federal Bank. All intercompany accounts have been eliminated.

Nature of Operations - The Bank provides a variety of financial services to individuals and corporate customers through its three offices in Newport, Tennessee. The Bank's primary deposit products are interest-bearing checking and savings accounts and certificates of deposit. Its primary lending products are one-to-four family first mortgage loans.

Consolidated Statement of Comprehensive Income - The Financial Accounting Standards Board has issued SFAS No. 130, Reporting Comprehensive Income. This statement establishes standards for reporting comprehensive income and its components in the consolidated financial statements. The object of the statement is to report a measure of all changes in equity of an enterprise that results from transactions and other economic events of the period other than transactions with owners. Items included in comprehensive income include revenues, gains, and losses that under accounting principles generally accepted in the United States of America are directly charged to equity. Examples include foreign currency translations, pension liability adjustments, and unrealized gains and losses on investment securities available for sale.

Use of Estimates - The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans.

Reclassifications - Certain items in the 2001 and 2000 consolidated financial statements have been reclassified to conform with the 2002 consolidated financial statements.

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

Cash and Cash Equivalents - Cash and cash equivalents include "Cash and Amounts Due From Depository Institutions."

Cash and Amounts Due From Depository Institutions - Cash and amounts due from depository institutions includes the following approximate amounts on deposit with the Federal Home Loan Bank of Cincinnati as of December 31:

                                                    2002               2001
                                              ---------------     --------------
 Unrestricted Deposits                        $    3,020,000      $   310,000

Investment Securities - In accordance with SFAS No. 115, the Company and Bank have segregated all their investment securities into the available for sale category. These securities are carried at fair value based on quoted market prices for securities that are marketable. Fair value for non-marketable securities is estimated to be equivalent to historical cost. Securities may be sold in response to changes in interest rates, liquidity needs, or for other purposes. Any unrealized gain or loss is reported in the consolidated statements of comprehensive income, net of any deferred tax effect. Realized gains or losses on the sales of securities are based on the net proceeds and amortized cost of the securities sold, using the specific identification method. See Note 2 for additional information on investment securities.

Loan Fees - Loan fees, net of estimated initial direct costs related to initiating and closing long-term mortgage loans, have been deferred and are being amortized into interest income over the contractual lives of the loans as an adjustment of yield, using the level yield method.

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

Premises and  Equipment,  Net - Premises and  equipment  are stated at cost less accumulated depreciation. Depreciation, computed principally using the straight-line method for financial accounting purposes and accelerated methods for income tax reporting purposes, is based on estimated useful lives of three to thirty years.

Excess of Cost Over Fair Value of Net Assets Acquired - During 1998, the Bank purchased a branch from Union Planters Bank of the Lakeway area. The excess of cost over fair value of net assets acquired is being amortized in accordance with Statement of Financial Accounting Standards No. 72, Accounting for Certain Acquisitions of Banking or Thrift Institutions, using the straight-line method over fifteen years.

Organization Costs - Organization costs of the Company totalling $5,000 are included in other assets, net of straight-line amortization over a five year period.

Income Taxes - Income taxes are provided in accordance with SFAS No. 109 for the tax effects of the transactions reported in the consolidated financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of investment securities, allowance for loan losses, deferred loan fees and other deferred items, and accumulated depreciation for financial accounting and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. An appropriate provision is made in the consolidated financial statements for deferred income taxes in recognition of these differences.

Stock Option Plan - The Company has a stock option plan that is described more fully in Note 11. The Company accounts for this plan under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. No stock-based employee compensation cost is reflected in consolidated net income, as all options granted under the plan had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.



                                                                                       Year Ended December 31,
                                                                      ----------------------------------------------------------
                                                                             2002                 2001                 2000
                                                                      ----------------     ----------------    -----------------
Net Income, as Reported                                               $      1,761,804     $      1,111,450    $         801,911
Less: Total Stock-Based Employee Compensation
 Expense Determined Under Fair Value Based Method
 for All Awards, Net of Related Tax Effects                                   (148,967)            (151,959)            (175,628)
                                                                      ----------------     ----------------    -----------------
Pro Forma Net Income                                                  $      1,612,837     $        959,491    $         626,283
                                                                      ================     ================    =================

Earnings Per Share:
 Basic - as Reported                                                  $           1.33     $           0.82    $            0.58
                                                                      ================     ================    =================
 Basic - Pro Forma                                                    $           1.22     $           0.71    $            0.45
                                                                      ================     ================    =================
 Diluted - as Reported                                                $           1.33     $           0.82    $            0.58
                                                                      ================     ================    =================
 Diluted - Pro Forma                                                  $           1.22     $           0.71    $            0.45
                                                                      ================     ================    =================

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


Earnings per share have been computed based on the following:


                                                                                       Years Ended December 31,
                                                                         -----------------------------------------------------
                                                                               2002               2001                2000
                                                                         --------------    ----------------    ---------------

Average number of shares outstanding                                         1,321,186           1,354,724          1,382,013
Effect of dilutive options                                                       1,458                 535              1,524
                                                                         --------------    ----------------    ---------------
Average number of shares outstanding used
 to calculate diluted earnings per share                                     1,322,644           1,355,259          1,383,537
                                                                         ==============    ================    ===============



NOTE 2 - INVESTMENT SECURITIES

The amortized cost estimated fair value of investment securities are as follows:

                                                                     Investment Securities Available for Sale
                                                      ------------------------------------------------------------------------
                                                                            Gross               Gross            Estimated
                                                        Amortized         Unrealized         Unrealized             Fair
                                                           Cost             Gains              Losses              Value
                                                      ---------------   ---------------     --------------     --------------


As of December 31, 2002
Debt Securities:
 Obligations of  U.S. Government
  Corporations and Agencies                           $   13,097,586    $      622,164      $          0       $   13,719,750
 Mortgage-Backed Securities                                5,868,201           145,959            (3,595)           6,010,565
 Corporate Debt Securities                                   707,060            53,456                 0              760,516
 Obligations of States and
  Political Subdivisions                                   2,080,000            49,196           (10,477)           2,118,719
                                                      --------------    --------------     --------------     ---------------
   Total Debt Securities                                  21,752,847           870,775           (14,072)          22,609,550
                                                      --------------    --------------     --------------     ---------------

Equity Securities:
 Federal Home Loan Bank
  of Cincinnati Stock, at Cost                               897,100                 0                 0              897,100
 Federal Home Loan Mortgage
  Corporation Stock                                           27,448         1,627,842                 0            1,655,290
 Intrieve, Inc. Stock, at Cost                               105,320                 0                 0              105,320
                                                      --------------    --------------     -------------       --------------
   Total Equity Securities                                 1,029,868         1,627,842                 0            2,657,710
                                                      --------------    --------------     -------------       --------------
                                                      $   22,782,715    $    2,498,617     $     (14,072)      $   25,267,260
                                                      ==============    ==============     ==============      ==============



                                                                     Investment Securities Available for Sale
                                                      -----------------------------------------------------------------------
                                                                            Gross               Gross            Estimated
                                                        Amortized         Unrealized         Unrealized             Fair
                                                           Cost             Gains              Losses              Value
                                                      --------------    ---------------     ------------      ---------------
As of December 31, 2001
Debt Securities:
 Obligations of  U.S. Government
  Corporations and Agencies                           $    9,057,459    $      175,663      $    (32,608)       $   9,200,514
Mortgage-Backed Securities                                10,202,938           132,089               (28)          10,334,999
 Corporate Debt Securities                                   719,531             5,393            (9,044)             715,880
 Obligations of States and
  Political Subdivisions                                   1,351,067                 0              (182)           1,350,885
                                                      --------------    ---------------     -------------       -------------
   Total Debt Securities                                  21,330,995           313,145           (41,862)          21,602,278
                                                      --------------    ---------------     -------------       -------------

Equity Securities:
 Federal Home Loan Bank
  of Cincinnati Stock, at Cost                               857,000                 0                 0              857,000
 Federal Home Loan Mortgage
  Corporation Stock                                           27,448         1,805,845                 0            1,833,293
 Intrieve, Inc. Stock, at Cost                               105,320                 0                 0              105,320
                                                      --------------    --------------     --------------       -------------
    Total Equity Securities                                  989,768         1,805,845                 0            2,795,613
                                                      --------------    --------------     --------------       -------------
                                                    $     22,320,763    $    2,118,990     $     (41,862)       $  24,397,891
                                                      ==============    ==============     ==============       =============

The obligations of states and political subdivisions shown above are issued by state and local governmental instrumentalities in the State of Tennessee and are backed by the full faith and credit of said issuing instrumentalities.

Gross realized gains and losses from sales of investment securities classified as available for sale are as follows:

                                          For the Years Ended December 31,
                                    --------------------------------------------
                                         2002            2001           2000
                                    -----------       -----------    -----------
Gross Realized Gains                $   47,467        $  3,200       $      0
Gross Realized Losses                   (1,664)              0         (8,834)
                                    -----------       -----------   ------------
                                    $   45,803        $  3,200       $ (8,834)
                                    ===========       ===========   ============

Mortgage-backed securities consist of the following:

                                 December 31, 2002       December 31, 2001
                            ------------------------  --------------------------
                                          Estimated                  Estimated
                             Amortized      Fair      Amortized         Fair
                              Cost         Value         Cost          Value
                            -----------  -----------  ----------    ------------
FNMA Certificates           $ 3,767,072    3,881,644 $ 6,381,751    $  6,448,154
GNMA Certificates               600,689      613,752   1,593,323       1,632,868
FHLMC Certificates            1,500,440    1,515,169   2,227,864       2,253,977
                            -----------   ---------- -----------    ------------
                            $ 5,868,201    6,010,565 $10,202,938    $ 10,334,999
                            ===========   ========== ===========   =============

The amortized cost and estimated fair value of debt securities available for sale as of December 31, 2002, by contractual maturity, are as follows:

                                                Amortized           Estimated
                                                   Cost            Fair Value
                                              ---------------     --------------
Due in One Year or Less                       $             0     $            0
Due After One Year  Through Five Year              10,033,822         10,507,593
Due After Five Years  Through Ten Years             4,695,836          4,881,651
Due After Ten Years                                 1,154,988          1,209,741
                                              ---------------     --------------
                                                   15,884,646         16,598,985
Mortgage-Backed Securities                          5,868,201          6,010,565
                                              ---------------     --------------
                                              $    21,752,847     $   22,609,550
                                              ===============     ==============

Expected maturities can differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

Investments with book values of approximately $9,500,000 and $6,650,000 (which approximates market values) as of December 31, 2002 and 2001, respectively, were pledged to secure deposits of public funds.

NOTE 3 - LOANS RECEIVABLE

The Bank provides mortgage and consumer lending services to individuals primarily in the East Tennessee area. Loans receivable are summarized as follows:

                                                          As of December 31,
                                                 ------------------------------
                                                       2002             2001
                                                  -------------    -------------
First mortgage loans (principally conventional):
 Secured by one-to-four family residences         $  62,772,366    $ 57,085,772
 Secured by other properti                            8,617,505       8,460,827
 Construction loans                                   3,931,900       3,996,850
                                                  -------------    -------------
                                                     75,321,771      69,543,449
Less:
 Undisbursed portion of construction loans           (1,405,429)     (1,736,933)
 Net deferred loan origination fees                    (372,106)       (351,583)
                                                  -------------    -------------
  Net first mortgage loans                            73,544,23      67,454,933
                                                  -------------    -------------


Consumer and commercial loans:
 Loans to depositors, secured by deposits             1,263,904       1,380,199
 Automobile                                           1,354,058       1,260,173
 Home equity and second mortgage                        948,371         959,204
 Other                                                2,054,286       1,865,051
                                                  -------------    -------------

 Net consumer and commercial loans                    5,620,619       5,464,267
Less allowance for loan losses                         (803,037)       (719,333)
                                                  -------------    -------------

                                                  $  78,361,818    $  72,200,227
                                                  =============    =============

The Bank had outstanding loan commitments of approximately $861,000 and $3,675,000 (in addition to undisbursed portion of construction loans) at rates ranging from 4.75 % to 8.75% as of December 31, 2002 and 2001, respectively.

Activity in the allowance for loan losses consists of the following:

                                                                                  For the Years Ended December 31,
                                                                        ----------------------------------------------------
                                                                              2002               2001               2000
                                                                        ---------------    ---------------     -------------

Allowance at beginning of year                                          $     719,333      $     659,504       $    660,741
 Provision charged to expense                                                 129,000            110,000             37,000
 Recoveries of loans previously charged off                                     2,523                650              1,893
 Loans charged off                                                            (47,819)           (50,821)           (40,130)
                                                                        --------------     --------------      -------------
Allowance at end of year                                                $     803,037      $     719,333       $    659,504
                                                                        ==============     ==============      =============

The Bank has recognized the following amounts related to impaired loans in conformity with FASB Statements No. 114 and No. 118:

                                                                                                  As of December 31,
                                                                                           ----------------------------------
                                                                                                 2002               2001
                                                                                           ---------------     --------------

Recorded value of all impaired loans                                                       $      826,000      $      994,000
Average individual loan balance                                                            $       44,000      $       47,000
Total allowance for loan losses related to impaired loans                                  $      217,367      $      243,547

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

                                                                                                     For the Years
                                                                                                   Ended December 31,
                                                                                           ---------------------------------
                                                                                                2002               2001
                                                                                           ---------------     -------------
Cash receipts applied to reduce principal balance                                          $       50,008      $      67,890
Cash receipts recognized as interest income                                                        44,397             49,225
                                                                                           ---------------     -------------
Total cash receipts                                                                        $       94,405      $     117,115
                                                                                           ===============     =============

NOTE 4 - PREMISES AND EQUIPMENT, NET

Premises and equipment, net are summarized as follows:

                                                                                                  As of December 31,
                                                                                           ---------------------------------
                                                                                                 2002               2001
                                                                                           ---------------     -------------

Land                                                                                       $     574,490       $    168,539
Buildings                                                                                        763,102            753,780
Furniture and Equipment                                                                          589,410            456,343
Construction in Process                                                                                0             36,360
                                                                                           --------------       ------------
                                                                                               1,927,002          1,415,022
Less Accumulated Depreciation                                                                   (957,928)          (918,649)
                                                                                           --------------      -------------
                                                                                           $     969,074       $    496,373
                                                                                           ==============     ==============

Depreciation expense for the years ended December 31, 2002, 2001, and 2000 totalled $92,766, $62,521, and $56,339, respectively.

NOTE 5 - DEPOSITS

A summary of deposits is as follows:
                                                                                                  As of December 31,
                                                                                           ----------------------------------
                                                                                                2002               2001
                                                                                           ---------------     --------------
Demand Deposits:
 Now Accounts                                                                              $    9,652,203      $   8,924,461
 Money Market Deposit Accounts                                                                 16,497,873          8,816,451
 Passbook Savings                                                                              12,394,116         11,412,011
                                                                                           --------------      -------------
  Total Demand Deposits                                                                        38,544,192         29,152,923
                                                                                           --------------      -------------

Term Deposits:
 Less Than $100,000                                                                            36,097,442         41,161,497
 $100,000 or More                                                                              19,104,981         14,495,406
                                                                                           --------------       ------------
  Total Term Deposits                                                                          55,202,423         55,656,903
                                                                                           --------------      -------------
                                                                                           $   93,746,615      $  84,809,826
                                                                                           ==============      =============

Deposits in excess of $100,000 may not be federally insured, depending upon ownership.

The scheduled maturities of certificates of deposit as of December 31, 2002 are as follows:

         2003                                         $  47,658,173
         2004                                             7,371,883
         2005                                               120,367
         2006                                                52,000
         2007                                                     0
                                                      -------------
                                                      $  55,202,423
                                                      =============


NOTE 6 - ADVANCES FROM FEDERAL HOME LOAN BANK

In November 1998, the Bank obtained an advance from the Federal Home Loan Bank of Cincinnati (FHLB). The advance was repayable monthly at 4.75% over three years. In March 2000, the Bank obtained an additional advance from FHLB with interest at 5%. The advance was repaid in November 2000. The Bank also obtains short-term advances periodically for operating liquidity. Interest expense associated with the advances from the FHLB totalled $452 for the year ended December 31, 2002 ($38,393 and $283,437 in 2001 and 2000). Pursuant to the
Bank's collateral agreement with the FHLB, advances are secured by the Bank's FHLB stock and qualifying first mortgage loans. Advances from the FHLB were repaid as of December 31, 2002 and 2001.


NOTE 7 - NOTE PAYABLE

At December 31, 1999, the Bank had unsecured indebtedness to a bank for $3,200,000 with interest at Wall Street prime minus 1.25%. The note was repaid in 2000. Interest expense associated with the note payable totalled $30,933, for the year ended December 31, 2000.


NOTE 8 - INCOME TAXES

Income taxes as shown in the consolidated statements of income differ from the amount computed using the statutory federal income tax rate for the following reasons:

                                                              For the Years Ended December 31,
                                  -----------------------------------------------------------------------------------------
                                             2002                            2001                           2000
                                  ----------------------------    ----------------------------    -------------------------
                                                    Percent                         Percent                        Percent
                                                   of Pretax                       of Pretax                      of Pretax
                                    Amount           Income         Amount          Income          Amount         Income
                                  ------------     -----------    ------------    ------------    ------------    ---------

Federal income tax
 at statutory rate                $  931,502         34.0 %       $  556,330         34.0 %       $  393,299        34.0%
Increase (Decrease)
 Resulting From
 tax effects of:
  Nontaxable
   interest                          (16,049)        (0.6)            (6,238)         0.4)           (19,636)       (1.7)
  State Excise Tax
   and other, net                     62,454          2.3            (25,278)        (1.5)           (18,812)       (1.6)
                                  ------------     -----------    ------------    ------------    ------------    -------
                                  $  977,907         35.7 %       $  524,814         32.1 %       $  354,851        30.7%
                                  ============     ===========    ============    ============    ============    =======

Income taxes consist of:

                                                   For the Years Ended December 31,
                                        ---------------------------------------------------
                                             2002               2001               2000
                                        -------------     ---------------     -------------

Current                                 $     994,108     $      567,157      $    395,958
Deferred Benefit                              (16,201)           (42,343)          (41,107)
                                        --------------    ---------------     -------------
                                        $     977,907     $      524,814      $    354,851
                                        ==============    ===============     =============


Deferred tax liabilities have been provided for taxable temporary differences related to the allowance for loan losses, accumulated depreciation, investments, and loan fees. Deferred tax assets have been provided for deductible temporary differences related to the deferred loan fees, nonqualified retirement plans and deferred compensation plans. The net deferred tax liability in the accompanying consolidated statements of financial condition include the following components:

                                                 As of December 31,
                                       ----------------------------------
                                             2002               2001
                                       ---------------     --------------
Deferred Tax Liabilities               $     1,516,503     $   1,320,299
Deferred Tax Assets                           (508,991)         (451,403)
                                       ---------------     --------------
Net Deferred Tax Liabilities           $     1,007,512     $     868,896
                                       ===============     ==============

In 1996, Congress enacted the Small Business Job Protection Act which effectively removed any recapture provisions related to tax bad debt reserves accumulated by the Bank prior to 1988. However, any reserves accumulated after 1987 must be recaptured over a six year period. The tax liability associated with this recapture is included in the Bank's accrued and deferred tax liabilities as of December 31, 2002 and 2001.


NOTE 9 - REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by its primary federal regulator, the Office of Thrift Supervision (OTS). Failure to meet the minimum regulatory capital requirements can initiate certain mandatory, and possible additional discretionary actions by regulators, that if undertaken, could have a direct material affect on the Bank and the consolidated financial statements. Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines involving quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification under the prompt corrective action guidelines are also subject to qualitative judgments by the regulators about components, risk-weightings, and other factors. Management believes that the Bank meets all capital adequacy requirements to which it is subject.

Quantitative measures established by OTS regulations to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of "tangible capital" and "core capital" to "adjusted total assets" and "risk-based capital" to "risk-weighted assets" (as defined in the regulations). Reconciliation of capital under accounting principles generally accepted in the United States of America to the capital amounts per the regulations is as follows:

                                                                                                  As of December 31,
                                                                                           --------------------------------
                                                                                               2002                 2001
                                                                                           ---------------     ------------

Bank capital (total equity) per accounting principles generally accepted in the            $  14,573,642       $ 12,382,132
 United States of America
Less goodwill, net of amortization                                                              (873,242)          (953,233)
Less net unrealized gain on investment securities                                             (1,540,417)        (1,262,775)
                                                                                           --------------      -------------
Tangible capital per the regulations                                                          12,159,983         10,166,124
Less adjustments for core capital                                                                     (0)                (0)
                                                                                           --------------      -------------
Core capital per the regulations                                                              12,159,983         10,166,124
Add allowable portion of allowance for loan losses                                               671,000            708,000
                                                                                           --------------      -------------
Risk-based capital per the regulations                                                     $  12,830,983       $ 10,874,124
                                                                                           ==============      =============

The Bank's actual capital amounts and minimum capital requirements of the OTS are presented in the following table. All amounts are in thousands of dollars.

                                                                                                       To Comply With
                                                                                                       Minimum Capital
                                                                       Actual                           Requirements
                                                          --------------------------------    --------------------------------
                                                              Amount            Ratio             Amount            Ratio
                                                          ---------------    -------------    ---------------    -------------

As of December 31, 2002:
Tangible Capital (To Adjusted Total Assets)               $    12,160            11.3%         $   1,617              1.5%
Core Capital (To Adjusted Total Assets)                   $    12,160            11.3%         $   4,312              4.0%
Risk-Based Capital (To Risk-Weighted Assets)              $    12,831            24.0%         $   4,285              8.0%

As of December 31, 2001:
Tangible Capital (To Adjusted Total Assets)               $    10,166            10.4%         $   1,464              1.5%
Core Capital (To Adjusted Total Assets)                   $    10,166            10.4%         $   3,954              4.0%
Risk-Based Capital (To Risk-Weighted Assets)              $    10,874            19.2%         $   4,533              8.0%


As of December 31, 2002, the Bank is categorized as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that date that management believes have changed the Bank's category. The Bank's actual capital amounts and ratios are also presented in the following table. All amounts are in thousands of dollars.

                                                                                                         To Be Well
                                                                                                      Capitalized Under
                                                                                                      Prompt Corrective
                                                                       Actual                         Action Provisions
                                                           --------------------------------    -----------------------------
                                                               Amount            Ratio             Amount            Ratio
                                                           ---------------    -------------    ---------------    ----------

As of December 31, 2002:
Total Capital (To Risk-Weighted Assets)                    $       12,831         24.0%         $   5,356             10.0%
Tier I Capital (To Risk-Weighted Assets)                   $       12,160         22.7%         $   3,213              6.0%
Tier I Capital (To Average Assets)                         $       12,160         11.4%         $   5,310              5.0%

As of December 31, 2001:
Total Capital (To Risk-Weighted Assets)                    $       10,874         19.2%         $   5,666             10.0%
Tier I Capital (To Risk-Weighted Assets)                   $       10,166         17.9%         $   3,400              6.0%
Tier I Capital (To Average Assets)                         $       10,166         10.4%         $   4,984              5.0%




NOTE 10 - RETIREMENT PLANS

401(k) Retirement Plan - The Bank has established a 401(k) retirement plan, which allows eligible officers and employees to contribute up to fifteen percent of their annual compensation on a tax-deferred basis. The Bank has the option, at the discretion of the board of directors, to make contributions to the plan. Total 401(k) retirement plan expense was $72,745, $66,149, and $47,548 for the years ended December 31, 2002, 2001, and 2000, respectively.

Directors Long-Term Incentive Plan - In June 1997, the Bank established a long-term incentive plan for the board of directors to provide target retirement benefits of 75% of board fees for ten years for directors who retire with twenty or more years of service. Activity in the directors' retirement plan for the years ended December 31 are as follows:

                                                                             2002               2001               2000
                                                                        ---------------    ---------------     -------------

Liability balance at beginning of year                                  $      162,469     $     148,027       $    218,423
Accrued and expensed                                                             6,197             6,197              6,197
Death benefit payment                                                                0                 0            (38,652)
Increase (decrease) in liability due to change in fair value
 of common stock                                                                56,464             8,245            (37,941)
                                                                        --------------     -------------       -------------
Liability balance at end of year                                        $      225,130     $     162,469       $    148,027
                                                                        ==============     =============       =============



In accordance with EITF 97-14, the Bank has recognized a liability for the fair value of all shares of Holding Company stock (19,326 shares as of December 31, 2002 and 17,143 shares as of December 31, 2001) and other assets held by the trustee, and a contra-equity account Shares in Grantor Trust - Contra Account for the cost of the shares held by the trustee.

Employee Stock Ownership Plan (ESOP) - Pursuant to the plan of conversion to stock form, the Bank established its Employee Stock Ownership Plan in 1998. The ESOP borrowed $1,164,000 from the Bank's Holding Company at 8.50% interest repayable in thirteen years. The ESOP purchased 116,400 shares of Holding Company stock in the initial stock offering. The ESOP received $46,292, $49,092, and $46,156 in dividends on its stock in 2002, 2001, and 2000, respectively, which was used to reduce the ESOP debt. In 2002 and 2001, the accrued ESOP contribution of $115,505 for each year was also used to reduce the ESOP debt. An appropriate contra-equity account Unearned Compensation - Employee Stock Ownership Plan has been established for the net amount still owing on the ESOP debt. The Bank's board of directors approved contributions to the ESOP of $115,505 for each year, plus accrued interest of $48,000, $58,920, and $73,160 on the ESOP debt for the years ended December 31, 2002, 2001, and 2000, respectively.


NOTE 11 - STOCK OPTION PLAN

In January 1999, the Company's board of directors approved the Company's 1999 stock option plan, and in May 1999, the Company's shareholders ratified the plan. The plan reserved 209,299 shares of the Company's stock for issuance pursuant to the options to be granted. These shares will be either newly issued shares or shares purchased on the open market.

The Company's board of directors has approved the issuance of stock options under the plan to certain members of the board of directors and senior management. The options vest at a rate of 25% per year, expire in ten years, and establish an exercise price equal to the fair value of the Company's stock on the date the option is granted. Holders of the options can also surrender the options and be paid cash for the difference between the exercise price and the stock's fair value on the date surrendered. The board of directors granted 202,676 options in 1999 and 6,623 options in 2001. No options have been exercised to date and 33,978 options have been surrendered to date.

The fair value of each option  grant is estimated on the date of grant using the
Black-Scholes   option-pricing   model  with  the   following   weighted-average
assumptions:

                                                 Years Ended December 31,
                                     -------------------------------------------
                                          2002           2001           2000
                                     -------------   -------------  -----------
Dividend Yield                            3.5%            3.5%         3.5%
Expected Life                             8.5 years       8.5 years    8.5 years
Expected Volatility                       52%             52%          52%
Risk-Free Interest Rate                   4.8%            4.8%         4.8%

A summary of the status of the Company's stock option plan is presented below:


                                              2002                            2001                             2000
                                   ---------------------------    -----------------------------    -----------------------------
                                                    Weighted                        Weighted                         Weighted
                                                    Average                          Average                          Average
                                                    Exercise                        Exercise                         Exercise
                                     Shares          Price           Shares           Price          Shares            Price
                                   ------------    -----------    -------------    ------------    ------------     ------------

Outstanding at
 Beginning of Year                    209,299      $     8.59          202,676     $      8.60         202,676      $      8.60
Granted                                     0                            6,623            8.25               0
Exercised                                   0                                0                               0
Surrendered                           (33,978)           8.60                0                               0
Forfeited                                   0                                0                               0
                                   ----------                      -----------                    ------------
Outstanding at                        175,321      $     8.59          209,299     $      8.59         202,676      $      8.60
 End of Year
                                   ==========      ==========      ===========     ===========    ============      ===========
Options Exercisable                   172,010      $     8.59          157,703     $      8.59         109,419      $      8.60
 at Year-End
Weighted-Average Fair
 Value of Options Granted
 During the year                          N/A                            $3.61                             N/A



Information pertaining to options outstanding at December 31, 2002 is as follows:

                                                       Options Outstanding                            Options Exercisable
                                       ----------------------------------------------------     --------------------------------
                                                               Weighted
                                                               Average          Weighted                             Weighted
                                                              Remaining          Average                             Average
             Range of                       Number           Contractual        Exercise           Number            Exercise
         Exercise Prices                 Outstanding            Life              Price          Exercisable          Price
-----------------------------------    -----------------    --------------     ------------     --------------     -------------
          $8.00 - $9.00                    175,321            6.1 years        $      8.59         172,010         $      8.59


The Company has purchased 175,139 and 188,422 shares as of December 31, 2002 and 2001, respectively, of its common stock that is being held in trusts for when the stock options are exercised. A contra-equity account has been established to reflect the costs of such shares held in the trusts.


NOTE 12 - MANAGEMENT RECOGNITION PLAN

In January 1999, the Company's board of directors approved a Management Recognition Plan (MRP), and in May 1999, the Company's shareholders ratified the plan. The plan authorizes the board of directors to award up to 58,190 shares of restricted common stock to members of the board of directors and senior management.

The Company's board of directors has awarded 54,518 shares as of December 31, 2002 and 2001 of restricted common stock to certain members of the board of directors and senior management. The shares are awarded 25% per year. The Company and its subsidiary will share the cost of the plan and accrue the estimated cost of repurchasing shares to be reissued as restricted stock over the period that such awards are earned. Activity in the MRP plan for the years ended December 31 is as follows:

                                                                            2002               2001                2000
                                                                        --------------    ----------------    --------------

         Accrued Liability Balance at Beginning of Year                 $    142,259      $      152,895      $      142,595
         Amount Charged to Expense                                            16,855             169,488             176,880
         Less Cost of Shares Issued                                         (153,576)           (180,124)           (166,580)
                                                                        -------------     ---------------     ---------------
         Accrued Liability Balance at End of Year                       $      5,538      $      142,259      $      152,895
                                                                        =============     ===============     ===============

The Company held 4,591 shares as of December 31, 2002 (17,138 shares in 2001) of its common stock in trust at a net cost of $56,194 as of December 31, 2002 ($209,770 in 2001). A contra-equity account has been established to reflect the cost of such shares held in trust.


NOTE 13 - DIRECTORS DEFERRED COMPENSATION

In 1998, the Company established a deferred compensation plan whereby directors, at their option, can defer all or portions of fees they earn each year. Fees not paid are accrued for the benefit of the directors and their accounts are adjusted quarterly for the return equivalent to the change in the fair value of the Company's common stock. Alternatively, each director can elect to receive a rate equivalent to the Bank's one year certificate of deposit rate. Activity in the plan for the years ended December 31 is as follows:

                                           2002          2001          2000
                                       ----------     ----------    ------------
Balances, Beginning of Year            $  237,888     $  171,346    $   131,527
Directors Fees Deferred During Year        69,800         57,300         55,900
Income (Loss) During Year                  44,860          9,242        (16,081)
                                       ----------     ----------    ------------
Balances, End of Year                  $  352,548     $  237,888    $   171,346
                                       ==========     ==========    ============

Amounts owed under the plan are paid to directors upon their retirement from the board of directors.


NOTE 14 - SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK

Most of the Bank's business activity is with customers located within East Tennessee. Investments in state and municipal securities involve governmental entities within the State of Tennessee. As of December 31, 2002, the Bank had concentrations of loans in real estate lending. Generally these loans are secured by the underlying real estate. The usual risks associated with such concentrations are generally mitigated by being spread over several hundred unrelated borrowers and by adequate loan to collateral value ratios.


NOTE 15 - COMMITMENTS AND CONTINGENT LIABILITIES

The Bank is subject to claims and lawsuits which arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the financial position of the Bank ratios.


NOTE 16 - STOCK CONVERSION

In May 1997, the board of directors approved a plan of reorganization from a mutual savings association to a capital stock savings bank and the concurrent formation of a holding company. In November 1997, the Office of Thrift
Supervision approved the plan of conversion subject to the approval of the members, and in December 1997 the members of the Association also approved the plan of conversion. The conversion was accomplished effective January 1, 1998 through amendment of the Association's charter and the sale of the Holding Company's (United Tennessee Bankshares, Inc.) common stock in an amount equal to the appraised pro forma consolidated market value of the Holding Company and the Association after giving effect to the conversion. A subscription offering of the shares of common stock was offered to depositors, borrowers, directors, officers, employees, and employee benefit plans of the Bank, and to certain other eligible subscribers. On January 1, 1998, in accordance with its approved plan of conversion, the Holding Company issued 1,454,750 of its $10 par value stock providing gross receipts of $14,547,500. On January 1, 1998, the Bank changed its name to Newport Federal Bank and issued 100,000 shares of its $1 par value stock to the Holding Company in exchange for $7,100,000. Total conversion costs of $571,822 were deducted from the proceeds of the shares sold in the conversion.

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

For the Company and the Bank, as for most financial institutions, the majority of its assets and liabilities are considered financial instruments as defined above. However, a large majority of those assets and liabilities do not have an active trading market nor are their characteristics similar to other financial instruments for which an active trading market exists. In addition, it is the Company's and Bank's practice and intent to hold the majority of its financial instruments to maturity and not to engage in trading or sales activities. Therefore, much of the information as well as the amounts disclosed below are highly subjective and judgmental in nature. The subjective factors include estimates of cash flows, risk characteristics, credit quality, and interest rates, all of which are subject to change. Because the fair value is estimated as of the dates indicated, the amounts which will actually be realized or paid upon settlement or maturity of the various financial instruments could be significantly different.

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

Deposits - The estimated fair value of demand, savings, NOW, and money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar maturities.

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

The recorded book value and estimated fair value of the Company's and Bank's consolidated financial instruments are as follows (amounts in thousands):



                                                               As of December 31, 2002             As of December 31, 2001
                                                           --------------------------------    --------------------------------
                                                              Recorded         Estimated          Recorded         Estimated
                                                                Book              Fair              Book              Fair
                                                               Value             Value             Value             Value
                                                           ---------------    -------------    ---------------    -------------

FINANCIAL ASSETS:
Cash and Amounts Due
 From Depository Institutions                                 $   5,350        $    5,350         $    2,123     $   2,123
Investment Securities Available for Sale                      $  25,267        $   25,267         $   24,398     $  24,398
Loans Receivable, Net                                         $  78,362        $   78,667         $   72,200     $  72,476

FINANCIAL LIABILITIES:
Deposits                                                      $  93,747        $   93,911         $   84,810     $  85,917


                              CORPORATE INFORMATION


Directors:                                          Annual Stockholder Meeting
                                                    May 20, 2003; 5:00 p.m.
   J. William Myers                                 Newport Federal Bank
    Chairman of the Board & Attorney                344 W. Broadway
    Myers & Bell, P.C.,                             Newport, Tennessee
    Newport, TN

   Richard G. Harwood                               Main Office:
    President and Chief Executive Officer
    of the Company and the Bank                     344 W. Broadway
                                                    Newport, Tennessee
   Tommy C. Bible
    Manager, Jefferson/Cocke Co. Utilities          Branch Offices:

   William B. Henry                                 263 E. Broadway
    Retired; Former Optometrist                     Newport, Tennessee

   Ben W. Hooper, III                               345 Cosby Highway
    Attorney, Campbell & Hooper,                    Newport, Tennessee
    Newport, Tennessee
                                                    Independent Auditor:

   Robert L. Overholt                               Pugh & Company, P.C.
    Retired; Former Owner/Manager                   Knoxville, Tennessee
    Home Supply
                                                    General Counsel:
   Robert D. Self
    Retired; Former Owner,                          Myers & Bell, P.C.
    Bob Self Auto Parts                             Newport, Tennessee

Executive Officers:                                 Securities and Regulatory
                                                    Counsel:

   Richard G. Harwood                               Baker, Donelson, Bearman &
    President and Chief Executive Officer           Caldwell
                                                    Johnson City, Tennessee
   Lonnie R. Jones
    Vice President of Operations of the Bank        Stock Registrar & Transfer
                                                    Agent:
   Nancy L. Bryant
    Vice President and Treasurer                    Registrar and Transfer
                                                    Company
   Peggy  B. Holston                                10 Commerce Drive
    Secretary                                       Cranford, New Jersey 07016

   Chris H. Triplett
    Controller