Form 10KSB, Exhibit 13
period 2003-12-31
UNITED TENNESSEE BANKSHARES INC
filed 2004-03-30
CIK 1045689

Exhibit 13

                        UNITED TENNESSEE BANKSHARES, INC.

                                  ANNUAL REPORT

                                      2003

                        United Tennessee Bankshares, Inc.
                                  P.O. Box 458
                          Newport, Tennessee 37822-0458


To Our Shareholders:

We are delighted to present this Annual Report to our shareholders. This past year was the most profitable year in the history of United Tennessee Bankshares and we look forward to the present year being a very good year.

United Tennessee Bankshares, Inc. grew from $111 million in total assets at December 31, 2002 to $116 million at December 31, 2003. Our loan portfolio remained essentially the same with a decrease of $409,000 or one-half of one percent. The loans did not grow due to an unusually high rate of payoffs from refinancing activity. The deposits grew $4 million or 1.6%. Shareholders equity increased by $968,000 or 6%.

We are very pleased with our results of operations in 2003. Total interest income decreased by $287,000 in 2003 while total interest expense decreased by $443,000. We increased our provision for loan losses by $15,000. We increased non-interest income by $147,000 and non-interest expense increased by $195,000. We are pleased to report this resulted in the most profitable year in the history of United Tennessee Bankshares, Inc. Earnings per share increased from $1.33 per share to $1.58 per share, with dividends increasing by 10%. We congratulate the staff for their hard work that made these results possible.

The market value of our stock increased from $11.64 on December 31, 2002 to $16.18 on December 31, 2003, making this a 39% increase. We continue to strive to provide good value in all major decisions. We continue to be a well-capitalized institution poised to take advantage of any and all opportunities afforded to us in our competitive market place.

Please review this Annual Report, which more fully describes our performance. We appreciate your investment in United Tennessee Bankshares, Inc. and invite your continued support of Newport Federal Bank, Newport's truly home owned community bank.

Sincerely,

/s/ Richard Harwood
-------------------
Richard Harwood
President

                        UNITED TENNESSEE BANKSHARES, INC.

United Tennessee Bankshares, Inc. United Tennessee Bankshares, Inc. (the "Company") became the holding company for Newport Federal Bank (the "Bank") upon its conversion from mutual to stock form (the "Conversion"), which was completed on January 1, 1998. In connection with the Conversion, the Company conducted an initial public offering of 1,454,750 shares of Common Stock at a price of $10.00 per share, realizing gross proceeds of $14.5 million. The Company purchased all of the Bank's capital stock with $7.1 million of the net offering proceeds and retained the remaining $6.9 million in net proceeds at the holding company level. Prior to January 1, 1998, the Company had no assets or liabilities and engaged in no business activities. The Company's assets currently consist of its investment in the Bank, investment securities available for sale of approximately $508,000, a $350,000 loan to the Company's Employee Stock Ownership Plan ("ESOP") and approximately $386,000 in liquid assets.

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

             MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

The Company's Common Stock trades on the NASDAQ SmallCap Market (SM) under the symbol "UTBI." There are approximately 1,230,379 shares of the Company's Common Stock outstanding, and approximately 550 record holders. The following table sets forth the high and low closing sale prices for the Common Stock as reported on the NASDAQ SmallCap Market (SM) for each quarter during the last two fiscal years along with the amount of dividends declared during each quarter.



         Quarter Ended               High             Low             Dividends
         -------------               ----             ---             ---------

         March 31, 2002            $  9.75          $  8.41            $ 0.00
         June 30, 2002               11.75             9.50              0.30
         September 30, 2002          11.65            10.50              0.00
         December 31, 2002           14.02            11.64              0.00

         March 31, 2003             $14.05           $11.66            $ 0.00
         June 30, 2003               14.18            12.50              0.33
         September 30, 2003          14.75            13.56              0.00
         December 31, 2003           19.25            14.46              0.00

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

Selected Consolidated Financial Condition Data

                                                                         At December   31,
                                                 -------------------------------------------------------------
                                                   2003            2002         2001         2000        1999
                                                 -------         -------      -------      -------     -------
                                                                  (Dollars in thousands)

Total assets................................     $  116,982   $  111,753   $  100,811   $   98,553   $   94,120
Loans receivable, net.......................         77,953       78,362       72,200       68,878       61,516
Cash and amounts due from
  depository institutions...................          5,196        5,350        2,123        3,067        2,387
Investment securities:
    Available for sale......................         29,756       25,267       24,398       24,357       27,935
    Held to maturity........................             --           --           --           --            0
Deposits....................................         98,107       93,747       84,810       81,614       73,810
Shareholders' equity........................         16,893       15,925       14,168       13,330       11,901

Number of:
   Real estate loans........................          1,423        1,494        1,483        1,495        1,416
   Deposit accounts.........................          7,937        8,129        8,434        8,719        8,115
   Offices..................................              3            3            3            3            3

Selected Consolidated Operations Data
                                                                      Year Ended December 31,
                                                 ---------------------------------------------------------------
                                                    2003            2002         2001         2000         1999
                                                 --------        --------     --------     --------     --------
                                                     (Dollars in thousands, except per share data)

Interest income............................      $    6,927   $    7,213   $    7,432   $    7,251   $    6,719
Interest expense...........................           1,680        2,122        3,608        4,093        3,328
                                                 ----------   ----------   ----------   ----------   ----------
Net interest income........................           5,247        5,091        3,824        3,158        3,391
Provision for loan losses..................             144          129          110           37           24
                                                 ----------   ----------   ----------   ----------   ----------
Net interest income after
  provision for loan losses................           5,103        4,962        3,714        3,121        3,367
Noninterest income.........................             561          413          359          276          133
Noninterest expense........................           2,831        2,635        2,437        2,240        2,299
                                                 ----------   ----------   ----------   ----------   ----------
Income before income taxes.................           2,833        2,740        1,636        1,157        1,201
Income taxes...............................             827          978          525          355          458
                                                 ----------   ----------   ----------   ----------   ----------
Net income.................................      $    2,006   $    1,762   $    1,111   $      802   $      743
                                                 ==========   ==========   ==========   ==========   ==========
Earnings per share:
  Basic....................................      $     1.58   $     1.33   $     0.82   $     0.58   $      .54
                                                 ==========   ==========   ==========   ==========   ==========
  Fully diluted............................      $     1.58   $     1.33   $     0.82   $     0.58   $     0.53
                                                 ==========   ==========   ==========   ==========   ==========

                                Selected Ratios

                                                                          At or for the
                                                                      Year Ended December 31,
                                                 --------------------------------------------------------------
                                                   2003         2002         2001         2000         1999
                                                 --------     --------     --------     --------     --------

Performance Ratios:
  Return on average assets (net income
    divided by average total assets).............   1.77%       1.63%        1.09%         0.83%        0.78%
  Return on average equity (net income
    divided by average equity)...................  12.45       11.72         7.77          6.36         4.30
  Dividend Payout Ratio (dividends
    per share divided by earnings
    per share)...................................  20.89       22.56        36.59         51.72       796.30
  Interest rate spread (combined
    weighted average interest rate
    earned less combined weighted
    average interest rate cost)..................   4.59        4.70         3.30          2.70         2.90
  Net interest margin (net interest
    income divided by average
    interest-earning assets).....................   4.77        4.87         3.86          3.40         3.60
  Ratio of average interest-earning
    assets to average interest-bearing
    liabilities.................................. 114.64      113.31       115.29        114.60       121.60
  Ratio of noninterest expense to
    average total assets.........................   2.49        2.41         2.40          2.33         2.40
  Efficiency Ratio (noninterest expense
    divided by total of net interest income
    and noninterest income)......................  49.94       47.51        58.26         65.23        65.23

Asset Quality Ratios:
  Nonperforming assets to total assets
    at end of period.............................   0.98        0.74         0.99          0.57         0.48
  Nonperforming loans to total loans at
    end of period................................   1.41        1.06         1.38          0.79         0.59
  Allowance for loan losses to total
    loans at end of period.......................   1.18        1.02         1.00          0.95         1.06
  Allowance for loan losses to non-
    performing loans at end of
    period....................................... 144.51      218.87       170.86        118.28       175.33
  Provision for loan losses to total
    loans .......................................   0.18        0.16         0.15          0.05         0.04
  Net charge-offs to average loans
    outstanding..................................   0.03        0.06         0.07          0.06         0.01

Capital Ratios:
  Equity to total assets at end of period........  14.44       14.25        14.05         13.53        12.64
  Average equity to average assets...............  14.18       13.94        14.05         13.10        18.08


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

The following table sets forth its policy limits and certain calculations, based on information provided to the Bank by the OTS, with respect to the sensitivity of its NPV to changes in market interest rates at December 31, 2003.

         Change in                                  Change in NPV
  Market Interest Rates                 Policy Limit               Computation
  ---------------------                 ------------               -----------

            +3%                            (50)%                     (21)%
            +2%                            (25)                      (12)
            +1%                            (10)                       (6)
             0%                             --                        --
            -1%                            (10)                        *
            -2%                            (25)                        *
            -3%                            (50)                        *
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

                                                                       For the Year Ended December 31,
                                     -----------------------------------------------------------------------------------------------
                                                            2003                          2002                           2001
                                     -----------------------------------------------------------------------------------------------
                                                            Average                            Average                     Average
                                    Average                  Yield/   Average                  Yield/  Average              Yield/
                                    Balance    Interest      Cost     Balance     Interest      Cost   Balance   Interest    Cost
                                    -------    --------     -------   -------     --------     ------- -------   --------  ---------
                                                                        (Dollars in thousands)
Assets
Interest-earning assets:
Loans receivable 1..............     $ 77,941  $ 5,742        7.4%     $  77,038  $ 5,972       7.8%   $ 72,158   $   5,962    8.3%
Investment securities...........       28,207    1,153        4.1         24,534    1,211       4.9      24,388       1,362    5.6
Other interest-earning assets...        3,958       32        0.8          1,463       30       2.1       2,590         108    4.2
                                     --------  -------                 ---------  -------              --------   ---------
    Total interest-earning assets     110,106    6,927        6.3        103,035    7,213       7.0      99,136       7,432    7.5
Noninterest-earning assets......        3,494       --                     4,783       --                 2,595          --
                                     --------  -------                 ---------  -------              --------   ---------
    Total assets................     $113,600  $ 6,927                 $ 107,818  $ 7,213              $101,731   $   7,432
                                     ========  =======                 =========  =======              ========   =========
Interest-bearing liabilities:
  Deposits......................     $ 95,909  $ 1,678        1.7      $  90,844  $ 2,122       2.3    $ 85,330   $   3,570    4.2
  FHLB advances and note payable          134        2        1.5             88       --       0.0         658          38    5.8
                                      -------  -------       ----      ---------  -------      -----   --------   ---------
    Total interest-bearing liabilities 96,043    1,680        1.7         90,932    2,122       2.3      85,988       3,608    4.2
  Noninterest-bearing liabilities.      1,444       --                     1,852       --                 1,452          --
                                     --------  -------                 ---------  -------              --------   ---------
    Total liabilities...........       97,487    1,680                    92,784    2,122                87,440       3,608
Shareholders' equity............       16,113       --                    15,034       --                14,291          --
                                     --------  -------                 ---------  -------              --------   ---------
    Total liabilities and equity     $113,600  $ 1,680                 $ 107,818  $ 2,122              $101,731   $   3,608
                                     ========  =======                 =========  =======              ========   =========
Net interest income.............               $ 5,247                            $ 5,091                         $   3,824
                                               =======                            =======                         =========
Interest rate spread............                              4.6%                              4.7%                           3.3%
                                                            =====                             =====                          ======
Net interest margin.............                              4.8%                              4.9%                           3.9%
                                                            =====                             =====                          ======
Ratio of average interest-earning assets
  to average interest-bearing
  liabilities...................                            114.6%                            113.3%                         115.3%
                                                            =====                             =====                          ======

-----------------------
1        Includes nonaccrual loans.

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

                                                                        Year  Ended  December 31,
                                         ------------------------------------------------------------------------------------
                                              2003         vs.         2002                    2002          vs.     2001
                                         --------------------------------------------   -------------------------------------
                                                        Increase (Decrease)                         Increase (Decrease)
                                                              Due to                                      Due to
                                         --------------------------------------------   -------------------------------------
                                               Volume         Rate     Total                 Volume      Rate        Total
                                                                                (In thousands)

Interest income:
  Loans receivable....................         $    69     $  (299)   $   (230)              $   376    $  (398)     $  (22)
  Investment securities...............             161        (219)        (58)                    7       (157)       (150)
  Other interest-earning assets.......              26         (24)          2                   (23)       (55)        (78)
                                               -------     --------   --------               --------   --------     -------
      Total interest-earning assets...             256        (542)       (286)                  360       (610)       (250)
                                               -------     --------   ---------              --------   --------     -------
Interest expense:
  Deposits............................             95        (539)       (444)                   132     (1,535)     (1,403)
  FHLB advances and note payable......              1           1           2                     --        (38)        (38)
                                               -------     -------    --------               -------    --------     -------
      Total interest-bearing liabilities           96         (538)       (442)                  132     (1,573)     (1,441)
                                               -------     ---------   ---------             -------    --------     -------
Change in net interest income.........         $   160     $    (4)   $    156               $   228    $   963      $1,191
                                               =======     ========   ========               =======    ========     =======

                                       7

Comparison of Financial Condition at December 31, 2003 and December 31, 2002

Total assets increased $5.2 million, or 4.7%, from $111.8 million at December 31, 2002 to $117.0 million at December 31, 2003. The Company's asset increase was attributable principally to an increase in investments of $4.5 million and the purchase of bank owned life insurance with a cash value of 1.5 million, offset by a decrease in loans receivable of $400,000.

Investment securities available for sale increased approximately $4.5 million, or 17.8%, from $25.3 million at December 31, 2002 to $29.8 million at December 31, 2003. The Company receives principal repayments on mortgage-backed securities and proceeds from maturities and sales of investment securities available for sale. The Company has reinvested the proceeds from maturities and sales of investment securities.

Loans receivable decreased $400,000, or 0.5% from $78.4 million at December 31, 2002 to $78.0 million at December 31, 2003 as repayments exceeded originations for the period.

Total deposits increased $4.4 million, or 4.7%, from $93.7 million at December 31, 2002 to $98.1 million at December 31, 2003. The increase was due to money market deposit and savings account growth of $2.2 million and certificate of deposit growth of 2.0 million.

The Company's shareholders' equity increased $1.0 million, or 6.1% from $15.9 million at December 31, 2002 to $16.9 million at December 31, 2003. The increase was due principally to net income of $2.0 million offset by the surrender and payment for stock options of $407,000, dividends paid of $420,000 and an other comprehensive loss of $409,000.

Comparison of Results of Operations for the Years Ended December 31, 2003, 2002 and 2001

Net income was $2,006,000 for the year ended December 31, 2003 compared to net income of $1,762,000 for the year ended December 31, 2002 and net income of $1,111,000 for the year ended December 31, 2001. The increase in net income during 2003 was primarily due to a decrease in interest expense offset by a slight decrease in interest income and an increase in noninterest expense. Net income for 2003 resulted in a return on average assets of 1.77% compared to 1.63% for 2002 and 1.09% for 2001, and a return on average equity of 12.45% for 2003 as compared to 11.72% for 2002 and 7.77% for 2001.

Interest Income. Interest income totaled $6.9 million, $7.2 million and $7.4 million for the years ended December 31, 2003, 2002 and 2001. The average yield on interest-earning assets decreased to 6.3% in 2003 from 7.0% in 2002 and 7.5% in 2001. The decrease in 2003 was attributable to a decrease in rates on loans, investment securities and other interest-earning assets. The average balance of interest-earning assets increased $5.8 million in 2003, $6.1 million in 2002 and $5.4 million in 2001 primarily in response to corresponding increases in deposit accounts and borrowings.

The Company's primary source of interest income for the three-year period ended December 31, 2003 was from loans receivable. Interest income from loans receivable was $5.7 million, $6.0 million and $6.0 million for the years ended December 31, 2003, 2002 and 2001, respectively. The average yield earned on loans receivable was 8.3% in 2001, decreased to 7.8% in 2002 and decreased to 7.4% in 2003. The average balances of loans receivable increased during the period with a $7.0 million increase in 2001, a $4.9 million increase in 2002 and a $900,000 increase in 2003 due to strong loan demand in the Bank's market area during 2001 and 2002. New loan demand decreased in 2003. Interest income on investment securities decreased in 2003 by $58,000 due to a 80 basis point decrease in average rates offset by an increase in the average balance of investment securities of $3.7 million, and decreased in 2002 by $151,000 primarily due to a 70 basis point decrease in average rates, and decreased in 2001 by $241,000 due to a 50 basis point decrease in average rates.

Interest Expense. Interest expense totaled $1.7 million, $2.1 million and $3.6 million for the three years ended December 31, 2003, 2002 and 2001, respectively. The decrease in interest expense during 2003 was due to a 60 basis point decrease in average rates offset by an increase in the average balance of interest bearing liabilities of $5.1 million. Since the average rate received on the Bank's interest-earning assets decreased, management reduced the interest rates paid on interest-bearing liabilities. The decrease in interest expense during 2002 was due to a 190 basis point decrease in average rates offset by an increase in average interest bearing liabilities of $4.9 million, and in 2001 interest expense decreased due to a 70 basis point decrease in average rates offset by an increase in average interest bearing liabilities of $3.9 million.

Net Interest Income. Net interest income was $5.2 million, $5.1 million and $3.8 million for the years ended December 31, 2003, 2002 and 2001. The net interest spread for 2003 was 4.6% compared to 4.7% in 2002 and 3.3% in 2001. The ratio of average interest-earning assets to average interest-bearing liabilities decreased from 115.3% in 2001 to 113.3% in 2002 and increased in 2003 to 114.6%. The Company's net interest margin increased in 2002 to 4.9% from 3.9% in 2001. In 2003, the Company's net interest margin decreased to 4.8% from 4.9% in 2002, primarily due to loans and investments repricing in 2003. Since the Bank is liability sensitive, it usually will have increases in net interest income in a falling rate environment.

Provision for Loan Losses. The provision for loan losses was $144,000 in 2003 and $129,000 in 2002 and $110,000 in 2001. The amount of provision for any period is determined as of the end of the period based on a comparison of the amount of existing loan loss reserves with management's analysis of various risk factors that affect the loan portfolio. At December 31, 2003, the ratio of the allowance to nonperforming loans was 144.51%.

Noninterest Income. Noninterest income for the years ended December 31, 2003, 2002 and 2001 was $561,000, $413,000 and $359,000, respectively. Noninterest income consists primarily of customer service fees related to customers' deposit accounts and loan service charges. Noninterest income increased from 2002 to 2003 primarily due to gains on sales of investment securities of $105,000. Noninterest income increased from 2001 to 2002 primarily due to gains on sales of investment securities of $46,000.

Noninterest Expense. Noninterest expense for the years ended December 31, 2003, 2002 and 2001 was $2.8 million, $2.6 million and $2.4 million, respectively. The increase in noninterest expense in 2003 was primarily due to increases in compensation and benefits expense and data processing fees. The increase in noninterest expense in 2002 was primarily due to increases in compensation and benefits expense, and occupancy and equipment expense.

The Company's operating efficiency, measured by its efficiency ratios (noninterest expense divided by the total of net interest income and noninterest income), for the years ended December 31, 2003, 2002, and 2001 was 49.98%, 47.51% and 58.26%. The increase in the ratio during 2003 was due to an increase in noninterest expense. The ratios of noninterest expense to average total assets were 2.5%, 2.4%, and 2.4% for the years ended December 31, 2003, 2002 and 2001, respectively.

Income Taxes. The Company's effective tax rate was 29.19%, 35.7%, and 32.1% for the years ended December 31, 2003, 2002 and 2001, respectively. The Company's effective tax rate for 2003 was lower than 2002 and 2001 due to adjustments in the Bank's deferred income tax liabilities in accordance with applicable accounting standards and due to the surrender of stock options during 2003. See
Note 8 of the Notes to Consolidated Financial Statements.

Sources of Capital and Liquidity

The Bank has historically maintained substantial levels of capital. The assessment of capital adequacy depends on several factors, including asset quality, earnings trends, liquidity and economic conditions. The Company seeks to maintain high levels of regulatory capital to give the Company maximum flexibility in the changing regulatory environment and to respond to changes in market and economic conditions. These levels of capital have been achieved through consistent earnings enhanced by low levels of noninterest expense and have been maintained at those high levels as a result of its policy of moderate growth generally confined to its market area. Average equity to average total assets at December 31, 2003, 2002 and 2001 was 14.2%, 13.9%, and 14.1%,
respectively. At December 31, 2003, the Bank exceeded all current regulatory capital requirements and met the definition of a "well capitalized" institution, the highest regulatory category.

The Bank seeks to maintain a relatively high level of liquidity in order to retain flexibility in terms of lending and investment opportunities and deposit pricing, and in order to meet funding needs of deposit outflows and loan commitments. Historically, the Bank has been able to meet its liquidity demands through internal sources of funding.

The Company's most liquid assets are cash and amounts due from depository institutions, which are short-term highly liquid investments with original maturities of less than three months that are readily convertible to known amounts of cash. The levels of these assets are dependent on its operating, financing and investing activities during any given period. At December 31, 2003, 2002 and 2001, cash and amounts due from depository institutions totaled $5.2 million, $5.4 million and $2.1 million, respectively.

The Company's primary sources of funds are deposits, proceeds from principal and interest payments on loans and investment securities and earnings. While scheduled principal repayments on loans and investment securities are a relatively predictable source of funds, deposit flows and loan and investment securities prepayments are greatly influenced by general interest rates, economic conditions, competition and other factors. The Company does not solicit deposits outside of its market area through brokers or other financial institutions. However, the Company has received deposit relationships referred to it from a broker during 2003 which total approximately $8.1 million at December 31, 2003.

The Company has also designated all of its investment securities as available for sale in order to meet liquidity demands. At December 31, 2003, it had designated securities with a fair value of $29.8 million as available for sale. In addition to internal sources of funding, the Company as a member of the FHLB of Cincinnati has substantial borrowing authority with the FHLB. The Company's use of a particular source of funds is based on need, comparative total costs and availability.

At December 31, 2003, the Company had outstanding approximately $764,000 in commitments to originate loans and unused lines of credit. At the same date, the total amount of certificates of deposit which were scheduled to mature in one year or less was $52.5 million. The Company anticipates that it will have resources to meet its current commitments through internal funding sources described above. Historically, it has been able to retain a significant amount of its certificates of deposit as they mature.


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

In April 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. This statement amends Statement 133 for decisions made as part of the Derivatives Implementation Group process and other board projects and in conjunction with other implementation issues. Since the Company does not invest in derivatives or engage in hedging activities, management does not expect this statement to have any impact on the Company's consolidated financial position or results of operations.

In May 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. Since the Company has not yet issued any instruments of the type discussed in the statement, management does not expect this statement to have a significant
impact  on  the  Company's   consolidated   financial  position  or  results  of
operations.

                        UNITED TENNESSEE BANKSHARES, INC.
                                 AND SUBSIDIARY

                               Newport, Tennessee

                        CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 2003, 2002, and 2001

                          INDEPENDENT AUDITOR'S REPORT


Board of Directors
United Tennessee Bankshares, Inc.
Newport, Tennessee

We have audited the accompanying consolidated statements of financial condition of United Tennessee Bankshares, Inc. and subsidiary as of December 31, 2003 and 2002, and the related consolidated statements of income, comprehensive income, changes in shareholders' equity, and cash flows for the years ended December 31, 2003, 2002, and 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of United Tennessee Bankshares, Inc. and subsidiary as of December 31, 2003 and 2002, and the results of their operations and their cash flows for the years ended December 31, 2003, 2002, and 2001, in conformity with accounting principles generally accepted in the United States of America.


                                    /s/ Pugh & Company, P.C.

                                    Certified Public Accountants
                                    Knoxville, Tennessee
                                    February 27, 2004

                UNITED TENNESSEE BANKSHARES, INC. AND SUBSIDIARY

                  CONSOLIDATED STATEMENTS OF FINANCIAL POSITION



                                                                   As of December 31,            2003                   2002
                                                                                          ------------------     -------------------
                                       ASSETS
Cash and Amounts Due From Depository Institutions                                         $       5,195,746      $        5,349,997
Investment Securities Available for Sale, at Fair Value                                          29,756,283              25,267,260
Loans Receivable, Net                                                                            77,952,692              78,361,818
Premises and Equipment, Net                                                                         996,014                 969,074
Accrued Interest Receivable                                                                         559,217                 669,458
Real Estate Acquired Through Foreclosure                                                             48,368                 126,406
Intangible Assets, Net                                                                              793,250                 873,242
Cash Surrender Value of Life Insurance                                                            1,529,270                       0
Prepaid Expenses and Other Assets                                                                   151,296                 135,268
                                                                                          ------------------     -------------------
TOTAL ASSETS                                                                            $       116,982,136    $        111,752,523
                                                                                          ==================     ===================

                               LIABILITIES AND EQUITY
LIABILITIES
 Deposits:
  Demand                                                                                $        40,912,082    $         38,544,192
  Term                                                                                           57,195,215              55,202,423
                                                                                          ------------------     -------------------
   Total Deposits                                                                                98,107,297              93,746,615

Accrued Interest Payable                                                                             79,290                 131,683
Deferred Income Taxes                                                                               652,623               1,007,512
Accrued Benefit Plan Liabilities                                                                  1,182,688                 856,466
Other Liabilities                                                                                    67,282                  85,274
                                                                                          ------------------     -------------------
   Total Liabilities                                                                            100,089,180              95,827,550
                                                                                          ------------------     -------------------

SHAREHOLDERS' EQUITY
 Common Stock - No Par Value, Authorized 20,000,000
  Shares; Issued and Outstanding 1,230,379 Shares in 2003
  (1,311,124 Shares in 2002)                                                                     11,664,690              12,447,852
 Unearned Compensation - Employee Stock Ownership Plan                                             (350,526)               (516,573)
 Shares in Grantor Trust - Contra Account)                                                         (216,281)               (198,995)
 Shares in MRP Plan - Contra Account)                                                                     0                 (56,194)
 Shares in Stock Option Plan Trusts - Contra Account                                             (1,122,198)             (1,490,999)
 Retained Earnings                                                                                5,785,527               4,199,465
 Accumulated Other Comprehensive Income                                                           1,131,744               1,540,417
                                                                                          ------------------     -------------------
   Total Shareholders' Equity                                                                    16,892,956              15,924,973
                                                                                          ------------------     -------------------

TOTAL LIABILITIES AND EQUITY                                                            $       116,982,136    $        111,752,523
                                                                                          ==================     ===================




The accompanying notes are an integral part of these financial statements.

                UNITED TENNESSEE BANKSHARES, INC. AND SUBSIDIARY

                        CONSOLIDATED STATEMENTS OF INCOME

                                    For the Years Ended December 31,        2003                   2002                  2001
                                                                      -----------------     ------------------    ------------------

INTEREST INCOME
 Loans                                                                $       5,741,974     $        5,971,720    $        5,962,213
 Investment Securities                                                        1,152,917              1,211,497             1,362,166
 Other Interest-Earning Assets                                                   31,770                 30,171               108,078
                                                                      -----------------     ------------------    ------------------
  Total Interest Income                                                       6,926,661              7,213,388             7,432,457
                                                                      -----------------     ------------------    ------------------
INTEREST EXPENSE
 Deposits                                                                     1,677,877              2,122,007             3,569,976
 Advances From Federal Home Loan Bank                                             1,949                    452                38,393
                                                                      -----------------     ------------------    ------------------
  Total Interest Expense                                                      1,679,826              2,122,459             3,608,369
                                                                      -----------------     ------------------    ------------------
NET INTEREST INCOME                                                           5,246,835              5,090,929             3,824,088

PROVISION FOR LOAN LOSSES                                                       144,000                129,000               110,000
                                                                      -----------------     ------------------    ------------------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                           5,102,835              4,961,929             3,714,088
                                                                      -----------------     ------------------    ------------------
NONINTEREST INCOME
 Deposit Account Service Charges                                                299,269                242,895               239,408
 Loan Service Charges and Fees                                                   73,760                 79,729                76,072
 Net Gain on Sales of Investment Securities Available for Sale                  105,025                 45,803                 3,200
 Increase in Cash Surrender Value of Life Insurance                              29,270                      0                     0
 Other                                                                           53,253                 44,827                40,176
                                                                      -----------------     ------------------    ------------------
   Total Noninterest Income                                                     560,577                413,254               358,856
                                                                      -----------------     ------------------    ------------------
NONINTEREST EXPENSE
 Compensation and Benefits                                                    1,535,181              1,355,550             1,251,867
 Occupancy and Equipment                                                        259,484                304,407               214,368
 Federal Deposit Insurance Premiums                                              60,000                 52,000                48,000
 Data Processing Fees                                                           296,592                262,254               259,992
 Advertising and Promotion                                                       83,207                 85,351                97,598
 Amortization                                                                    79,992                 80,992                80,992
 Other                                                                          516,291                494,918               483,863
                                                                      -----------------     ------------------    ------------------
  Total Noninterest Expense                                                   2,830,747              2,635,472             2,436,680
                                                                      -----------------     ------------------    ------------------
INCOME BEFORE INCOME TAXES                                                    2,832,665              2,739,711             1,636,264

INCOME TAXES                                                                    826,472                977,907               524,814
                                                                      -----------------     ------------------    ------------------
NET INCOME                                                            $       2,006,193   $          1,761,804  $          1,111,450
                                                                      =================     ==================    ==================
EARNINGS PER SHARE:
 Basic                                                                $            1.58   $               1.33  $               0.82
                                                                      =================     ==================    ==================
  Diluted                                                             $            1.58   $               1.33  $               0.82
                                                                      =================     ==================    ==================

The accompanying notes are an integral part of these financial statements.

                UNITED TENNESSEE BANKSHARES, INC. AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME







                 For the Years Ended December 31,                            2003                  2002                  2001
                                                                    -------------------    ------------------    ------------------
NET INCOME                                                          $        2,006,193     $       1,761,804     $       1,111,450
                                                                    -------------------    ------------------    ------------------
OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX:
 Unrealized Gains (Losses) on Investment Securities
 Available for Sale                                                           (554,125)              453,216               187,839

 Reclassification Adjustment for Gains Included
  In Net Income                                                               (105,025)              (45,803)               (3,200)

 Income Taxes Related to Unrealized Gains/Losses
  on Investment Securities Available for Sale                                  250,477              (154,817)              (70,162)
                                                                    -------------------    ------------------    ------------------
   Other Comprehensive Income (Loss), Net of Tax                              (408,673)              252,596               114,477
                                                                    -------------------    ------------------    ------------------


COMPREHENSIVE INCOME                                                $        1,597,520     $       2,014,400     $       1,225,927
                                                                    ===================    ==================    ==================















The accompanying notes are an integral part of these financial statements.

                UNITED TENNESSEE BANKSHARES, INC. AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                   for the Three Years Ended December 31, 2003

                                                                                   Unearned          Shares in         Shares in
                                                                   Common         Compensation-      Grantor Trust      MRP Plan -
                                                                    Stock             ESOP           Contra Account   Contra Account
                                                                  ------------    ---------------    --------------   --------------
BALANCES, JANUARY 1, 2001                                         $ 13,091,119    $     (842,967)    $    (183,449)    $  (389,894)

Purchase and Retirement of Common Stock                               (371,884)                0                 0               0

Net Income                                                                   0                 0                 0               0

Dividends Paid                                                               0                 0                 0               0

Payment of ESOP Loan With ESOP Contribution and Dividends
 Received                                                                    0           164,597                 0               0

Purchase of Additional Shares of Common Stock Pursuant to
 Grantor Trust                                                               0                 0           (11,700)              0

Distribution of Shares of Common Stock Pursuant to MRP Plan                  0                 0                 0         180,124

Decrease in Cost of Shares in Stock Option Plan Trusts                       0                 0                 0               0

Other Comprehensive Income                                                   0                 0                 0               0
                                                                  ------------    ---------------    --------------    -------------
BALANCES, DECEMBER 31, 2001                                         12,719,235          (678,370)         (195,149)       (209,770)

Purchase and Retirement of Common Stock                               (157,308)                0                 0               0

Net Income                                                                   0                 0                 0               0

Dividends Paid                                                               0                 0                 0               0

Payment on ESOP Loan With ESOP Contribution and Dividends
 Received                                                                    0           161,797                 0               0

Purchase of Additional Shares of Common Stock Pursuant to
 Grantor Trust                                                               0                 0            (3,846)              0

Distribution of Shares of Common Stock Pursuant to MRP Plan                  0                 0                 0         153,576

Decrease in Cost of Shares in Stock Option Plan Trusts                       0                 0                 0               0

Costs Associated With Stock Options Surrendered                              0                 0                 0               0

Retirement of Shares Held in Stock Option Plan Trusts                 (114,075)                0                 0               0

Other Comprehensive Income                                                   0                 0                 0               0
                                                                  --------------  --------------    --------------    ------------
BALANCES, DECEMBER 31, 2002                                         12,447,852          (516,573)         (198,995)        (56,194)

Purchase of Common Stock                                                     0                 0                 0               0

Net Income                                                                   0                 0                 0               0

Dividends Paid                                                               0                 0                 0               0

Payment on ESOP Loan With ESOP Contribution and Dividends
 Received                                                                    0           166,047                 0               0

Purchase of Additional Shares of Common Stock Pursuant to
 Grantor Trust                                                               0                 0           (17,286)              0

Distribution of Shares of Common Stock Pursuant to MRP Plan                  0                 0                 0          11,236

Decrease in Cost of Shares in Stock Option Plan Trusts                       0                 0                 0               0

Costs Associated With Stock Options Surrendered                              0                 0                 0               0

Proceeds From Exercise of Stock Options                                      0                 0                 0               0

Retirement of Shares Held in Trusts                                   (783,162)                0                 0          44,958

Other Comprehensive Loss                                                     0                 0                 0               0
                                                                  --------------  --------------    --------------    ------------
BALANCES, DECEMBER 31, 2003                                       $ 11,664,690    $     (350,526)   $     (216,281)   $          0
                                                                  ==============  ===============   ==============    ============

The accompanying notes are an integral part of these financial statements.

                UNITED TENNESSEE BANKSHARES, INC. AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                   for the Three Years Ended December 31, 2003

                                                               Shares in Stock
                                                                 Option Plan                       Accumulated Other     Total
                                                                   Trusts -          Retained       Comprehensive    Shareholders'
                                                              Contra Account        Earnings          Income           Equity
                                                             ------------------  --------------    ----------------  -------------
BALANCES, JANUARY 1, 2001                                  $       (1,656,569)   $   2,138,547     $     1,173,344   $  13,330,131

Purchase and Retirement of Common Stock                                     0                0                   0        (371,884)

Net Income                                                                  0        1,111,450                   0       1,111,450

Dividends Paid                                                              0         (414,604)                  0        (414,604)

Payment of ESOP Loan With ESOP Contribution and Dividend
 Received                                                                   0                0                   0         164,597

Purchase of Additional Shares of Common Stock Pursuant to
 Grantor Trust                                                              0                0                   0         (11,700)

Distribution of Shares of Common Stock Pursuant to MRP Plan                 0                0                   0         180,124

Decrease in Cost of Shares in Stock Option Plan Trusts                 65,160                0                   0          65,160

Other Comprehensive Income                                                  0                0             114,477         114,477
                                                               ----------------  -------------    -------------------  ------------
BALANCES, DECEMBER 31, 2001                                        (1,591,409)       2,835,393           1,287,821      14,167,751

Purchase and Retirement of Common Stock                                     0                0                   0        (157,308)

Net Income                                                                  0        1,761,804                   0       1,761,804

Dividends Paid                                                              0         (397,732)                  0        (397,732)

Payment on ESOP Loan With ESOP Contribution and Dividends
 Received                                                                   0                0                   0         161,797

Purchase of Additional Shares of Common Stock Pursuant to
 Grantor Trust                                                              0                0                   0          (3,846)

Distribution of Shares of Common Stock Pursuant to MRP Plan                 0                0                   0         153,576

Decrease in Cost of Shares in Stock Option Plan Trusts                 56,527                0                   0          56,527

Costs Associated With Stock Options Surrendered                       (70,192)               0                   0         (70,192)

Retirement of Shares Held in Stock Option Plan Trusts                 114,075                0                   0               0

Other Comprehensive Income                                                  0                0             252,596         252,596
                                                             ------------------    -----------        --------------  -------------
BALANCES, DECEMBER 31, 2002                                        (1,490,999)       4,199,465           1,540,417      15,924,973

Purchase of Common Stock                                              (16,739)               0                   0         (16,739)

Net Income                                                                  0        2,006,193                   0       2,006,193

Dividends Paid                                                              0         (420,131)                  0        (420,131)

Payment on ESOP Loan With ESOP Contribution and Dividends
 Received                                                                   0                0                   0         166,047

Purchase of Additional Shares of Common Stock Pursuant to
 Grantor Trust                                                              0                0                   0         (17,286)

Distribution of Shares of Common Stock Pursuant to MRP Plan                 0                0                   0          11,236

Decrease in Cost of Shares in Stock Option Plan Trusts                 46,082                0                   0          46,082

Costs Associated With Stock Options Surrendered                      (407,346)               0                   0        (407,346)

Proceeds From Exercise of Stock Options                                 8,600                0                   0           8,600

Retirement of Shares Held in Trusts                                   738,204                0                   0               0

Other Comprehensive Loss                                                    0                0            (408,673)       (408,673)
                                                                   ----------      -----------         ------------   -------------
BALANCES, DECEMBER 31, 2003                                      $ (1,122,198)     $ 5,785,527         $ 1,131,744    $ 16,892,956
                                                                   ==========      ===========         ============   =============

The accompanying notes are an integral part of these financial statements.

                UNITED TENNESSEE BANKSHARES, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS




                                          For the Years Ended December 31,        2003                2002                2001
                                                                            ----------------    ----------------    ----------------

OPERATING ACTIVITIES
 Net Income                                                                 $     2,006,193     $     1,761,804     $     1,111,450
                                                                            ----------------    ----------------    ----------------
 Adjustments to Reconcile Net Income to Net
  Cash Provided by Operating Activities:
   Provision for Loan Losses                                                        144,000             129,000             110,000
   Depreciation                                                                      99,237              92,766              62,521
   Amortization                                                                      79,992              80,992              80,992
   Amortization of Investment Securities Premiums and Discounts, Net                142,721              83,750              43,993
   Increase (Decrease) in Unearned Loan Fees                                        (19,426)             20,523              24,952
   Net Loss on Sales of Foreclosed Real Estate                                        7,951               8,026              21,944
   Federal Home Loan Bank Stock Dividends                                           (36,423)            (40,100)            (55,300)
   Increase in Cash Surrender Value of Life Insurance                               (29,270)                  0                   0
   Net Gain on Sales of Investment Securities
   Available for Sale                                                              (105,025)            (45,803)             (3,200)
   Deferred Income Tax Benefit                                                     (104,412)            (16,201)            (42,343)
   (Increase) Decrease in:
    Accrued Interest Receivable                                                     110,241             (66,799)                275
    Prepaid Expenses and Other Assets                                               (16,028)            (99,005)            107,399
   Increase (Decrease) in:
    Accrued Interest Payable                                                        (52,393)            (29,871)           (138,509)
    Accrued Income Taxes                                                                  0              (1,995)              1,995
    Accrued Benefit Plan Liabilities                                                326,222             113,289              99,909
    Other Liabilities                                                               (17,992)             27,646             (14,442)
                                                                            ----------------    ----------------    ----------------
     Total Adjustments                                                              529,395             256,218             300,186
                                                                            ----------------    ----------------    ----------------
      Net Cash Provided by Operating Activities                                   2,535,588           2,018,022           1,411,636
                                                                            ----------------    ----------------    ----------------
 INVESTING ACTIVITIES
 Purchase of Investment Securities Available for Sale                           (14,657,955)        (11,308,648)         (9,884,107)
 Proceeds From Sales of Investment Securities
 Available for Sale                                                               1,836,236           3,381,938             163,200
 Proceeds From Maturities of Investment Securities
 Available for Sale                                                               4,000,000           3,000,000           4,660,000
 Principal Payments Received on Investment Securities
 Available for Sale                                                               3,672,273           4,466,907           5,219,089
 Net (Increase) Decrease in Loans                                                   314,196          (6,478,110)         (3,480,772)
 Purchases of Premises and Equipment, Net                                          (126,177)           (565,467)            (89,114)
 Proceeds From Sales of Foreclosed Real Estate                                       40,443              32,564               1,752
Investment in Cash Surrender Value of Life Insurance                             (1,500,000)                  0                   0
                                                                            ----------------    ----------------    ----------------
      Net Cash Used in Investing Activities                                      (6,420,984)         (7,470,816)         (3,409,952)
                                                                            ----------------    ----------------    ----------------


                UNITED TENNESSEE BANKSHARES, INC. AND SUBSIDIARY


                                          For the Years Ended December 31,          2003                2002                2001
                                                                            ------------------    ----------------    --------------

FINANCING ACTIVITIES
 Purchase and Retirement of Common Stock                                                  0            (157,308)           (371,884)
 Dividends Paid                                                                    (420,131)           (397,732)           (414,604)
 Decrease in Cost of Shares in Stock Option Plan Trusts                              46,082              56,527              65,160
 Proceeds From Exercise of Stock Options                                              8,600                   0                   0
 Costs Associated With Stock Options Surrendered                                   (407,346)            (70,192)                  0
 Distribution of Common Stock Pursuant to MRP Plan                                   11,236             153,576             180,124
 Purchase of Common Stock for Director's Long-Term
 Incentive Plan and Stock Option Plan Trusts                                        (34,025)             (3,846)            (11,700)
 Payment on ESOP Loan and Release of Shares                                         166,047             161,797             164,597
 Net Increase in Deposits                                                         4,360,682           8,936,789           3,196,136
 Decrease in Advances From Federal Home Loan Bank                                         0                   0          (1,753,134)
                                                                            ----------------    ----------------    ----------------
      Net Cash Provided by Financing Activities                                   3,731,145           8,679,611           1,054,695
                                                                            ----------------    ----------------    ----------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                               (154,251)          3,226,817            (943,621)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                      5,349,997           2,123,180           3,066,801
                                                                            ----------------    ----------------    ----------------

CASH AND CASH EQUIVALENTS, END OF YEAR                                      $     5,195,746     $     5,349,997     $     2,123,180
                                                                            ================    ================    ================
Supplementary Disclosures of Cash Flow Information:
 Cash Paid During the Year for:
  Interest                                                                  $     1,732,219     $     2,152,330     $     3,746,878
  Income Taxes                                                              $     1,005,820     $     1,033,225     $       480,280

Supplementary Disclosures of Noncash Investing Activities:
 Acquisition of Foreclosed Real Estate                                      $        73,856     $       177,996     $       174,171
 Sale of Foreclosed Real Estate by Origination of Mortgage Loans            $       103,500     $        11,000     $       150,475
 Change in Unrealized Gain/Loss on Investment
  Securities Available for Sale                                             $      (659,150)    $       407,413     $       184,639
 Change in Deferred Income Taxes Associated With Unrealized
  Gain/Loss on Investment Securities Available for Sale                     $      (250,477)    $       154,817     $        70,162
 Change in Net Unrealized Gain/Loss on Investment
  Securities Available for Sale                                             $      (408,673)    $       252,596     $       114,477
 Retirement of Common Stock Held in Trusts                                  $       783,162     $       114,075     $             0




The accompanying notes are an integral part of these financial statements.

                        UNITED TENNESSEE BANKSHARES, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 2003, 2002, and 2001



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

Consolidated Statement of Comprehensive Income - The Financial Accounting Standards Board has issued SFAS No. 130, Reporting Comprehensive Income. This statement establishes standards for reporting comprehensive income and its components in the consolidated financial statements. The object of the statement is to report a measure of all changes in equity of an enterprise that results from transactions and other economic events of the period other than transactions with owners. Items included in comprehensive income include revenues, gains, and losses that under accounting principles generally accepted in the United States of America are directly charged to equity. Examples include foreign currency translations, pension liability adjustments, and net unrealized gains and losses on investment securities available for sale.

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

Cash and Cash Equivalents - Cash and cash equivalents include "Cash and Amounts Due From Depository Institutions."

Cash and Amounts Due From Depository Institutions - Cash and amounts due from depository institutions includes the following approximate amounts on deposit with the Federal Home Loan Bank of Cincinnati as of December 31:

                                                  2003               2002
                                              --------------     --------------
     Unrestricted Deposits                    $   3,629,000      $   3,020,000

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

Amortization of Intangible Assets - The depositor-relationship intangible asset is being amortized in accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, using the straight-line method over fifteen years (see Note 5).

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

                                                                                        Year Ended December 31,
                                                                      ----------------------------------------------------------
                                                                           2003                 2002                 2001
                                                                      ----------------     ----------------    -----------------
 Net Income, as Reported                                              $     2,006,193      $     1,761,804     $      1,111,450
 Less: Total Stock-Based Employee Compensation
 Expense Determined Under Fair Value Based Method
 for All Awards, Net of Related Tax Effects                                   (8,210)            (148,967)            (151,959)
                                                                      ----------------     ----------------    -----------------
 Pro Forma Net Income                                                 $    1,997,983       $    1,612,837      $       959,491
                                                                      ================     ================    =================
 Earnings Per Share:
 Basic - as Reported                                                  $         1.58       $         1.33      $          0.82
                                                                      ================     ================    =================
 Basic - Pro Forma                                                    $         1.57       $         1.22      $          0.71
                                                                      ================     ================    =================
 Diluted - as Reported                                                $         1.58       $         1.33      $          0.82
                                                                      ================     ================    =================
 Diluted - Pro Forma                                                  $         1.57       $         1.22      $          0.71
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


Earnings per share have been computed based on the following:

                                                                                      Years Ended December 31,
                                                                         -----------------------------------------------------

                                                                               2003               2002                2001
                                                                         --------------    ----------------    ---------------
Average number of shares outstanding                                         1,271,232           1,321,186          1,354,724
Effect of dilutive options                                                           0               1,458                535
                                                                         --------------    ----------------    ---------------
Average number of shares outstanding used
  to calculate diluted earnings per share                                    1,271,232           1,322,644          1,355,259
                                                                         ==============    ================    ===============



NOTE 2 - INVESTMENT SECURITIES

The amortized cost and estimated fair value of investment securities are as follows:

                                                                    Investment Securities Available for Sale
                                                      ------------------------------------------------------------------------
                                                                            Gross               Gross            Estimated
                                                        Amortized         Unrealized         Unrealized             Fair
                                                           Cost             Gains              Losses              Value
                                                      ---------------   ---------------     --------------     ---------------
As of December 31, 2003
Debt Securities:
 Obligations of  U.S. Government
  Corporations and Agencies                        $      15,067,343           352,410   $       (38,559)   $      15,381,194
 Mortgage-Backed Securities                                8,496,605            70,940           (53,789)           8,513,756
 Corporate Debt Securities                                 1,226,835            70,147                 0            1,296,982
 Obligations of States and
  Political Subdivisions                                   2,075,602            71,549                 0            2,147,151
                                                      ---------------   ---------------     --------------     ---------------
   Total Debt Securities                                  26,866,385           565,046           (92,348)          27,339,083
                                                      ---------------   ---------------     --------------     ---------------

Equity Securities:
 Federal Home Loan Bank
  of Cincinnati Stock, at Cost                               933,400                 0                 0              933,400
 Federal Home Loan Mortgage
  Corporation Stock                                           25,783         1,352,697                 0            1,378,480
 Intrieve, Inc. Stock, at Cost                               105,320                 0                 0              105,320
                                                      ---------------   ---------------     --------------     ---------------
   Total Equity Securities                                 1,064,503         1,352,697                 0            2,417,200
                                                      ---------------   ---------------     --------------     ---------------
                                                   $      27,930,888         1,917,743   $       (92,348)   $      29,756,283
                                                      ===============   ===============     ==============     ===============

                                                                     Investment Securities Available for Sale
                                                      ------------------------------------------------------------------------
                                                                            Gross               Gross            Estimated
                                                        Amortized         Unrealized         Unrealized             Fair
                                                           Cost             Gains              Losses              Value
                                                      ---------------   ---------------     --------------     ---------------
As of December 31, 2002
Debt Securities:
 Obligations of  U.S. Government
  Corporations and Agencies                        $      13,097,586           622,164   $             0    $      13,719,750
 Mortgage-Backed Securities                                5,868,201           145,959            (3,595)           6,010,565
 Corporate Debt Securities                                   707,060            53,456                 0              760,516
 Obligations of States and
  Political Subdivisions                                   2,080,000            49,196           (10,477)           2,118,719
                                                      ---------------   ---------------     --------------     ---------------
   Total Debt Securities                                  21,752,847           870,775           (14,072)          22,609,550
                                                      ---------------   ---------------     --------------     ---------------
Equity Securities:
 Federal Home Loan Bank
  of Cincinnati Stock, at Cost                               897,100                 0                 0              897,100
 Federal Home Loan Mortgage
  Corporation Stock                                           27,448         1,627,842                 0            1,655,290
 Intrieve, Inc. Stock, at Cost                               105,320                 0                 0              105,320
                                                      ---------------   ---------------     --------------     ---------------
    Total Equity Securities                                 1,029,868         1,627,842                 0            2,657,710
                                                      ---------------   ---------------     --------------     ---------------
                                                    $      22,782,715         2,498,617   $       (14,072)   $      25,267,260
                                                      ===============   ===============     ==============     ===============

The obligations of states and political subdivisions shown above are issued by state and local governmental instrumentalities in the State of Tennessee and are backed by the full faith and credit of said issuing instrumentalities.

Gross realized gains and losses from sales of investment securities classified as available for sale are as follows:
                                         For the Years Ended December 31,
                           -----------------------------------------------------
                                  2003               2002               2001
                           ---------------    ---------------   ----------------
Gross Realized Gains       $      105,025     $      47,467     $        3,200
Gross Realized Losses                   0            (1,664)                 0
                           ---------------    ---------------   ----------------
                           $      105,025     $      45,803     $        3,200
                           ===============    ===============   ================

Mortgage-backed securities consist of the following:

                                                             December 31, 2003                      December 31, 2002
                                                      ---------------------------------     ----------------------------------
                                                        Amortized         Estimated           Amortized          Estimated
                                                           Cost           Fair Value            Cost             Fair Value
                                                      ---------------   ---------------     --------------     ---------------
FNMA Certificates                                     $    4,576,781         4,616,311      $   3,767,072       $   3,881,644
GNMA Certificates                                                  0                 0            600,689             613,752
FHLMC Certificates                                         3,919,824         3,897,445          1,500,440           1,515,169
                                                      ---------------   ---------------     --------------     ---------------
                                                      $    8,496,605         8,513,756      $   5,868,201       $   6,010,565
                                                      ===============   ===============     ==============     ===============

The amortized cost and estimated fair value of debt securities available for sale as of December 31, 2003, by contractual maturity, are as follows:

                                                                                             Amortized           Estimated
                                                                                                Cost            Fair Value
                                                                                           ---------------     --------------
Due in One Year or Less                                                                    $      499,429      $     512,030
Due After One Year  Through Five Years                                                         11,496,746         11,865,266
Due After Five Years  Through Ten Years                                                         5,824,168          5,870,701
Due After Ten Years                                                                               549,437            577,330
                                                                                           ---------------     --------------
                                                                                               18,369,780         18,825,327
Mortgage-Backed Securities                                                                      8,496,605          8,513,756
                                                                                           ---------------     --------------
                                                                                           $   26,866,385      $  27,339,083
                                                                                           ===============     ==============

Expected maturities can differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

Investments with book values of approximately $11,495,000 and $9,500,000 (which approximates market values) as of December 31, 2003 and 2002, respectively, were pledged to secure deposits of public funds.

The following table shows the Bank's investments' gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous loss position as of December 31, 2003:

                                                                                    Less Than One Year
                                                     --------------------------------------------------------------------------
                                                      Number of             Fair             Unrealized         Percent of
                                                      Investments            Value              Losses             Losses

                                                     ---------------    ----------------     --------------    ----------------
Description of Securities
-------------------------------------------------
Available for Sale
 U.S. Government Corporations and Agencies                  4           $     2,462,495      $      38,559          1.54%
 Mortgage-Backed Securities                                 7                 5,346,555             53,789          1.00%
                                                     ---------------    ----------------     --------------
                                                           11           $     7,809,050      $      92,348          1.17%
                                                     ===============    ================     ==============

Management believes that all of the Bank's unrealized losses are a result of recent, normal market fluctuations. Therefore, the Bank's unrealized losses are considered temporary in nature and no permanent write-down has been made to the carrying values of its investment securities.

NOTE 3 - LOANS RECEIVABLE

The Bank provides mortgage and consumer lending services to individuals primarily in the East Tennessee area. Loans receivable are summarized as follows:

                                                                                                  As of December 31,
                                                                                           ----------------------------------
                                                                                                2003               2002
                                                                                           ---------------     --------------
First mortgage loans (principally conventional):
 Secured by one-to-four family residences                                                  $  63,335,429       $ 62,772,366
 Secured by other properties                                                                   9,260,858          8,617,505
 Construction loans                                                                            1,768,565          3,931,900
                                                                                           ---------------     -------------
                                                                                              74,364,852         75,321,771
Less:
 Undisbursed portion of construction loans                                                      (764,427)        (1,405,429)
 Net deferred loan origination fees                                                             (352,680)          (372,106)
                                                                                           --------------      -------------
  Net first mortgage loans                                                                    73,247,745         73,544,236
                                                                                           ---------------     -------------
Consumer and commercial loans:
 Loans to depositors, secured by deposits                                                      1,293,015          1,263,904
 Automobile                                                                                    1,488,273          1,354,058
 Home equity and second mortgage                                                               1,340,969            948,371
 Other                                                                                         1,504,344          2,054,286
                                                                                           ---------------     -------------
Net Consumer and commercial loans                                                              5,626,601          5,620,619
Less allowance for loan losses                                                                  (921,654)          (803,037)
                                                                                           ---------------     -------------
                                                                                           $  77,952,692       $ 78,361,818
                                                                                           ===============     =============

The Bank had outstanding loan commitments of approximately $166,000 and $861,000 (in addition to undisbursed portion of construction loans) at rates ranging from 3.00% to 8.75% as of December 31, 2003 and 2002, respectively.

Activity in the allowance for loan losses consists of the following:

                                                                                For the Years Ended December 31,
                                                                        -----------------------------------------------------
                                                                             2003               2002               2001
                                                                        ---------------    ---------------     --------------
Allowance at beginning of year                                          $     803,037      $     719,333       $    659,504
 Provision charged to expense                                                 144,000            129,000            110,000
 Recoveries of loans previously charged off                                       900              2,523                650
 Loans charged off                                                            (26,283)           (47,819)           (50,821)
                                                                        ---------------    ---------------     --------------
Allowance at end of year                                                $     921,654      $     803,037       $    719,333
                                                                        ===============    ===============     ==============

                                       23

The Bank has recognized the following amounts related to impaired loans in conformity with FASB Statements No. 114 and No. 118:

                                                                       As of December 31,
                                                            ----------------------------------
                                                                   2003               2002
                                                            ---------------     --------------
Recorded value of all impaired loans                        $    1,103,000      $     826,000
Average individual loan balance                             $       44,000      $      44,000
Total allowance for loan losses related to impaired loans   $      255,000      $     217,000

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

                                                                                                     For the Years
                                                                                                  Ended December 31,
                                                                                           ----------------------------------
                                                                                                2003               2002
                                                                                           ---------------     --------------
Cash receipts applied to reduce principal balance                                          $       77,125      $      50,008
Cash receipts recognized as interest income                                                        55,733             44,397
                                                                                           ---------------     --------------
Total cash receipts                                                                        $      132,858      $      94,405
                                                                                           ===============     ==============

NOTE 4 - PREMISES AND EQUIPMENT, NET

Premises and equipment, net are summarized as follows:

                                                                                                  As of December 31,
                                                                                           ----------------------------------
                                                                                                2003               2002
                                                                                           ---------------     --------------
Land                                                                                       $     579,701       $    574,490
Buildings                                                                                        787,911            763,102
Furniture and Equipment                                                                          620,723            589,410
Construction in Process                                                                           64,844                  0
                                                                                           ---------------     --------------
                                                                                               2,053,179          1,927,002
Less Accumulated Depreciation                                                                 (1,057,165)          (957,928)
                                                                                           ---------------     --------------
                                                                                           $     996,014       $    969,074
                                                                                           ===============     ==============

Depreciation expense for the years ended December 31, 2003, 2002, and 2001 totalled $99,237, $92,766, and $62,521, respectively.

NOTE 5 - INTANGIBLE ASSETS

During 1998, the Bank purchased a branch from Union Planters Bank of the Lakeway Area. In 2002, the Bank evaluated its intangible assets as required by SFAS No.
142. The Bank's intangible assets as of December 31 are as follows:

                                                                                                2003               2002
                                                                                           ---------------     --------------
Amortized Intangible Assets:
 Branch  Depositor  Relationships  (Core  Deposits)  With Definite  Useful Lives
  of 15 Years
  Gross Carrying Amount                                                                    $   1,199,876       $  1,199,876
  Accumulated Amortization                                                                      (406,626)          (326,634)
                                                                                           ---------------     --------------
                                                                                           $     793,250       $    873,242
                                                                                           ===============     ==============

Amortization expense related to intangible assets totalled $79,992 for each of the years ended December 31, 2003, 2002 and 2001. Estimated future amortization expense for the next five years is $79,992 for each year.

NOTE 6 - DEPOSITS

A summary of deposits is as follows:

                                                                                                 As of December 31,
                                                                                           ----------------------------------
                                                                                                2003               2002
                                                                                           ---------------     --------------
Demand Deposits:
 Now Accounts                                                                              $    9,791,419      $   9,652,203
 Money Market Deposit Accounts                                                                 17,961,577         16,497,873
 Passbook Savings                                                                              13,159,086         12,394,116
                                                                                           ---------------     --------------
  Total Demand Deposits                                                                        40,912,082         38,544,192
                                                                                           ---------------     --------------
Term Deposits:
 Less Than $100,000                                                                            37,126,574         36,097,442
 $100,000 or More                                                                              20,068,641         19,104,981
                                                                                           ---------------     --------------
  Total Term Deposits                                                                          57,195,215         55,202,423
                                                                                           ---------------     --------------
                                                                                           $   98,107,297      $  93,746,615
                                                                                           ===============     ==============

Deposits in excess of $100,000 may not be federally insured, depending upon ownership.

The scheduled maturities of certificates of deposit as of December 31, 2003 are as follows:

         2004                                              $    52,533,494
         2005                                                    4,400,795
         2006                                                      143,032
         2007                                                      117,894
                                                           ---------------
                                                           $    57,195,215
                                                           ===============

NOTE 7 - ADVANCES FROM FEDERAL HOME LOAN BANK

The Bank obtains short-term advances periodically for operating liquidity. Interest expense associated with the advances from the Federal Home Loan Bank of Cincinnati (FHLB) totalled $1,949 for the year ended December 31, 2003 ($452 and $38,393 in 2002 and 2001). Pursuant to the Bank's collateral agreement with the FHLB, advances are secured by the Bank's FHLB stock and qualifying first mortgage loans. Advances from the FHLB were repaid as of December 31, 2003 and 2002.

NOTE 8 - INCOME TAXES

Income taxes as shown in the consolidated statements of income differ from the amount computed using the statutory federal income tax rate for the following reasons:

                                                                For the Years Ended December 31,
                                     ---------------------------------------------------------------------------------------
                                                2003                           2002                          2001
                                     ---------------------------    ---------------------------    -------------------------
                                                       Percent                        Percent                       Percent
                                                     of Pretax                      of Pretax                     of Pretax
                                       Amount          Income         Amount          Income         Amount        Income
                                     ------------    -----------    -----------     -----------    -----------    ----------
 Federal income tax at               $  963,106        34.0 %       $ 931,502         34.0 %       $ 556,330         34.0 %
 statutory rate
Increase (decrease) resulting
  from tax effects of:
  Nontaxable interest
   and dividends                        (35,025)       (1.2)          (16,049)        (0.6)           (6,238)        (0.4)
  Deduction for stock
   options converted to cash           (138,497)       (4.9)          (24,021)        (0.9)                0          0.0
  State excise tax and
   other, net                            36,888         1.3            86,475          3.2           (25,278)        (1.5)
                                     ------------    -----------    -----------     -----------    -----------    ----------
                                     $  826,472        29.2 %       $ 977,907         35.7 %       $ 524,814         32.1 %
                                     ============    ===========    ===========     ===========    ===========    ==========

Income taxes consist of:

                                                                                  For the Years Ended December 31,
                                                                        -----------------------------------------------------
                                                                            2003               2002               2001
                                                                        ---------------    ---------------     --------------
Current                                                                 $     930,884      $     994,108       $    567,157
Deferred Benefit                                                             (104,412)           (16,201)           (42,343)
                                                                        ---------------    ---------------     --------------
                                                                        $     826,472      $     977,907       $    524,814
                                                                        ===============    ===============     ==============




Deferred tax liabilities have been provided for taxable temporary differences related to the allowance for loan losses, accumulated depreciation, investments, and loan fees. Deferred tax assets have been provided for deductible temporary differences related to deferred loan fees, nonqualified retirement plans and deferred compensation plans. The net deferred tax liability in the accompanying consolidated statements of financial condition include the following components:

                                                  As of December 31,
                                         ----------------------------------
                                               2003               2002
                                         ---------------     --------------
Deferred Tax Liabilities                 $    1,251,661      $   1,516,503
Deferred Tax Assets                            (599,038)          (508,991)
                                         ---------------     --------------
 Net Deferred Tax Liabilities            $      652,623      $   1,007,512
                                         ===============     ==============


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

                                                                                                 As of December 31,
                                                                                           ----------------------------------
                                                                                                2003               2002
                                                                                           ---------------     --------------
Bank capital (total equity) per accounting principles generally accepted in the            $  15,581,129       $ 14,573,642
 United States of America
Less goodwill, net of amortization                                                              (793,250)          (873,242)
Less net unrealized gain on investment securities available for sale                          (1,131,396)        (1,540,417)
                                                                                           ---------------     --------------
Tangible capital per the regulations                                                          13,656,483         12,159,983
Less adjustments for core capital                                                                     (0)                (0)
                                                                                           ---------------     --------------
Core capital per the regulations                                                              13,656,483         12,159,983
Add allowable portion of allowance for loan losses                                               688,000            671,000
                                                                                           ---------------     --------------
Risk-based capital per the regulations                                                     $  14,344,483       $ 12,830,983
                                                                                           ===============     ==============

The Bank's actual capital amounts and minimum capital requirements of the OTS are presented in the following table. All amounts are in thousands of dollars.

                                                                                                       To Comply With
                                                                                                      Minimum Capital
                                                                       Actual                           Requirements
                                                           --------------------------------    --------------------------------
                                                               Amount            Ratio             Amount            Ratio
                                                           ---------------    -------------    ---------------    -------------

As of December 31, 2003:
Tangible Capital (To Adjusted Total Assets)                $   13,656            12.0%         $   1,702              1.5%
Core Capital (To Adjusted Total Assets)                    $   13,656            12.0%         $   4,539              4.0%
Risk-Based Capital (To Risk-Weighted Assets)               $   14,344            26.2%         $   4,388              8.0%

As of December 31, 2002:
Tangible Capital (To Adjusted Total Assets)                $   12,160            11.3%         $   1,617              1.5%
Core Capital (To Adjusted Total Assets)                    $   12,160            11.3%         $   4,312              4.0%
Risk-Based Capital (To Risk-Weighted Assets)               $   12,831            24.0%         $   4,285              8.0%


As of December 31, 2003, the Bank is categorized as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that date that management believes have changed the Bank's category. The Bank's actual capital amounts and ratios are also presented in the following table. All amounts are in thousands of dollars.

                                                                                                         To Be Well
                                                                                                      Capitalized Under
                                                                                                      Prompt Corrective
                                                                       Actual                         Action Provisions
                                                           --------------------------------    --------------------------------
                                                               Amount            Ratio             Amount            Ratio
                                                           ---------------    -------------    ---------------    -------------
As of December 31, 2003:
Total Capital (To Risk-Weighted Assets)                    $   14,344            26.2%         $   5,484             10.0%
Tier I Capital (To Risk-Weighted Assets)                   $   13,656            24.9%         $   3,291              6.0%
Tier I Capital (To Average Assets)                         $   13,656            12.0%         $   5,681              5.0%

As of December 31, 2002:
Total Capital (To Risk-Weighted Assets)                    $   12,831            24.0%         $   5,356             10.0%
Tier I Capital (To Risk-Weighted Assets)                   $   12,160            22.7%         $   3,213              6.0%
Tier I Capital (To Average Assets)                         $   12,160            11.4%         $   5,310              5.0%




NOTE 10 - RETIREMENT PLANS

401(k) Retirement Plan - The Bank has established a 401(k) retirement plan, which allows eligible officers and employees to contribute up to fifteen percent of their annual compensation on a tax-deferred basis. The Bank has the option, at the discretion of the board of directors, to make contributions to the plan. Total 401(k) retirement plan expense was $95,290, $72,745, and $66,149 for the years ended December 31, 2003, 2002, and 2001, respectively.

Directors Long-Term Incentive Plan - In June 1997, the Bank established a long-term incentive plan for the board of directors to provide target retirement benefits of 75% of board fees for ten years for directors who retire with twenty or more years of service. Activity in the directors' retirement plan for the years ended December 31 are as follows:

                                                                             2003               2002               2001
                                                                        ---------------    ---------------     --------------
Liability balance at beginning of year                                  $      225,130     $      162,469      $    148,027
Accrued and expensed                                                             4,648              6,197             6,197
Increase in liability due to change in fair value of
 common stock                                                                   99,331             56,464             8,245
                                                                        ---------------    ---------------     --------------
Liability balance at end of year                                        $      329,109     $      225,130      $    162,469
                                                                        ===============    ===============     ==============

In accordance with EITF 97-14, the Bank has recognized a liability for the fair value of all shares of Holding Company stock (20,337 shares as of December 31, 2003 and 19,326 shares as of December 31, 2002) and other assets held by the trustee, and a contra-equity account Shares in Grantor Trust - Contra Account for the cost of the shares held by the trustee.

Employee Stock Ownership Plan (ESOP) - Pursuant to the plan of conversion to stock form, the Bank established its Employee Stock Ownership Plan in 1998. The ESOP borrowed $1,164,000 from the Bank's Holding Company at 8.50% interest repayable in thirteen years. The ESOP purchased 116,400 shares of Holding Company stock in the initial stock offering. The ESOP received $50,542, $46,292, and $49,092 in dividends on its stock in 2003, 2002, and 2001, respectively, which was used to reduce the ESOP debt. In 2003 and 2002, the accrued ESOP contribution of $115,505 for each year was also used to reduce the ESOP debt. An appropriate contra-equity account Unearned Compensation - Employee Stock Ownership Plan has been established for the net amount still owing on the ESOP debt. The Bank's board of directors approved contributions to the ESOP of $115,505 for each year, plus accrued interest of $36,987, $48,000, and $58,920 on the ESOP debt for the years ended December 31, 2003, 2002, and 2001, respectively.

NOTE 11 - STOCK OPTION PLAN

In January 1999, the Company's board of directors approved the Company's 1999 stock option plan, and in May 1999, the Company's shareholders ratified the plan. The plan reserved 209,299 shares of the Company's stock for issuance pursuant to the options to be granted. These shares will be either newly issued shares or shares purchased on the open market.

The Company's board of directors has approved the issuance of stock options under the plan to certain members of the board of directors and senior management. The options vest at a rate of 25% per year, expire in ten years, and establish an exercise price equal to the fair value of the Company's stock on the date the option is granted. Holders of the options can also surrender the options and be paid cash for the difference between the exercise price and the stock's fair value on the date surrendered. The board of directors granted 202,676 options in 1999 and 6,623 options in 2001. To date 1,000 options have been exercised and 104,242 options have been surrendered.

The fair value of each option  grant is estimated on the date of grant using the
Black-Scholes   option-pricing   model  with  the   following   weighted-average
assumptions:

                                                                                 Years Ended December 31,
                                                              ----------------------------------------------------------------
                                                                     2003                   2002                  2001
                                                              -------------------    -------------------    ------------------

Dividend Yield                                                       3.5%                   3.5%                  3.5%
Expected Life                                                     8.5 years              8.5 years              8.5 years
Expected Volatility                                                  52%                    52%                    52%
Risk-Free Interest Rate                                              4.8%                   4.8%                  4.8%

A summary of the status of the Company's stock option plan is presented below:

                                              2003                            2002                             2001
                                   ---------------------------    -----------------------------    -----------------------------
                                                    Weighted                        Weighted                         Weighted
                                                    Average                          Average                          Average
                                                    Exercise                        Exercise                         Exercise
                                     Shares          Price           Shares           Price          Shares            Price
                                   ------------    -----------    -------------    ------------    ------------     ------------
Outstanding at
 Beginning of Year                    175,321      $     8.59         209,299      $      8.59         202,676      $      8.60
Granted                                     0                               0                            6,623             8.25
Exercised                              (1,000)           8.60               0                                0
Surrendered                           (70,264)           8.59         (33,978)            8.60               0
Forfeited                                   0                               0                                0
                                   ------------                   -------------                    ------------
 Outstanding at                       104,057            8.59         175,321             8.59         209,299             8.59
 End of Year
                                   ============                   =============                    ============
 Options Exercisable                  102,402            8.59         172,010             8.59         157,703             8.59
 at Year-End
Weighted-Average Fair
 Value of Options Granted
 During the Year                          N/A                             N/A                            $3.61

Information pertaining to options outstanding at December 31, 2003 is as follows:

                                                       Options Outstanding                            Options Exercisable
                                       ----------------------------------------------------     --------------------------------
                                                               Weighted
                                                               Average          Weighted                             Weighted
                                                              Remaining          Average                             Average
             Range of                       Number           Contractual        Exercise           Number            Exercise
         Exercise Prices                 Outstanding            Life              Price          Exercisable          Price
-----------------------------------    -----------------    --------------     ------------     --------------     -------------
          $8.25 - $8.60                    104,057            5.1 years          $  8.59           102,402           $  8.59


The Company has purchased 100,249 and 175,139 shares as of December 31, 2003 and 2002, respectively, of its common stock that is being held in trusts for when the stock options are exercised. A contra-equity account has been established to reflect the costs of such shares held in the trusts.


NOTE 12 - MANAGEMENT RECOGNITION PLAN

In January 1999, the Company's board of directors approved a Management Recognition Plan (MRP), and in May 1999, the Company's shareholders ratified the plan. The plan authorizes the board of directors to award up to 58,190 shares of restricted common stock to members of the board of directors and senior management.

The Company's board of directors has awarded 54,518 shares as of December 31, 2003 and 2002 of restricted common stock to certain members of the board of directors and senior management. The shares were awarded 25% per year. The
Company and its subsidiary will share the cost of the plan and accrue the estimated cost of repurchasing shares to be reissued as restricted stock over the period that such awards are earned. Activity in the MRP plan for the years ended December 31 is as follows:

                                                                            2003               2002                2001
                                                                        --------------    ----------------    ----------------
         Accrued Liability Balance at Beginning of Year                 $      5,538      $      142,259      $      152,895
         Amount Charged to Expense                                             5,699              16,855             169,488
         Less Cost of Shares Issued                                          (11,237)           (153,576)           (180,124)
                                                                        --------------    ----------------    ----------------
         Accrued Liability Balance at End of Year                       $          0      $        5,538      $      142,259
                                                                        ==============    ================    ================

The Company held 4,591 shares as of December 31, 2002 (none in 2003) of its common stock in trust at a net cost of $56,194 as of December 31, 2002. A contra-equity account has been established to reflect the cost of such shares held in trust in 2002.

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

                                                                            2003               2002                2001
                                                                        --------------    ----------------    ----------------
         Balances, Beginning of Year                                    $     352,548     $       237,888     $       171,346
         Directors Fees Deferred During Year                                   80,700              69,800              57,300
         Income During Year                                                   109,535              44,860               9,242
                                                                        --------------    ----------------    ----------------
         Balances, End of Year                                          $     542,783     $       352,548     $       237,888
                                                                        ==============    ================    ================


Amounts owed under the plan are paid to directors upon their retirement from the board of directors.

NOTE 14 - SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK

Most of the Bank's business activity is with customers located within East Tennessee. Investments in state and municipal securities involve governmental entities within the State of Tennessee. As of December 31, 2003, the Bank had concentrations of loans in real estate lending. Generally these loans are secured by the underlying real estate. The usual risks associated with such concentrations are generally mitigated by being spread over several hundred unrelated borrowers and by adequate loan to collateral value ratios.

NOTE 15 - COMMITMENTS AND CONTINGENT LIABILITIES

The Bank is subject to claims and lawsuits which arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the financial position of the Bank.

NOTE 16 - STOCK CONVERSION

In May 1997, the board of directors approved a plan of reorganization from a mutual savings association to a capital stock savings bank and the concurrent formation of a holding company. In November 1997, the Office of Thrift
Supervision approved the plan of conversion subject to the approval of the members, and in December 1997 the members of the Association also approved the plan of conversion. The conversion was accomplished effective January 1, 1998 through amendment of the Association's charter and the sale of the Holding
Company's common stock in an amount equal to the appraised pro forma consolidated market value of the Holding Company and the Association after giving effect to the conversion. A subscription offering of the shares of common stock was offered to depositors, borrowers, directors, officers, employees, and employee benefit plans of the Bank, and to certain other eligible subscribers. On January 1, 1998, in accordance with its approved plan of conversion, the Holding Company issued 1,454,750 of its $10 par value stock providing gross receipts of $14,547,500. On January 1, 1998, the Bank changed its name to Newport Federal Bank and issued 100,000 shares of its $1 par value stock to the Holding Company in exchange for $7,100,000. Total conversion costs of $571,822 were deducted from the proceeds of the shares sold in the conversion.

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

Cash Surrender Value of Life Insurance - The recorded book value is a reasonable estimate of fair value.

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

The recorded book value and estimated fair value of the Company's and Bank's consolidated financial instruments are as follows (amounts in thousands):

                                                               As of December 31, 2003             As of December 31, 2002
                                                           --------------------------------    --------------------------------
                                                               Recorded         Estimated          Recorded         Estimated
                                                                Book              Fair              Book              Fair
                                                               Value             Value             Value             Value
                                                           ---------------    -------------    ---------------    -------------
FINANCIAL ASSETS:
Cash and Amounts Due
 From Depository Institutions                              $        5,196     $      5,196     $        5,350     $      5,350
Investment Securities Available for Sale                   $       29,756     $     29,756     $       25,267     $     25,267
Loans Receivable, Net                                      $       77,953     $     78,013     $       78,362     $     78,667
Cash Surrender Value of Life Insurance                     $        1,529     $      1,529     $            0     $          0

FINANCIAL LIABILITIES:
Deposits                                                   $       98,107     $     98,227     $       93,747     $     93,911

                               CORPORATE INFORMATION

Directors:

   J. William Myers                               Annual Stockholder Meeting:
      Chairman of the Board & Attorney
      Myers & Bell, P.C.,                           May 18, 2004; 5:00 p.m.
      Newport, TN                                   Newport Federal Bank
                                                    344 W. Broadway
   Richard G. Harwood                               Newport, Tennessee
      President and Chief Executive Officer
      of the Company and the Bank
                                                  Main Orrice:
   Tommy C. Bible
      Manager, Jefferson/Cocke Co. Utilities        344 W. Broadway
                                                    Newport, Tennessee
   William B. Henry
      Retired; Former Optometrist                 Branch Offices:

    Ben W. Hooper, III                              263 E. Broadway
      Attorney, Campbell & Hooper,                  Newport, Tennessee
        Newport, Tennessee
                                                    345 Cosby Highway
   Robert L. Overholt                               Newport, Tennessee
      Retired; Former Owner/Manager
        Home Supply                               Independent Auditor:

   Robert D. Self                                   Pugh & Company, P.C.
      Retired; Former Owner,                        Knoxville, Tennessee
        Bob Self Auto Parts
                                                  General Counsel:
Executive Officers:
                                                    Myers & Bell, P.C.
   Richard G. Harwood                               Newport, Tennessee
      President and Chief Executive Officer
                                                  Securities and Regulatory
   Lonnie R. Jones                                 Counsel:
      Vice President of Operations of the Bank      Baker, Donelson, Bearman,
                                                    Caldwell & Berkowitz
   Nancy L. Bryant                                  Johnson City, Tennessee
      Vice President and Treasurer
                                                  Stock Registrar and Transfer
   Peggy  B. Holston                               Agent:
      Secretary                                     Registrar and Transfer
                                                    Company
   Chris H. Triplett                                10 Commerce Drive
      Controller                                    Cranford, New Jersey  07016